Filed Pursuant to Rule 424(b)(3)
Registration No. 333-282971

PROSPECTUS
INNVENTURE, INC.
14,488,342 Shares of Common Stock
This prospectus relates to offer and sale from time to time by the selling securityholders named in this prospectus (each a “Selling Stockholder” and collectively, the “Selling Stockholders”), or their permitted transferees, of up to 14,488,342 shares of our common stock, par value $0.0001 per share (“Common Stock”), which includes (i) up to 3,275,035 shares of Common Stock that may be issued upon conversion of Series B Preferred Stock (as defined below), (ii) up to 4,418,307 shares of Common Stock that we may issue and sell to YA II PN, Ltd., a Cayman Islands exempted company (“Yorkville”), from time to time pursuant to the Standby Equity Purchase Agreement (the “SEPA”), dated October 24, 2023, entered into with Yorkville without exceeding the Exchange Cap (as defined herein), (iii) 5,770,000 shares of Common Stock held by certain stockholders party to that certain Amended and Restated Registration Rights Agreement, dated October 2, 2024 (the “A&R Registration Rights Agreement”), (iv) 25,000 shares of Common Stock issued to Roth Capital Partners LLC (“Roth”) in settlement of $250,000 of transaction costs incurred by Innventure or its affiliates for certain capital markets advisory services (accordingly, at an effective price of $10.00 per share), and (v) 1,000,000 shares of Common Stock that may be issued upon exercise of warrants (the “WTI Warrants”) to purchase Common Stock held by WTI FUND X, LLC and WTI FUND XI, LLC (together, the “WTI Lenders”). For more information on the Selling Stockholders, see the section entitled “Selling Stockholders.”
The Selling Stockholders may offer, sell or distribute all or a portion of the securities hereby registered publicly or through private transactions at prevailing market prices, prices related to prevailing market prices or at negotiated prices. We will not receive any of the proceeds from such sales of the shares of our Common Stock by the Selling Stockholders. However, we may receive (i) up to $75.0 million in aggregate gross proceeds from sales of shares of Common Stock to Yorkville pursuant to the SEPA, from time to time in our discretion after the date of the registration statement that includes this prospectus and subject to satisfaction of other conditions in the SEPA, and (ii) de minimis gross proceeds upon exercise of the WTI Warrants, to the extent such warrants are exercised for cash. We will bear all costs, expenses and fees in connection with the registration of our Common Stock. The Selling Stockholders will bear all commissions, discounts and certain other limited expenses, if any, attributable to their respective sales of our Common Stock.
Our registration of the securities covered by this prospectus does not mean that either the Selling Stockholders will offer or sell any of the securities. The Selling Stockholders may offer and sell the securities covered by this prospectus in a number of different ways and at varying prices. We provide more information about how the Selling Stockholders may sell the shares in the section entitled “Plan of Distribution.”
Our Common Stock is listed on the Nasdaq Global Market (“NASDAQ”) under the symbol “INV.” On November 11, 2024, the last reported sales price of our Common Stock was $11.20 per share.
We are an “emerging growth company” as defined under the U.S. federal securities laws and, as such, have elected to comply with certain reduced public company reporting requirements.
Investing in our common stock is highly speculative and involves a high degree of risk. See “Risk Factors” beginning on page 10.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is November 12, 2024.

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ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission (the “SEC”) using the “shelf” registration process. Under this shelf registration process, we and the Selling Stockholders may, from time to time, issue, offer and sell, as applicable, any combination of the securities described in this prospectus in one or more offerings. The Selling Stockholders may use the shelf registration statement to sell up to an aggregate of up to 14,488,342 shares of Common Stock from time to time through any means described in the section entitled “Plan of Distribution.” More specific terms of any securities that the Selling Stockholders offer and sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the shares of Common Stock being offered and the terms of the offering. We will not receive any proceeds from the sale by the Selling Stockholders of the securities offered by them described in this prospectus.
A prospectus supplement may also add, update or change information included in this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus. You should rely only on the information contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. See “Where You Can Find More Information.”
You should rely only on the information contained in this prospectus. We and the Selling Stockholders have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus or any free writing prospectus we have prepared. We and the Selling Stockholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby and only under circumstances and in jurisdictions where it is lawful to do so. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus or any related free writing prospectus. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities, in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover, regardless of the time of delivery of this prospectus or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.
This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”
In this prospectus, we rely on and refer to information and statistics regarding our industry. We obtained this statistical, market and other industry data and forecasts from publicly available information. While we believe that the statistical data, market data and other industry data and forecasts are reliable, we have not independently verified the data.
On October 2, 2024 (the “Closing Date”), Learn CW Investment Corporation, a Cayman Islands exempted company (both prior to and after the Closing Date, “Learn CW”) and Innventure LLC, a Delaware limited liability company, consummated the previously announced business combination (“Business Combination”) with Learn SPAC HoldCo, Inc., a Delaware corporation and direct, wholly-owned subsidiary of Learn CW (“Holdco”), LCW Merger Sub, Inc., a Delaware corporation and direct, wholly-owned subsidiary of Holdco (“LCW Merger Sub”), and Innventure Merger Sub, LLC, a Delaware limited liability company and direct, wholly-owned subsidiary of Holdco (“Innventure Merger Sub” and, together with LCW Merger Sub, the “Merger Subs”). Following the closing of the Business Combination, each of Learn CW and Innventure LLC are subsidiaries of Holdco, and Holdco became a publicly traded company. At the closing of the Business Combination, Holdco changed its name to “Innventure, Inc.” Innventure, Inc.’s Common Stock is listed on NASDAQ under the symbol “INV”.

Unless the context indicates otherwise, references in this prospectus to the “Company,” “Innventure,” “Holdco,” “we,” “us,” “our” and similar terms refer to Innventure, Inc. (f/k/a Learn SPAC HoldCo, Inc.) and its consolidated subsidiaries. References to “Learn CW” refer to Learn CW Investment Corporation.
This prospectus includes trademarks, service marks and trade names owned by us or other companies. All trademarks, service marks and trade names included in this prospectus are the property of their respective owners.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This prospectus contains forward-looking statements. Forward-looking statements are all statements other than those of historical fact, and include statements regarding the parties or the parties’ respective management team’s expectations, hopes, beliefs, intentions, plans, prospects or strategies regarding the future, including the anticipated benefits of the Business Combination described herein, including revenue growth and financial performance, product expansion and services, and the financial condition, results of operations, earnings outlook and prospects of the Company. Any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. Forward-looking statements are typically identified by words such as “plan,” “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” “continue,” “could,” “may,” “might,” “possible,” “potential,” “predict,” “should,” “would” and other similar words and expressions, but the absence of these words does not mean that a statement is not forward-looking.
These forward-looking statements are based on the current expectations and beliefs of the management of the Company in light of its experience and its perception of historical trends, current conditions and expected future developments and their potential effects on the Company, as well as other factors they believe are appropriate in the circumstances. There can be no assurance that future developments affecting Innventure will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of the parties) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements, including those discussed and identified in the public filings made by Innventure upon closing of the transaction, and the following:
•expectations regarding the Company’s and the Innventure Companies’ (as defined below) strategies and future financial performance, including their future business plans, expansion and acquisition plans or objectives, prospective performance and opportunities and competitors, revenues, products and services, pricing, operating expenses, market trends, liquidity, cash flows and uses of cash, capital expenditures, and the Company’s ability to invest in growth initiatives;
•the implementation, market acceptance and success of the Company’s and the Innventure Companies’ business models and growth strategies;
•the Company’s future capital requirements and sources and uses of cash;
•the Company’s ability to meet the various conditions and satisfy the various limitations under the Standby Equity Purchase Agreement (the “SEPA”) with YA II PN, Ltd., including exchange caps, issuances and subscriptions based on trading volumes, to access the funds available under the SEPA;
•the Company’s ability to obtain funding for its operations and future growth;
•developments and projections relating to the Company’s and the Innventure Companies’ competitors and industry;
•the Innventure Companies’ ability to meet, and to continue to meet, applicable regulatory requirements for the use of their products and the numerous regulatory requirements generally applicable to their products and facilities;
•the outcome of any legal proceedings that may be instituted against the Company in connection with the completion of the Business Combination;
•the Company’s ability to find future opportunities to license or acquire breakthrough technology solutions from multinational corporations (“MNCs”) and to satisfy the requirements imposed by or to avoid disagreements with its current and future MNC partners;
•the risk that the Company may be deemed an investment company under the Investment Company Act, which would impose burdensome compliance requirements and restrictions on its activities;

•the ability of the Company’s subsidiary, AeroFlexx, LLC (“AFX”), to continue to rely on its single facility for all of its operations and to establish substantial commercial sales of its products;
•The ability of AFX’s suppliers to continue to deliver necessary raw materials or other components of its products timely and to specification;
•AFX’s target customers, who are subject to cyclical downturns, continuing to achieve success or maintaining market share;
•AFX ability to meet applicable regulatory requirements for the use of AFX’s products in food grade applications;
•the ability of the Company’s subsidiary, Accelsius Holdings LLC (“Accelsius”), to scale its operations;
•the market’s adoption, including customers and potential investors, of the viability and benefits of Accelsius’ cooling products;
•potential regulatory scrutiny of Accelsius’ cooling due to their use of working fluid refrigerants that contain fluorine;
•the Company’s ability to sufficiently protect the intellectual property rights of itself and its subsidiaries, and to avoid or resolve in a timely and cost-effective manner any disputes that may arise relating to its use of the intellectual property of third parties;
•the risk of a cyber-attack or a failure of the Company’s information technology and data security infrastructure;
•the ability to recognize the anticipated benefits of the Business Combination;
•unexpected costs related to the Business Combination;
•geopolitical risk and changes in applicable laws or regulations;
•potential adverse effects of other economic, business, and/or competitive factors; and
•operational risks related to the Company and its subsidiaries.
Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. All forward-looking statements in this prospectus are made as of the date hereof, based on information available to the Company as of the date hereof, and the Company assumes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise, except as may be required under applicable law.
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PROSPECTUS SUMMARY
This summary highlights selected information from this prospectus and does not contain all of the information that you should consider before investing in shares of Common Stock and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this prospectus. Before you decide to invest in Common Stock, you should read the entire prospectus carefully, including the section entitled “Risk Factors” beginning on page 10 and the financial statements and related notes included in this prospectus.
The Company
Innventure founds, funds, and operates companies with a focus on transformative, sustainable technology solutions acquired or licensed from MNCs. As owner-operators, Innventure takes what it believes to be breakthrough technologies from early evaluation to scaled commercialization utilizing an approach designed to help mitigate risk as it builds disruptive companies that it believes have the potential to achieve a target enterprise value of at least $1 billion. Innventure defines “disruptive” as innovations that have the ability to significantly change the way businesses, industries, markets and/or consumers operate.
Innventure has launched three such companies since its inception: PureCycle Technologies, Inc. (“PureCycle” or “PCT”) in late 2015 (NASDAQ: PCT, technology sourced from The Procter & Gamble Company (“P&G”)), AeroFlexx in 2018 (technology sourced from P&G), and Accelsius in 2022 (technology sourced from Nokia Corporation (“Nokia”)). PureCycle became a publicly traded company in 2021 and, as of the date of this prospectus, Innventure no longer has an economic interest in PureCycle.
Background
Innventure, a Delaware corporation, was originally known as Learn SPAC HoldCo, Inc., a wholly-owned direct subsidiary of Learn CW, a blank check company that was incorporated on February 2, 2021 as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses in any industry, while focusing on education, training and education technology targets. Learn CW completed its initial public offering of units on October 13, 2021, and on the Closing Date, Learn CW consummated the Business Combination with Innventure LLC, a Delaware limited liability company (“Innventure LLC”).
Upon the completion of the Business Combination and the other transactions contemplated (the “Transactions”) by the Business Combination agreement (the “Business Combination Agreement,” and such completion, the “Closing”), (i) LCW Merger Sub merged with and into Learn CW, with Learn CW as the surviving company, and (ii) Innventure Merger Sub merged with and into Innventure LLC, with Innventure LLC as the surviving entity. Following the mergers, each of Learn CW and Innventure LLC became a subsidiary of Holdco, and Holdco became a publicly traded company. At the Closing of the Transactions, Holdco changed its name to “Innventure, Inc.”
Our Common Stock is listed on NASDAQ under the symbol “INV”.
WTI Facility
On October 22, 2024 (the “WTI Closing Date”), Innventure LLC entered into a Loan and Security Agreement with WTI Fund X, Inc. and WTI Fund XI, Inc. (collectively, the “WTI Lenders”), as supplemented by the Supplement (the “Supplement”) to the Loan and Security Agreement, dated October 22, 2024, by and among Innventure LLC and the WTI Lenders (the “Loan and Security Agreement”). Further, Innventure LLC, the Company (Innventure) and the WTI Lenders entered into a joinder agreement, pursuant to which the Company became a co-borrower under the Loan and Security Agreement and related loan documents (collectively, the “Loan Documents”).
The Loan and Security Agreement provides for a term loan facility in an aggregate principal amount of up to $50 million (the “WTI Facility”), of which (i) up to $20 million will be made available after the WTI Closing Date and through November 15, 2024 (the “First Tranche”); (ii) up to $15 million will be made available after November 1, 2024 and through November 30, 2024 (the “Second Tranche”); and (iii) up to $15 million will be made available after December 31, 2024 and through January 31, 2025 (the “Third Tranche”) (provided that up to $7.5 million of the Third Tranche will be made available until March 31, 2025), in each case, subject to the satisfaction of certain conditions, including, without limitation, (x) with respect to the First Tranche, available cash (after giving effect to the loans to be made under the First Tranche) of $35 million and (y) with respect to each of the Second Tranche and the Third Tranche, satisfaction of certain financial conditions and the WTI Lenders’ satisfaction with the Company’s forward-looking plan at such time. In the event that no loans are made prior to March 31, 2025, the obligations in the Loan and Security Agreement and the Supplement that would otherwise remain in effect until payment in full shall terminate.
Borrowings under the First Tranche, the Second Tranche and the Third Tranche will accrue interest at a rate per annum equal to the greater of (i) the “prime rate” of interest, as published by The Wall Street Journal on the date that the WTI Lenders prepare the promissory notes for the borrowings under such tranche, plus 5.00% and (ii) 13.50% and will amortize, after an interest only period of 12 months in the case of the First Tranche and 6 months in the case of each of the Second Tranche and the Third Tranche, in equal monthly installments over a period of thirty months.
Obligations under the Loan Documents are secured by a lien on substantially all of the assets of Innventure LLC and the Company.
The Loan Documents contain various representations, warranties, covenants and events of default, including, without limitation, certain restrictions on the ability of Innventure LLC, the Company and their subsidiaries to incur indebtedness, grant liens, transfer assets, make investments, make dividends and other distributions and make certain payments of other indebtedness.
In connection with the Loan and Security Agreement, Innventure issued two warrants to purchase up to an aggregate total of 1,000,000 shares of Company common stock, par value $0.0001 (“Common Stock”), to WTI Fund X, LLC and WTI Fund XI, LLC (each an affiliate of the WTI Lenders), respectively (the “WTI Warrants”). Each warrant is exercisable into one share of Common Stock at price of $0.01 per share (subject to certain limitations, adjustment and certain other rights to possible future financings in accordance with terms of the WTI Warrants) through March 31, 2025. The WTI Warrants include customary registration rights and change-of-control adjustments and may be exchanged, at each of WTI Fund X, LLC’s and WTI Fund XI, LLC’s option, for a cash amount equal to $15 million (in the aggregate), subject to adjustment to the extent a WTI Warrant is partially exercised, in lieu of exercise upon a change of control, at any time from and after the four-year anniversary of the Closing. Each of WTI Fund X, LLC and WTI Fund XI, LLC will also have the option to purchase up to $5 million (in the aggregate) or such amount as is necessary for each of WTI Fund X, LLC and WTI Fund XI, LLC to maintain its pro rata ownership in certain future financings conducted by the Company, subject to customary exclusions.
Series B Preferred Stock Financing
On September 24, 2024, the Company entered into an investment agreement with Commonwealth Asset Management LP (together with its assignee, “CWAM LP”), pursuant to which the Company agreed to issue and sell to CWAM LP an aggregate of 750,000 shares of the Company’s Series B Preferred Stock, par value $0.0001 per share (the “Series B Preferred Stock”), in a private placement, at a price of $10.00 per share of Series B Preferred Stock, resulting in an aggregate purchase price of approximately $7.5 million before deducting fees and other estimated offering expenses, which sale closed on the Closing Date. CWAM LP is an affiliate of CWAM LC Sponsor LLC, Learn CW’s former Sponsor (the “Sponsor”).
On September 27, 2024, the Company entered into an investment agreement, substantially in the same form as the investment agreement entered into with CWAM LP (collectively, the “Series B Investment Agreements”), with certain purchasers (together with CWAM LP, the “Series B Investors”), pursuant to which the Company agreed to issue and sell to such purchasers an aggregate of 352,000 shares of Series B Preferred Stock in a private placement, at a price of $10.00 per share of Series B Preferred Stock (together with the financing with CWAM LP, the “Series B Preferred Stock Financing”). The Series B Preferred Stock Financing closed concurrently with the consummation of the Business Combination and the Company sold, in total, 1,102,000 shares of Series B Preferred Stock providing the Company with approximately $11.0 million of gross proceeds before deducting fees and other estimated offering expenses.

The Series B Investment Agreements contain customary representations, warranties, and covenants by the parties, including certain indemnification obligations of the Series B Investors. The representations, warranties, and covenants contained in the Series B Investment Agreements were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to the Series B Investment Agreements and are subject to limitations agreed upon by contracting parties. As part of the Series B Investment Agreements, the Company is required to prepare and file a registration statement with the Commission under the Securities Act of 1933, as amended (the “Securities Act”), covering the resale of the shares of Common Stock issuable upon conversion of Series B Preferred Stock within 120 days from the original issuance date.
Pursuant to the Series B Preferred Certificate of Designations (as defined below), the shares of Series B Preferred Stock have a maturity date five years after the Closing Date and accrue a return equal to 8% per annum (the “Return”), payable on the last day of each quarter in-kind. Shares of Series B Preferred Stock are subject to (i) a mandatory conversion on the date that is five years after original issuance (the “Maturity Date”) and (ii) an optional conversion, at the election of the holder, at any time prior to the Maturity Date upon the effectiveness of a registration statement by the Company registering the underlying shares of Common Stock issuable upon conversion. The number of shares of Common Stock that each holder of Series B Preferred Stock will receive upon conversion of all of such holder’s shares of Series B Preferred Stock will be the number of shares equal to the Series B Conversion Rate (as defined below) multiplied by the number of shares of Series B Preferred Stock held by such holder (subject to a threshold amount). No fractional shares shall be issued upon the exercise of any conversion right. Any fractional shares that a holder would otherwise be entitled to will be rounded up to the next whole share. The “Series B Conversion Rate” means a fraction whose numerator is the Original Issue Price, which is $10.00 per share of Series B Preferred Stock, and whose denominator is the lesser of (i) the Reset Conversion Price or (ii) $12.50. The “Reset Conversion Price” means the greater of (a) $5.00 and (b) the 10-trading day volume-weighted average closing price of the Common Stock.
For a description of the terms of the Series B Preferred Stock, see “Description of Securities—Series B Preferred Stock.”
Amended and Restated Registration Rights Agreement
At the Closing, the Company, the Sponsor and certain other holders of shares of Common Stock entered into the A&R Registration Rights Agreement. The Registration Rights Agreement provides these holders (and their permitted transferees) with the right to require the Company, at the Company’s expense, to register the Common Stock that they hold, on customary terms, including customary demand and piggyback registration rights. The Registration Rights Agreement also provides that the Company pay certain expenses of the electing holders relating to such registration and indemnify them against liabilities that may arise under the Securities Act.
Standby Equity Purchase Agreement
Concurrently with the parties entering into the Business Combination Agreement, the Company entered into the SEPA with Yorkville. Pursuant to the SEPA and subject to certain conditions and limitations, the Company has the option, but not the obligation, to sell to Yorkville, and Yorkville must subscribe for, an aggregate amount of up to $75.0 million of Common Stock, at the Company’s request any time during the commitment period commencing on the Closing Date and continuing for a term of three years.
The Company agreed, and paid, to YA Global II SPV, LLC, a subsidiary of Yorkville (i) a structuring fee in the amount of $25,000 and (ii) commitment fee in an amount equal to $375,000 (the “Commitment Fee”).
Each advance the Company issues in writing to Yorkville under the SEPA (each, an “Advance,” and notice of such request, an “Advance Notice”) may be in an amount of Common Stock up to the greater of (i) $10.0 million or (ii) the aggregate daily trading volume of Common Stock for the five trading days prior to the Company requesting an Advance. The purchase price for the shares of Common Stock set forth in the Advance is determined by multiplying the market price of Common Stock by either (a) 95% of the daily volume weighted average price (“VWAP”) during the applicable one-day pricing period or (b) 97% of the lowest daily VWAP during the applicable three consecutive trading day pricing period. The applicable pricing period depends on the type of Advance Notice selected by the Company under the SEPA. As discussed below, the Company may establish a minimum acceptable price in each Advance Notice below which the Company will not be obligated to make any sales to Yorkville.
Any purchase under an Advance would be subject to certain limitations and conditions, depending on selections set forth in the applicable Advance, including the following:
•Exchange Cap: Yorkville shall not purchase or acquire any shares of Common Stock that would result in it and its affiliates (on an aggregated basis) beneficially owning more than 9.99% of the then outstanding voting power or number of shares of Common Stock or any shares of Common Stock that, aggregated with shares issued under all other earlier Advances, would exceed 19.99% of all shares of Common Stock outstanding on the Closing Date, unless the Company obtains stockholder approval to issue shares of Common Stock in excess of the Exchange Cap in accordance with applicable NASDAQ rules or certain other requirements are met;
•Registration Limitation: In no event shall an Advance exceed the amount of shares of Common Stock registered under an effective registration statement that provides for the resale from time to time of the shares of Common Stock sold pursuant the SEPA;
•Volume Limitation: In certain instances, if the total number of Common Stock traded on NASDAQ during the applicable period is less than a specified threshold, then the number of shares issued and sold by the Company under the Advance will be limited to the greater of (a) 35% of the trading volume during the applicable period or (b) the number of shares of Common Stock sold by Yorkville during the applicable period (in each case not to exceed the amount specified in the Advance and the other limitations under the SEPA); and
•Minimum Acceptable Price: If the Company notifies Yorkville of a minimum acceptable price (“MAP” as defined in the SEPA), then, if during the applicable period the VWAP of the Common Stock is below the specified MAP or there is no VWAP, the amount of Common Stock set forth in the Advance will be reduced by one third (1/3rd); provided, however, that this lower amount may be increased if certain conditions are met.
The SEPA will automatically terminate on the earliest to occur of (i) November 1, 2027 or (ii) the date on which Yorkville shall have made payment of Advances equal to $75.0 million. The Company has the right to terminate the SEPA at no cost or penalty upon five trading days’ prior written notice to Yorkville, provided that there are no outstanding Advance Notices for which shares of Common Stock must be issued and the Company has paid all amounts owed to Yorkville pursuant to the SEPA.
Roth Issuance
Innventure LLC engaged Roth to provide certain capital markets advisory services. Pursuant to that letter agreement between Innventure LLC and Roth, dated July 8, 2024 (the “Roth Letter Agreement”), the Company paid Roth an aggregate cash fee in the amount of $250,000 on the Closing Date. In addition, on October 31, 2024, pursuant to the Roth Letter Agreement, the Company issued to Roth 25,000 shares of Common Stock in settlement of $250,000 of transaction costs incurred by Innventure or its affiliates for certain capital markets advisory services (accordingly, at an effective price of $10.00 per share).
Emerging Growth Company
We are an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the JOBS Act. As such, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including exemption from compliance with the auditor attestation requirements of Section 404, reduced disclosure obligations regarding executive compensation and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We will remain an emerging growth company until the earlier of (1) December 31, 2029, (2) the last day of the fiscal year (a) in which we have total annual gross revenue of at least $1.235 billion or (b) in which we are deemed to be a large accelerated filer, which means the market value of shares of our Common Stock that are held by non-affiliates exceeds $700.0 million as of the prior June 30, and (3) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.
Risk Factors
Our business is subject to numerous risks and uncertainties, including those highlighted in the section titled “Risk Factors,” that represent challenges that we face in connection with the successful implementation of our strategy and growth of our business.
Corporate Information
The mailing address of our principal executive office is 6900 Tavistock Lakes Blvd, Suite 400, Orlando, Florida 32827, and our telephone number is (321) 209-6787.

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The following summary unaudited pro forma condensed combined financial information (the “Summary Pro Forma Information”) gives effect to the Business Combination. The Business Combination was accounted for as a reverse recapitalization in accordance with the Generally Accepted Accounting Principles (“GAAP”). Under this method of accounting, Learn CW was treated as the “acquired” company for financial reporting purposes. Accordingly, the consolidated assets, liabilities and results of operations of Legacy Innventure (as defined in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information”) have now become the historical financial statements of Innventure; the assets, liabilities and results of operations of Learn CW were consolidated with Legacy Innventure beginning on the Closing Date. For accounting purposes, the financial statements of the combined entity represent a continuation of the financial statements of Legacy Innventure. The net assets of Learn CW are stated at historical costs, with no goodwill or other intangible assets recorded.
The Summary Pro Forma Information has been derived from, and should be read in conjunction with, the more detailed unaudited pro forma condensed combined financial information of the post-combination company appearing elsewhere in this prospectus and the accompanying notes to the unaudited pro forma condensed combined financial information. The unaudited pro forma condensed combined financial information is based upon, and should be read in conjunction with, the historical financial statements and related notes for the applicable periods included in this prospectus. The Summary Pro Forma Information has been presented for informational purposes only and is not necessarily indicative of what Innventure’s financial position or results of operations actually would have been had the Business Combination been completed as of the dates indicated. In addition, the Summary Pro Forma Information does not purport to project the future financial position or operating results of Innventure.

Summary Unaudited Pro Forma Condensed Combined Statement of Operations Data Six Months Ended June 30, 2024 (in thousands except share and per share data)	Pro Forma Combined
Revenue	$447
Net loss per share - basic and diluted, Class A ordinary shares	$(0.49)
Weighted-average common shares outstanding - basic and diluted	44,602,673

Summary Unaudited Pro Forma Condensed Combined Statement of Operations Data Year Ended December 31, 2023 (in thousands except share and per share data)	Pro Forma Combined
Revenue	$1,117
Net loss per share - basic and diluted	$(1.10)
Weighted-average common shares outstanding - basic and diluted	44,602,673

THE OFFERING

Issuer	Innventure, Inc.

Shares of Common Stock that may be offered and sold from time to time by the Selling Stockholders named herein or their permitted transferees

Up to 14,488,342 shares of Common Stock, which includes (i) up to 3,275,035 shares of Common Stock that may be issued upon conversion of Series B Preferred Stock, (ii) up to 4,418,307 shares of Common Stock that we may issue and sell to Yorkville, from time to time pursuant to the SEPA (without exceeding the Exchange Cap), (iii) 5,770,000 shares of Common Stock held by certain stockholders party to the A&R Registration Rights Agreement, (iv) 25,000 shares of Common Stock issued to Roth, and (v) 1,000,000 shares of Common Stock that may be issued upon exercise of the WTI Warrants.

Shares of Common Stock outstanding	49,522,673 (as of October 25, 2024)

Use of proceeds
We will not receive any of the proceeds from such sales of the shares of our Common Stock by the Selling Stockholders. However, we may receive (i) up to $75.0 million in aggregate gross proceeds from sales of shares of Common Stock to Yorkville pursuant to the SEPA, from time to time in our discretion after the date of the registration statement that includes this prospectus and subject to satisfaction of other conditions in the SEPA, and (ii) de minimis gross proceeds upon exercise of the WTI Warrants, to the extent such warrants are exercised for cash. We will bear all costs, expenses and fees in connection with the registration of our Common Stock. The Selling Stockholders will bear all commissions, discounts and certain other limited expenses, if any, attributable to their respective sales of our Common Stock.
Unless we inform you otherwise in a prospectus supplement or free writing prospectus, we intend to use the net proceeds from the issuance of shares to Yorkville pursuant to the SEPA and from the exercise of the WTI Warrants for general corporate purposes, which may include acquisitions or other strategic investments or repayment of outstanding indebtedness.

Exercise price of WTI Warrants	$0.01 per share of Common Stock

NASDAQ Global Market symbol	“INV”

Risk factors
Investing in our Common Stock involves a high degree of risk. See “Risk Factors” beginning on page 10 and the other information in this prospectus for a discussion of the factors you should consider carefully before you decide to invest in our Common Stock.

SUMMARY OF RISK FACTORS
Our business is subject to a number of risks and uncertainties, including those highlighted in the section entitled “Risk Factors” immediately following this summary. Some of these principal risks include the following:
•Innventure’s principal revenues are expected to be earned in the future through its subsidiaries and through AeroFlexx and Accelsius (the “Innventure Companies”), and Innventure depends on its subsidiaries for cash.
•Innventure may not be successful in finding future opportunities to license or acquire breakthrough technology solutions from MNCs.
•The Innventure Companies are currently early commercial stage companies that may never achieve or sustain profitability.
•If Innventure or the Innventure Companies are not able to satisfy the requirements imposed by MNC partners or have disagreements with those MNC partners, their relationships with these partners could deteriorate, which could have a material adverse effect on the business of Innventure and the Innventure Companies.
•Innventure may not be able to obtain additional financing to fund the operations and growth of the business.
•The WTI Facility may impair Innventure LLC’s, the Company’s and the Operating Companies’ financial and operating flexibility.
•It is not possible to predict the actual number of shares Innventure will sell under the SEPA to Yorkville, or the actual gross proceeds resulting from those sales.
•Innventure expects to require additional financing to sustain its operations and without it Innventure may not be able to continue operations.
•Innventure’s pursuit of new business strategies and acquisitions could disrupt its ongoing business, present risks not originally contemplated and materially adversely affect its business, reputation, results of operations and financial condition.
•There is uncertainty regarding Innventure’s ability to maintain liquidity sufficient to operate its business effectively, which raises substantial doubt about its ability to continue as a going concern.
•The market price of the Common Stock is likely to be highly volatile, and you may lose some or all of your investment.
•Volatility in Innventure’s share price could subject Innventure to securities class action litigation.
•Future sales of shares of the Common Stock may depress its stock price.
•Provisions in our Amended and Restated Certificate of Incorporation (the “A&R Certificate of Incorporation”) and under Delaware law could discourage a takeover that stockholders may consider favorable and may lead to entrenchment of management.
•Innventure is an emerging growth company and smaller reporting company, and Innventure cannot be certain if the reduced reporting requirements applicable to emerging growth companies and smaller reporting companies will make its shares less attractive to investors.
•Future offerings of debt or offerings or issuances of equity securities by the Innventure may adversely affect the market price of the Common Stock or otherwise dilute all other stockholders.

•If Innventure’s estimates or judgments relating to its critical accounting estimates prove to be incorrect or financial reporting standards or interpretations change, Innventure’s results of operations could be adversely affected.
•Innventure LLC has identified material weaknesses in its internal controls over financial reporting that could, if not remediated, result in material misstatements in its financial statements and which may have an impact on Innventure's ability to timely or accurately report its financial condition or results of operations following the consummation of the Business Combination.
•If Innventure is deemed to be an investment company under the Investment Company Act, it may be required to institute burdensome compliance requirements and its activities may be restricted, which may make it difficult to operate or to execute its growth plans.
•AFX currently relies on a single facility for all of its operations.
•The failure of AFX’s suppliers to continue to deliver necessary raw materials or other components of its products in a timely manner and to specification could prevent it from delivering products within required time frames and could cause production delays, cancellations, penalty payments and damage to its brand and reputation.
•AFX’s ability to establish substantial commercial sales of its products is subject to many risks, any of which could prevent or delay revenue growth and adversely impact its customer relationships, business and results of operations.
•AFX may not be able to meet applicable regulatory requirements for the use of AFX’s products in food grade applications, and, even if the requirements are met, complying on an ongoing basis with the numerous regulatory requirements applicable to AFX’s products and AFX’s facilities will be time-consuming and costly.
•Accelsius is an early-stage company, and its limited operating history makes it difficult to evaluate its future prospects and the risks and challenges it may encounter.
•The market, including customers and potential investors, may be skeptical of the viability and benefits of Accelsius’ cooling products because they are based on a relatively novel and complex technology.
•Accelsius’ cooling products may be subject to increased regulatory scrutiny due to their use of working fluid refrigerants that contain fluorine.
•Innventure may be unable to sufficiently protect the intellectual property rights of itself and the Innventure Companies and may encounter disputes from time to time relating to its use of the intellectual property of third parties.
•Innventure, the Innventure Companies, and Innventure’s MNC partners may be negatively impacted by volatility in the political and economic environment, such geopolitical unrest, economic downturns and increases in interest rates, and a period of sustained inflation, which could have an adverse impact on Innventure’s and the Innventure Companies’ business, financial condition, results of operations and prospects.
•Cyber-attacks or a failure in Innventure’s information technology and data security infrastructure could adversely affect Innventure’s business and operations.
•Innventure’s failure to timely and effectively implement controls and procedures required by Section 404(a) of the SarbanesOxley Act could negatively impact its business.

RISK FACTORS
You should carefully consider the following risk factors, together with all of the other information included in this prospectus, before you decide whether to invest in our Common Stock. The market price of our Common Stock could decline due to any of these risks, in which case you could lose all or part of your investment. In assessing these risks, you should also refer to the other information included in this prospectus, including the consolidated financial statements of Learn CW and Innventure and the accompanying notes. Innventure’s business, financial condition or results of operations could be affected materially and adversely by any of the risks discussed below.
Risks Related to Innventure’s Business
Innventure’s principal revenues are expected to be earned in the future through its subsidiaries and through the Innventure Companies, and Innventure depends on its subsidiaries for cash.
Innventure’s principal operation is to partner with MNCs to acquire new intellectual property through newly-created entities where Innventure supports the initial funding and management of the company. Innventure also conducts operations through its subsidiaries, including the investment management services provided to Innventus ESG Fund I, L.P. (the “ESG Fund”). Innventure’s ability to generate cash to meet its obligations or to pay dividends will be highly dependent on the earnings of, and receipt of funds from, these investment management services and its equity ownership interests in the Innventure Companies. The ability of the Innventure Companies or any subsidiary to generate sufficient revenue from future operations to allow Innventure and them to make scheduled payments on their obligations will depend on their future financial performance, which will be affected by a range of economic, competitive and business factors, many of which will be outside of Innventure’s control. Innventure cannot assure you that the cash flow and future earnings of the Innventure Companies will be adequate for the Innventure Companies to service any corporate obligations or operating needs. If the Innventure Companies do not generate sufficient cash flow from future operations to satisfy corporate obligations and operating needs, Innventure may have to: undertake alternative financing plans (such as refinancing), restructure debt, sell assets, reduce or delay capital investments, or seek to raise additional capital. Innventure cannot assure you that any such alternative refinancing would be possible, that any assets could be sold, or, if sold, of the timing of the sales and the amount of proceeds realized from those sales, that additional financing could be obtained on acceptable terms, if at all, or that additional financing would be permitted under the terms of Innventure’s various debt instruments then in effect. Innventure’s inability to generate sufficient cash flow from the Innventure Companies to satisfy its obligations, or to refinance its obligations on commercially reasonable terms, would have an adverse effect on its business, financial condition and results of operations. Furthermore, Innventure and the Innventure Companies may incur substantial additional indebtedness in the future that may severely restrict or prohibit the Innventure Companies and other subsidiaries from making distributions, paying dividends or making loans to Innventure.
Innventure may not be successful in finding future opportunities to license or acquire breakthrough technology solutions from MNCs.
Innventure relies on its ability to identify and acquire breakthrough technology solutions from MNCs to create and operate new entities that generate future revenues. If Innventure is unable to reach agreements with MNCs on acceptable terms for license or acquisition of intellectual property related to certain technology solutions, Innventure may have to curtail the founding and operating of new Operating Companies (as defined below). If Innventure fails to identify and acquire further technology solutions to form the basis of new Operating Companies and does not have sufficient funds or expertise to undertake the necessary development and commercialization activities required to make those companies and the acquired technology solutions commercially viable, Innventure’s business, financial condition, results of operations and prospects may be materially and adversely affected.
The Innventure Companies are currently early commercial stage companies that may never achieve or sustain profitability.
Innventure is in the process of commercializing the technology solutions around which the Innventure Companies are built. The Innventure Companies rely principally on the commercialization of these technology solutions to generate future revenue growth. These product offerings and partnering revenues are in their very early stages. The Innventure Companies are early commercial stage companies that evaluate various strategies to achieve their financial goals and commercialization objectives on an ongoing basis. If demand for products and services offered by the Innventure Companies does not increase as quickly as planned, Innventure and the Innventure Companies may be unable to generate material revenue or increase revenue levels as expected.
Innventure and the Innventure Companies are not currently profitable. Even if the Innventure Companies succeed in increasing adoption of their products and services by target markets, maintaining and creating relationships with existing and new suppliers and customers, market conditions, particularly related to supply and customer acquisition costs, may result in the Innventure Companies not generating sufficient revenue to achieve or sustain profitability. Should the Innventure Companies fail to generate sufficient revenue to meet their operational needs or achieve profitability, Innventure may be required to make additional investments in them that could adversely impact its own operations and growth plans.
If Innventure or the Innventure Companies are not able to satisfy the requirements imposed by MNC partners or have disagreements with those MNC partners, their relationships with these partners could deteriorate, which could have a material adverse effect on the business of Innventure and the Innventure Companies.
Under the terms of Innventure and the Innventure Companies’ agreements with P&G and Nokia, and any agreements they may enter with future MNC partners, they may be required to obtain or provide certain permits, licenses or other authorizations, provide certain fiscal indemnification to their MNC partners and meet various other terms and conditions. If Innventure and the Innventure Companies fail to comply with the terms and conditions of the applicable MNC agreement, they may incur liabilities to their MNC partners under the applicable MNC agreement. In that situation, the damages Innventure and the Innventure Companies would be subject to would be quantified either by the applicable courts or by third-party valuation firms. If one or more of these MNC agreements is terminated, Innventure’s ability to license other technologies from existing or future MNC partners could be impeded and the underlying value of Innventure’s business could decline significantly.
Innventure may not be able to obtain additional financing to fund the operations and growth of the business.
Innventure and the Innventure Companies expect to require additional financing to fund their operations or growth. The failure to secure additional financing could have a material adverse effect on the continued development or growth of Innventure and the Innventure Companies. Such financings may result in dilution to stockholders, issuance of securities with priority as to liquidation and dividend and other rights more favorable than common stock, imposition of debt covenants and repayment obligations, or other restrictions that may adversely affect their business. In addition, Innventure may seek additional capital due to favorable market conditions or strategic considerations even if it believes that it has sufficient funds for current or future operating plans. There can be no assurance that financing will be available to Innventure on favorable terms, or at all. The inability to obtain financing when needed may make it more difficult for Innventure and the Innventure Companies to operate their businesses or implement their growth plans.
The WTI Facility may impair Innventure LLC’s, the Company’s and the Operating Companies’ financial and operating flexibility.
The WTI Facility provides for a term loan facility in an aggregate principal amount of up to $50 million, of which (i) up to $20 million will be made available after October 22, 2024 and through November 15, 2024 (the “First Tranche”); (ii) up to $15 million will be made available after November 1, 2024 and through November 30, 2024 (the “Second Tranche”); and (iii) up to $15 million will be made available after December 31, 2024 and through January 31, 2025 (the “Third Tranche”) (provided that up to $7.5 million of the Third Tranche will be made available until March 31, 2025).
The receipt of any funds under the WTI Facility is subject to the satisfaction of certain conditions by certain deadlines, including, without limitation, (x) with respect to the First Tranche, available cash (after giving effect to the loans to be made under the First Tranche) of $35 million and (y) with respect to each of the Second Tranche and the Third Tranche, satisfaction of certain financial conditions and the WTI Lenders’ satisfaction with the Company’s forward-looking plan at such time.

If Innventure is unable to satisfy the conditions, certain of which are outside of its control, set forth in the Loan Documents with respect to a particular tranche, Innventure will not receive the funds otherwise available under that tranche and, if Innventure is unable to satisfy the conditions, certain of which are outside of its control, set forth in any of the tranches, Innventure will receive no funds from the WTI Facility.
Furthermore, the Loan Documents impose various representations, warranties, covenants and events of default on Innventure LLC, the Company and the Operating Companies, including, without limitation, on their ability to incur indebtedness, grant liens, transfer assets, make investments, make dividends and other distributions and make certain payments of other indebtedness. These restrictions will be imposed upon Innventure LLC, the Company and the Operating Companies until March 31, 2025, even if no WTI Facility loans are made by that date. Obligations under the Loan Documents are secured by a lien on substantially all of the assets of Innventure LLC and the Company. These restrictions could limit Innventure LLC’s, the Company’s and the Operating Companies’ financial and operational flexibility and may require Innventure LLC, the Company and the Operating Companies to seek consents from the WTI Lenders prior to taking certain actions. Such consents may not be provided by WTI on a timely basis, or at all.
There can be no assurance that the WTI Facility will be available to Innventure when requested, or at all. The restrictions imposed by the WTI Facility on Innventure LLC, the Company and the Operating Companies may make it more difficult for them to operate their businesses or implement their growth plans going forward. Furthermore, these restrictions will be imposed upon Innventure LLC, the Company and the Operating Companies until March 31, 2025, even if no funds are provided to Innventure pursuant to the WTI Facility. Even if deemed necessary, we may not be able to raise additional indebtedness in the future on terms acceptable to us or at all because of the restrictions imposed by the WTI Facility. As a result, we would be more vulnerable to general adverse economic, industry and capital markets conditions in addition to the risks associated with indebtedness described above.
It is not possible to predict the actual number of shares Innventure will sell under the SEPA to Yorkville, or the actual gross proceeds resulting from those sales.
Subject to certain conditions and limitations in the SEPA and compliance with applicable law, Innventure has the discretion to deliver notices to Yorkville at any time throughout the term of the SEPA. The actual number of shares of Common Stock that are issued and sold to Yorkville depends on a number of factors, including the market price of Innventure’s Common Stock during the sales period. Actual gross proceeds may be less than $75.0 million, which may impact Innventure’s future liquidity. Because the price per share of each share sold to Yorkville will fluctuate during the sales period, it is not currently possible to predict the number of shares that will be sold or the actual gross proceeds to be raised in connection with those sales.
Moreover, although the SEPA provides that Innventure may sell up to an aggregate of $75.0 million of its Common Stock to Yorkville, Innventure is only registering the resale by Yorkville of up to 4,418,307 shares of Innventure’s Common Stock that may be issued without exceeding the 9.99% prong of the Exchange Cap. If Innventure elects to issue and sell to Yorkville all of the shares being registered for resale to Yorkville under this prospectus, depending on the market prices of its Common Stock for each purchase made pursuant to the SEPA, the actual gross proceeds from the sale of the shares may be substantially less than the $75.0 million total commitment available to Innventure under the SEPA. If it becomes (i) necessary for Innventure to issue and sell to Yorkville under the SEPA more shares than the shares being registered for resale by Yorkville under this prospectus in order to receive the aggregate gross proceeds equal to $75.0 million under the SEPA and (ii) if Innventure is able to sell more shares than the shares being registered for resale by Yorkville under this prospectus while still complying with the Exchange Cap, then Innventure will need to file with the SEC one or more additional registration statements to register under the Securities Act the resale by Yorkville of any such additional shares of Innventure’s Common Stock over the shares being registered for resale by Yorkville under this prospectus and such registration statements would need to be declared effective by the SEC, in each case before Innventure may elect to sell any additional shares of Innventure’s Common Stock to Yorkville under the SEPA, a process which will take time and incur additional expense.
Any issuance and sale by Innventure under the SEPA of a substantial amount of shares of Common Stock in addition to the shares being registered for resale to Yorkville under this prospectus could cause additional substantial dilution to Innventure’s stockholders. The number of shares of Innventure’s Common Stock ultimately offered for resale by Yorkville is dependent upon the number of shares of Common Stock, if any, Innventure ultimately sells to Yorkville under the SEPA.
It is not possible to predict the extent to which the Company will, intends to, or may rely on Yorkville and the SEPA as a source of funding.
Subject to the terms and conditions of the SEPA, Innventure may, at its discretion, issue and sell to Yorkville up to $75.0 million of shares of Innventure’s Common Stock under the SEPA from time-to-time. The purchase price per share for the shares of Common Stock that Innventure may elect to sell to Yorkville under the SEPA will fluctuate based on the market prices of Innventure’s Common Stock for each purchase made pursuant to the SEPA, if any. Accordingly, it is not currently possible to predict the number of shares that will be issued and sold to Yorkville, the actual purchase price per share to be paid by Yorkville for those shares, if any, or the actual gross proceeds to be raised in connection with those sales.
The extent to which Innventure will rely on Yorkville as a source of funding will depend on a number of factors including, the prevailing market price of Innventure’s Common Stock and the extent to which Innventure is able to secure working and other capital from other sources. If obtaining sufficient funding from Yorkville were to prove unavailable or prohibitively dilutive, Innventure may need to secure additional sources of funding beyond its current expectations in order to satisfy its working and other capital needs. Even if Innventure were to sell to Yorkville all of the shares of Common Stock available for sale to Yorkville under the SEPA, Innventure may still need additional capital to fully implement its business, operating and development plans. Should the financing Innventure requires to sustain its working capital needs be unavailable or prohibitively expensive when Innventure requires it, the consequences may be a material adverse effect on Innventure’s business, operating results, financial condition and prospects.
Innventure’s success will depend on its ability to attract and retain personnel and manage human capital both for itself and the Innventure Companies, while controlling labor costs.
Innventure’s future success depends on its ability to attract, recruit, train, retain, motivate and integrate key personnel for itself and the Innventure Companies, including its management team, key executives, and other key talent, and the management team and key research and development, manufacturing, engineering and sales and marketing personnel for the Innventure Companies. Competition for qualified personnel is intense. The loss or incapacity of existing members of Innventure’s executive management team could adversely affect its operations if it experiences difficulties in hiring qualified successors. The service of Innventure’s executive officers is at-will and may end at any point in time. In addition, all of Innventure and the Innventure Companies’ employees are at-will, which means that either they or the employee may terminate their employment at any time.
Innventure believes that its management team must be able to act decisively to apply and adapt its business model in the rapidly changing markets in which it and the Innventure Companies will compete. In addition, the Innventure Companies rely upon technical and scientific employees or third-party contractors to effectively establish, manage and grow their businesses. Consequently, Innventure believes that its future viability and the future viability of the Innventure Companies will depend largely on their ability to attract and retain highly skilled managerial, sales, scientific and technical personnel. In order to do so, in the future it may need to pay higher compensation or fees to its employees or consultants than currently expected, and such higher compensation payments may have a negative effect on its operating results. Competition for experienced, high-quality personnel is intense, and there is no assurance that Innventure or the Innventure Companies will be able to recruit and retain such personnel. Because of the technical nature of the technologies and products offered by the Innventure Companies, any failure of the Innventure Companies to attract, recruit, train, retain, motivate and integrate qualified personnel could also materially harm Innventure’s operating results and growth prospects.

Innventure’s pursuit of new business strategies and acquisitions could disrupt its ongoing business, present risks not originally contemplated and materially adversely affect its business, reputation, results of operations and financial condition.
Innventure’s growth strategy involves new business strategies and the acquisition of new technologies. These new strategies or future technology acquisitions could disrupt Innventure’s ongoing businesses, which may frustrate Innventure’s MNC partners, the Innventure Companies, and their customers, harming Innventure’s business relationships and causing a loss of revenue and business opportunities. Innventure’s ability to effectively manage its anticipated acquisitions and resulting expansion of operations will also require it to enhance its operational, financial and management controls and infrastructure, human resources policies and reporting systems. These enhancements and improvements will require significant capital expenditures, investments in additional headcount and other operating expenditures and allocation of valuable management and employee resources, which may divert Innventure’s resources from its ongoing businesses. Innventure’s future financial performance and ability to execute on its business plan will depend, in part, on its ability to effectively manage any future technology acquisitions. There are no guarantees Innventure will be able to do so in an efficient or timely manner, or at all.
There is uncertainty regarding Innventure’s ability to maintain liquidity sufficient to operate its business effectively, which raises substantial doubt about its ability to continue as a going concern.
Innventure LLC’s historical financial statements have each been prepared under the assumption that the company will continue as a going concern. The independent registered public accounting firm for Innventure LLC issued a report on the audited financial statement for the years ended December 31, 2023 and December 31, 2022 for Innventure LLC that includes an explanatory paragraph expressing substantial doubt in Innventure’s ability to continue as a going concern for one year from the date of such report. The ability of Innventure to continue as a going concern is dependent on the Company’s ability to obtain additional equity or debt financing or to generate cash flow from operations. Its financial statements do not include any adjustments that might result from the outcome of this uncertainty. The substantial doubt regarding the potential ability of Innventure to continue as a going concern may adversely affect its ability to obtain such debt or equity financing on reasonable terms or at all, or to secure new customers or partnerships, including partnerships with MNCs. Additionally, if Innventure is unable to continue as a going concern, investors, including holders of Common Stock, may lose some or all of their investment.
Risks Related to Our Common Stock
The market price of our Common Stock is likely to be highly volatile, and you may lose some or all of your investment.
The market price of our Common Stock may fluctuate significantly due to a number of factors, some of which may be beyond our control, including those factors discussed in this “Risk Factors” section and many others, such as:
•actual or anticipated fluctuations in Innventure’s financial condition and operating results, including fluctuations in its quarterly and annual results;
•developments involving Innventure’s competitors;
•changes in laws and regulations affecting Innventure’s business;
•variations in Innventure’s operating performance and the performance of its competitors in general;
•the public’s reaction to Innventure’s press releases, its other public announcements and its filings with the SEC;
•additions and departures of key personnel;
•announcements of significant acquisitions, strategic partnerships, joint ventures or capital commitments by Innventure or its competitors;

•Innventure’s failure to meet the estimates and projections of the investment community or that it may otherwise provide to the public;
•publication of research reports about Innventure’s industry, or positive or negative recommendations or withdrawal of research coverage by securities analysts;
•changes in the market valuations of similar companies;
•overall performance of the equity markets;
•sales of the Common Stock by Innventure or its stockholders in the future;
•trading volume of the Common Stock;
•significant lawsuits, including shareholder litigation;
•failure to comply with the requirements of NASDAQ;
•general economic, industry and market conditions other events or factors, many of which are beyond Innventure’s control; and
•changes in accounting standards, policies, guidelines, interpretations or principles.
Volatility in Innventure’s share price could subject Innventure to securities class action litigation.
In the past, securities class action litigation has often been brought against a company following a decline in the market price of its securities. If Innventure faces such litigation, it could result in substantial costs and a diversion of management’s attention and resources, which could harm its business.
If securities or industry analysts do not publish research or reports about Innventure, or publish negative reports, then Innventure’s stock price and trading volume could decline.
The trading market for our Common Stock will depend, in part, on the research and reports that securities or industry analysts publish about Innventure. Innventure does not have any control over these analysts. If Innventure’s financial performance fails to meet analyst estimates or one or more of the analysts who cover Innventure downgrade its common stock or change their opinion, then Innventure’s stock price would likely decline. If one or more of these analysts cease coverage of Innventure or fail to regularly publish reports on Innventure, it could lose visibility in the financial markets, which could cause Innventure’s stock price or trading volume to decline.
Innventure does not currently intend to pay dividends on its common stock, and, consequently, your ability to achieve a return on your investment will depend on appreciation, if any, in the price of our Common Stock.
Innventure has no intention to ever declare or pay any cash dividend on its common stock. Innventure currently anticipates that it will retain future earnings for the development, operation and expansion of the business and does not anticipate declaring or paying any cash dividends for the foreseeable future. Any return to stockholders will therefore be limited to the appreciation of their stock. In addition, the terms of any equity or debt instruments that Innventure may issue in the future could contain prohibitions or restrictions on the ability of Innventure to pay dividends on its common stock. There is no guarantee that our Common Stock will appreciate in value or even maintain the price at which stockholders have purchased their shares.
Future sales of shares of our Common Stock may depress its stock price.
Subject to certain exceptions, the Lock-Up Agreements (as defined below) provide for certain restrictions on transfer with respect to Common Stock held by certain stockholders of Innventure. Such restriction began upon the Closing Date and will end upon the earlier of (A) the expiration of one year after the Closing, and (B) subsequent to the Closing, (i) if the closing price of our Common Stock equals or exceeds $12.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing, or (ii) the date which Innventure completes a merger, liquidation, stock exchange, reorganization or other similar transaction after the Closing that results in all of the public stockholders of the Company having the right to exchange their Common Stock for cash securities or other property.
However, following the expiration of the applicable lock-up period, such equityholders will not be restricted from selling shares of Common Stock held by them, other than by applicable securities laws. As restrictions on resale end and registration statements (filed after the Closing to provide for the resale of such shares from time to time) are available for use, the sale or possibility of sale of these shares could have the effect of increasing the volatility in Innventure’s share price or the market price of our Common Stock could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.
Provisions in the A&R Certificate of Incorporation and under Delaware law could discourage a takeover that stockholders may consider favorable and may lead to entrenchment of management.
The A&R Certificate of Incorporation and Bylaws contain provisions that could significantly reduce the value of the Common Stock to a potential acquiror or delay or prevent changes in control or changes in our management without the consent of Innventure’s Board of Directors (the “Board”). The provisions in Innventure’s charter documents include the following:
•a classified board of directors with three-year staggered terms, which may delay the ability of stockholders to change the membership of a majority of the Board;
•no cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;
•the exclusive right of the Board, unless the Board grants such a right to the holders of any series of preferred stock, to elect a director to fill a vacancy created by the expansion of the Board or the resignation, death or removal of a director, which prevents stockholders from being able to fill vacancies on our board of directors;
•the prohibition on removal of directors without cause;
•the ability of the Board to authorize the issuance of shares of preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquiror;
•the ability of the Board to alter the Bylaws without obtaining stockholder approval;
•the required approval of at least 2/3 of the shares entitled to vote to amend or repeal the Bylaws or amend, alter or repeal certain provisions of the A&R Certificate of Incorporation;
•a prohibition on stockholder action by written consent, which forces stockholder action to be taken at an annual or special meeting of Innventure’s stockholders;
•an exclusive forum provision providing that the Court of Chancery of the State of Delaware will be the exclusive forum for certain actions and proceedings;
•the requirement that a special meeting of stockholders may be called only by the Board, Innventure’s chief executive officer, or the chairman of the Board, which may delay the ability of our stockholders to force consideration of a proposal or to take action, including the removal of directors;
•advance notice procedures that stockholders must comply with in order to nominate candidates to the Board or to propose matters to be acted upon at a stockholders’ meeting, which may discourage or deter a potential acquiror from conducting a solicitation of proxies to elect the acquiror’s own slate of directors or otherwise attempting to obtain control of Innventure; and

•Innventure is subject to the anti-takeover provisions contained in Section 203 of the Delaware General Corporation Law (“DGCL”), which will prevent Innventure from engaging in a business combination with any holder of 15% or more of its capital stock unless the holder has held the stock for three years or, among other exceptions, the Board has approved the transaction.
The exclusive forum clause set forth in the Warrant Agreement may have the effect of limiting an investor’s rights to bring legal action against Innventure and could limit the investor’s ability to obtain a favorable judicial forum for disputes with us.
In connection with the Business Combination, Innventure assumed Learn CW’s warrant agreement, dated as of October 12, 2021, between Learn CW and American Stock Transfer & Trust Company, LLC, a New York limited liability company (the “Warrant Agreement”). By virtue of the assumption of the Warrant Agreement (i) any action, proceeding or claim against Innventure arising out of or relating in any way to the Warrant Agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York and (ii) Innventure irrevocably submits to such jurisdiction, which jurisdiction will be exclusive. Innventure has waived or will waive any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. We note, however, that there is uncertainty as to whether a court would enforce these provisions and that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Section 22 of the Securities Act creates concurrent jurisdiction for state and federal courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder.
Notwithstanding the foregoing, these provisions of the Warrant Agreement will not apply to suits brought to enforce any liability or duty created by the Securities Exchange Act of 1934 (the “Exchange Act”) or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Any person or entity purchasing or otherwise acquiring any interest in any of the warrants issued pursuant to the Warrant Agreement shall be deemed to have notice of and to have consented to the forum provisions in the Warrant Agreement. If any action, the subject matter of which is within the scope of the forum provisions of the Warrant Agreement, is filed in a court other than a court of the State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any holder of the warrants, such holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located within the State of New York or the United States District Court for the Southern District of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such warrant holder in any such enforcement action by service upon such warrant holder’s counsel in the foreign action as agent for such warrant holder.
This choice-of-forum provision may limit a warrant holder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with Innventure, which may discourage such lawsuits. Alternatively, if a court were to find this provision of the Warrant Agreement inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect our business, financial condition and results of operations and result in a diversion of the time and resources of our management and Board.
We are an emerging growth company and smaller reporting company, and we cannot be certain if the reduced reporting requirements applicable to emerging growth companies and smaller reporting companies will make our Common Stock less attractive to investors.
Innventure is an emerging growth company, as defined in the JOBS Act. For as long as Innventure continues to be an emerging growth company, it may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including exemption from compliance with the auditor attestation requirements under Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. Innventure will remain an emerging growth company until the earlier of (1) December 31, 2029, (2) the last day of the fiscal year (a) in which we have total annual gross revenue of at least $1.235 billion or (b) in which we are deemed to be a large accelerated filer, which means the market value of shares of our Common Stock that are held by non-affiliates exceeds $700.0 million as of the prior June 30, and (3) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.
In addition, under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards until such time as those standards apply to private companies. Innventure expects to use this extended transition period for complying with new or revised accounting standards and, therefore, Innventure will not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.
Innventure is also a smaller reporting company as defined in the Exchange Act. Even after Innventure no longer qualifies as an emerging growth company, it may still qualify as a “smaller reporting company,” which would allow it to take advantage of many of the same exemptions from disclosure requirements including exemption from compliance with the auditor attestation requirements of Section 404 and reduced disclosure obligations regarding executive compensation in this prospectus and Innventure’s periodic reports and proxy statements.
Innventure will take advantage of the smaller reporting company scaled disclosures, and it will be able to continue to take advantage of the smaller reporting company scaled disclosures for so long as its voting and non-voting common stock held by non-affiliates is less than $250.0 million measured on the last business day of its second fiscal quarter, or its annual revenue is less than $100.0 million during the most recently completed fiscal year and its voting and non-voting common stock held by non-affiliates is less than $700.0 million measured on the last business day of its second fiscal quarter.
Innventure cannot predict if investors will find its Common Stock less attractive because Innventure may rely on these exemptions. If some investors find the Common Stock less attractive as a result, there may be a less active trading market for the common stock and its market price may be more volatile.
Future offerings of debt or offerings or issuances of equity securities by the Innventure may adversely affect the market price of the Common Stock or otherwise dilute all other stockholders.
In the future, the Innventure may attempt to obtain financing or to further increase Innventure’s capital resources by issuing additional shares of Common Stock or offering debt or other equity securities, including commercial paper, medium-term notes, senior or subordinated notes, debt securities convertible into equity or shares of preferred stock. Innventure also expects to grant equity awards to employees, directors, and consultants under Innventure’s stock incentive plans. Future acquisitions could require substantial additional capital in excess of cash from operations. Innventure would expect to obtain the capital required for acquisitions through a combination of additional issuances of equity, corporate indebtedness and/or cash from operations.
Issuing additional shares of Common Stock or other equity securities or securities convertible into equity may dilute the economic and voting rights of Innventure’s existing stockholders or reduce the market price of the Common Stock or both. Upon liquidation, holders of such debt securities and preferred shares, if issued, and lenders with respect to other borrowings would receive a distribution of Innventure’s available assets prior to the holders of Common Stock. Debt securities convertible into equity could be subject to adjustments in the conversion ratio pursuant to which certain events may increase the number of equity securities issuable upon conversion. Preferred shares, if issued, could have a preference with respect to liquidating distributions or a preference with respect to dividend payments that could limit Innventure’s ability to pay dividends to the holders of Common Stock. Innventure’s decision to issue securities in any future offering will depend on market conditions and other factors beyond the Innventure’s control, which may adversely affect the amount, timing and nature of the Innventure’s future offerings.

If Innventure’s estimates or judgments relating to its critical accounting estimates prove to be incorrect or financial reporting standards or interpretations change, Innventure’s results of operations could be adversely affected.
The preparation of financial statements in conformity with GAAP in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Innventure will base its estimates on historical experience, known trends and events, and various other factors that it believes to be reasonable under the circumstances, as provide in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Estimates.” The results of these estimates form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Significant assumptions and estimates may be used in preparing Innventure’s financial statements. Innventure’s results of operations may be adversely affected if its assumptions change or if actual circumstances differ from those in its assumptions, which could cause its results of operations to fall below the expectations of securities analysts and investors, resulting in a decline in the trading price of its common stock.
Additionally, Innventure will regularly monitor its compliance with applicable financial reporting standards and review new pronouncements and drafts thereof that are relevant to it. As a result of new standards, changes to existing standards and changes in their interpretation, Innventure might be required to change its accounting policies, alter its operational policies, and implement new or enhance existing systems so that they reflect new or amended financial reporting standards, or Innventure may be required to restate its published financial statements. Such changes to existing standards or changes in their interpretation may have an adverse effect on its reputation, business, financial position, and profit.
Exclusive forum provisions in the A&R Certificate of Incorporation and Bylaws could limit Innventure’s stockholders’ ability to choose their preferred judicial forum for disputes with Innventure or its directors, officers, or employees.
The Bylaws provide that, unless Innventure consents in writing to the selection of an alternative forum, the sole and exclusive forum for specified legal actions is the Court of Chancery of the State of Delaware (“Delaware Court”). Current and former stockholders are deemed to have consented to the personal jurisdiction of the Delaware Court in connection with any action to enforce that exclusive forum provision and to service of process in any such action. These exclusive forum provisions of the Bylaws do not apply to actions arising under federal securities laws including suits brought to enforce any liability or duty created by the Securities Act, the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. To the extent that these provisions of the Bylaws limit a current or former stockholder’s ability to select a judicial forum other than the Delaware Court, they might discourage the specified legal actions, might cause current or former stockholders to incur additional litigation-related expenses, and might result in outcomes unfavorable to current or former stockholders. A court might determine that these provisions of the Bylaws are inapplicable or unenforceable in any particular action, in which case we may incur additional litigation related expenses in such action, and the action may result in outcomes unfavorable to us, which could have a materially adverse impact on Innventure’s reputation, its business operations, and its financial position or results of operations.
Innventure LLC has identified material weaknesses in its internal controls over financial reporting that could, if not remediated, result in material misstatements in its financial statements and which may have an impact on Innventure's ability to timely or accurately report its financial condition or results of operations following the consummation of the Business Combination.
In connection with the preparation of Innventure LLC's financial statements, certain material weaknesses were identified in Innventure LLC’s internal control over financial reporting. A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of Innventure's interim or annual consolidated financial statements will not be prevented or detected on a timely basis. The material weaknesses identified were as follows:
•Innventure LLC's system of internal controls over financial reporting failed to prevent or detect material adjustments necessary to appropriately present certain complex and significant unusual transactions in accordance with GAAP due primarily to insufficient staffing of personnel possessing the appropriate accounting and financial reporting knowledge and experience to review and monitor third-party consultants;
•Innventure LLC's system of internal controls over financial reporting did not include necessary information technology general controls including related to (i) periodic user access reviews, (ii) user provisioning and de-provisioning, (iii) restriction of privileged access, (iv) authentication settings;
•Innventure LLC did not have sufficient controls related to review of accounting treatment related to equity of publicly traded securities that it holds. As a result, there were several material audit adjustments related to these areas including adjustment of unrealized gains/losses on shares of PCT to fair value; and
•in 2022, Innventure LLC's system of internal controls over financial reporting did not include adequate segregation of duties or review of periodic account reconciliations and financial reporting prepared by accounting personnel, leading to material misstatements in the financial statements relating to the value of the liability of PCT shares owed to others and the change in the liability of shares owed to others.
Effective internal controls are necessary for Innventure to provide reliable financial reports and prevent fraud. Innventure continues to evaluate steps to remediate the material weaknesses. Innventure has engaged external advisors with subject matter expertise to address these material weaknesses and is in the process of finalizing and implementing remediation plans which are expected to address the underlying causes. Furthermore, Innventure has engaged additional external resources to assess its control environment and expects to further engage these external advisors to provide assistance with all elements of the design of the company's program for internal controls over financial reporting, including:
•expanding Innventure's accounting and finance functions by hiring additional employees within its accounting and finance departments, which has not yet been initiated, and co-sourcing with third parties to augment Innventure’s accounting and finance functions;
•developing and implementing formal duties, processes and responsibilities within Innventure's accounting and finance systems;
•implementing additional controls relating to identification and treatment of unusual significant accounting matters within the financial close and reporting process on a go forward basis; and
•implementing additional controls around review of accounting treatment related to equity of publicly traded securities.
These remediation measures may be time consuming, costly, and might place significant demands on Innventure's financial and operational resources. The specific time frames needed to fully remediate the identified material weaknesses have not yet been determined.
Innventure cannot assure you that these measures will adequately remediate the material weaknesses described above. The implementation of these remediation measures is in the early stages and will require testing and validation of the design and operating effectiveness of Innventure's internal controls over multiple financial reporting cycles. As a result, because it is not clear if Innventure will be able to fully remediate the material weaknesses in a timely manner, there is a possibility that these control deficiencies or others may result in a material misstatement of Innventure's annual or interim financial statements that would not be prevented or detected on a timely basis.
If Innventure is unable to successfully remediate the material weaknesses, or if in the future, Innventure identifies further material weaknesses in its internal controls over financial reporting, it may not detect errors on a timely basis, and its financial statements may be materially misstated. Innventure cannot provide any assurance that these material weaknesses will not have an impact on its ability to timely and accurately report its financial condition or results of operations or that any additional material weaknesses will not arise in the future due to a failure to implement and maintain adequate internal control over financial reporting or circumvention of these controls. Innventure may not be able to conclude on an ongoing basis that it has effective internal control over financial reporting, which could harm its operating results, cause investors to lose confidence in its reported financial information and cause the trading price of its stock to fall. In addition, as a public company, Innventure will be required to file accurate and timely quarterly and annual reports with the SEC under the Exchange Act. Any failure to report Innventure's financial results on an accurate and timely basis could result in sanctions, lawsuits, delisting of our Common Stock from Nasdaq or other adverse consequences that would materially harm its business. In addition, Innventure could become subject to investigations by Nasdaq, the SEC, and other regulatory authorities, and become subject to litigation from investors and stockholders, which could harm its reputation and its financial condition, or divert financial and management resources from its core business.
If Innventure is deemed to be an investment company under the Investment Company Act, it may be required to institute burdensome compliance requirements and its activities may be restricted, which may make it difficult to operate or to execute its growth plans.
If Innventure is deemed to be an investment company under the Investment Company Act, it will be subject to additional regulatory requirements and its activities may be restricted, including:
•restrictions on the nature of its investments;
•limitations on its ability to borrow;
•prohibitions on transactions with affiliates; and
•restrictions on the issuance of securities.
Each of these may make it difficult for Innventure to run its business. In addition, the law may impose upon Innventure burdensome requirements, including:
•registration as an investment company and subsequent regulation as an investment company;
•adoption of a specific form of corporate structure; and
•reporting, record keeping, voting, proxy and disclosure requirements and other rules and regulations.
Innventure intends to conduct its operations so that it is not required to register as an investment company under the Investment Company Act. Section 3(a)(1)(A) of the Investment Company Act defines an “investment company” as any issuer that is or holds itself out as being engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting or trading in securities. Section 3(a)(1)(C) of the Investment Company Act defines an investment company as any issuer that is engaged or proposes to engage in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire investment securities having a value exceeding 40% of the value of the issuer’s total assets (exclusive of U.S. Government securities and cash items) on an unconsolidated basis. Excluded from the term “investment securities,” among other things, are U.S. Government securities and securities issued by majority-owned subsidiaries that are not themselves investment companies and are not relying on the exemption from the definition of investment company set forth in Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act.
Furthermore, if Innventure were to operate its Operating Companies primarily for the purpose of making a profit in the sale of its Operating Companies' securities rather than retaining majority (or sole) ownership of such companies, it may increase the likelihood that Innventure could be deemed an investment company.
Though Innventure does not expect exit transactions to be a factor in the business plans for its Operating Companies and does not believe that its principal activities will subject it to the Investment Company Act, if Innventure were deemed to be subject to the Investment Company Act, compliance with the additional regulatory burdens discussed above would require additional expense and attention from management for which Innventure has not accounted.
The determination as to whether certain Innventure assets are viewed as securities (i.e., by falling within the definition of an “investment contract”) is made by Innventure and if the SEC were to disagree with Innventure’s determination, Innventure could be deemed to be an investment company under the Investment Company Act.
Section 3(a)(1)(A) of the Investment Company Act defines an “investment company” to include a company that “is or holds itself out as being engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting or trading in securities.” Whether a company is engaged primarily in the business of investing in securities is a question of fact that is determined through the analysis of five factors. No single factor by itself is dispositive. The relevant factors are: (1) the nature of a company’s assets; (2) the source of a company's income; (3) the company’s historic development; (4) the company’s public representations; and (5) the activities of the company’s officers and directors.
In the context of its Section 3(a)(1)(A) analysis, and specifically Section 3(a)(1)(A)’s asset test, Innventure has determined that neither Innventure’s equity interest in AeroFlexx nor the loans from Innventure to AeroFlexx are a “security.” This determination is based upon Innventure’s conclusion that neither should be viewed as an “investment contract.” Applicable case law has found that an “investment contract” exists when there is the investment of money in a common enterprise with a reasonable expectation of profits to be derived primarily from the efforts of others.
The above determinations were made by Innventure based in large part on case law precedent and no-action letters issued by the SEC staff and other SEC interpretive guidance, and the significant relationship that exists between Innventure and AeroFlexx (e.g., Innventure founded AeroFlexx and the only AeroFlexx director that is not also an Innventure director is the CEO of AeroFlexx who is, himself, an employee of Innventure). Additionally, based in large part on case law precedent and SEC Staff no-action letters, Innventure determined that the loans from Innventure to AeroFlexx should not constitute securities that are “evidences of indebtedness” under the Investment Company Act.
Innventure has not requested the SEC to approve this analysis and the SEC has not done so. If the SEC were to disagree with Innventure’s analysis or relevant factual circumstances were to change, Innventure may be required to adjust its analysis and, potentially, its asset composition, in order to support its conclusion that it should not be deemed to be an investment company under the Investment Company Act. If Innventure were required to register as an investment company under the Investment Company Act, compliance with the additional associated regulatory burdens would require additional expense and attention from management for which Innventure has not accounted and, furthermore, could require Innventure to restructure its operations, sell certain of its assets or abstain from the purchase of certain assets, which could have a material adverse effect on Innventure’s business, financial condition, results of operations and prospects.
Risks Related to the Innventure Companies’ Operations
Risks Related to AeroFlexx’s Operations
AeroFlexx currently relies on a single facility for all of its operations.
AFX currently relies solely on the operations at its facility in West Chester, Ohio (the “West Chester Facility”). Adverse changes or developments affecting the West Chester Facility could impair AFX’s ability to produce its packaging and its business and prospects, which would negatively affect its financial condition and results of operations. Any shutdown or period of reduced production at the West Chester Facility, which may be caused by regulatory noncompliance or other issues, as well as other factors beyond its control, such as severe weather conditions, natural disaster, fire, power interruption, work stoppage, disease outbreaks or pandemics, equipment failure, delay in supply delivery, or shortages of material, equipment, or labor, would significantly disrupt AFX’s ability to grow and produce liquid packaging products in a timely manner, meet its contractual obligations and operate its business. AFX’s equipment is costly to replace or repair, and AFX’s equipment supply chains may be disrupted in connection with pandemics, trade wars or other factors. If any material amount of AFX’s machinery were damaged, it would be unable to predict when, if at all, it could replace or repair such machinery or find co-manufacturers with suitable alternative machinery, which could adversely affect AFX’s business, financial condition, results of operations and prospects. Performance guarantees may not be sufficient to cover damages or losses, or the guarantors under such guarantees may not have the ability to pay. Any insurance coverage AFX has may not be sufficient to cover all of its potential losses and may not continue to be available to AFX on acceptable terms, or at all.
The failure of AFX’s suppliers to continue to deliver necessary raw materials or other components of its products in a timely manner and to specification could prevent it from delivering products within required time frames and could cause production delays, cancellations, penalty payments and damage to its brand and reputation.
AFX is early in the development of its commercial production capacity and has not yet fully diversified suppliers for critical raw materials, specifically its film.
Thus far, AFX has qualified one incumbent raw material film supplier—a large, foreign third-party supplier with over 22,000 employees and operations in approximately 100 countries—and is working to finalize a raw materials agreement with the same. Currently, AFX relies on individual purchase orders to purchase the film produced by the supplier. AFX is in the process of qualifying a second raw material film supplier—another, similarly large, foreign third-party supplier with a larger global footprint—with negotiations for a raw materials agreement to begin after such qualification. Such qualification, if achieved, is not expected until the fourth quarter of 2024. AFX intends to continue to work towards further diversifying its supplier base as product demand grows and multiple suppliers are needed to support business continuity, though there is no guaranty that such diversification will be successful.
If AFX's suppliers provide insufficient inventory to meet customer demand or such inventory is not at the level of quality required to meet its standards or if its suppliers are unable or unwilling to provide AFX with the requested quantities (as AFX has no alternatives for supply), AFX's results of operations could be materially and negatively impacted. If AFX fails to develop or maintain its relationships with suppliers, or if there is otherwise a shortage or lack of availability of any required raw materials or components, AFX may be unable to manufacture its products or those products may be available only at a higher cost or after a long delay.
Due to increased demand across a range of industries, the global supply chain for certain raw materials and components has experienced significant strain. The global macroeconomic environment and geopolitical instability have also contributed to and exacerbated this strain. There can be no assurance that the impact of these issues on the supply chain will not continue, or worsen, in the future. Significant delays and shortages could prevent AFX from delivering its products to its customers within required time frames and cause order cancellations, which would adversely impact its cash flows and results of operations.
Failure of AFX’s target customers, who are subject to cyclical downturns, to achieve success or maintain market share could adversely impact AFX’s sales and operating margins.
AFX’s plastic packaging can be used in the production of various consumer products. A customer’s ability to successfully develop, manufacture and market those products is integral to AFX’s success. Cyclical downturns and changing consumer preferences may negatively affect businesses that use AFX’s products, which could adversely affect sales and operating margins. Other factors that could adversely affect the business include (i) failure by a key customer to achieve success or maintain share in markets in which they sell products containing AFX’s materials, including as a result of customer preferences for products other than plastics, (ii) key customers using products developed by others that replace AFX’s business with such customers, (iii) delays in a key customer rolling out products utilizing new technologies developed by AFX, and (iv) operational decisions by a key customer that result in component substitution, inventory reductions and similar changes.

AFX is an early-stage company, and its limited operating history makes it difficult to evaluate its future prospects and the risks and challenges it may encounter.
AFX is early in the development of its commercial production capacity. Its limited operating history makes it difficult to evaluate AFX’s future prospects and the risks and challenges it may encounter. Risks and challenges AFX has faced or expects to face include, but are not limited to, its ability to:
•develop and commercialize its products;
•design and deliver products of acceptable performance;
•increase sales revenue;
•forecast its revenue and budget for and manage its expenses;
•attract new customers and commercial relationships;
•compete successfully in the industry in which it operates;
•plan for and manage capital expenditures for its current and future products;
•find, contract with, and retain reliable and commercially reasonable materials, components, and inventory vendors;
•comply with existing and new or modified laws and regulations applicable to its business in and outside the United States, including compliance requirements of U.S. customs and export regulations;
•anticipate and respond to macroeconomic changes and changes in the markets in which it operates;
•maintain and enhance the value of its reputation and brand;
•develop and protect intellectual property;
•hire, integrate and retain talented people at all levels of its organization;
•successfully defend itself in any legal proceeding that may arise and enforce its rights in any legal proceedings it may initiate; and
•manage and mitigate the adverse effects on its business of any public health emergencies, natural disasters, widespread travel disruptions, security risks including IT security, data privacy, cyber risks, international conflicts, geopolitical tension and other events beyond its control.
If AFX fails to address the risks and difficulties that it faces, including those associated with the challenges listed above, its business, financial condition, results of operations, prospects and that of Innventure, could be adversely affected. Further, because AFX has limited historical financial data and operates in a highly competitive market, any predictions about its future revenue and expenses may not be as accurate as they would be if AFX had a longer operating history or operated in a more predictable market. AFX has encountered in the past, and will encounter in the future, risks and uncertainties frequently experienced by growing companies with limited operating histories in rapidly changing industries. If AFX’s assumptions regarding these risks and uncertainties, which it uses to plan and operate its business, are incorrect or change, or if it does not address these risks successfully, its results of operations could differ materially from its expectations and its business, financial condition, results of operations and prospects could be adversely affected.

AFX’s ability to establish substantial commercial sales of its products is subject to many risks, any of which could prevent or delay revenue growth and adversely impact its customer relationships, business and results of operations.
AFX’s products may not be approved or accepted by customers, and may not be able to be sold profitably at prices sufficient to establish demand.
Potential customers for AFX products generally have established manufacturing processes and arrangements with suppliers of their product components and may have a resistance to changing these processes and components. These potential customers frequently impose lengthy and complex product qualification procedures on their suppliers, influenced by consumer preference, manufacturing considerations such as process changes and capital and other costs associated with transitioning to alternative components, supplier operating history, established business relationships and agreements, regulatory issues, product liability and other factors, many of which are unknown to, or not well understood by, us. Satisfying these processes may take many months. Similarly, AFX customers may have a resistance to accepting alternative compositions for those products. Additionally, AFX may be subject to product safety testing and may be required to meet certain regulatory and/or product safety standards. Meeting these standards can be a time-consuming and expensive process, and Innventure and AFX may invest substantial time and resources into such qualification efforts without ultimately securing approval.
If AFX is unable to convince these potential customers and the consumers who purchase end-products containing AFX products that use of such products is to their benefit, AFX will not be successful in entering those markets and its business will be adversely affected. Successfully marketing AFX’s products requires that the company continue to improve production, logistics, quality, sales, marketing, digital, managerial, compliance, and related capabilities or make arrangements with third parties to perform these services. If AFX is unable to establish adequate marketing, sales and distribution capabilities, whether independently or with third parties, AFX may not be able to appropriately commercialize such products. There is no assurance that AFX will be able to successfully maintain or increase sales and respond to shifting consumer and Consumer Packaged Goods (“CPG”) buying requirements.
AFX may not be able to meet applicable regulatory requirements for the use of AFX’s products in food grade applications, and, even if the requirements are met, complying on an ongoing basis with the numerous regulatory requirements applicable to AFX’s products and AFX’s facilities will be time-consuming and costly.
The use of AFX’s products in food grade applications is subject to regulation by the U.S. Food and Drug Administration (“FDA”). The FDA has established certain guidelines for the use of recycled plastics in food packaging, as set forth in the “Guidance for Industry - Use of Recycled Plastics in Food Packaging: Chemistry Considerations (August 2006).” In order for AFX’s products to be used in food grade applications, AFX will be required to partner with customers or third-party co-manufacturers that possess the required food certifications to do the filling of AFX’s package.
The process of obtaining FDA regulatory approval requires the expenditure of substantial time, of up to one year, and significant financial resources. If AFX decides to partner with qualified customers or third-party co-manufacturers to fill AFX’s package, the search for and negotiations required for such partnerships would require significant time, effort, and financial resources to complete, and may not result in a successful production partnership. All of the above would have an adverse effect on AFX’s business, financial condition, results of operations and prospects.
Furthermore, changes in regulatory requirements, laws and policies, or evolving interpretations of existing regulatory requirements, laws and policies, may result in increased compliance costs, delays, capital expenditures and other financial obligations that could adversely affect AFX’s business, financial condition, results of operations and prospects.
AFX expects to encounter regulations in most if not all of the countries in which AFX may seek to expand, and AFX cannot be sure that it will be able to obtain necessary approvals in a timely manner or at all. If AFX’s products do not meet applicable regulatory requirements in a particular country or at all, then AFX may face reduced market demand in those countries and AFX’s business, financial condition, results of operations and prospects will be adversely affected.
The various regulatory schemes applicable to AFX’s products will continue to apply following initial approval. Monitoring regulatory changes and ensuring our ongoing compliance with applicable requirements is time-consuming and may affect AFX’s business, financial condition, results of operation and prospects. If AFX fails to comply with such requirements on an ongoing basis, AFX may be subject to fines or other penalties, or may be prevented from selling its products, and AFX’s business, financial condition, results of operation and prospects may be harmed.
Risks Related to Accelsius’ Operations
Accelsius is an early-stage company, and its limited operating history makes it difficult to evaluate its future prospects and the risks and challenges it may encounter.
Accelsius has been focused on developing and commercializing data center cooling products since its inception in 2022 and has just delivered its first customer proof-of-concept pilots in Q2 2024. This limited operating history makes it difficult to evaluate Accelsius’ future prospects and the risks and challenges it may encounter. Risks and challenges Accelsius has faced or expects to face include, but are not limited to, its ability to:
•develop and commercialize its data center cooling products;
•design and deliver data center cooling products of acceptable performance;
•increase sales revenue of its connectivity products;
•forecast its revenue and budget for and manage its expenses;
•attract new customers and commercial relationships;
•compete successfully in the industry in which it operates;
•plan for and manage capital expenditures for its current and future products, and manage its supply chain and supplier relationships related to its current and future products;
•find, contract with, and retain reliable and commercially reasonable materials, components, and inventory vendors;
•comply with existing and new or modified laws and regulations applicable to its business in and outside the United States, including compliance requirements of U.S. customs and export regulations;
•anticipate and respond to macroeconomic changes and changes in the markets in which it operates;
•maintain and enhance the value of its reputation and brand;
•develop and protect intellectual property;
•hire, integrate and retain talented people at all levels of its organization;
•successfully defend itself in any legal proceeding that may arise and enforce its rights in any legal proceedings it may initiate; and
•manage and mitigate the adverse effects on its business of any public health emergencies, natural disasters, widespread travel disruptions, security risks including IT security, data privacy, cyber risks, international conflicts, geopolitical tension and other events beyond its control.
If Accelsius fails to address the risks and difficulties that it faces, including those associated with the challenges listed above, its business, financial condition, results of operations, prospects and that of Innventure, could be adversely affected. Further, because Accelsius has limited historical financial data and operates in a rapidly evolving and highly competitive market, any predictions about its future revenue and expenses may not be as accurate as they would be if Accelsius had a longer operating history or operated in a more predictable market. Accelsius has encountered in the past, and will encounter in the future, risks and uncertainties frequently experienced by growing companies with limited operating histories in rapidly changing industries. If Accelsius’ assumptions regarding these risks and uncertainties, which it uses to plan and operate its business, are incorrect or change, or if it does not address these risks successfully, its results of operations could differ materially from its expectations and its business, financial condition, results of operations and prospects could be adversely affected.
The market, including customers and potential investors, may be skeptical of the viability and benefits of Accelsius’ cooling products because they are based on a relatively novel and complex technology.
The market, including customers and potential investors, may be skeptical of the viability and benefits of Accelsius’ cooling products because they are based on a relatively novel and complex technology. There can be no assurance that Accelsius’ products will be understood, approved, or accepted by customers and potential investors or that Accelsius will be able to sell its products profitably at competitive prices and with features sufficient to establish demand. If Accelsius is unable to convince these potential customers of the utility and value of its products or that its cooling solutions are superior to those they currently use, Accelsius will not be successful in entering those markets and its business and results of operations will be adversely affected. If potential investors are skeptical of the success of Accelsius’ cooling products, its ability to raise capital and the value of Innventure stock may be adversely affected.
Accelsius’ cooling products may be subject to increased regulatory scrutiny due to their use of working fluid refrigerants that contain fluorine.
The market and/or regulatory agencies inside and outside the U.S. may elect to curtail the use of polyfluoroalkyl substances (PFAS), including hydrofluoroolefins (HFOs) and hydrochlorofluoroolefins (HCFOs), due to their persistence in the environment, their global warming potential, or their ozone depletion potential. While Accelsius is working to ensure industry best practices use of these commonly available refrigerants as working fluids in Accelsius’ cooling products, unforeseen regulatory changes that limit availability or manufacturing capacity or increase material prices would adversely affect Accelsius business.
Risks Related to Intellectual Property
Innventure may be unable to sufficiently protect the intellectual property rights of itself and the Innventure Companies and may encounter disputes from time to time relating to its use of the intellectual property of third parties.
Innventure and the Innventure Companies’ core business relies on intellectual property acquired or licensed from MNCs. Innventure monitors and protects against activities that might infringe, dilute, misappropriate or otherwise violate that intellectual property and relies on the relevant patent, trademark and other laws of the U.S. and other countries. However, Innventure, the Innventure Companies, and their MNC partners may be unable to prevent their employees, consultants or other third parties from infringing, diluting or misappropriating their intellectual property or from otherwise violating obligations with respect to their intellectual property and confidential information, which could have a material adverse effect on Innventure and the Innventure Companies’ business, financial condition, results of operations and prospects.
Even upon the registration of their intellectual property rights, there is no certainty that Innventure’s, the Innventure Companies’ or their MNC partners’ intellectual property rights will provide them with substantial protection or commercial benefit. Despite Innventure, the Innventure Companies’ and their MNC partners’ efforts to protect their intellectual property, some of their innovations may not be protectable, and their intellectual property rights may offer insufficient protection from competition or unauthorized use, lapse or expire, be challenged, narrowed, invalidated, misappropriated by third parties, or be deemed unenforceable or abandoned. In addition, the laws of some non-U.S. jurisdictions, particularly those of certain emerging markets, provide less protection for Innventure and the Innventure Companies’ intellectual property rights than the laws of the U.S. and present greater risks of infringement, misappropriation, dilution or other misuse. To the extent Innventure, the Innventure Companies, and their MNC partners cannot protect their intellectual property and confidential information, unauthorized use and misuse of that intellectual property could harm their competitive position and have a material adverse effect on Innventure’s business, financial condition, results of operations and prospects.
Furthermore, regulations governing domain names may not protect Innventure’s and the Innventure Companies’ trademarks and other proprietary rights that may be displayed on or in conjunction with their website and other marketing media. Innventure may be unable to prevent third parties from acquiring or retaining domain names that are similar to, infringe upon, or diminish the value of their respective trademarks and other proprietary rights.
Despite Innventure’s efforts to protect these rights, unauthorized third parties may attempt to duplicate or copy the proprietary aspects of its technology and processes. Innventure’s competitors and other third parties independently may design around or develop similar technology or otherwise duplicate Innventure’s services or products such that Innventure could not assert its intellectual property rights against them. In addition, Innventure’s contractual arrangements may not effectively prevent disclosure of its intellectual property and confidential and proprietary information or provide an adequate remedy in the event of an unauthorized disclosure. Measures in place may not prevent misappropriation or infringement of Innventure’s intellectual property or proprietary information and the resulting loss of competitive advantage, and Innventure may be required to litigate to protect its intellectual property and proprietary information from misappropriation or infringement by others, which is expensive, could cause a diversion of resources and may not be successful.
Innventure also may encounter disputes from time to time concerning intellectual property rights of others, and it may not prevail in these disputes. Third parties may raise claims against Innventure alleging that Innventure, its employees, consultants or other third parties retained or indemnified by Innventure, infringe, dilute, misappropriate or otherwise violate their intellectual property rights. Some third-party intellectual property rights may be extremely broad, and it may not be possible for Innventure to conduct its operations in such a way as to avoid all alleged violations of such intellectual property rights and thus, Innventure cannot be certain that its technologies or products and services do not infringe valid patents, trademarks, copyrights or other proprietary rights held by third parties. Given the complex, rapidly changing and competitive technological and business environment in which Innventure operates, and the potential risks and uncertainties of intellectual property-related litigation, an assertion of an infringement claim against Innventure may cause Innventure to spend significant amounts to defend the claim, even if Innventure ultimately prevails, pay significant money damages, lose significant revenues, be prohibited from using the relevant systems, processes, technologies or other intellectual property (temporarily or permanently), cease offering certain products or services, or incur significant license, royalty or technology development expenses.
Moreover, it has become common in recent years for individuals and groups to purchase intellectual property assets for the sole purpose of making claims of infringement and attempting to extract settlements from companies such as Innventure. Even in instances where Innventure believes that claims and allegations of intellectual property infringement against it are without merit, defending against such claims is time consuming and expensive and could result in the diversion of time and attention of Innventure’s management and employees. In addition, although in some cases a third-party may have agreed to indemnify Innventure for such costs, such indemnifying party may refuse or be unable to uphold its contractual obligations. In other cases, insurance may not cover potential claims of this type adequately or at all, and Innventure may be required to pay monetary damages, which may be significant.
General Risk Factors
Innventure, the Innventure Companies, and Innventure’s MNC partners may be negatively impacted by volatility in the political and economic environment, such geopolitical unrest, economic downturns and increases in interest rates, and a period of sustained inflation, which could have an adverse impact on Innventure’s and the Innventure Companies’ business, financial condition, results of operations and prospects.
Trade, monetary and fiscal policies, and political and economic conditions may substantially change, and credit markets may experience periods of constriction and variability. These conditions may impact Innventure’s business. Further rising inflation may negatively impact Innventure and the Innventure Companies’ business and raise its costs. While Innventure and the Innventure Companies will take actions, wherever possible, to reduce the impact of the effects of inflation, in the case of sustained inflation, it could become increasingly difficult to effectively mitigate the increases to Innventure and the Innventure Companies’ costs. If Innventure and the Innventure Companies are unable to take actions to effectively mitigate the effect of the resulting higher costs, Innventure’s business, financial condition, results of operations and prospects could be adversely impacted.
The Federal Reserve recently raised interest rates multiple times in response to concerns about inflation and it may raise them again. Higher interest rates, coupled with reduced government spending and volatility in financial markets may increase economic uncertainty and affect Innventure and the Innventure Companies’ suppliers and potential customers. If the equity and credit markets deteriorate, including as a result of political or economic unrest or war, it may make necessary debt or equity financing. Increased inflation rates can adversely affect Innventure and the Innventure Companies by increasing its costs, including labor and employee benefit costs. In addition, higher inflation, macro turmoil, uncertainty and market-wide liquidity concerns could also adversely affect Innventure and the Innventure Companies’ suppliers and potential customers, which could have an adverse impact on Innventure’s business, financial condition, results of operations and prospects.
Innventure, the Innventure Companies, and their MNC partners face risks and uncertainties related to litigation, regulatory actions and investigations.
Innventure, the Innventure Companies, and their MNC partners are subject to, and may become a party to, a variety of litigation, other claims, suits, regulatory actions and government investigations and inquiries. In addition, from time to time, we may also be involved in legal proceedings and investigations arising in the ordinary course of business, including those relating to employment matters, relationships with collaboration partners, intellectual property disputes, and other business matters. Any such claims or investigations may be time-consuming, costly, divert management resources, or otherwise have a material adverse effect on its business or results of operations.
The results of litigation and other legal proceedings are inherently uncertain and adverse judgments or settlements in some or all of these legal disputes may result in materially adverse monetary damages or injunctive relief against Innventure and the Innventure Companies. Any claims or litigation, even if fully indemnified or insured, could damage its reputation and make it more difficult to compete effectively or obtain adequate insurance in the future.
Cyber-attacks or a failure in Innventure’s information technology and data security infrastructure could adversely affect Innventure’s business and operations.
Innventure relies on information technology systems in connection with various aspects of the operation of its business. Innventure’s business and that of the Innventure Companies depend on the integrity of such information technology systems, which are inherently susceptible to a number of threats, including, but not limited to, viruses, ransomware, malware, malicious codes, hacking, phishing, denial of service actions, human error, network failures, electronic loss of data and other electronic security breaches. A successful material cyber-attack may result in the loss or compromise of customer, financial or operational data, theft of intellectual property, disruption of billing, collections or normal manufacturing activities, disruption of data analytics and electronic monitoring and control of operational systems, loss of revenue, ransomware payments, remediation costs related to lost, stolen or compromised data, repairs to infrastructure, physical systems or data processing systems, increased cybersecurity protection costs or violation of United States and international privacy laws, which may result in litigation. Any of these occurrences could harm Innventure’s reputation or have a material adverse effect on its business, financial condition, results of operation and prospects. Innventure has implemented measures to mitigate potential risks associated with information technology disruptions and cybersecurity threats; however, there is no assurance that these measures will prevent cyber-attacks or security breaches. Although Innventure periodically assesses these risks, implements controls and performs business continuity and disaster recovery planning, it cannot be sure that interruptions with material adverse effects will not occur.
Furthermore, data privacy laws continue to evolve in various jurisdictions, including the scope of consumer and commercial privacy protections. It is possible that data privacy laws, including those that may develop regarding new technologies such as artificial intelligence, may be interpreted in various jurisdictions to apply to our business in the future. As our business grows, it is therefore possible that we will have a higher regulatory risk profile and increased costs as we seek to comply with new regulatory requirements related to the processing of personal and commercial data.

Investors’ expectations of Innventure’s performance relating to environmental, social and governance (“ESG”) factors may impose additional costs and expose it to new risks.
There is an increasing focus from investors, employees, customers and other stakeholders concerning corporate responsibility, specifically related to ESG matters. Some investors may use these non-financial performance factors to guide their investment strategies and, in some cases, may choose not to invest in Innventure if they believe its policies and actions relating to corporate responsibility are inadequate. The growing investor demand for measurement of non-financial performance is addressed by third-party providers of sustainability assessments and ratings with respect to public companies. The criteria by which Innventure’s corporate responsibility practices are assessed may change due to changes in the sustainability landscape, which could cause it to undertake costly initiatives to satisfy such new criteria. If Innventure elects not to or is unable to satisfy such new criteria, investors may conclude that its policies and/or actions with respect to corporate social responsibility are inadequate. Innventure may face reputational damage in the event that it does not meet the ESG standards set by various constituencies.
Climate change, or legal, regulatory or market measures to address climate change may materially adversely affect Innventure’s financial condition and business operations.
Climate change resulting from increased concentrations of carbon dioxide and other greenhouse gases in the atmosphere could present risks to Innventure and the Innventure Companies’ future operations from natural disasters and extreme weather conditions, such as hurricanes, tornadoes, earthquakes, wildfires or flooding. Such extreme weather conditions could pose physical risks to Innventure’s and the Innventure Companies’ facilities and disrupt operation of Innventure and the Innventure Companies’ supply chain and may impact operational costs. The impacts of climate change on global resources may result in scarcity, which could in the future impact Innventure and the Innventure Companies’ ability to access sufficient equipment and materials in certain locations and result in increased costs. Concern over climate change could result in new legal or regulatory requirements designed to mitigate the effects of climate change on the environment. If such laws or regulations are more stringent than current legal or regulatory requirements, Innventure and the Innventure Companies may experience increased compliance burdens and costs to meet the regulatory obligations and may adversely affect raw material sourcing, manufacturing operations and the distribution of Innventure and the Innventure Companies’ products.
Changes in tax laws could adversely affect Innventure and the Innventure Companies.
Innventure and the Innventure Companies operate in various jurisdictions and are subject to changes in applicable tax laws, treaties, or regulations in those jurisdictions. A material change in the tax laws, treaties, or regulations, or their interpretation, of any jurisdiction with which Innventure and the Innventure Companies do business, or in which Innventure and the Innventure Companies have significant operations, could adversely affect Innventure.
For example, during October 2021, the Organisation for Economic Cooperation and Development (the “OECD”) announced that 136 countries and tax jurisdictions have agreed to implement a new “Two Pillar” approach to international taxation. The first detailed draft rules under that approach were published in December 2021. Most countries are expected to introduce new rules in line with the Two Pillar approach for the first time in 2024, although different countries are likely to implement these changes at different times and in different ways, through their individual agreement to tax treaty changes and through changes to their own domestic tax laws.
The first pillar will first establish a new taxing right for countries in which a business has a significant economic presence, even though it may not have the degree of physical presence in that country needed to establish a taxing right under existing tax treaties. This new taxing right is subject to several conditions, exclusions and exceptions, and will initially affect only multinational enterprises with global turnover above 20 billion euros.
The second pillar will establish a Global Minimum Tax Rate of 15%, such that multinational enterprises with an effective tax rate in a jurisdiction below this minimum rate will need to pay additional tax, which could be collected by the parent company’s tax authorities or by those in other countries, depending on whether and how each country implements the OECD’s approach in its tax treaties and domestic tax legislation.

Depending on how the jurisdictions in which Innventure and the Innventure Companies operate choose to implement the OECD’s approach in their tax treaties and domestic tax laws, Innventure and the Innventure Companies could be adversely affected due to its income being taxed at higher effective rates, once these new rules come into force.
Innventure will incur significant increased expenses and administrative burdens as a public company, which could have an adverse effect on its business, financial condition and results of operations.
Innventure will face increased legal, accounting, administrative and other costs and expenses as a public company that Innventure LLC did not incur as a private company. The Sarbanes-Oxley Act, including the requirements of Section 404 thereof, as well as rules and regulations subsequently implemented by the SEC, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the rules and regulations promulgated and to be promulgated thereunder, the Public Company Accounting Oversight Board (United States) and the securities exchanges, impose additional reporting and other obligations on public companies. Compliance with public company requirements will increase costs and make certain activities more time-consuming. A number of those requirements will require Innventure to carry out activities Innventure has not done previously. For example, Innventure has created new board committees and adopted new internal controls and disclosure controls and procedures. In addition, additional expenses associated with SEC reporting requirements will be incurred. Furthermore, if any issues in complying with those requirements are identified (for example, if the auditors identify material weaknesses in addition to those disclosed herein or a significant deficiency in the internal control over financial reporting), Innventure could incur additional costs rectifying those issues, and the existence of those issues could adversely affect Innventure’s reputation or investor perceptions of it. It may also be more expensive to obtain director and officer liability insurance in such a situation. Risks associated with Innventure’s status as a public company may make it more difficult to attract and retain qualified persons to serve on the Board or as executive officers. The additional reporting and other obligations imposed by these rules and regulations will increase legal and financial compliance costs and the costs of related legal, accounting and administrative activities. These increased costs will require Innventure to divert a significant amount of money that could otherwise be used to expand the business and achieve strategic objectives. Advocacy efforts by stockholders and third parties may also prompt additional changes in governance and reporting requirements, which could further increase costs.
Innventure’s failure to timely and effectively implement controls and procedures required by Section 404(a) of the Sarbanes-Oxley Act could negatively impact its business.
Innventure LLC was not subject to Section 404 of the Sarbanes-Oxley Act. However, Innventure will in the future be required to provide management’s attestation on internal controls in accordance with the Sarbanes-Oxley Act. The standards required for a public company under Section 404(a) of the Sarbanes-Oxley Act are significantly more stringent than those required of Innventure LLC as a privately held company. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that will be applicable. If Innventure is not able to implement the additional requirements of Section 404(a) in a timely manner or with adequate compliance, it may not be able to assess whether its internal controls over financial reporting are effective, which may subject it to adverse regulatory consequences and could harm investor confidence and the market price of its securities.

USE OF PROCEEDS
All of the shares of Common Stock offered by the Selling Stockholders pursuant to this prospectus will be sold by the Selling Stockholders for their respective accounts. The Selling Stockholders may offer, sell or distribute all or a portion of the securities hereby registered publicly or through private transactions at prevailing market prices or at negotiated prices.
We will not receive any of the proceeds from such sales of the shares of our Common Stock by the Selling Stockholders. However, we may receive (i) up to $75.0 million in aggregate gross proceeds from sales of shares of Common Stock to Yorkville pursuant to the SEPA, from time to time in our discretion after the date of the registration statement that includes this prospectus and subject to satisfaction of other conditions in the SEPA, and (ii) de minimis gross proceeds upon exercise of the WTI Warrants, to the extent such warrants are exercised for cash. We will bear all costs, expenses and fees in connection with the registration of our Common Stock. The Selling Stockholders will bear all commissions, discounts and certain other limited expenses, if any, attributable to their respective sales of our Common Stock.
Unless we inform you otherwise in a prospectus supplement or free writing prospectus, we intend to use the net proceeds from the issuance of shares to Yorkville pursuant to the SEPA and from the exercise of the WTI Warrants for general corporate purposes, which may include acquisitions or other strategic investments or repayment of outstanding indebtedness.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Defined terms included below shall have the same meaning as terms defined and included elsewhere in this prospectus.
Introduction
Innventure is providing the following unaudited pro forma condensed combined financial information to aid you in your analysis of the financial aspects of the Business Combination.
Learn CW was a blank check company incorporated on February 21, 2021 as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. On October 13, 2021, Learn CW consummated its initial public offering (the “IPO”) of 23,000,000 units, which included the issuance of 3,000,000 units as a result of the underwriter’s full exercise of their over-allotment option (the “Units”), each Unit consisting of one Class A ordinary share of the Company, par value $0.0001 per share (the “Public Shares”) and one-half of one redeemable warrant of the Company (each, a “Public Warrant”), each whole Public Warrant entitling the holder thereof to purchase one Class A ordinary share for $11.50 per share, subject to adjustment. The Units were sold at a price of $10.00 per Unit, and the IPO generated gross proceeds of $230,000,000. Simultaneously with the closing of the IPO, Learn CW consummated a private placement (the “Private Placement”) with the Sponsor of an aggregate of 7,146,000 private placement warrants at a price of $1.00 per Private Placement Warrant, generating gross proceeds to the Company of $7,146,000. Following the closing of the IPO on October 13, 2021, a total of $230,000,000 ($10.00 per Public Unit) of the net proceeds from the IPO and the Private Placement were deposited in a trust account (the “Trust Account”) established for the benefit of the Company’s public stockholders at a U.S. based trust account.
On October 11, 2023, Learn CW held an extraordinary general meeting of stockholders to approve amendments to the Cayman constitutional documents (such proposal to be voted on, the “Extension Amendment Proposal”), at which Learn CW shareholders approved the Extension Amendment. Approximately 59% of the Public Shares in the Trust were redeemed in connection with the Extension Amendment with a proportional reduction in the Trust Account after the satisfaction of such redemptions.
Innventure, (together with its subsidiaries) founds, funds, and operates companies with a focus on transformative, sustainable technology solutions acquired or licensed from MNCs. As owner-operators, Innventure takes what it believes to be breakthrough technologies from early evaluation to scaled commercialization utilizing an approach designed to help mitigate risk as it builds disruptive companies that it believes have the potential to achieve a target enterprise value of at least $1 billion. Innventure defines “disruptive” as innovations that have the ability to significantly change the way businesses, industries, markets and/or consumers operate. Innventure’s headquarters is located in Orlando, Florida.
The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.”
Description of the Business Combination
On October 24, 2023, Learn CW and Innventure LLC, entered into a Business Combination Agreement, with Holdco, LCW Merger Sub and Innventure Merger Sub. On September 30, 2024, Learn CW held an extraordinary general meeting of its shareholders to, among other things, approve the Business Combination of Learn CW, Legacy Innventure (as defined below), and Holdco, pursuant to the transactions contemplated by the Business Combination Agreement. On October 2, 2024, Learn CW and Innventure LLC consummated the Business Combination. Following the closing of the Business Combination, each of Learn CW and Innventure LLC became a subsidiary of Holdco, Holdco became a publicly traded company, and Holdco changed its name to “Innventure, Inc.” (“INV”).
The aggregate consideration (the “Merger Consideration”) paid to the holders of Innventure LLC’s outstanding equity and profits interests and warrants, other than the Class PCTA Units and the Class I Units (such holders, the “Innventure Members”), at the Closing consists of a number of shares of Common Stock equal to (i) (A) $435 million minus (B) the outstanding indebtedness as of the Closing (not including Indebtedness from any Additional Financing (terms used as defined in the Business Combination Agreement)) plus (C) cash and cash equivalents (not including cash from any Additional Financing) held by Innventure LLC and its direct and indirect subsidiaries (“Legacy Innventure”) as of the Closing, divided by (ii) $10.00. A portion of the aggregate Merger Consideration also included right to receive certain Company Earnout Shares (as defined below).
Accounting Treatment of the Business Combination
This Business Combination has been accounted for as a reverse recapitalization. Under this method of accounting, Learn CW has been treated as the “acquired” company for financial reporting purposes. This determination is based on the fact that subsequent to the Business Combination:
•Legacy Innventure equity holders have a majority of the voting power of Innventure,
•Legacy Innventure comprises all of the ongoing operations of Innventure,
•Legacy Innventure has appointed a majority of the governing body of Innventure, and
•Legacy Innventure’s senior management comprises all of the senior management of Innventure.
Accordingly, the consolidated assets, liabilities and results of operations of Legacy Innventure have now become the historical financial statements of the combined entity; the assets, liabilities and results of operations of Learn CW were consolidated with Legacy Innventure beginning on the Closing Date. For accounting purposes, the financial statements of the combined entity represent a continuation of the financial statements of Legacy Innventure. The net assets of Learn CW are stated at historical costs, with no goodwill or other intangible assets recorded.
Basis of Pro Forma Presentation
The unaudited pro forma condensed combined balance sheet as of June 30, 2024 gives pro forma effect to the Business Combination as if it had been consummated as of June 30, 2024. The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2024 and for the year ended December 31, 2023 give pro forma effect to the Business Combination as if it had been consummated as of January 1, 2023, the beginning of the earliest period presented. The unaudited pro forma condensed combined financial information should be read in conjunction with:
•the accompanying notes to the unaudited pro forma condensed combined financial statements;
•the historical audited consolidated financial statements of Legacy Innventure and the historical audited financial statements of Learn CW as of and for the year ended December 31, 2023, included in this prospectus;
•the historical unaudited condensed consolidated financial statements of Legacy Innventure and the historical unaudited condensed financial statements of Learn CW as of and for the six months ended June 30, 2024, included in this prospectus;
•the sections entitled “Learn CW Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the proxy statement/consent solicitation statement/prospectus (the “Definitive Proxy Statement”) filed with the SEC on September 10, 2024 (the “Definitive Proxy Statement”) and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in this prospectus; and
•“Shareholder Proposal No. 1—The Business Combination Proposal,” and other financial information included in the Definitive Proxy Statement.

The following unaudited pro forma condensed combined financial information has been prepared to illustrate the estimated effects of the Business Combination. It sets forth and is derived from:
•Legacy Innventure’s historical unaudited condensed consolidated financial statements as of and for the six months ended June 30, 2024, and Legacy Innventure’s historical audited consolidated financial statements as of and for the year ended December 31, 2023, as included in this prospectus, respectively;
•Learn CW’s historical unaudited condensed financial statements as of and for the six months ended June 30, 2024, and Learn CW’s historical audited financial statements as of and for the year ended December 31, 2023, as included in this prospectus, respectively;
•Pro forma transaction accounting adjustments to give effect to the Business Combination on the unaudited condensed combined balance sheet as of June 30, 2024, as if the Business Combination closed on June 30, 2024; and
•Pro forma adjustments to give effect to the Business Combination on the unaudited condensed combined statement of operations for the year ended December 31, 2023 and for the six months ended June 30, 2024, as if the Business Combination closed on January 1, 2023.
The following summarizes the number of shares of Common Stock outstanding following the consummation of the Business Combination:

Equity capitalization at Closing	Shares	%
Innventure Members(1)	38,494,999	86.3%
Learn CW public shareholders	1,027,674	2.3%
Learn CW Sponsor(2)	4,880,000	10.9%
Learn CW independent directors	120,000	0.3%
Sundry investors	80,000	0.2%
Total shares of Common Stock outstanding at closing of the Transactions	44,602,673	100.0%
__________________
(1)Represents 38,494,999 shares of Common Stock issued at the Closing as the Merger Consideration. This excludes issuance of up to 5,000,000 of Common Stock (the “Company Earnout Shares”) because at Closing none of the Milestones were achieved and therefore, considered a liability of Innventure and not an equity interest at Closing.
(2)Gives effect to the forfeiture of: (i) 750,000 Learn CW Class B Ordinary Shares pursuant to the Sponsor Support Agreement across all scenarios presented; and excludes 344,866 shares of Common Stock issued pursuant to the Sponsor Support Agreement the Sponsors received at Closing (the “Sponsor Earnout Shares”), subject to transfer restrictions and potential forfeit if the Milestones are not achieved within seven years because this interest is considered a liability to the Sponsor and not an equity interest at Closing.
The unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of Innventure following the Business Combination. The unaudited pro forma adjustments represent management’s estimates based on information currently available as of the date of these unaudited pro forma condensed combined financial statements and are subject to change as additional information becomes available and analyses are performed. The assumptions and estimates underlying the unaudited pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions used, including in respect of the matters further described in Note 1 hereto, to present the unaudited pro forma condensed combined financial information. Legacy Innventure and Learn CW have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between them.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF JUNE 30, 2024
(in thousands)

	Innventure Historical	Learn CW Historical	Transaction Accounting Adjustments		Pro Forma Combined
Assets
Cash, cash equivalents and restricted cash	$2,081	$205	$21,156	a, b, h, i, j, k, l	$23,442
Prepaid expenses and other current assets	1,797	267	(100)	b	1,964
Inventory	662	—	—		662
Due from related parties	7,681	—	—		7,681
Total Current Assets	12,221	472	21,056		33,749
Investments held in trust account	—	101,593	(101,593)	a, k	—
Investments	17,925	—	—		17,925
Property, plant and equipment, net	1,274	—	—		1,274
Other assets	972	—	—		972
Total Assets	$32,392	$102,065	$(80,537)		$53,920

Liabilities and Unitholders’ Capital
Accounts payable	$3,250	$8,018	$(7,160)	b	$4,108
Accrued employee benefits	6,582	—	—		6,582
Accrued expenses	1,709	—	(710)	b	999
Related party payables	508	—	—		508
Related party notes payable - current	1,000	—	13,000	j	14,000
Notes payable - current	772	—	—		772
Patent installment payable - current	525	—	—		525
Other current liabilities	286	587	(587)	b	286
Total Current Liabilities	14,632	8,605	4,543		27,780
Notes payable, net of current portion	403	—	—		403
Convertible promissory note, net	—	—	—		—
Convertible promissory note due to related party, net	—	3,800	(3,800)	i	—
Embedded derivative liability	—	—	—		—
Earnout liability	—	—	58,099	f	58,099
Patent installment payable, net of current	13,075	—	—		13,075
Warrant Liability	—	2,797	(1,725)	g	1,072
Other liabilities	577	—	—		577
Total Liabilities	28,687	15,202	57,117		101,006

Commitments and Contingencies
Mezzanine Capital
Class A ordinary shares; 9,338,421 shares at redemption value	—	101,593	(101,593)	a, c	—
Redeemable non-controlling Interest - Class I Units	4,126	—	—		4,126
Redeemable non-controlling Interest - Class PCTA Units	11,281	—	—		11,281
Unitholders' Deficit					—
Common Stock	—	—	6	c, d	6
Innventure Series B Preferred Stock	—	—	10,579	h, l	10,579
Class B Preferred Units	48,540	—	(48,540)	d	—
Class B-1 Preferred Units	3,323	—	(3,323)	d	—
Class A Units	1,950	—	(1,950)	d	—
Class C Units	940	—	(940)	d	—
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding	—	—	—		—

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF JUNE 30, 2024
(in thousands)

Class A ordinary shares, $0.0001 par value; 200,000,000 shares authorized; None issued and outstanding (excluding 9,338,421 shares subject to possible redemption)	—	—	—		—
Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized; 5,750,000 shares issued and outstanding	—	1	(1)	d	—
Additional paid-in capital	—	—	—	c, d, e, f, g, h, m	—
Accumulated deficit	(81,568)	(14,731)	4,933	b, e, j, m	(91,366)
Non-controlling interest	15,113	—	3,175	h	18,288
Total Unitholders’ Deficit	(11,702)	(14,730)	(36,061)		(62,493)
Total Liabilities, Mezzanine Capital, and Unitholders' Deficit	$32,392	$102,065	$(80,537)		$53,920
See accompanying notes to the unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2023
(in thousands, except share and per share data)

	Innventure Historical	Learn Historical	Transaction Accounting Adjustments		Pro Forma Combined
Revenue
Management fee income - related party	$892	$—	$—		$892
Consulting revenue	225	—	—		225
Total Revenue	1,117	—	—		1,117
Operating Expenses
General and administrative	17,589	6,204	14,794	aa	38,587
Sales and marketing	3,205	—	—		3,205
Research and development	4,001	—	—		4,001
Total Operating Expenses	24,795	6,204	14,794		45,793
Loss from Operations	(23,678)	(6,204)	(14,794)		(44,676)
Non operating (Expense) Income
Interest expense, net	(1,224)	—	(1,869)	ff	(3,093)
Interest earned on investments held in Trust Account	—	8,809	(8,809)	bb	—
Net loss on investments	(6,448)	—	—		(6,448)
Net gain on investments – related parties	232	—	—		232
Change in fair value of embedded derivative liability	766	—	—		766
Gain on settlement of deferred underwriting fees	—	556	(556)	dd	—
Change in fair value of warrant liability	—	746	(460)	cc	286
Equity method investment loss	(632)	—	—		(632)
Total Non-operating (Expense) Income	(7,306)	10,111	(11,694)		(8,889)
Income tax expense	—	—	—		—
Net (Loss) Income	$(30,984)	$3,907	$(26,488)		$(53,565)

Net loss attributable to non-controlling interests	(139)	—	(5,366)	ee	(5,505)

Net (loss)/ income attributable to controlling interests	$(30,845)	$3,907	$(21,122)		$(48,060)

Net income/(loss) per share (Note 2)
Basic and diluted net income per share, Class A ordinary shares/common stock	$—	$0.14	$—		$(1.10)
Weighted average shares outstanding of Class A ordinary shares/common stock	—	23,000,000	21,602,673		44,602,673
Basic and diluted net income per share, Class B ordinary shares	$—	$0.14	$—
Weighted average shares outstanding of Class B ordinary shares	—	5,750,000	(5,750,000)
See accompanying notes to the unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE SIX MONTHS ENDED JUNE 30, 2024
(in thousands, except share and per share data)

	Innventure Historical	Learn Historical	Transaction Accounting Adjustments		Pro Forma Combined
Revenue
Management fee income - related parties	$447	$—	$—		$447
Total Revenue	447	—	—		447
Operating Expenses
General and administrative	16,283	2,928	—		19,211
Sales and marketing	2,549	—	—		2,549
Research and development	3,433	—	—		3,433
Total Operating Expenses	22,265	2,928	—		25,193
Loss from Operations	(21,818)	(2,928)	—		(24,746)
Non operating (Expense) Income
Interest expense, net	(448)	—	(935)	ii	(1,383)
Interest earned on investments held in Trust Account	—	638	—		638
Net (loss) gain on investments	4,399	—	—		4,399
Net (loss) gain on investments – due to related parties	(160)	—	—		(160)
Change in fair value of embedded derivative liability	(478)	—	—		(478)
Gain on settlement of deferred underwriting fees	—	—	—		—
Change in fair value of warrant liability	—	(2,424)	1,495	gg	(929)
Equity method investment income	784	—	—		784
Loss on conversion of promissory notes	(1,119)	—	—		(1,119)
Total Non-operating (Expense) Income	2,978	(1,786)	560		1,752
Income tax expense	—	—	—		—
Net (Loss) Income	$(18,840)	$(4,714)	$560		$(22,994)

Net loss attributable to non-controlling interests	(6,333)	—	4,777	hh	(1,556)

Net (loss)/ income attributable to controlling interests	$(12,507)	$(4,714)	$(4,217)		$(21,438)

Net income/(loss) per share (Note 2)
Basic and diluted net income per share, Class A ordinary shares/common stock	$—	$(0.31)	$—		$(0.49)
Weighted average shares outstanding of Class A ordinary shares/common stock	—	9,338,422	35,264,251		44,602,673
Basic and diluted net income per share, Class B ordinary shares	$—	$(0.31)	$—
Weighted average shares outstanding of Class B ordinary shares	—	5,750,000	(5,750,000)
See accompanying notes to the unaudited pro forma condensed combined financial information.

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
1.Adjustments to Unaudited Pro Forma Condensed Combined Financial Information
The unaudited pro forma condensed combined financial information has been presented for illustrative purposes only and is not necessarily indicative of the operating results and financial position that would have been achieved had the Business Combination occurred on the dates indicated.
The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X. Innventure has elected not to present management adjustments and will only be presenting transaction accounting adjustments in the accompanying unaudited pro forma condensed combined financial information. There are no autonomous entity adjustments required because Legacy Innventure existed autonomously prior to the Business Combination. The historical financial information has been adjusted to reflect the pro forma adjustments that are directly attributable to the Business Combination.
The pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had the post-combination company filed consolidated income tax returns during the periods presented. The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statement of operations are based upon the weighted average number of Innventure shares outstanding for the year ended December 31, 2023 and for the six months ended June 30, 2024, assuming the Business Combination occurred on January 1, 2023.
The Transactions allowed Learn CW Public Warrants to be reclassified to equity. As such, the Learn CW Public Warrants were remeasured at fair value at closing and transferred at that value to equity. The equity classified public warrants will not be subject to subsequent remeasurement.
Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet
The following adjustments included in the unaudited pro forma condensed combined balance sheet as of June 30, 2024 are as follows:
Transaction Accounting Adjustments:
(a)Reflects the liquidation and reclassification of $11,342 of funds held in the Trust Account to cash that became available following the Business Combination together with the redemption by shareholders of their Class A common stock in exchange for $90,701 in cash.
(b)Reflects incremental transaction costs incurred by Innventure of approximately $6,717 (increasing accumulated deficit), the reclassification of accrued transaction costs and accounts payable amounting to $710 and $7,160, respectively, that were paid upon Closing and the reclassification of prepaid expenses - transaction costs amounting to $100 and the reclassification of other current liabilities (deferred credits for transaction costs) amounting to $587. The net reduction in cash of this adjustment was $15,074.
(c)Reflects the reclassification of approximately $10,892 of shares of Learn CW’s Class A ordinary shares subject to possible redemption to permanent equity (Common Stock of $1 and Additional paid-in capital of $10,891).
(d)Reflects the recapitalization of $54,754 of Innventure Units, the issuance of 43,494,999 shares of Common Stock to Innventure Unitholders as consideration for the reverse recapitalization and the conversion of Learn CW’s Class B ordinary shares to Common Stock (together $5) with a net increase of $54,749 in Additional paid-in capital.
(e)Reflects the elimination of Learn CW historical accumulated deficit of $14,731 by reducing Additional paid-in capital upon Closing.
(f)Reflects the fair value of (i) Company Earnout Shares contingently issuable to the Innventure Members at Closing and (ii) Sponsor Earnout Shares that are issued at Closing but subject to the same earnout contingencies; and reflected as a liability with a corresponding decrease in Additional paid-in capital. The preliminary fair value of $58,099 was determined based on the closing stock price of LCW on October 2, 2024. A Monte Carlo simulation was completed which approximated the closing stock price because the probability that the contingencies will be resolved is considered to be virtually certain. The fair values of the Company Earnout Shares and the Sponsor Earnout Shares are subject to change as additional information becomes available and additional analyses are performed. Such changes could be material once the final valuation is determined at the Closing of the Business Combination. Subsequent changes in the fair value of the earnout liability will flow through the consolidated statement of operations until contingencies are resolved and shares are issued and the liability is transferred at its final fair value to equity.
(g)Reflects an adjustment of $1,725 to account for reclassification of Learn CW Public Warrants from liabilities to stockholders’ equity thereby increasing Additional paid-in capital.
(h)Reflects additional cash deposited of $6,559 through September 30, 2024 and the issuance of Class A preferred units of Accelsius in the amount of $3,175 (reflected as an increase in Non-controlling interest) and Series B preferred units of Innventure in the amount of $3,384 (reflected as an increase in Additional paid-in capital), subsequent to June 30, 2024. Also reflects additional cash deposited at Closing of $11,020 for the issuance of Innventure Series B Preferred Shares.
(i)Reflects the repayment of the Learn CW Convertible Promissory Note due to the Sponsor which becomes repayable at Closing in the amount of $3,800.
(j)Reflects the effect of the execution on August 20, 2024 and August 22, 2024 of two unsecured short-term promissory note with related parties for $10,000 plus a $1,000 loan fee and $2,000 plus interest at 11.5%, respectively. Later on October 1, 2024, terms of both these notes were restated with one note consisting of a principal amount of $10,000 plus interest at 15.99% and the other note consisting of $1,000 plus interest of 13.5% interest. Both notes are repayable on January 31, 2025.
(k)Reflects the transfer of $450 from cash to the Learn CW Trust Account after June 30, 2024 that was required to be deposited into the Trust Account to extend the period of time Learn CW has to consummate a business combination.
(l)Reflects the payment of equity issuance costs paid at Closing in the amount of $441.
(m)Reflects the reclassification of negative Additional paid-in capital balance of $2,081 to accumulated deficit.
Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations
Innventure did not pay the one-time anticipated cash award at Closing in the amount of $2,800 because given the level of redemptions and continuing need for cash the Company has deferred and potentially may cancel these payments. As such the potential cash award is no longer recognized as a pro forma adjustment. Furthermore, at Closing Innventure had not yet undertaken compensation studies to decide upon the appropriate executive compensation package which may include some element of stock-based compensation. Therefore, no pro forma adjustment has been recorded.
The following pro forma adjustments included in the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2023, are as follows:
(aa)Reflects the incremental transaction costs incurred by Innventure of approximately $14,794 as if incurred on January 1, 2023, the date the Business Combination occurred for the purposes of the unaudited pro forma condensed combined statement of operations. This is a non-recurring item.
(bb)Reflects elimination of investment income and unrealized loss on investments held in the Trust Account.
(cc)Reflects the elimination of fair value movements related to the reclassification of Learn CW Public Warrants from liability to equity classification.

(dd)Reflects the elimination of the gain on settlement of deferred underwriting fees following the resignation of the underwriters from their role in the Business Combination and their agreement to waive their deferred underwriting fees.
(ee)Reflects the allocation of income loss to Class PCTA and Class I Units in form of net income to non-controlling interests as these units will be present in the combined entity post Business Combination. The amount allocated to these units is based on the amount accreted during the period for the portions of business related to these units.
(ff)Reflects the interest expense related to debt financing raised in the form of unsecured promissory notes as described in adjustment (j) above. Interest is calculated, assuming the notes were outstanding from January 1, 2023, based on the interest rate and principal amounts applicable on the final date (subsequent to the amendment and restatement of the notes).
The following pro forma adjustments included in the unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2024 are as follows:
(gg)Reflects the elimination of fair value movements related to the reclassification of Learn CW Public Warrants from liability to equity classification.
(hh)Reflects the allocation of income loss to Class PCTA and Class I Units in form of net income to non-controlling interests as these units will be present in the combined entity post Business Combination. The amount allocated to these units is based on the amount accreted during the period for the portions of business related to these units.
(ii)Reflects the interest expense related to debt financing raised in the form of unsecured promissory notes as described in adjustment (j) above. Interest is calculated, assuming the notes were outstanding from January 1, 2024, based on the interest rate and principal amounts applicable on the final date (subsequent to the amendment and restatement of the notes).
2.Loss per Share
Net loss per share is calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding since January 1, 2023. As the Business Combination and related equity transactions are being reflected as if they had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Business Combination have been outstanding for the entirety of all periods presented. This calculation is retroactively adjusted to eliminate the shares actually redeemed, for the entire period.

The unaudited pro forma condensed combined financial information has been prepared considering the actual redemptions into cash of Common Stock for the year ended December 31, 2023 and for the six months ended June 30, 2024:

in thousands, except share data	Year ended December 31, 2023	Six months ended June 30, 2024
Pro forma net loss (1)	$(48,941)	$(21,878)
Basic and diluted weighted average shares outstanding	44,602,673	44,602,673
Pro forma net loss per share – basic and diluted (2)	$(1.10)	$(0.49)

Weighted average shares outstanding – basic and diluted
Learn CW	6,027,674	6,027,674
Innventure	38,494,999	38,494,999
Sundry investors	80,000	80,000
	44,602,673	44,602,673
__________________
(1)Increases the net loss by the 8% preferential cumulative dividends due to Innventure Series B Preferred Stockholders in the amount of $882 and $441 for the year ended December 31, 2023 and six months ended June 30, 2024, respectively, as if these shares had been outstanding since January 1, 2023.
(2)Outstanding Learn CW Public Warrants, Learn CW Private Warrants and Series B preferred shares, and shares issuable under the SEPA are anti-dilutive and are not included in the calculation of diluted net loss per share. There are currently 11,500,000 Learn CW Public Warrants and 7,146,000 Learn CW Private Warrants outstanding. Each such warrant entitles the holder to purchase one Class A ordinary share at an exercise price of $11.50 per share. Subject to the terms of the Warrant Agreement, these warrants are not exercisable until 30 days after the consummation of a business combination. There are 1,102,000 Series B Preferred Shares outstanding. Each preferred share is convertible to common shares at a price of $12.50 per share (subject to adjustment upon certain circumstances). The SEPA allows for the drawdown of capital in exchange for a maximum of 9.99% of the outstanding voting common shares. The 5,000,000 potentially dilutive Company Earnout Shares were excluded from the computation of pro forma net loss per share, basic and diluted, because issuance of such shares is contingent upon the satisfaction of certain conditions which were not satisfied by the end of the period.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Unless the context otherwise requires, references in this section to “we”, “us” and “our” refer to the business and operations of Innventure LLC and its consolidated subsidiaries prior to the Business Combination, which became the business of the Company and its subsidiaries following the consummation of the Business Combination. Unless otherwise indicated, all dollar amounts (“$”) are expressed in thousands.
The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and related notes and other information included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from such forward-looking statements. Factors that could cause or contribute to those differences include, but are not limited to, those identified below in this section and those discussed in the sections titled “Risk Factors” and “Cautionary Statement Regarding Forward–Looking Statements” included elsewhere in this prospectus. Additionally, our historical results are not necessarily indicative of the results that may be expected for any period in the future.
Overview
Innventure founds, funds, and operates companies with a focus on transformative, sustainable technology solutions acquired or licensed from MNCs. We are owner-operators who take what we believe to be breakthrough technologies from early evaluation to scaled commercialization utilizing an approach designed to help mitigate risk as we build disruptive companies that we believe have the potential to achieve a target enterprise value of at least $1 billion. When we say “disruptive,” we mean innovations that, in our opinion, have the ability to significantly change the way businesses, industries, markets, and/or consumers operate. We have launched three such companies since inception: PureCycle in late 2015 (technology sourced from P&G), AeroFlexx in 2018 (technology sourced from P&G), and Accelsius in 2022 (technology sourced from Nokia). PureCycle became a publicly traded company in 2021 and, as of the date of this prospectus, Innventure no longer has an economic interest in PureCycle.
Innventure’s approach to identifying and commercializing disruptive technology opportunities has a multidecade history and is designed to help mitigate the risks associated with building start-up businesses by sourcing technology from MNCs. One important part of our approach is our existing and ongoing collaboration with MNCs. These relationships give us access to disruptive opportunities, a combination of thoroughly researched and well-protected technology solutions that potentially satisfy unmet market needs, along with market data and customer insights unavailable to most new ventures.
We use our systematic, repeatable DownSelect process to analyze each opportunity across a range of key success factors, including: (1) the disruptive potential, (2) the likelihood for accelerated early adoption driven by economic value creation, (3) the potential to materially address sustainability issues and drive economic value for business-to-business (“B2B”) customers, (4) the ability to create sustainable competitive advantages, (5) the projected ability to generate rapid, sizable financial returns and (6) the potential to create target enterprise value of at least $1 billion. DownSelect uses the proprietary MNC market and customer data along with our own rigorous analytics to assess each opportunity and seeks opportunities for the MNC to help accelerate early market adoption by becoming early customers or offering channel access.
When an opportunity satisfies our DownSelect criteria, we seek to acquire or license the MNC technology solution and use the initial business plans developed during our DownSelect process as the basis to launch a new “Innventure Company” with funding from our balance sheet. From an investor perspective, this model is intended to bring founder shares of a company with a target enterprise value of at least $1 billion onto the Innventure balance sheet, which we believe can provide excellent potential returns for Innventure shareholders as described in more detail in this section.
Historically, and prior to the Business Combination, the Innventure model has targeted exits for our new companies at 5-7 years after inception through a sale, initial public offering or merger, including a merger with a special purpose acquisition company. We now believe this approach can result in exiting companies prior to their maximum shareholder value.

As we continue to advance the Innventure model, we are moving to an approach designed to allow us to build and hold companies, generating positive cash flows of one or more majority-owned Operating Companies and potentially maximizing value for investors and other stakeholders. As part of the new “Disruptive Conglomerate Model,” as described in more detail below, Innventure intends to retain majority (or sole) ownership. We believe that holding companies allows those companies to mature further and gives us the opportunity to derive greater value from those companies over the long term. While a sale or other disposition of one or more of our companies could occur in the future, exit transactions are not expected to be a factor in the business plans for AeroFlexx, Accelsius and Innventure’s future subsidiary companies that Innventure founds, funds, and operates going forward (the “Operating Companies”). We are currently deploying this advanced approach with Accelsius, and we will continue to deploy it following the Business Combination.
Segments
Based on the allocation of resources and assessment of financial performance by our Chief Executive Officer (who has been determined to be our Chief Operating Decision Maker), we have identified two reportable segments: (i) Corporate and (ii) Technology.
Components of Results of Operations
Revenue
We generate two types of revenue: (i) Management fee income - related parties and (ii) Consulting revenue.
Management fee income is related to revenue earned from the investment management services provided to the ESG Fund and management services provided to AeroFlexx. The ESG Fund was formed to make venture capital investments in and contribute capital to the Operating Companies. Pursuant to a management services agreement with the ESG Fund, Innventure earns management fees for providing investment management services to the ESG Fund, which include administrative, finance and accounting services, and other back-office functions for the ESG Fund. Management fee income is a percentage of the contributed capital pursuant to the contractual terms of the management services agreement.
Consulting revenue includes revenue generated from investigative analysis, due diligence and opportunity assessment services provided to third-party customers. Consulting revenue is recognized as the services are provided to the customer as we complete our relevant analysis or deliverables for the customer.
General and administrative
General and administrative expense includes costs related to occupancy, travel and entertainment, communications and information services, insurance and other general items related directly to our operations. These expenses are net of amounts incurred on behalf of the ESG Fund investors and other related parties in which we have determined we are an agent in the transaction. General and administrative expense reflects costs incurred on behalf of the ESG Fund in which we have determined it is an obligation of ours or those costs which have exceeded the reimbursement cap for fees incurred related to legal and accounting expenses of $800.
Sales and marketing
Sales and marketing expense includes costs related to advertising, website expenses, communications, branding and other marketing related expenses.
Research and development
Research and development (“R&D”) expense includes consulting, lab equipment and servers, and supplies and material samples related to development of our cooling technology.
R&D expense also includes our acquisition of in-process R&D consisting of various patents held by an unrelated third-party and access to the aforementioned third-party’s unpublished R&D, unpatented inventions, and other intellectual property relating to the development of our cooling technology.

Interest expense, net
Interest expense primarily consists of interest incurred on our financing obligations and outstanding loans.
Net (loss) gain on investments
Net (loss) gain on investments relates to the mark-to-market of PCT stock. PCT stock held by Innventure LLC relates to both Innventure LLC's investment in PCT and PCT stock held on behalf of Innventure PCTA unitholders.
The gains/losses in connection with sales of PCT stock held by Innventure LLC as well as the impact of the distribution of PCT stock per the direction of the PCTA unitholders and related releases of the unrealized change in fair value of the PCT stock is also recorded within net (loss) gain on investments.
Net (loss) gain on investments – due to related parties
Net (loss) gain on investments due to related party are the PCT stock liabilities due to related parties that are marked-to-market.
Change in fair value of embedded derivative liability
We determined that certain features under the Accelsius convertible promissory note required bifurcation from the debt host agreement in accordance with ASC 815, “Derivatives and Hedging”. Accordingly, we recognized a derivative liability at fair value for this instrument in our consolidated balance sheets and adjusted the carrying value of the liability to fair value at each reporting period until the option underlying the instrument was exercised or expired. The instrument was exercised in March 2024. The changes in fair value were assessed quarterly and recorded in our consolidated statements of operations and comprehensive loss.
Equity method investment income
Equity method investment (loss) income represents our approximately 31% interest in AeroFlexx as of June 30, 2024 that is accounted for under the equity method, in addition to our approximately 5% interest in the ESG Fund.
Loss on conversion of promissory notes
Loss on conversion of promissory notes due to extinguishment represents the loss resulting from the conversion of promissory notes to equity instruments by comparing the fair value of shares issued in exchange for the carrying value of the extinguished debt and related embedded derivative.
Other loss
Other loss primarily consists of realized loss on warrant modification which represents a modification expense realized in connection with the exchange of certain option warrant holders’ warrants for new warrants.
Loss attributable to non-controlling interest
We have a controlling interest in Accelsius and, therefore, we consolidate Accelsius’ operating results for financial statement purposes. Net income attributable to non-controlling interest represents the portion of net income attributable to the non-controlling Accelsius members.

Results of Operations for the Six Months Ended June 30, 2024 and 2023 (in thousands, except as otherwise noted) (Unaudited)
The following table provides our consolidated operating results for the periods indicated and percentage of revenue for each line item.

	Six Months Ended June 30,
	2024 (Unaudited)		2023 (Unaudited)		Change
($ in thousands)	($)	(%)	($)	(%)	($)	(%)
Revenue
Management fee income - related parties	$447	100.0%	$444	71.7%	$3	0.7%
Consulting revenue	—	—%	175	28.3%	(175)	(100.0)%
Total Revenue	447	100.0%	619	100.0%	(172)	(27.8)%

Operating Expenses
General and administrative	16,283	3,642.7%	5,824	940.9%	10,459	179.6%
Sales and marketing	2,549	570.2%	1,206	194.8%	1,343	111.4%
Research and development	3,433	768.0%	1,582	255.6%	1,851	117.0%
Total Operating Expenses	22,265	4,981.0%	8,612	1,391.3%	13,653	158.5%
Loss from Operations	(21,818)	(4,881.0)%	(7,993)	(1,291.3)%	(13,825)	173.0%

Non-operating (Expense) and Income
Interest expense, net	(448)	(100.2)%	(476)	(76.9)%	28	(5.9)%
Net gain on investments	4,399	984.1%	9,430	1,523.4%	(5,031)	(53.4)%
Net loss on investments – due to related parties	(160)	(35.8)%	(337)	(54.4)%	177	(52.5)%
Change in fair value of embedded derivative liability	(478)	(106.9)%	(41)	(6.6)%	(437)	1,065.9%
Equity method investment income	784	175.4%	381	61.6%	403	105.8%
Loss on conversion of promissory notes	(1,119)	(250.3)%	—	—%	(1,119)	—%
Total Non-operating Income	2,978	666.2%	8,957	1,447.0%	(5,979)	(66.8)%
Net (Loss) Income	(18,840)	(4,214.8)%	964	155.7%	(19,804)	(2,054.4)%
Less: Loss attributable to non-controlling interest	(6,333)	(1,416.8)%	(56)	(9.0)%	(6,277)	11,208.9%
Net (Loss) Income Attributable to Innventure LLC Unitholders	$(12,507)	(2,798.0)%	$1,020	164.8%	$(13,527)	(1,326.2)%
Revenue
Revenue was $447 for the six months ended June 30, 2024, as compared to $619 for the six months ended June 30, 2023, a decrease of $172, or 27.8%. The decrease was primarily due to $0 consulting revenue being generated in the six months ended June 30, 2024 compared to $175 for the six months ended June 30, 2023.
General and Administrative
General and administrative expense was $16,283 for the six months ended June 30, 2024 as compared to $5,824 for the six months ended June 30, 2023, an increase of $10,459, or 179.6%. This increase in expenditure was primarily attributed to an increase in outside services such as professional services, legal fees, and consulting fees as a result of costs related to the Business Combination. The remaining increase in expenditure was due to increased headcount.
Sales and Marketing
Sales and marketing expense was $2,549 for the six months ended June 30, 2024 as compared to $1,206 for the six months ended June 30, 2023, an increase of $1,343, or 111.4%. This was primarily due to the increase in the headcount and related compensation costs within the sales and marketing team for the Technology segment. The remaining increase in expenditure was due to an increase in public relations expenses, website expenses, marketing efforts and events, and expenses incurred in connection with market analysis.
Research and Development
Research and Development (“R&D”) expense was $3,433 for the six months ended June 30, 2024 as compared to $1,582 for the six months ended June 30, 2023, an increase of $1,851 or 117.0%. This was primarily due to increased headcount and the related compensation costs within the R&D team for the Technology segment and new product development costs.
Interest Expense, net
Interest expense, net was $448 for the six months ended June 30, 2024, which was relatively flat as compared to $476 for the six months ended June 30, 2023.
Net Gain on Investments
Net gain on investments was $4,399 for the six months ended June 30, 2024 as compared to $9,430 for the six months ended June 30, 2023, an decrease of $5,031, or 53.4%. This was primarily driven by the change in value of exchange traded investments.
Net Loss on Investments - Due to Related Parties
Net loss on investments – due to related parties was $160 for the six months ended June 30, 2024 as compared to $337 for the six months ended June 30, 2023, a decrease of $177, or 52.5%, which was due to the change in fair value of exchange-traded investments owed to others.
Change in Fair Value of Embedded Derivative Liability
Change in fair value of embedded derivative liability was a loss of $478 for the six months ended June 30, 2024 as compared to a loss of $41 for the six months ended June 30, 2023, an increase of $437, or 1065.9%. This was due to changes in valuation of notes converted into equity during in the first quarter of 2024.
Equity Method Investment Income
Equity method investment income was $784 for the six months ended June 30, 2024, as compared to $381 for the six months ended June 30, 2023, an increase of $403, or 105.8%. The increase was due to Innventure's allocation of unrealized gains on the ESG Fund, offset by Innventure's portion of allocated loss on the AeroFlexx investment.
Loss on Conversion of Promissory Notes
Loss on conversion of promissory notes was $1,119 for the six months ended June 30, 2024, as compared to $0 for the six months ended June 30, 2023, an increase of $1,119. This was due to the automatic conversion of promissory notes in the first quarter of 2024 into equity instruments which was treated as an extinguishment thereby generating a loss. There was no equivalent transaction in the first half of 2023.
Loss Attributable to Non-controlling Interest
Loss attributable to non-controlling interest was $6,333 for the six months ended June 30, 2024, as compared to $56 for the six months ended June 30, 2023, an increase of $6,277, or 11,208.9%. This was due to Accelsius generating approximately $6,053 in additional net loss subject to allocable percentage for the six months ended June 30, 2024 as compared to the six months ended June 30, 2023 as well as an increase in non-controlling interest unitholders.
Results of Operations for the Years Ended December 31, 2023 and 2022 (in thousands, except as otherwise noted)
The following table provides our consolidated operating results for the periods indicated and percentage of revenue for each line item.

	Year Ended December 31,
	2023		2022		Change
($ in thousands)	($)	(%)	($)	(%)	($)	(%)
Revenue
Management fee income - related party	$892	79.9%	$789	83.8%	$103	13.1%
Consulting revenue	225	20.1%	153	16.2%	72	47.1%
Total Revenue	1,117	100.0%	942	100.0%	175	18.6%

Operating Expenses
General and administrative	17,589	1,574.7%	9,011	956.6%	8,578	95.2%
Sales and marketing	3,205	286.9%	1,157	122.8%	2,048	177.0%
Research and development	4,001	358.2%	15,443	1,639.4%	(11,442)	(74.1)%
Total Operating Expenses	24,795	2,219.8%	25,611	2,718.8%	(816)	(3.2)%
Loss from Operations	(23,678)	(2,119.8)%	(24,669)	(2,618.8)%	991	(4.0)%

Non-operating (Expense) and Income
Interest expense, net	(1,224)	(109.6)%	(890)	(94.5)%	(334)	37.5%
Net loss on investments	(6,448)	(577.3)%	(7,196)	(763.9)%	748	(10.4)%
Net gain on investments – due to related parties	232	20.8%	238	25.3%	(6)	(2.5)%
Change in fair value of embedded derivative liability	766	68.6%	(65)	(6.9)%	831	(1,278.5)%
Equity method investment loss	(632)	(56.6)%	(63)	(6.7)%	(569)	903.2%
Other loss	—	—%	(140)	(14.9)%	140	(100.0)%
Total Non-operating Expense	(7,306)	(654.1)%	(8,116)	(861.6)%	810	(10.0)%
Income tax expense	—	—%	—	—%	—	nm*
Net Loss	(30,984)	(2,773.9)%	(32,785)	(3,480.4)%	1,801	(5.5)%
Less: Loss attributable to non-controlling interest	(139)	(12.4)%	(28)	(3.0)%	(111)	396.4%
Net Loss Attributable to Innventure LLC Unitholders	$(30,845)	(2,761.4)%	$(32,757)	(3,477.4)%	$1,912	(5.8)%
__________________
*not meaningful
Revenue
Revenue was $1,117 for the year ended December 31, 2023 as compared to $942 for the year ended December 31, 2022, an increase of $175, or 18.6%. This was primarily due to $225 of non-recurring consulting revenue generated from services to certain third parties, in addition to a new management services agreement with AeroFlexx that was entered into during 2023. Revenue was only generated by our Corporate segment.

General and Administrative
General and administrative expense was $17,589 for the year ended December 31, 2023 as compared to $9,011 for the year ended December 31, 2022, an increase of $8,578, or 95.2%, with $5,681 related primarily to professional service fees incurred in connection with the Business Combination. The remaining increase in expenditures was due to increase in headcount for the startup of the Accelsius business as well as professional service fees, legal fees, and facility costs for Accelsius.
Sales and Marketing
Sales and marketing expense was $3,205 for the year ended December 31, 2023 as compared to $1,157 for the year ended December 31, 2022, an increase of $2,048, or 177.0%, with approximately half of the increase related to an increase in headcount within the sales and marketing team for Accelsius. The remaining increase in expenditures was due to facility and outside marketing services costs related to Accelsius.
Research and Development
R&D expense was $4,001 for the year ended December 31, 2023 as compared to $15,443 for the year ended December 31, 2022, a decrease of $11,442, or 74.1%. R&D expenses for the year ended 2022 included $14,350 of costs incurred relating to the to the acquisition of in-process R&D in an asset acquisition.
Interest Expense, net
Interest expense was $1,224 for the year ended December 31, 2023 as compared to $890 for the year ended December 31, 2022, an increase of $334, or 37.5%, which was primarily driven by additional interest on the convertible note with the ESG Fund, partially offset by a reduction of debt to the Series 2 noteholders.
Net Loss on Investments
Net loss on investments was $6,448 for the year ended December 31, 2023 as compared to $7,196 for the year ended December 31, 2022, a decrease of $748, or 10.4%. This was due to a greater decrease in the share price of PCT common stock during 2022 relative to 2023. Additionally, we held less shares of PCT common stock during 2023 relative to 2022, resulting in a lower net change in unrealized appreciation on investments. This was partially offset by our realized gain on distribution of investments due to the volume of PCTA units distributed in 2023 relative to 2022.
Net Gain on Investments – Due to Related Parties
Net gain on investments due to related party was $232 for the year ended December 31, 2023, which was relatively flat as compared to $238 for the year ended December 31, 2022.
Change in Fair Value of Embedded Derivative Liability
Change in fair value of embedded derivative liability was $766 for the year ended December 31, 2023 as compared to an unrecognized loss of $65 for the year ended December 31, 2022, which represented the embedded feature bifurcated as part of Accelsius’ convertible note.
Equity Method Investment Loss
Equity method investment loss was $632 for the year ended December 31, 2023 as compared to $63 for the year ended December 31, 2022, an increase of $569, or 903.2%. The loss of $632 recognized represented a nonrecurring allocated loss from the ESG Fund of $202 and a non-recurring allocated loss from investment in AeroFlexx of $430.
Other Loss
Other loss consists of a realized loss on warrant modification which was $0 for the year ended December 31, 2023 as compared to $140 for the year ended December 31, 2022. This was related to the warrant modification in 2022, whereby certain warrant holders exchanged their old warrants for new warrants, resulting in a realized loss.

Loss Attributable to Non-controlling Interest
Loss attributable to non-controlling interest was $139 for the year ended December 31, 2023, as compared to $28 for the year ended December 31, 2022, an increase of $111, or 396.4%. This was due to the increase in Accelsius loss subject to allocable percentage during the year ended December, 31 2023 as compared to the year ended December 31, 2022.
Liquidity and Capital Resources (in thousands, except as otherwise noted)
Sources of Liquidity
In assessing liquidity, we monitor and analyze cash on-hand and operating expenditure commitments. Our liquidity needs are to meet working capital requirements and operating expense obligations. To date, and prior to the Business Combination, we have financed our operations primarily through cash flows from investing and financing activities.
The following is a summary of the components of our current liquidity:

	June 30, 2024	December 31, 2023
Cash and cash equivalents	$1,881	$2,475
Restricted cash	200	100
Working capital	(2,411)	(2,504)
Accumulated deficit	$(81,568)	$(64,284)
Our future liquidity requirements will depend on many factors, including funding required by our Operating Companies, funding needed to support other business opportunities and expenditures, and funding for working capital and general corporate purposes. Based on current projections, we believe we, together with our Operating Companies, will require approximately $25,000 to meet our and our Operating Companies liquidity requirements for the 12 months after the completion of the Business Combination.
We expect to satisfy our liquidity requirements following the Business Combination through cash on hand, cash generated from the operations of our Operating Companies, and available cash remaining in the Trust Account (minimum amount of $8,431), the SEPA with Yorkville (maximum amount of $75,000), as well as potential additional financings completed by the Company, Learn CW, or our Operating Companies following the Business Combination. During the six months ended June 30, 2024, the Corporate and Technology segments each raised approximately $10,548 and $11,293 of additional capital financing, in comparison to each segment raising approximately $3,389 and $0 during the six months ended June 30, 2023.
Bridge Financing
On August 20, 2024, pursuant to an unsecured promissory note (the “Glockner Bridge Note”), Innventure borrowed $10,000 from Glockner Family Venture Fund (the “Glockner Lender”), a Florida limited partnership affiliated with Glockner Enterprises, as bridge financing until the Closing of the Transactions. The outstanding principal amount and loan fee are due upon the later of October 15, 2024 and the first business day following Closing. The Glockner Bridge Note carries a loan fee of $1,000 and does not bear interest except during an event of default. Pursuant to the Glockner Bridge Note, advances under the note shall be made in multiple installments as follows: (i) $3,000 on August 20, 2024 (and was received on August 20, 2024), (ii) $3,000 on August 27, 2024 (and was received on August 27, 2024) and (iii) $4,000 on September 3, 2024 (and was received on September 3, 2024). Amounts that are borrowed and repaid may not be re-borrowed. On August 22, 2024, pursuant to an unsecured promissory note (the “Scott Bridge Note”), Innventure borrowed $2,000 from Dr. John Scott, Innventure's Chief Strategy Officer. Interest will accrue on the Scott Bridge Note at a rate of eleven and half percent (11.5%) per annum plus, in the case of an event of default, an additional two percent (2%) per annum, amounts will be advanced under the Scott Bridge Note upon written request and, otherwise, the Scott Bridge Note has terms identical to the

Glockner Bridge Note. Any amounts due under the Glockner Bridge Note and the Scott Bridge Note may each be repaid in lieu of cash, at the option of the Glockner Lender and Dr. Scott, respectively, in shares of preferred stock.
On October 1, 2024, the Company and the Glockner Family Venture Fund amended and restated the Glockner Bridge Note (as amended, the “A&R Glockner Bridge Note”). The A&R Glockner Bridge Note was issued in the principal amount of $10,000 and such borrowings are due upon the earlier of January 31, 2025 and the first business day following the date on which the Company has sufficient capital to be able to repay all amounts outstanding under such note and otherwise meet its expected working capital needs, as determined by the Company in its reasonable discretion. From and after the issuance date of the A&R Glockner Bridge Note, such note will bear interest at 15.99% per annum, payable in arrears on the first business day of each calendar month, beginning on November 1, 2024. In the event of a failure to pay any amount due under the A&R Glockner Bridge Note, such failure will not constitute an event of default unless certain other conditions are met. The Company also agreed to pay the Glockner Family Venture Fund $1,000 as a loan fee, which has not yet been repaid. As of the date hereof, no amounts have been paid under the A&R Glockner Bridge Note. As described above, Mr. Donnally serves as the managing member of the Glockner Family Venture Fund’s general partner, Bellringer Consulting Group LLC.
On October 1, 2024, the Company and Dr. John Scott agreed to amend and restate the Scott Bridge Note (as amended, the “A&R Scott Bridge Note”). The A&R Scott Bridge Note was reissued in the principal amount of $1,000 and such borrowings are due at maturity on January 31, 2025. From August 22, 2024 to but excluding October 1, 2024, interest on the A&R Scott Bridge Note accrued at a rate of 11.5% per annum, and from and after October 1, 2024, interest on the A&R Scott Bridge Note accrued at a rate of 13.5% per annum. In the event of a failure to pay any amount due under the A&R Scott Bridge Note, such failure will not constitute an event of default unless certain other conditions are met. The Company also agreed to pay Dr. John Scott, the Company’s Chief Strategy Officer, $1,000 under the Scott Bridge Note, which has not yet been paid. As of the date hereof, no amounts have been repaid under the A&R Scott Bridge Note.
WTI Loan and Security Agreement
On October 22, 2024 (the “WTI Closing Date”), Innventure LLC entered into a Loan and Security Agreement with WTI Fund X, Inc. and WTI Fund XI, Inc. (collectively, the “WTI Lenders”), as supplemented by the Supplement (the “Supplement”) to the Loan and Security Agreement, dated October 22, 2024, by and among Innventure LLC and the WTI Lenders (the “Loan and Security Agreement”). Further, Innventure LLC, the Company and the WTI Lenders entered into a joinder agreement, pursuant to which the Company became a co-borrower under the Loan and Security Agreement and related loan documents (collectively, the “Loan Documents”).
The Loan and Security Agreement provides for a term loan facility in an aggregate principal amount of up to $50,000 (the “WTI Facility”), of which (i) up to $20,000 will be made available after the WTI Closing Date and through November 15, 2024 (the “First Tranche”); (ii) up to $15,000 will be made available after November 1, 2024 and through November 30, 2024 (the “Second Tranche”); and (iii) up to $15,000 will be made available after December 31, 2024 and through January 31, 2025 (the “Third Tranche”) (provided that up to $7,500 of the Third Tranche will be made available until March 31, 2025), in each case, subject to the satisfaction of certain conditions, including, without limitation, (x) with respect to the First Tranche, available cash (after giving effect to the loans to be made under the First Tranche) of $35,000 and (y) with respect to each of the Second Tranche and the Third Tranche, satisfaction of certain financial conditions and the WTI Lenders’ satisfaction with the Company’s forward-looking plan at such time. In the event that no loans are made prior to March 31, 2025, the obligations in the Loan and Security Agreement and the Supplement that would otherwise remain in effect until payment in full shall terminate.
Borrowings under the First Tranche, the Second Tranche and the Third Tranche will accrue interest at a rate per annum equal to the greater of (i) the “prime rate” of interest, as published by The Wall Street Journal on the date that the WTI Lenders prepare the promissory notes for the borrowings under such tranche, plus 5.00% and (ii) 13.50% and will amortize, after an interest only period of 12 months in the case of the First Tranche and 6 months in the case of each of the Second Tranche and the Third Tranche, in equal monthly installments over a period of thirty months.

Obligations under the Loan Documents are secured by a lien on substantially all of the assets of Innventure LLC and the Company.
The Loan Documents contain various representations, warranties, covenants and events of default, including, without limitation, certain restrictions on the ability of Innventure LLC, the Company and their subsidiaries to incur indebtedness, grant liens, transfer assets, make investments, make dividends and other distributions and make certain payments of other indebtedness.
In connection with the Loan and Security Agreement, Innventure issued two warrants to purchase up to an aggregate total of 1,000,000 shares of Company common stock, par value $0.0001 (“Common Stock”), to WTI Fund X, LLC and WTI Fund XI, LLC (each an affiliate of the WTI Lenders), respectively (the “WTI Warrants”). Each warrant is exercisable into one share of Common Stock at price of $0.01 per share (subject to certain limitations, adjustment and certain other rights to possible future financings in accordance with terms of the WTI Warrants) through March 31, 2025. The WTI Warrants include customary registration rights and change-of-control adjustments and may be exchanged, at each of WTI Fund X, LLC’s and WTI Fund XI, LLC’s option, for a cash amount equal to $15,000 (in the aggregate), subject to adjustment to the extent a WTI Warrant is partially exercised, in lieu of exercise upon a change of control or at any time from and after the four-year anniversary of the Closing. Each of WTI Fund X, LLC and WTI Fund XI, LLC will also have the option to purchase up to $5,000 (in the aggregate) or such amount as is necessary for each of WTI Fund X, LLC and WTI Fund XI, LLC to maintain its pro rata ownership in certain future financings conducted by the Company, subject to customary exclusions.
Cash Flows
Cash flows associated with operating, investing, and financing activities for the six months ended June 30, 2024 and June 30, 2023 are summarized as follows:

	Six Months Ended June 30,		Change
($ in thousands)	2024	2023	Amount	Change
Net Cash Used in Operating Activities	$(16,391)	$(7,387)	$(9,004)	121.9%
Net Cash Used in Investing Activities	(4,377)	(1,546)	(2,831)	183.1%
Net Cash Provided by Financing Activities	20,274	4,619	15,655	338.9%
Net Decrease in Cash and Cash Equivalents	$(494)	$(4,314)	$3,820	643.9%
Cash flows associated with operating, investing, and financing activities for the years ended December 31, 2023 and December 31, 2022 are summarized as follows:

	Year Ended December 31,		Change
($ in thousands)	2023	2022	Amount	Change
Net Cash Used in Operating Activities	$(19,476)	$(9,950)	$(9,526)	95.7%
Net Cash (Used in) Provided by Investing Activities	(4,667)	1,483	(6,150)	(414.7)%
Net Cash Provided by Financing Activities	19,174	11,672	7,502	64.3%
Net (decrease) / increase in cash and cash equivalents	$(4,969)	$3,205	$(8,174)	(255.0)%
Net Cash Used in Operating Activities
Cash flows used in operating activities were $16,391 for the six months ended June 30, 2024 as compared to $7,387 for the six months ended June 30, 2023, an increase of $9,004, or 121.9%. The increase is primarily related to change in net loss related to changes in the fair value of our investments and other financial instruments, additional costs incurred in connection with the Business Combination, and increased employee compensation costs associated with increased headcount.

Cash flows used in operating activities were $19,476 for the year ended December 31, 2023 as compared to $9,950 for the year ended December 31, 2022. The increase to net cash used by operating activities is primarily related to the additional costs incurred in connection with the Business Combination.
Net Cash (Used in) Provided by Investing Activities
Cash flows used in investing activities were $4,377 for the six months ended June 30, 2024 as compared to cash flows used in investing activities of $1,546 for the six months ended June 30, 2023, an increase of $2,831 or 183.1%. The increase is primarily related to loans to an equity method investee and acquisitions of property, plant and equipment; which is partially offset by a receipt of a distribution received from an equity method investee and proceeds received from sales of PCT's stock.
Cash flows used in investing activities were $4,667 for the year ended December 31, 2023 as compared to cash flows provided by investing activities of $1,483 for the year ended December 31, 2022. The change is primarily related to the investment of additional equity in an equity method investee as well as the acquisition of property, plant and equipment, partially offset by a receipt of a distribution received from an equity method investee.
Net Cash Provided by Financing Activities
Cash flows provided by financing activities were $20,274 for the six months ended June 30, 2024 as compared to $4,619 for the six months ended June 30, 2023, an increase of $15,655 or 338.9%. The increase is primarily related proceeds from issuance of capital, partially offset by increased repayment of debt.
Cash flows provided by financing activities were $19,174 for the year ended December 31, 2023 as compared to $11,672 for the year ended December 31, 2022. The increase to net cash provided by financing activities primarily relates to proceeds from the issuance of our equity.
Indebtedness
Refer to Note 5 “Borrowings” to our condensed consolidated financial statements for the three and six months ended June 30, 2024 included elsewhere in this prospectus for a discussion of our indebtedness.
In combination with the capital raises and in order to finance continued operations and transaction costs, Innventure LLC converted $396 of Series 1 Promissory Notes into Class B Preferred Units as detailed in the condensed consolidated financial statements for the six months ended June 30, 2024. Furthermore, Innventure LLC extended eligible Series 1 Promissory Notes with an aggregate outstanding principal of $422 for an additional 12-month period with an average increase to the related interest rate of 3%.
Furthermore, during the six months ended June 30, 2024, our 8% convertible promissory notes were converted into 693,480 of Accelsius Series A units in the amount of $6,755, thereby reducing indebtedness accordingly.
Contractual Obligations
The following table presents a summary of our contractual obligations, including payments due by period, as of June 30, 2024:

($ in thousands)	2024	2025	2026	2027	2028	Thereafter	Total
Operating lease	167	299	351	94	—	—	911
Debt obligations	1,753	422	—	—	—	—	2,175
Total	1,920	721	351	94	—	—	3,086
Going Concern
We have experienced recurring losses from operations and negative cash flows from operating activities. In addition, we had, and may potentially continue to have, an ongoing need to raise additional cash from outside sources to fund our growth plans and related operations. We believe the successful transition to attaining profitable operations is dependent upon achieving a level of revenues from our Operating Companies adequate to support our cost structure. In connection with our assessment of going concern considerations in accordance with Financial Accounting Standard Board’s Accounting Standards Update 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that these conditions raise substantial doubt about our ability to continue as a going concern within one year after the date that our consolidated financial statements included elsewhere in this prospectus are issued. If we are unable to realize our assets, obtain adequate capital from the SEPA or otherwise generate sufficient revenues to support our cost structure within the normal operating cycle of a twelve (12) month period, we may have to consider supplementing our available sources of funds through the following sources:
•other available sources of financing from banks and other financial institutions;
•capital financing; or
•financial support from our related parties and shareholders.
We can make no assurances that required financings will be available for the amounts needed, or on terms commercially acceptable to us, if at all. If one or all of these events does not occur or subsequent capital raises are insufficient to bridge financial and liquidity shortfalls (or both), there would likely be a material adverse effect on our business and financial condition that would materially adversely affect our ability to continue as a going concern. See “Risk Factors – Risk’s Related to Innventure’s Business – The independent registered public accounting firm for Innventure has expressed substantial doubt about the ability of Innventure to continue as a going concern and Innventure may not be able to obtain additional financing to fund the operations and growth of the business.”
The condensed consolidated financial statements have been prepared assuming that we will continue as a going concern and, accordingly, do not include any adjustments that might result from the outcome of this uncertainty.
Critical Accounting Policies and Use of Estimates
Refer to Note 2, “Accounting Policies” to our consolidated financial statements for the year ended December 31, 2023 included elsewhere in this prospectus for a discussion of our critical accounting policies.

BUSINESS
Overview
Innventure founds, funds, and operates companies with a focus on transformative, sustainable technology solutions acquired or licensed from MNCs. We are owner-operators who take what we believe to be breakthrough technologies from early evaluation to scaled commercialization utilizing an approach designed to help mitigate risk as we build disruptive companies that we believe have the potential to achieve a target enterprise value of at least $1 billion. When we say “disruptive,” we mean innovations that, in our opinion, have the ability to significantly change the way businesses, industries, markets, and/or consumers operate. We have launched three such companies since inception: PureCycle in late 2015 (technology sourced from P&G), AeroFlexx in 2018 (technology sourced from P&G), and Accelsius in 2022 (technology sourced from Nokia). PureCycle became a publicly traded company in 2021 and, as of the date of this prospectus, Innventure no longer has an economic interest in PureCycle.
Innventure’s approach to identifying and commercializing disruptive technology opportunities has a multi-decade history and is designed to help mitigate the risks associated with building start-up businesses by sourcing technology from MNCs. One important part of our approach is our existing and ongoing collaboration with MNCs. These relationships give us access to disruptive opportunities, a combination of thoroughly researched and well-protected technology solutions that potentially satisfy unmet market needs, along with market data and customer insights unavailable to most new ventures.
We use our systematic, repeatable DownSelect process to analyze each opportunity across a range of key success factors, including: (1) the disruptive potential, (2) the likelihood for accelerated early adoption driven by economic value creation, (3) the potential to materially address sustainability issues and drive economic value for B2B customers, (4) the ability to create sustainable competitive advantage, (5) the projected ability to generate rapid, sizable financial returns and (6) the potential to create target enterprise value of at least $1 billion. DownSelect uses the proprietary MNC market and customer data along with our own rigorous analytics to assess each opportunity and seeks opportunities for the MNC to help accelerate early market adoption by becoming early customers or offering channel access.
When an opportunity satisfies our DownSelect criteria, we seek to acquire or license the MNC technology solution and use the initial business plans developed during our DownSelect process as the basis to launch a new “Innventure Company” with funding from our balance sheet. From an investor perspective, this model is intended to bring founder shares of a company with a target enterprise value of at least $1 billion onto the Innventure balance sheet, which we believe can provide excellent potential returns for Innventure shareholders as described in more detail in this section.
Historically, and prior to the Business Combination, the Innventure model has targeted exits for our new companies at 5-7 years after inception through a sale, initial public offering or merger, including a merger with a special purpose acquisition company. We now believe this approach can result in exiting companies prior to their maximum shareholder value.
As we continue to advance the Innventure model, we are moving to an approach designed to allow us to build and hold companies, generating positive cash flows of one or more majority-owned new Innventure companies and potentially maximizing value for investors and other stakeholders. As part of the new “Disruptive Conglomerate Model,” as described in more detail below, Innventure intends to retain majority (or sole) ownership. We believe that holding companies allows those companies to mature further and gives us the opportunity to derive greater value from those companies over the long term. While a sale or other disposition of one or more of our companies could occur in the future, exit transactions are not expected to be a factor in the business plans for Operating Companies. We are currently deploying this advanced approach with Accelsius, and we will continue to deploy it following the Business Combination.
Innventure was founded in 2015 and currently operates its business under a Delaware limited liability company that was formed in 2017.

We are led by Gregory W. (Bill) Haskell, our Chief Executive Officer and Manager (“CEO”); David Yablunosky, our Chief Financial Officer (“CFO”); our Founders, Mike Otworth, who also serves as our Executive Chairman, and Dr. John Scott, who also serves as our Chief Strategy Officer; and a strong team of senior leaders that bring experience and expertise in scaling start-ups, capital markets, operations, marketing, and technology evaluation.
Corporate Structure
Below is the current organization chart of Innventure, including AeroFlexx and Accelsius. As depicted below, as of October 28, 2024, Innventure LLC owns 29.7% of AeroFlexx, and the remainder of AeroFlexx is collectively owned by Innventure and AeroFlexx directors, officers and employees (9.7%); Innventus ESG Fund I, L.P. (32.5%); and investors external to Innventure and AeroFlexx (28.1%). Further, as of October 28, 2024, Innventure LLC owns 55.6% of Accelsius, and the remainder of Accelsius is collectively owned by Innventure and Accelsius directors, officers, and employees (25.7%), Innventus ESG Fund I, L.P. (4.3%), and investors external to Innventure and Accelsius (14.4%). Innventure, through Innventure LLC as its subsidiary, owns 29.7% and 55.6% of AeroFlexx and Accelsius, respectively.

Former Innventure Members
Public
CWAM LC Sponsor LLC
Former Learn CW Independent Directors
72.5%
17.9%
9.4%
0.2%
Innventure, Inc.
Class PCTA Unit Holders
Class I Unit Holders
*%
*%
100%
100%
Learn CW Investment Corporation
Innventure LLC
100%
100%
29.7%
55.6%
Innventure Management Services, LLC
Innventure GP LLC
AeroFlexx, LLC
Accelsius Holdings, LLC
100%
100%
Manager
≥5.0%
AeroFlexx Packaging Company, LLC
Accelsius LLC
General Partner
Management
Innventus ESG Fund I, LP.**

*Following the Business Combination, the Class PCTA Units and Class I Units remain outstanding and their holders retain the limited voting rights attendant thereto with respect to matters concerning Class PCTA and Class I business. Innventure otherwise owns all of the membership interests in Innventure LLC.

**Following the Business Combination, Innventure's wholly owned subsidiaries, Innventure Management Services, LLC ("Management Services") and Innventure GP LLC ("Innventure GP") continue to serve as the manager and general partner, respectively, of the ESG Fund and, correspondingly, Innventure will continue to earn management fees for providing investment management services to the ESG Fund. Following the Business Combination, the ESG Fund owns 32.5% of AeroFlexx and 4.3% of Accelsius.

The ESG Fund was formed on August 17, 2018, and commenced operations on the same day. The ESG Fund was formed to make venture capital (“VC”) investments in and contribute capital to the Innventure Companies and new Operating Companies. Innventure’s wholly owned subsidiaries, Innventure Management Services, LLC (“Management Services”) and Innventure GP LLC (“Innventure GP”), serve as the manager and general partner, respectively, of the ESG Fund. Voting and investment power over the ESG Fund’s investments, including the AeroFlexx and Accelsius units held by the ESG Fund, is exercised by the investment committee of Management Services, which consists of Roland Austrup (Innventure’s Chief Growth Officer), Lucas Harper (Innventure’s Chief Investment Officer), and Dr. John Scott (Innventure’s Chief Strategy Officer). The Company, through Innventure LLC, earns management fees for providing investment management services to the ESG Fund.
Market Opportunity
In 2022 alone, the top 100 companies by research and development (“R&D”) expenditure spent over $700 billion on research and development. Many patents fail to be licensed or commercialized for various reasons, including misalignment with core business strategies, lack of commercialization resources, and poor timing in the market. While MNCs excel at developing well-protected technologies for their existing businesses, we believe that few MNCs do well at creating entirely new disruptive businesses in new categories of business. Our goal is to partner with MNCs to commercialize these high potential, but stranded, technology assets, providing a return on the R&D investment, and, most importantly, creating products and services based on those stranded technology solutions that will benefit the MNCs and their customers. The MNC technology solution typically comes with a strong intellectual property (“IP”) portfolio, market data that supports business plan development, and channel access that helps accelerate the commercialization timeline for the disruptive new company.
Closed Loop Partnership Model with Multinational Corporations
Our Closed Loop partnership model with MNCs is designed to capitalize on our respective complementary capabilities. MNCs fund extensive R&D which creates technology solutions with the potential to satisfy significant unmet market needs. We use the term “Closed Loop partnership model” to describe an ongoing collaboration between Innventure and its MNC partners in which the MNC provides (1) proprietary insights and data about the markets they serve, particularly focusing on unmet needs or unsolved customer problems in those markets; (2) IP-protected technology solutions that satisfy those unmet needs; and (3) access to the market via existing channels and/or customers. In furtherance of our Closed Loop partnership model, Innventure assesses the relevant technology solution and, if it meets Innventure's rigorous screening criteria, Innventure seeks to acquire the solution and use it as the basis for a new Innventure company. The optimal Closed Loop partnership is one in which the MNC itself is an initial customer for the product or service of the new Innventure company and where early adoption of the solution by the MNC helps enable rapid growth of the new company. Alternatively, the Closed Loop partnership model is also enhanced when the MNC partner provides access to other early adopter customers, which can similarly enable rapid growth of the new company.
Innventure has developed a systematic approach, known as DownSelect, designed to increase the likelihood of commercial success and potential impact of disruptive opportunities in the market. The Innventure model is designed to be collaborative, providing benefit to and creating new economic value for both the MNC and Innventure. Innventure's management team has significant institutional experience in the commercialization of disruptive opportunities and includes a group of seasoned entrepreneurs and business executives who have founded, built, operated and grown numerous ventures over the last 30 years, including Gregory W. (Bill) Haskell, Mike Otworth, Dr. John Scott, Andy Meyer, Josh Claman, James Donnally and other members of the Innventure team.
Potential Benefits to MNCs
Our Closed Loop partnership model offers various potential benefits to our MNC partners, including the following:
•Focused Commercialization: Innventure’s experienced entrepreneurs are dedicated to the commercialization of the disruptive opportunity, allowing the MNC to focus on its core businesses. We believe this focused, external commercialization increases speed to market for the technology solution.

•Accelerated Execution: Innventure brings deep entrepreneurial experience to transform an innovative technology solution from proof-of-concept into a disruptive Innventure Company. This gives the MNC and its customers access to commercialized products, potentially accelerating revenue growth for the MNC while also providing a return-on-investment for a technology asset that would at minimum require significant investment and corporate resources to commercialize and at worst would be orphaned and remain uncommercialized.
•Risk Management Approach: As a company comprised of founders, owners, and operators, Innventure aims to both fund the cost of development and scaling and aims to manage the operations of the Innventure Company, with the goal of allowing the MNC to benefit from the finished product without the burden of further investment of capital and other resources.
•Value Growth: As the new Innventure Company grows and wins in the market, Innventure shares value with the MNC, providing the basis for potentially increasing the MNC’s enterprise value. Innventure shares value with MNCs through a combination of one or more of the following: upfront technology/IP acquisition or licensing fees, milestone payments, royalties, preferential offtake terms and/or equity in the new Innventure Company. Each deal is unique and is negotiated to ensure optimal value share for the MNC and Innventure.
Potential Benefits to Innventure
For Innventure, the Closed Loop partnership model seeks to provide access to disruptive, MNC-developed technology solutions that satisfy well-understood and unmet market needs along with the proprietary market and customer data to help Innventure advance the development and commercialization approach. Some of the potential benefits to Innventure include the following:
•Access Advantage: The partnership with an MNC provides unique access to MNC technologies and the information needed to help Innventure evaluate a disruptive technology solution in the context of specific unmet market needs. Using both data from the MNC and its own evaluations, Innventure determines if the opportunity should progress to a new Innventure Company.
•Developed Technology Solutions: MNCs invest significant time, money, and technical expertise in developing and protecting innovative technology solutions that satisfy unmet market needs for them and their customers. This all occurs well before Innventure acquires the technology solution. A new Innventure Company receives the technology solution—including intellectual property such as patents and trade secrets, product prototypes, manufacturing equipment, and other assets—and has access to the MNC’s technical expertise for transfer and early industrialization of the technology, all of which helps reduce commercialization time, save money, and mitigate common risks inherent to start-ups.
•Institutional Data Set: MNCs also spend significant time and money developing deep, proprietary market knowledge, which is very difficult for a typical new venture to replicate. MNCs provide Innventure with highly robust data, including market insights and customer testing, to understand unmet market needs and to assess the technology solution and potential business models.
•Early Customer Adoption: We believe MNCs will be motivated to catalyze market adoption by becoming early customers and/or providing channel access to facilitate the initial customer base to drive financial and strategic value. In some cases, MNCs may choose to sign offtake agreements with the new company and/or facilitate access to prospective customers within their sphere of influence (e.g., suppliers or customers). Additionally, we believe that having the MNC as the original “inventor” of the technology solution brings immediate credibility to the new Innventure Company which can lead to greater interest from potential customers.
Business Model Today
Innventure’s business model is the culmination of lessons learned over the past three decades. In 1993, when the first version of what is now Innventure was created, we studied both failed and successful startups to understand how to identify and manage risks to achieve a higher success rate for early-stage companies. We believe we have built a repeatable, systematic, risk managed approach to business building that is substantially different from traditional VC models. Unlike the typical VC portfolio approach, in which VCs make many investments, assuming that only a small percentage will succeed, Innventure invests deeply in a limited number of companies that we vet, launch, build, fund and operate. The Innventure model is designed to help mitigate the significant risks inherent to establishing and building disruptive businesses.
Using our proprietary DownSelect approach, we focus on assessing and mitigating risk well before the new Innventure Company is formed. When we do launch, we believe new Operating Companies are more mature than typical startups, due to the MNC’s extensive investment in developing technology solutions, the rigor of the Innventure DownSelect process, and the experience of our Innventure company leaders. This prospective head start, coupled with the other components of the Innventure model, are designed to yield a higher success rate than other start-ups and VC-backed companies.
DownSelect
DownSelect is Innventure’s systematic evaluation, risk mitigation, and company creation methodology. Our approach to building businesses starts with identifying disruptive technology solutions developed and protected with intellectual property by MNCs that satisfy well understood and validated unmet market needs. We define this combination of an understood market problem and a disruptive technology solution as an opportunity. In the rigorous, phased DownSelect process, we assess each opportunity for its disruptive potential, likelihood for accelerated early adoption driven by economic value creation for B2B customers, competitive advantage, ability to generate rapid, sizable financial returns, and potential to create a target enterprise value of at least $1 billion. We also assess how the implementation of the opportunity will advance the sustainability goals of the MNCs and their customers. Innventure uses this analysis to decide which opportunities to commercialize and develops an initial go-to-market strategy and business plan for a new Innventure Company built around these opportunities. Once an opportunity is selected via the proprietary DownSelect process, Innventure negotiates with the MNC to acquire or license the IP related to the opportunity and establishes and funds an Innventure Company subsidiary to commercialize the opportunity.
The Innventure DownSelect process focuses on four attributes that we believe greatly enhance the likelihood of success.
1.Designed to help reduce technology and business risk: Well-researched, prototyped, and well-protected technology solutions on which MNCs have spent significant R&D time and money and for which the MNCs have market and customer data that Innventure uses as a key input to deeply understand market needs and to help define robust go-to-market strategies and overall business plans.
2.Sustainability: Technology solutions with significant, tangible sustainability benefits (e.g., those that help MNCs (or others) meet their stated sustainability goals).
3.Generally clear path to early customers: Available MNC market and customer data, other Innventure primary and secondary research and MNC channel access can be critical elements Innventure leverages to drive early market adoption.
4.Opportunity to create a target enterprise value of at least $1 billion: Focus on disruptive technology solutions that have the potential to scale quickly and transform industries and/or markets. Innventure only launches companies that we believe have a reasonable pathway to achieving a target enterprise value of at least $1 billion.
Innventure is highly selective. We reviewed more than 100 opportunities from 2015 to 2022 and selected three as the basis for launching new Operating Companies. We are also very comfortable saying “No” to opportunities that fail to meet our rigorous DownSelect criteria.

The DownSelect process consists of four separate phases, with successive phases building on work done in the previous phases and deepening the level of analyses done as opportunities progress through the process.
Phase 1 – Opportunity Screen: Innventure’s team screens opportunities that are reflective of the four dimensions of the DownSelect Process; (1) MNC Technology, (2) Significant Market Need, (3) Transformative Solution and (4) Strategic Execution. We analyze high level business, financial, and technology issues to determine if the opportunity meets our key success criteria.
Phase 2 – Critical Factor Assessment: We identify, assess, and prioritize an opportunity’s critical success and risk factors and develop a plan (to be executed in Phase 3) for in-depth systematic evaluation to quantify value, address critical factors for success of a new business built around the opportunity, and mitigate risk factors. This is an internal assessment to determine if an opportunity is sizable, transformative, and meets the minimum threshold for advancement.
Phase 3 – Comprehensive Quantification: The Innventure team conducts a comprehensive review across all DownSelect dimensions. A core focus is on quantitative analysis and strategy of the immediate new value created for customers. We quantify the economic value to the B2B customer, create a pricing model that is sufficiently compelling to predictably drive early adoption, and conduct bottoms-up, real-world testing to further validate key hypotheses, especially around enabling critical success factors and mitigating critical risks. We develop initial financials, including revenue models and capital and operating cost estimates; define preliminary organizational structures and business plans; conduct field validations, often including prospective customer interviews, pilot manufacturing and additional concept and product testing, to help ensure critical assumptions are validated.
For an opportunity that successfully passes through Phase 3, the DownSelect team, in collaboration with Innventure senior leadership, recommends to the Board that the opportunity move to Phase 4 and proceed to create a new Innventure Company.
Phase 4 – Strategy & Formation: We set the initial strategy, including go-to-market strategies and initial business plan, for the Innventure Company, secure control of the technology via licensing or ownership, and create the new company.
The DownSelect process typically takes six to nine months, though it may take as little as a few weeks to decline an opportunity and as long as a year or more from the start of Phase 1 to full approval to launch a new company. The process is managed by the DownSelect team with support from the broader Innventure team as well as external subject matter experts as required. The primary goal of the process is to ensure that an opportunity meets the key DownSelect criteria, and that we believe that the business has the potential to achieve or exceed a target enterprise value of at least $1 billion. At the completion of the DownSelect process, a new Innventure Company is created, and the approved opportunity is transferred to the new company, at which time Innventure appoints the board of directors and initial management team, typically consisting of Innventure principals and personnel. Innventure selects executives and managers who it believes to have the requisite technical and operational expertise to scale enterprises built around disruptive technologies. Previously, Innventure owned and operated the Innventure

Companies and maintained control at least through early scaling. As part of the new Disruptive Conglomerate Model, Innventure intends to retain majority (or sole) ownership.
Innventure Model in 2024 and Beyond
As we continue to advance the Innventure model, we are moving to an approach designed to allow us to build, hold and operate companies, generating positive cash flows of one or more majority-owned new Operating Companies and potentially maximizing value for investors and other stakeholders. We believe that the new approach will give us the opportunity to derive greater value from those companies as we operate them over the long term. While a sale or other disposition of one or more of our companies could occur in the future, exit transactions are not expected to be a factor in the business plans for Innventure Companies. We are currently deploying this advanced approach.
We expect that the Disruptive Conglomerate Model will take time to develop meaningful earnings to drive enterprise value. We believe that adoption of this model over time will result in greater potential overall investor returns, driven by earnings growth and the expected growth in value of the underlying Operating Companies.
Sustainability as a Value Driver
We believe sustainability issues create new markets and are primary drivers of revenue, cost, and risk that impact value creation for long-term business performance for many of the verticals in which Innventure focuses. MNCs are increasingly focused on sustainability. The Innventure model is designed to help our MNC partners (and others) meet their sustainability goals by building companies around technology solutions that deliver sustainability benefits and assist MNCs (and others) in achieving their stated sustainability objectives. Our approach is that sustainability must first be economically viable. We focus on opportunities that we believe are commercially viable and profitable over time scales measured in decades and that provide a positive impact on the planet. As demonstrated by the success of PureCycle Technologies, Innventure Companies not only have the potential to create economic value but have also progressed products that have potential for significant positive impact on the environment.
•PureCycle: Purifies and recycles post-industrial and post-consumer polypropylene waste back to a like virgin grade polymer, usable across a broad range of applications and markets. PureCycle became a publicly traded company in 2021 and, as of the date of this prospectus, Innventure no longer has an economic interest in PureCycle.
•AeroFlexx: Combines the best attributes of flexible pouches and rigid bottles to provide CPG companies with a novel, curbside recyclable primarily liquid package that uses up to 85% less virgin plastic, significantly simplifies packaging supply chains, and enables innovative package shapes and creative artwork. AeroFlexx is in the early stages of operations and is beginning to ramp up its commercial production capabilities. The current manufacturing footprint installed and on order is projected to be sufficient to meet projected demand through mid 2025.
•Accelsius: Delivers a transformative industry solution to thermal management to CPUs and GPUs in datacenter and telecommunications applications, with potential to allow operators to increase computational throughput and capacity, increase revenue, reduce operating costs, increase energy efficiency, and drive sustainability across server, switching, and edge computing environments. Accelsius is an early-stage company that is just beginning revenue-generating operations. Accelsius has been focused on developing and commercializing data center cooling products since its inception in 2022 and has delivered customer proof-of-concept pilots in Q2 2024.
Innventure is committed to long-term sustainability and making the planet a better place to live for all, while simultaneously creating significant enterprise value for our shareholders.

Competition
We view our competition through two frameworks: competition to acquire technologies from MNCs and competition faced by our new Innventure Company subsidiaries.
Other Technology Acquirers
We believe we have a unique offering for MNCs looking to monetize and commercialize their R&D. We believe VC firms who are active in the market typically do not possess the in-house business creation and operations management that is at the core of the Innventure strategy. Some VCs invest in companies who license IP from universities, nonprofit research institutes, or national laboratories. In those cases, the VC needs to spend significant time and effort building an initial team and starting the business, then transferring and often further incubating technology, developing products, and defining business plans. We don’t believe any VCs have a business model that is as comprehensive, vertical agnostic and focused on creating new companies that can achieve a target enterprise value of at least $1 billion as Innventure.
Other potential competition might include individual entrepreneurs looking to purchase technology solutions from an MNC. We believe that while individual entrepreneurs may have the right technical or business skills, they frequently lack the credibility and financial resources to meet the requirements for the top, most disruptive technologies resident in MNCs. We also believe these entrepreneurs can lack the resources and business infrastructure to quickly establish a new company, reducing the likelihood of a successful commercialization process. Members of Innventure’s core team have put into practice various components of the DownSelect model for choosing opportunities to scale over the past thirty years. This history along with our ability to work in partnership with MNCs are key drivers of Innventure’s success to date and critical to Innventure’s future growth.
Innventure Company Competition
The competition at the Innventure Company subsidiary level varies by company and by the markets they serve. The examination of the competitive landscape is a key component of the DownSelect process. Innventure is focused on building companies that have unique products that will transform industries. More detail on competition for both AeroFlexx and Accelsius are provided below in the business sections related to each company.
Intellectual Property
For an opportunity that meets all DownSelect criteria and for which Innventure enters into a contract with an MNC partner, Innventure focuses on acquiring full commercial control of the application of all IP related to the specific opportunity. Each contract that leverages IP from an MNC is unique and specific terms and conditions are crafted to help ensure fair, long-term value sharing among Innventure, the new Innventure Company, and the MNC partner. Such a contract typically involves Innventure acquiring the IP for use in defined applications and geographies, and Innventure’s objective is always to ensure maximum freedom to practice (with unlimited access and control as the primary goal) across many applications, industries, markets, and geographies for the new company which will be built around and ultimately take ownership of the IP. In selected cases, Innventure will license IP instead of fully acquiring the rights, but the license must ensure that Innventure and the new company has full access to practice and commercialize a technology solution defined by the IP across the broadest set of applications, industries, markets, and geographies consistent with the business agreement with the MNC. Also in selected cases, Innventure may agree to a limited number of applications, industries, markets, and/or geographies if the MNC intends to use the IP in one or more existing business(es), and Innventure often provides the MNC with a grant-back license to practice the IP for their own business but not for sale or sharing with other non-wholly owned enterprises.
Since most opportunities are enabled by novel technology solutions, IP typically includes but is not limited to invention disclosures, patent applications, granted patents, trademarks, trade secrets, institutional know how, process and product prototypes, pilot and demonstration systems, process and product plans and designs, market data, customer insights, customer and market testing and validation, field, and production data, related to the technology solution. In selected cases, IP may relate to a business or service model innovation.

Each new Innventure Company, including AeroFlexx and Accelsius, develops company-specific IP strategies that build on and expand their IP portfolios to ensure protection of processes, products, services, business models, and other innovations and support the continued growth of the companies.
Human Capital Management
Total Compensation and Rewards
We provide competitive compensation and benefits, which include market-based pay keyed to relative industry data. We offer a full complement of health and welfare benefits such as health, dental, vision, life insurance, and accidental death and dismemberment insurance. A 401(k)-retirement plan with company match is offered. In addition, employees are granted equity awards in newly created Innventure Companies through various programs to promote equity proprietorship opportunities.
Workforce Culture
We focus on building a workforce that is responsive to customer needs, attentive to being efficient and cost conscious for our financial stakeholders, and innovative in seeking to create new disruptive companies. We actively recruit diverse talent and seek to build a culture reflective of the desires and the needs of the customers we partner with and serve. We actively support equal opportunity employment and provide a working environment of equity and inclusion for all employees.
Employees
We employed 134 employees and key contractors across Innventure, AeroFlexx, and Accelsius as of November 1, 2024.
Properties and Corporate Information
Our principal executive offices are located at 6900 Tavistock Lakes Blvd, Suite 400 Orlando, FL 32827. We believe these facilities are adequate for our current needs and that suitable additional space will be available as needed.
Our phone number is (321) 209-6787. Our website is www.innventure.com. Information contained on or accessible through our website is not incorporated by reference into this prospectus and should not be considered a part of this prospectus.
AeroFlexx
Overview
AeroFlexx manufactures what we believe to be one of the first flexible packages designed to act like a rigid bottle (the “pak”). Its proprietary integrated valve eliminates the need for discrete closures, removes the need for pumps, and enhances the consumer use experience, while its proprietary air frame provides structural rigidity throughout the entire package lifecycle, including end of life collection and sortation. The package eliminates 50-70% of plastic used, potentially up to 85% less virgin plastic by incorporating recycled content and can be curbside recyclable where all plastic bottles are accepted. Prior to filling, the package is shipped in a freight efficient flat pak format that reduces supply chain cost and complexity.
The product is also designed to solve the challenges of shipping liquids in the e-commerce channel while equally performing in traditional brick and mortar retail channels. It is ISTA-6 Amazon approved for both prep-free packaging (“PFP”) and ship in own container (“SIOC”), allowing customers to ship liquids more easily via the e-commerce channel. It helps eliminate damage from breakage, leakage, and rugged handling throughout the entire distribution channel. In our experience, the benefits of International Safe Transit Association (“ISTA”) certified packaging can be realized through cost savings, product protection, increased brand loyalty and greater customer satisfaction. The potential labor & cost savings stem from elimination of preparation materials such as induction seals, plastic overwrap, bubble wrap, foam peanuts and any non-compliance charge backs can be valuable to both brand customers and end-use consumers.
AeroFlexx is headquartered in West Chester, Ohio. The firm’s 27,082 square foot facility currently has the initial commercial line installed with a nameplate design capacity of over 50 million units per year. We expect that two additional lines will be launched by the third quarter of 2024. AeroFlexx plans to add converter lines at other manufacturing locations as future business demands warrant. AeroFlexx anticipates adding fillers, sold or leased to MNCs or co-manufacturing partners to match converter throughput and customer demand. As AeroFlexx partners with MNCs, fillers will be co-located at or near locations where customers formulate their liquid product or at strategically located contract manufacturers, both of which will receive flat paks produced directly by AeroFlexx that provide for seamless integration into the client’s value chain.
Market Opportunity
The global packaging market is estimated to generate annual sales of approximately $900 billion with an estimated average annual growth rate of 3.1% for rigid plastic and 4.7% for flexible plastic packaging over the next three to five years. The estimated addressable market for AeroFlexx applications is approximately $400 billion across several market categories including personal care, household products, food, pet care and industrial.
Sustainability Benefits
Superior sustainability benefits are integral to AeroFlexx’s package design and overall value proposition:
•Virgin Plastic Avoidance: Uses up to 85% less virgin plastic compared with rigid bottle/cap/label alternatives.
•Curbside Recyclability: Curbside recyclability where all plastic bottles are accepted
•Package Circularity: AeroFlexx packaging can incorporate up to 50% recycled content without compromise.
•Life Cycle Analysis: By considering source reduction, recycled content, recyclability and eliminating excess packaging material in e-commerce, AeroFlexx can deliver up to 83% less waste to landfills, 69% GHG reduction, and 73% less water use.
•UN Sustainable Goals Alignment: AeroFlexx can contribute to meeting several of the sustainable development goals (“SDGs”) outlined by the United Nations, including industry, innovation, and infrastructure; responsible consumption and production; climate action; and life below water.
Value to Clients
In addition to accelerating sustainability goals by leveraging the pak’s superior benefits, AeroFlexx can also help drive growth and overall profitability through significant supply chain savings. By adopting AeroFlexx, it allows customers to potentially unlock real value that would otherwise not be realized. This is accomplished through several supply chain benefits of the AeroFlexx pak:
•Reduces Complexity of Sourcing: AeroFlexx ships as a flat pak and replaces the bottle, cap and label that customer must procure from multiple sources and destinations.
•Reduced Transportation Cost and Footprint: prior to filling the package, shipping as a flat pak creates a form factor that takes up less than 10% of the space in shipping of an equivalent pre-formed empty rigid bottle, in addition to eliminating the need for cap and label supply chains. This reduces cost and environmental footprint by taking trucks off the road.
•Lowers Warehouse Requirements and Inventory Cost: with the AeroFlexx flat pak replacing pre-formed empty bottles, caps and labels, there is an overall reduction in the need for inventory space and overall cost associated with labor and working capital.
•ISTA-6 Amazon Approved: for shipping liquids via the e-commerce channel, reductions in damages from breakage, leakage and handling can generate significant savings through lower returns or refund rates and reduced overall package and labor costs. This can improve consumer satisfaction, reducing both e-commerce packing costs and fees charged for leaking products within distribution centers.
•Omni-Channel Ready: the pak is omni-channel ready as soon as it is filled with liquid product from the AeroFlexx filling machine, which we expect to eliminate SKU proliferation based on desired sales distribution channel.
•New Size/Shape Development Efficiency: flexible manufacturing eliminates the need for capital intensive molds and tooling costs, which enables rapid adoption at a much lower cost.
•Product Safety: designed with hygiene in mind with tamper proof packaging that eliminates the use of a discrete closure with AeroFlexx proprietary integrated valve (e.g., no need for a separate cap, pump or package sealing and dispensing device) to help keep products safe and prevent product losses.
History
AeroFlexx was launched in February 2018 as our second Innventure Company. The technology was acquired from P&G, who conducted extensive R&D and customer testing using iconic brands such as Dawn, Old Spice and Olay as part of a multi-year consumer research plan. AeroFlexx acquired sole exclusive rights to commercialize the technology globally, across all categories and with any partner, including any P&G direct competitors without restriction.
Current Status
AeroFlexx is in the early stages of operations and is beginning to ramp up commercial production capabilities. AeroFlexx's first commercial line has been installed with a design nameplate capacity of up to 50 million units per year. AeroFlexx is currently in the process of securing off-take agreements with partners wanting to harness first mover advantage with a superior packaging format.
In late 2023, AeroFlexx installed and commissioned its second converter, and the first to utilize recyclable film, in West Chester, Ohio. AeroFlexx's next converter has been installed and is expected to be fully commissioned in the fourth quarter of 2024 or the first quarter of 2025. The converting capacity at the West Chester facility is expected to provide a total manufacturing capacity of approximately 100 million packages per year, which is designed to demonstrate the minimum viable manufacturing footprint to achieve a cash flow break-even run rate for the West Chester facility. The current manufacturing footprint installed and on order is projected to be sufficient to meet projected demand through mid 2025, with additional capacity expansions being staged to meet customer needs as offtake agreements and customer traction warrants.
Key Strengths
There are several key factors that contribute to the success of AeroFlexx:
•Innovation and Technology: revolutionizing liquid packaging by delivering the best attributes of flexibles (less plastic, reduced shipping) and rigids bottles (retains shape throughout use, controlled dispensing). Our commitment to innovation drives the continuous development of packaging solutions of different sizes and shapes.

•Deliver Superior Packaging: consistently producing high-quality packaging that exceeds industry standards and regulatory requirements. Driving preferred consumer experience that creates significant brand value.
•Supply Chain Integration: turnkey manufacturing offers prospective customers a simplified and scalable supply chain solution. By seamlessly integrating design, manufacturing, and distribution, we believe we can simplify our prospective customers’ operations and provide opportunity to reduce their overall total cost.
•Sustainability and Environmental Responsibility: committed to building sustainable liquid packaging and doing our part for future generations by reducing upfront plastic usage, minimizing energy consumption, eliminating excess packaging materials, reducing waste, and lowering overall emissions.
•Human Capital Expertise: AeroFlexx’s employees are at the heart of everything AeroFlexx does, and the team brings significant tenure and experience within the packaging industry and deep knowledge of developing and manufacturing packaging.
Customer Landscape
AeroFlexx is currently targeting CPG companies that utilize either rigid bottle with caps, pumps, or pouch packaging to deliver their liquid products to consumers.
Growth Strategy
AeroFlexx is leveraging the increasing global demand for more sustainable packaging and offering a package format that offers many features and benefits for branded consumer products, with a new and simplified liquid packaging manufacturing platform. AeroFlexx intends to deploy this platform by having centralized converting operations that are owned and operated by AeroFlexx with strategically located filling machines that are sold and located at or near where liquid products are formulated. We are targeting brands of large, medium, and small consumer products companies. AeroFlexx filling equipment will be sold directly to branded manufacturers or to their co-manufacturing partners that formulate the liquid. We produce the flat paks via our converting machines and will either partner with co-manufacturers to deliver filled and final packages to brands or sell the flat paks directly to the CPG companies to be filled on the AeroFlexx filling equipment.
Initially, AeroFlexx is working to build and sell everything our base West Chester, Ohio operating facility capacity can produce. We then plan to build additional converting capacity around the world localized to our customer base to service future customers with brand specific flat paks. R&D continues to innovate additional pak shapes and sizes along with enhancements to filling equipment and converting machines. AeroFlexx can also build additional internal filling capacity to satisfy customer demand for new product launches, production, business continuity, etc. Joint venture and joint development opportunities are being explored in specific geographic markets to accelerate customer adoption of the AeroFlexx liquid packaging platform on a global basis.
Competition
AeroFlexx competes directly with different package format options that CPG companies can choose for their specific liquid product that is sold to consumers. These package formats include, but may not be limited to, rigid, stand cap, or pouch packaging. Some of these package formats may also incorporate some type of air chamber as an added feature.
Intellectual Property
AeroFlexx is commercializing a liquid packaging technology that was initially developed by P&G. P&G granted AeroFlexx a worldwide license under an Amended and Restated Patent and Know-How License Agreement dated October 25, 2021, between P&G and AeroFlexx for a proprietary flexible package using an air frame and an integrated valve or closure, along with methods of manufacturing. AeroFlexx has developed and owns intellectual property for trademarks and in improvements solely developed by AeroFlexx to the package around materials and recyclability, and those improvements are in the form of AeroFlexx trade secrets and issued and pending patents.

AeroFlexx Leadership
The AeroFlexx leadership team has functional area experience in Fortune 500, venture backed start-ups and consumer goods packaging companies.
•Andrew Meyer is the Chairman and CEO with over 22 years of extensive experience in both large MNCs and entrepreneurial environments, having spent the last 15 years within four different venture-backed technology startups that included value-add exits such as an IPO and a trade sale to a strategic partner.
•Cedric D’Souza is the Chief Technology Officer. Before AeroFlexx, he was the global beauty care engineering associate director at P&G, where he spearheaded agile teams to create, patent, and deploy new to-the-world production platforms. He has over 28 years of experience, leading culturally diverse organizations and project teams in Asia, Europe, Latin America and North America.
•Veronica Sebald is the VP of Quality Control and has more than 18 years of experience in quality and manufacturing at GE Aerospace and Toyota Motor Engineering & Manufacturing North America, Inc. She is a certified Six Sigma Black Belt.
•Jim Traut is the VP of Finance and Accounting and worked for The Kraft Heinz Company for 24 years in various global strategy, accounting, risk, control, audit, due diligence, and ethics leadership roles. He began his career at KPMG International Limited. Before joining AeroFlexx, he co-founded and served as CEO of a cloud-based motion graphics video production start-up.
•Kristen Lewis is the Marketing Director and brings more than 15 years of professional business experience to her role, including VP, Senior Marketing for Fifth Third Bancorp.
The AeroFlexx board of directors consists of the following members:
•Andy Meyer, Chairman, Chief Executive Officer, AeroFlexx
•James O. Donnally, director, Innventure
•Greg Wasson, Co-Founder and Co-President, Wasson Enterprise
•Gregory W. (Bill) Haskell, Chief Executive Officer and director, Innventure
Accelsius
Overview
Accelsius seeks to provide a direct-to-chip liquid cooling solution for servers (and other computing devices) in data centers and edge computing locations. Accelsius aims to exploit three powerful industry trends that it believes are converging:
1.an exponential predicted increase in the thermal footprint, or thermal design power (“TDP”), of server and GPU chipsets which are now beginning to exceed the capability of the incumbent refrigerated-air cooling systems;
2.increased and unpredictable global energy costs; and
3.an increased level of commitment to environmental sustainability, including from C-suites and corporate management teams.
Reducing data center power usage is a significant opportunity to meet public ESG commitments, but the predicted increase in TDP of future servers will make this extremely challenging.
Accelsius has developed NeuCool, a direct-to-chip liquid cooling solution using a scalable closed loop two phase system with a dielectric coolant, as shown below. Liquid coolant enters an evaporator plate that is installed directly on a CPU or GPU. Heat generated by the operation of the CPU or GPU causes the liquid coolant to boil, extracting energy and generating vapor that flows away from the evaporator plate through tubing to a separate condenser, where energy is extracted and coolant vapor returns to a liquid state. The liquid coolant is pumped back through common tubing, returning to the evaporator plate and starting the process again.
Transformative Technology Solution
For typical data center applications, two CPUs are installed on a single server and several dozen servers are installed per rack. The image below shows two NeuCool evaporators installed on an example server. The blue tubes indicate where liquid coolant flows into the evaporators, and the red tubes indicate where vapor flows out of the evaporators.
Depiction of NeuCool Installation on Example Server Sled
Market Opportunity
Approximately 3% of the world’s power is consumed by data centers, of which 40% is used for cooling. The global data center cooling market was $15.7 billion in 2022 and is expected to grow at a 17.1% compound annual rate growth (“CAGR”) to over $56 billion in 2030. Of this, the data center liquid cooling market is projected to grow at a 24.4% CAGR from $2.6 billion in 2023 to $7.8 billion in 2028. However, it is not just data center servers that would benefit from new cooling technologies. Other markets include edge computing and power electronics across a number of industry verticals, such as construction, healthcare and hospitals, manufacturing, media and entertainment, retail and wholesale and transportation and logistics. Edge computing is being driven by data gravity, i.e., the need to do processing as close as possible to where the data is generated. As datasets become exponentially larger, cost and latency issues drive a need for computing power in edge locations (e.g., in cell phone towers). The market intelligence firm 451 Group predicts that over 556,000 organizations globally will use Edge IaaS by 2027. Based on their prediction, we estimate that two million servers will be installed in edge locations annually by 2027. Because edge installations are often poorly suited for traditional refrigerated-air cooling, we believe liquid air cooling may be the most cost-effective and sustainable option.

In addition to energy costs, traditional cooling systems use a considerable amount of water. As an example, ChatGPT can use upwards of 0.5L of water for as little as 50 prompts. The newest cell phones require faster networks, smart technology is connecting all aspects of our lives, and AI is being used at unprecedented levels. Current cooling technologies struggle with the rising heat densities associated with the processors to support these applications. For example:
•Components: Increased software stack (including AI) require higher performance processors which increase heat dissipation.
•Equipment: More powerful servers, routers, switches, cell tower base stations, and other computing equipment require improved system level cooling.
•Systems: Denser racks of equipment are dissipating more heat per unit area.
•Facilities: Heat management capacity of data center and telecom facilities are pushing the limits of current air cooling technologies.
•Growth: There are currently 4.1 GW of new data centers planned.
Sustainability Benefits
We believe Accelsius will allow its clients to meet their sustainability needs while providing a more affordable option. We also believe that, by adopting Accelsius cooling solutions, clients can more efficiently use their resources, capital, space, energy, and water. Direct-to-chip cooling offers large savings compared to air cooling in full scale deployments, specifically including:
•TCO savings: Cooling accounts for approximately 40% of a data center’s energy consumption.
•Space Savings: Accelsius allows data centers to densify, increasing the number of servers per rack, increasing the number of racks per unit area of data center, and increasing revenue for a given data center footprint and reducing costs as less space is used.
•Energy Savings: Eliminates air conditioning needs and costs associated with legacy air-cooling systems.
•Water Savings: Potential to eliminate water use in cooling system.
Value to Clients
The Accelsius solution allows clients to align data center operations with sustainability goals and increasingly competitive commercial requirements:
•Enables the adoption of high wattage processors. The American Society of Heating, Refrigerating and Air-Conditioning Engineers (ASHRAE) recently suggested that the exponential increase of CPU and GPU wattages is expected to soon exceed the capacity of most existing air cooling systems.
•Dramatically improves density in the data center. With Accelsius’s technology, air heat syncs are not required, allowing more processing power in each server. Racks no longer must be depopulated to allow air flow, nor are cold and hot aisles needed.
•Allows more power to be allocated to computing rather than cooling. An average data center allocates around 40% of their power to cooling and other overhead. When power used for cooling is reduced, more incoming power for data centers can be used for computing tasks, and data center capacity can be increased dramatically. We estimate that we can reduce the power allocated to cooling by around 49%.
•Is compatible with legacy infrastructure. Although new data center builds will prioritize liquid cooling, brownfield sites are still actively introducing AI / ML and other dense workloads. Accelsius technology can fit in a standard rack and connect to existing facility water loops.

•Heat removal head room. We believe Accelsius technology will be designed to support not just this generation of processors, but many more to come. Standard CPU power consumption is expected to exceed 600 W and standard GPU power consumption is expected to exceed 700 W by 2025, with high performance GPUs reaching 1000 watts in the same timeframe. Based on the recent trajectory of increasing CPU and GPU power consumption, we believe there is a high likelihood that chips may reach temperatures of up to 2500 watts in the near future. The ability to cool these power processors helps protect the investment in Accelsius’s NeuCool technology.
History
The basic two-phase cooling technology underpinning NeuCool was developed at Nokia Bell Labs over a three-year period from 2019 to 2022. Innventure formed Accelsius in May 2022. Accelsius and Nokia executed a Patent Purchase Agreement dated May 27, 2022, and Technology License and Know-How Agreement dated May 27, 2022, to transfer the two-phase cooling technology from Nokia to Accelsius. Subsequently, Accelsius has significantly improved the technology to enhance its thermal cooling effectiveness and productized the solution to make it more suitable for high volume production.
Current Status
Accelsius is an early-stage company that is just beginning revenue-generating operations, including initial shipments of product. Accelsius has been focused on developing and commercializing data center cooling products since its inception in 2022 and has delivered customer proof-of-concept pilots in Q2 2024. Since obtaining the two-phase cooling technology from Nokia Bell Labs in 2022, Accelsius has implemented development and applications testing capabilities at its headquarters in Austin, TX. Accelsius has produced initial NeuCool product prototypes and further refined the product, including a Design-for- Manufacturing (DFM) version in late 2023. Accelsius has also built in-house fabrication capabilities for key heat transfer components and set up manufacturing and supply chain infrastructure designed to deliver full NeuCool thermal management systems to early customers by mid-2024. Current manufacturing assets and supply chain infrastructure are anticipated to support market demand through early 2025, and additional capacity expansions will be staged to meet customer needs as demand is expected to grow in 2025.
Key Strengths
In addition to leading thermal cooling capability—as indicated by lowest thermal resistance of any competitive form of liquid cooling (shown below)—we believe Accelsius delivers on (1) product reliability at scale, (2) serviceability and ease of retrofit in existing data centers, (3) availability through supply chain robustness and (4) ease of doing business. The team we have assembled are experts in these areas.

Customer Landscape
Accelsius has developed a robust pipeline of prospects ranging from server original equipment manufacturers (“OEMs”), and prospects for early adoption include those with strength in scientific computing architectures with increasing demand for AI/ML computing loads.
Growth Strategy
Our go-to-market is through partnerships. We are in active discussions with multiple ecosystem partners across the technology space. Accelsius will deliver kitted NeuCool cooling systems for inclusion in ecosystem partner server deployments. Specific components of the NeuCool systems are designed to work with standard CPUs and GPUs and will be common across all kits; other components will be customized to match specific server designs for each partner.
Accelsius has signed revenue-generating non-binding memorandums of understanding, as well as associated master service agreements and value-added reseller agreements, (collectively, the “MOUs”) with several third parties with whom it will deploy NeuCool thermal management systems to operating data centers by mid-2024. These third parties include hardware equipment original equipment manufacturers (OEMs), value-added resellers, and data center operators, all of whom Accelsius believes represent key customers across the data center and telecom industries. Accelsius’ existing MOUs are designed to facilitate the qualification, evaluation, and implementation of the Accelsius NeuCool technology within defined data centers, racks, and servers. These MOUs outline an implementation process consisting of four phases: assessment, initial deployment, scaled deployment, and ongoing service. Under the existing MOUs, Accelsius is engaging in a collaborative evaluation of project needs and technical fit, taking into consideration system requirements, existing/planned infrastructure, and both present and future customer objectives. Accelsius will use these initial evaluations to develop implementation proposals for the designated projects. If these proposals are accepted, Accelsius and the customers intend to enter into binding agreements governing the initial deployment and evaluation of NeuCool technology in designated facilities. Accelsius anticipates that these initial field deployments will yield firm sales contracts from each customer in the second half of 2024.
Competition
The potential size and high growth of the liquid cooling market has attracted several startup competitors across different liquid cooling technologies such as immersion and direct-to-chip water cooling. Traditional air cooling technologies suffer from limitations and operational issues, including complexity of design and insufficient capability to meet increasing power demands and heat dissipation requirements. These limitations require end users to consider costs associated with cooling capacity, efficiency, power savings/consumption, and other variables. We summarize below some of the operational issues faced by competitive liquid cooling technologies based on that user feedback:
Single Phase Immersion:
•Expensive (~$100,000 per tank) and with limited thermal headroom (< 50 KW);
•Requires modification (re-layout) of server internals for liquid flow and server warranty is usually void;
•Servicing requires removal of servers from sealed liquid cooling baths and is time consuming and expensive;
•Forklift upgrade of existing rack infrastructure and inefficient use of real estate; and
•Leading competitors include LiquidStack, Green Revolution Cooling, and TMGCore.
Two Phase Immersion: In addition to the issues outline above, two phase immersion is also:
•Very expensive (~$175,000 per tank);

•Vapor can get trapped in the servers causing localized hot spots;
•Very few pilot implementations are expanded on because “no one wants tanks full of perfluoroalkyl and polyfluoroalkyl substances coolant in the data center;” and
•Leading competitors include LiquidStack, TMGCore and Submer.
Single Phase Direct-to-Chip (e.g., water):
•Water leaks that can cause catastrophic failure in servers and are the most significant risk. Users state that water leaks around electronic components have occurred and destroyed the servers: “Not a question of ‘if’ it will leak, but ‘when’ it will leak,”;
•Bio-fouling (biofilm build up) within pipes and cold plates is a concern;
•Cooling higher thermal densities requires large pumps and high pressure/flow rate of water (increasing chance of leaks & electricity use); and
•Leading competitors include CoolIT Systems and STULZ.
Accelsius is well positioned because we believe it (i) uses the most thermally capable liquid cooling technology (two phase direct-to-chip) and (ii) is the most robust. Compared to other solutions, the Accelsius two phase direct-to-chip cooling solution is designed to provide high heat transfer capabilities in an easy-to-install form configured to work equally well with greenfield data center deployments and retrofits of servers in existing data centers. The Accelsius NeuCool solution does not use water as the working fluid, so no water ever comes in contact with critical, high value electronic components, and our solution is designed to be field serviceable. Accelsius designed in features that allow data center technicians to swap and service components using industry standard practices. Accelsius’ two phase direct-to-chip liquid cooling technology is an effective alternative to the limitations posed by other liquid cooling technologies.
Intellectual Property
Accelsius has developed a comprehensive IP strategy initially built around five filed patent applications and one granted patent, with several improvements and new inventions moving through the patent application process. Accelsius is also using trade secrets to protect certain aspects of the technology solution and manufacturing process.
Accelsius Leadership
The Accelsius leadership team has extensive experience in technology, data centers and thermal management. In addition, our leadership team has a depth of experience working in large MNCs as well as smaller entrepreneurial companies and startups.
•Josh Claman is the CEO with over 35 years of extensive experience in both large MNCs and startup companies in the technology sector. Claman spent over six years at technology startup companies, 16 years at NCR Corporation, and nearly 10 years leading multibillion dollar businesses for Dell Technologies, Inc.
•Dr. Richard Bonner is the CTO and brings over 18 years of experience as a heat transfer researcher and advanced thermal product developer. Dr. Bonner holds an MS and PhD in Chemical Engineering from Lehigh University and is a recognized expert in two-phase cooling and thermal issues as they relate to the energy-water nexus.
•Matt Cruce is Chief Supply Chain Officer with over 15 years of experience building and managing supply chains in large MNCs, including Dell Technologies, Inc., Lockheed Martin Corporation, and Rolls-Royce Holdings plc.
•Robert Wehmeyer is the VP of Finance and held senior finance roles at National Instruments Corporation for 12 years and at Dell Technologies, Inc. for 19 years. He also began his career in finance and audit roles at Westinghouse Motor Company and Arthur Andersen LLP.

•Jeff Taus is the VP of Engineering with over 25 years of experience in product design and development in the technology sector. He spent nearly 20 years at Dell Technologies, Inc. and four years at Jabil Inc.
The Accelsius board of directors consists of the following members:
•Gregory W. (Bill) Haskell, Chairman, Chief Executive Officer and Manager, Innventure
•Josh Claman, Chief Executive Officer, Accelsius
•Dr. William Grieco, Chief Technology Officer, Innventure
•John Hewitt, Chief Executive Officer, Robertshaw Controls
•Colin Scott, Head of DownSelect, Innventure
Legal Proceedings
Innventure (including AeroFlexx and Accelsius) is currently not a party to or subject to any material legal proceedings. Innventure may from time to time become a party to various legal proceedings arising in the ordinary course of its business, which could have a material adverse effect on its business, financial condition or results of operations. Regardless of outcome, litigation or other legal proceedings could adversely impact Innventure’s business due to defense and settlement costs, diversion of management resources and other factors.
Other than as described below, none of Innventure’s directors or executive officers have been involved in any legal proceedings required to be disclosed pursuant to Item 401(f) of Regulation S-K.
In September 2018, the SEC entered an administrative order consensually resolving an investigation into forward-looking financial goals and related disclosures by Mr. Wasson’s former employer, Walgreen Co. (“Walgreens”). The order settled the SEC’s investigation into various allegedly misleading statements made by or on behalf of Walgreens, including statements made by Mr. Wasson in his capacity as an executive officer of Walgreens, relating to its ability to achieve certain financial goals associated with its then-anticipated merger with Alliance Boots GmbH. Without admitting or denying any of the SEC’s findings, Walgreens, Mr. Wasson and the company’s former chief financial officer each consented to the entry of an SEC order finding that they violated a federal antifraud provision and each agreed to cease and desist from any future violations of such provision. The order also required the payment of specified penalties, including a payment of $160,000 by Mr. Wasson.

MANAGEMENT
Executive Officers and Directors
The following table sets forth, as of October 31, 2024, certain information regarding our executive officers and directors who are responsible for overseeing the management of our business, including their names, ages and positions.

Name	Age	Position
Executive Officers
Gregory W. Haskell	67	Chief Executive Officer and Class I Director
David Yablunosky	62	Chief Financial Officer and Class II Director
Michael Otworth	62	Executive Chairman and Class III Director
Dr. John Scott	73	Chief Strategy Officer
Roland Austrup	60	Chief Growth Officer
Suzanne Niemeyer	54	General Counsel and Class III Director
Non-Employee Directors
James O. Donnally	60	Class II Director
Bruce Brown	66	Class II Director
Elizabeth Williams	55	Class III Director
Daniel J. Hennessy	66	Class I Director
Michael Amalfitano	63	Class I Director
Executive Officers
Gregory William (“Bill”) Haskell is Innventure’s Chief Executive Officer and a Class I director. Bill served as Chief Executive Officer and Manager of Innventure LLC since 2021. Previously, he was a co-founder and President of both XL Vision and XL TechGroup, which created the foundational business building methodology upon which Innventure is based, from 1993 to 1999 and 2001 to 2011, respectively. Bill has worked with the key principals of Innventure for over 20 years. He has also served as a CEO of a London Stock Exchange-listed company and has been a director of over a dozen companies. Most recently, Bill was a partner at Bellview Associates at a boutique investment bank focused on converting private companies into employee-owned enterprises from 2019 to 2021. He has over 30 years of experience in company creation and development. Bill holds a B.S. degree in engineering and conducted post-graduate work in applied mathematics at Iowa State University. We believe Mr. Haskell is qualified to serve on the Board due to his significant corporate leadership experience and deep understanding of our business.
David Yablunosky is Innventure’s Chief Financial Officer and a Class II director. David has served Chief Financial Officer of Innventure LLC since 2023. Previously, he was Chief Financial Officer of Embraer Aircraft Holding, Inc., the U.S. subsidiary of the Brazilian aerospace and defense conglomerate Embraer, SA (“Embraer”), from 2022 to 2023; Chief Financial Officer and a Board Member of Embraer Executive Aircraft, Inc., another subsidiary of Embraer, from 2021 to 2023; and a Board Member of Embraer Defense and Security, Inc., another subsidiary of Embraer, from 2021 to 2023. He brings over 30 years of finance experience working for large MNCs such as Ford Motor Company, Ford Credit, Office Depot, Oxbow Carbon LLC, and Embraer. Before his career in finance, David served nine years in the U.S. Navy and worked in the Pentagon on General Colin Powell’s staff. Mr. Yablunosky holds a B.S. in Mathematics from the U.S. Naval Academy and an MBA in Finance from the University of Maryland. He also holds a graduate-level Certificate in Accounting from the Harvard University Extension School and has completed the Advanced Management Program at the Harvard Business School. We believe Mr. Yablunosky is qualified to serve on the Board due to his expertise in finance and deep understanding of our business.
Michael (“Mike”) Otworth is Innventure’s Executive Chairman and a Class III director. Mike has served as Executive Chairman of Innventure LLC since 2015. Mike was the Founding CEO and Chairman of the Board of PCT, from 2015 to 2022. Mike and team took PCT from an early-stage concept to an operational pilot and funded its first commercial plant, followed by a successful public offering in March of 2021. Prior to Innventure, Mike served as President and Founding Partner of Green Ocean Innovation, a company that provided technology sourcing, innovation strategy, and development services to Lilly/Elanco Animal Health, from 2008 to 2015. Mike also served as Vice-President and Founding CEO of multiple start-ups at XL TechGroup (“XLTG”) from 1996 to 2000. Mike began his career on Capitol Hill working as a legislative aide and committee staff member in the U.S. House of Representatives. We believe Mr. Otworth is qualified to serve on the Board due to his more than 25 years of experience leading start-ups in the technology industry, as well as his deep understanding of our business.
Dr. John Scott is Innventure’s Chief Strategy Officer. John has served as Chief Strategy Officer at Innventure LLC since 2015. Prior to co-founding Innventure LLC, John served as Founder and CEO of XLTG, where he developed the DownSelect method that Innventure uses today to vet disruptive technologies from top MNCs and their associated business opportunities, from 1993 to 2013. John also served as an academic scientist at numerous universities and government labs, including the University of Maryland, the University of North Carolina and the University of Arizona, as well as the NASA Goddard Space Flight Center. He earned his Ph.D. in Physics and Astrophysics from the University of Arizona and has published over 60 academic papers.
Roland Austrup is Innventure’s Chief Growth Officer. Roland has served as Innventure LLC's Chief Growth Officer since June 2024 and as a member of Innventure LLC’s Executive Committee since 2023. Prior to his change of title to Chief Growth Officer in June 2024, Roland had served as Head of Capital Markets since 2023, and he also previously served as Innventure LLC's Chief Financial Officer from 2021 to 2023. He also serves as Chairman of WaveFront Global Asset Management Corp., a $1.7 billion assets under management Toronto-based global hedge fund company he co-founded in 2003. Roland is also a co-founder of Envest Corp., a downstream energy company, and an Advisory Board member of both the Master of Quantitative Finance program at the University of Waterloo and First Tracks Capital, a Canadian private equity firm. Prior to that, Roland was an Investment Advisor with BMO Nesbitt Burns Inc. and began his career as a Commodities Broker with ScotiaMcLeod Inc. where he was primarily involved with hedging commodity price risk for corporate clients. Roland holds a B.A. with Honours from the University of Western Ontario.
Suzanne Niemeyer is Innventure 's General Counsel and a Class III director. Ms. Niemeyer previously served as the General Counsel and Corporate Secretary at Magis Capital Partners, an operational venture capital company with a focus on fintech solutions from 2019-2024. From 2003-2019, Ms. Niemeyer served as General Counsel, Managing Director and Corporate Secretary at Actua Corporation, where she was previously the Vice President of Legal from 2000-2003. While serving Actua, Ms. Niemeyer negotiated dozens of complex M&A transactions, oversaw public company compliance with SEC regulations, and presided over all aspects of corporate governance, including stockholder engagement. Prior to joining Actua, Ms. Niemeyer was an Associate in the Corporate Department at Dechert LLP. Ms. Niemeyer has previously served on the board of directors for Astea International Inc. (June to December 2019), Acquirgy, Inc., Bryn Mawr Rehabilitation Hospital Foundation, and Investor Force Holdings. Ms. Niemeyer has a B.A. in Psychology and Spanish from Duke University, and a J.D. from Georgetown University Law Center. We believe that Ms. Niemeyer is well qualified to serve as a director due to her legal acumen and her significant experience in corporate governance matters and advising publicly-traded companies.
James O. Donnally is a Class II director of Innventure. Jim has served as a Manager of Innventure LLC since 2015 and as the Managing Member of Bellringer Consulting Group, LLC, the General Partner of the Glockner Family Venture Fund, LP, since 2023. He previously served as the Vice President and CFO for Glockner Enterprises, whose family office investment thesis is around green technology manufacturing and was the original funding partner for Innventure, PureCycle and AeroFlexx, from 1996 to 2023. Glockner Enterprises includes consumer and commercial finance divisions, wholesale lubricant and fuel divisions, several dealer-controlled used car finance operations, captive and independent insurance agencies and franchise automobile dealerships in Ohio and Kentucky. Jim is also highly involved in organizations and companies that are helping grow southeast Ohio communities and sits on numerous boards. Jim was the CFO for PureCycle from January 2017 to December 2020. In his prior role as CFO at Glockner, he managed the Information Technology, Human Resources, accounting and legal departments, giving him the ideal view of the inner workings of the enterprise – such as treasury and other asset management, lender and regulatory relations and employee benefit administration. Prior to joining Glockner Enterprises in 1996, Jim was a CPA at Hayflich & Steinberg, where he performed for-profit audit, review, compilation and tax engagements for regional wholesale, retail, manufacturing and service concerns, specializing in consolidations. Jim received his bachelor’s in accounting with minors in economics, finance, philosophy, psychology and theater in 1991 from Marshall University. We believe Mr. Donnally is qualified to serve on the Board due to his over 30 years of experience in finance, accounting and company development.
Bruce Brown is a Class II director of Innventure. Mr. Brown retired from Procter & Gamble (P&G) in 2014 after 34 years of service, including six years with the company as Chief Technology Officer (CTO), where he was responsible for the company's R&D Organization, and Innovation & Technology Programs. Before his tenure as CTO, he worked with P&G in Europe & Asia driving international business expansions. Mr. Brown currently serves on the board of Glatfelter Corporation (NYSE: GLT), and has previously served on the board of Nokia Corporation (NYSE: NOK), where, after 11 years and upon reaching the tenure limit, he concluded his term in 2023. Formerly, Mr. Brown was a director of Medpace Holdings, Inc. (NASDAQ: MEDP) from 2016 to 2019. Mr. Brown was appointed in 2011 by the Government of Singapore as a member of the board of directors of the Agency for Science, Technology, and Research (ASTAR), giving him experience on how to operate within and through government agencies across the globe. Mr. Brown has also served on the board of directors of Xavier University in Cincinnati, Ohio. Mr. Brown has a B.S. in Chemical Engineering from the Polytechnic Institute of New York University, and an MBA in Marketing and Finance from Xavier University. We believe that Mr. Brown is well qualified to serve as a director due to his organizational leadership development and years of experience as a public company director.
Elizabeth Williams is a Class III director of Innventure. Ms. Williams was formerly the Vice President of Commercial and Industrial Customer Journey and Products at Entergy from 2021-2022, where she helped large industrial processing businesses achieve sustainability goals through emission reduction solutions. From 2017-2019, Ms. Williams was the Senior Vice President of Strategy and Corporate Development at Tenneco, where she focused on improving financial and capital markets performance by defining long-term strategy. Ms. Williams served as the Vice President and Head of Corporate Strategy from 2014-2016 at Maersk, where she simultaneously helped capitalize on end of life oil fields, and reduced portfolio risk from oil price exposures. From 2011-2014, she was the Senior Vice President and Head of Corporate Strategy at ABB, where she spearheaded the strategic planning, implementation, and execution of $20 billion in institutional investments over four years, including R&D allocation, SG&A, M&A, and capital expenditure initiatives. Prior to 2011, Ms. Williams served as the Director of Corporate Development at United Technologies. Ms. Williams has a B.A. in economics from Stanford University, and an MBA from the University of Chicago. We believe that Ms. Williams is well qualified to serve as a director due to her significant experience in corporate strategy and development.
Daniel J. Hennessy is a Class I director of Innventure and Learn CW's director designee pursuant to the terms of the Business Combination Agreement. Mr. Hennessy currently serves as Chairman & CEO of Hennessy Capital Investment Corp. VI (NASDAQ: HCVI) and as Chairman of the board of directors of Compass Digital Acquisition Corp. (NASDAQ: CDAQ). Mr. Hennessy also founded Hennessy Capital Group LLC as an alternative investment firm in 2013 to focus on investments in the sustainable industrial technology and infrastructure sectors. From October 2020 to December 2022, Mr. Hennessy served as Chairperson and CEO of Hennessy Capital Investment Corp. V. Mr. Hennessy also served as Chairman & CEO of Hennessy Capital Acquisition Corp. IV, which, in December of 2020, completed its business combination with Canoo Holdings Ltd. He also served as a member of the board of directors of Daseke, Inc. (NASDAQ: DSKE), from 2017 to 2021. Mr. Hennessy began his career in 1981 in the oil and gas lending group at Continental Illinois National Bank, now Bank of America, where he was a Banking Officer. Mr. Hennessy has dedicated over 25 years to serving non-profit healthcare, higher education and conservation organizations, including board positions at the Lurie Children's Hospital of Chicago, National MS Society, John G. Shedd Aquarium, Georgetown University and Yellowstone Forever. Mr. Hennessy has a B.A. from Boston College and an MBA from the University of Michigan. We believe that Mr. Hennessy is well qualified to serve as a director due to his significant investment, strategic and leadership experience.
Michael Amalfitano is a Class I director of Innventure. Mr. Amalfitano has served as the President and CEO of Embraer Executive Jets, a subsidiary of Embraer, since 2017. Prior to joining Embraer, Mr. Amalfitano served as Executive Vice President, Senior Managing Director of Business Aviation at Stonebriar Commercial Finance from 2015 to 2017. Mr. Amalfitano also led as Managing Director, Executive Head of Global Corporate Aircraft Finance at Bank of America Merrill Lynch for over 22 years, following a decade-long tenure in sales management at GE Capital. Mr. Amalfitano also currently serves as a director of Eve Holding, Inc. (NYSE: EVEX) and of Corporate

Angel Network. He is also a member of the Board of Trustees at Embry-Riddle Aeronautical University (ERAU) and serves on their Finance and Investment Committees. Mr. Amalfitano currently serves on the Executive, Finance, Investment, and Strategic Committees of the General Aviation Manufacturer’s Association (“GAMA”), and is a member of the Advisory Council and Leadership Council of the National Business Aviation Association (“NBAA”). Past board positions include former four-term OEM President of the International Aircraft Dealers Association (“IADA”), Chairman of the Associate Members Advisory Council for the National Aircraft Resellers Association (“NARA”), and former two-term President of the National Aircraft Finance Association (“NAFA”). Mr. Amalfitano holds a B.A. in Economics and a Master’s in Financial Management from Fairfield University in Fairfield, Connecticut. We believe that Mr. Amalfitano is well qualified to serve as a director due to his years of executive leadership and public company director experience.
Corporate Governance
We have structured our corporate governance in a manner we believe closely aligns our interests with those of our stockholders. Notable features of this corporate governance include:
•independent director representation on our audit, compensation and nominating and corporate governance committees, and our independent directors will meet regularly in executive sessions without the presence of our corporate officers or non- independent directors; and
•at least one of our directors will qualify as an “audit committee financial expert” as defined by the SEC.
Election of Officers
Each executive officer serves at the discretion of our Board and holds office until his or her successor is duly appointed or until his or her earlier resignation or removal.
Family Relationships
There are no family relationships among any of our directors and executive officers.
Board Composition
Our Board consists of nine directors. Each of our directors will continue to serve as a director until the election and qualification of his or her successor or until his or her earlier death, resignation or removal. The authorized number of directors may be changed by resolution of our Board. Vacancies on our Board can be filled by resolution of our Board.
Our Board is divided into three classes, each serving staggered, three-year terms. Only one class of directors will be elected at each annual meeting of stockholders, with the other classes continuing for the remainder of their respective three-year terms. Our Board is designated as follows:
•our Class I directors are Gregory W. Haskell, Daniel J. Hennessy and Michael Amalfitano, and their terms will expire at the annual meeting of stockholders to be held in 2025;
•our Class II directors are David Yablunosky, James O. Donnally and Bruce Brown, and their terms will expire at the annual meeting of stockholders to be held in 2026; and
•our Class III directors are Michael Otworth, Suzanne Niemeyer and Elizabeth Williams, and their terms will expire at the annual meeting of stockholders to be held in 2027.
Any additional directorships resulting from an increase in the authorized number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of our authorized number of directors.
The division of our board of directors into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control. See “Description of Securities—Anti-Takeover Effects of Innventure’s A&R Certificate of Incorporation and Bylaws and Certain Provisions of Delaware Law.”

Director Independence
Based on information provided by each individual serving as a director concerning his or her background, employment, and affiliations, our Board meets independence standards under the applicable rules and regulations of the SEC and the listing standards of NASDAQ. Of the directors on our Board, Mr. Donnally, Mr. Brown, Ms. Williams, Mr. Hennessy and Mr. Amalfitano are independent.
Board Committees
Innventure’s Board has three standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee. Each committee is chaired by an independent director. Each of the committees reports to Innventure’s Board as it deems appropriate and as the Board may request. The composition, duties and responsibilities of these committees are set forth below. In the future, our Board may establish other committees, as it deems appropriate, to assist it with its responsibilities.
Copies of the charters for each committee are available on the investor relations portion of our website at https://ir.innventure.com/corporate-governance/documents-charters. The information contained on or accessible through this website is not a part of this prospectus and the inclusion of such website address in this prospectus is an inactive textual reference only.
Audit Committee
The audit committee consists of Mr. Donnally (Chair), Mr. Hennessy and Ms. Williams. The audit committee provides assistance to Innventure’s Board in fulfilling its legal and fiduciary obligations in matters involving our accounting, auditing, financial reporting and legal compliance functions by approving the services performed by our independent registered public accounting firm and reviewing their reports regarding our accounting practices and systems of internal accounting controls. The audit committee also oversees the audit efforts of our independent registered public accounting firm and take those actions as it deems necessary to satisfy itself that the independent registered public accounting firm is independent of management. Subject to phase-in rules and a limited exception, the rules of NASDAQ and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors. Our audit committee meets the requirements for independence of audit committee members under applicable SEC and NASDAQ rules. All of the members of our audit committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and NASDAQ. In addition, each of Mr. Donnally, Mr. Hennessy and Ms. Williams qualify as an “audit committee financial expert,” as such term is defined in Item 407 of Regulation S-K.
Our Board has adopted a written charter for the audit committee, which is available on our website. The information on our website is not intended to form a part of or be incorporated by reference into this prospectus.
Compensation Committee
The compensation committee consists of Mr. Brown (Chair), Mr. Donnally, and Mr. Hennessy. The compensation committee determines our general compensation policies and the compensation provided to our officers. The compensation committee also makes recommendations to our Board regarding director compensation. In addition, the compensation committee reviews and determines security-based compensation for our directors, officers, employees and consultants and administers our equity plans. Our compensation committee also oversees our corporate compensation programs. Each member of our compensation committee is independent, as defined under the NASDAQ Listing Rules, and also satisfies NASDAQ’s additional independence standards for compensation committee members. Each member of our compensation committee is a non-employee director (within the meaning of Rule 16b-3 under the Exchange Act).
The Board has adopted a written charter for the compensation committee, which is available on our website. The information on our website is not intended to form a part of or be incorporated by reference into this prospectus.

Nominating and Corporate Governance Committee
The nominating and corporate governance committee consists of Mr. Amalfitano (Chair), Mr. Brown, and Ms. Williams. The nominating and corporate governance committee is responsible for making recommendations to our Board regarding candidates for directorships and the size and composition of the Board. In addition, the nominating and corporate governance committee is responsible for overseeing our corporate governance and reporting and making recommendations to Innventure’s Board concerning corporate governance matters. Each member of our nominating and corporate governance committee is independent as defined under the NASDAQ Listing Rules.
Our Board has adopted a written charter for the nominating and corporate governance committee, which is available on our website. The information on our website is not intended to form a part of or be incorporated by reference into this prospectus.
Role of Our Board of Directors in Risk Oversight
One of the key functions of our Board is informed oversight of our risk management process. Our Board administers this oversight function directly through our Board as a whole, as well as through various standing committees of our Board that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure, and our audit committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee also has the responsibility to review with management the process by which risk assessment and management is undertaken, monitor compliance with legal and regulatory requirements, and review the adequacy and effectiveness of our internal controls over financial reporting. Our nominating and corporate governance committee is responsible for periodically evaluating our Company’s corporate governance policies and systems in light of the governance risks that our Company faces and the adequacy of our Company’s policies and procedures designed to address such risks. Our compensation committee assesses and monitors whether any of our compensation plans, policies and programs comply with applicable legal and regulatory requirements.
Executive Committee
The executive committee consists of Mr. Otworth (Chair), Mr. Haskell, Mr. Yablunosky, Dr. Scott, Ms. Niemeyer, and Mr. Austrup. The executive committee will have such powers, authority and responsibilities as the Board may from time to time determine, but in no event will have the power to amend the A&R Certificate of Incorporation or the Bylaws, adopt an agreement of merger or consolidation, recommend to the stockholders the sale, lease or exchange of all or substantially all of the Company’s assets or the dissolution of the Company, or take any action or possess any authority prohibited by, or otherwise reserved to the Board pursuant to applicable law, the A&R Certificate of Incorporation or the Bylaws.
Our Board has adopted a written charter for the executive committee.
Compensation Committee Interlocks and Insider Participation
No interlocking relationship exists between our Board or compensation committee and the Board or compensation committee of any other entity, nor has any interlocking relationship existed in the past. None of the members of our compensation committee has at any time during the prior three years been one of our officers or employees.
Code of Business Conduct and Ethics for Employees, Executive Officers, and Directors
Our Board has adopted a Code of Business Conduct and Ethics, or the “Code of Conduct”, that applies to all of our employees, officers and directors, including our Chief Executive Officer, Chief Financial Officer and other executive and senior financial officers. The full text of our code of ethics is available on our website. Any amendments to the Code of Conduct, or any waivers of its requirements, are expected to be disclosed on our website to the extent required by applicable rules and exchange requirements. The information on our website is not intended to form a part of or be incorporated by reference into this prospectus.
Investor Rights Agreement
In connection with the Closing of the Business Combination, the Company and certain of the members of Innventure LLC (together, the “Founding Investors”) along with other parties, entered into an investor rights agreement (the “Investor Rights Agreement”). Pursuant to the Investor Rights Agreement, Innventure agreed to grant the Founding Investors certain rights with respect to nomination of the directors of Innventure, as further described below.
Pursuant to the Investor Rights Agreement, at each annual meeting or special meeting of stockholders of Innventure at which directors are to be elected, the Founding Investors will have the right to nominate for election to the Board a number of nominees “Founding Investor Nominees”). The number of Founding Investor Nominees with respect to any meeting of stockholders at which directors are to be elected will be as follows:
•up to seven (7) directors, so long as the Founding Investors beneficially own greater than 70% of the outstanding Common Stock;
•up to six (6) directors, so long as the Founding Investors beneficially own more than 50%, but less than 70%, of the outstanding Common Stock;
•up to four (4) directors, so long as the Founding Investors beneficially own at least 40%, but less than 50%, of the outstanding Common Stock;
•up to three (3) directors, so long as the Founding Investors beneficially own at least 20%, but less than 40%, of the outstanding Common Stock; and
•up to two (2) directors, so long as the Founding Investors beneficially own at least 5%, but less than 20%, of the outstanding Common Stock.
In the event that the size of the Board is increased or decreased to a number of authorized directors other than nine (9), the Founding Investors’ nomination rights will be proportionately increased or decreased, respectively, rounded up to the nearest whole number. In the event that a vacancy is created on the Board by the death, disability, resignation or removal of a Founding Investor Nominee, the Founding Investors will be entitled to designate an individual to fill the vacancy. At the time of this prospectus, the Founding Investors will have the right to nominate for election to the Board four (4) Founding Investor Nominees.
Compensation of Directors and Officers
Overview of Executive Compensation Program
Decisions with respect to the compensation of our executive officers, including our named executive officers, will be made by the compensation committee of our Board. The following discussion is based on present expectations as to the compensation of our named executive officers and directors. The actual compensation of our named executive officers will depend on the judgment of the members of the compensation committee and may differ from that set forth in the following discussion.
We anticipate that compensation for our executive officers will have the following components: base salary, cash bonus opportunities, equity compensation, employee benefits, executive perquisites and severance benefits. Base salaries, employee benefits, executive perquisites and severance benefits will be designed to attract and retain senior management talent. We will also use annual cash bonuses and equity awards to promote performance-based pay that aligns the interests of our named executive officers with the long-term interests of our equity-owners and to enhance executive retention.

Annual Bonuses
We will use annual cash incentive bonuses for the named executive officers to motivate their achievement of short-term performance goals and tie a portion of their cash compensation to our performance. We expect that, near the beginning of each year, the compensation committee will select the performance targets, target amounts, target award opportunities and other terms and conditions of annual cash bonuses for the named executive officers. Following the end of each year, the compensation committee will determine the extent to which the performance targets were achieved and the amount of the award that is payable to the NEOs.
Stock-Based Awards
We expect to use stock-based awards in future years to promote our interest by providing our executive officers with the opportunity to acquire equity interests as an incentive for their remaining in our service and aligning the executive officers’ interests with those of our equity holders.
Other Compensation
We continue to offer various employee benefit plans previously offered by Innventure LLC (or similar plans). We may also provide our named executive officers with perquisites and personal benefits that are not generally available to all employees.
Director Compensation
Our non-employee directors will receive varying levels of compensation for their services as directors and members of committees of our Board. We anticipate determining director compensation in accordance with industry practice and standards.
Limitations on Liability and Indemnification of Directors and Officers
The A&R Certificate of Incorporation limits a directors’ liability to the fullest extent permitted under the DGCL. The DGCL provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:
•for any transaction from which the director derives an improper personal benefit;
•for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•for any unlawful payment of dividends or redemption of shares; or
•for any breach of a director’s duty of loyalty to the corporation or its stockholders.
If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.
Delaware law and the A&R Certificate of Incorporation provide that we will, in certain situations, indemnify our directors and officers and may indemnify other employees and other agents, to the fullest extent permitted by law. Any indemnified person is also entitled, subject to certain limitations, to advancement, direct payment, or reimbursement of reasonable expenses (including attorneys’ fees and disbursements) in advance of the final disposition of the proceeding.
In addition, we have entered into separate indemnification agreements with our directors and officers. These agreements, among other things, require us to indemnify our directors and officers for certain expenses, including attorneys’ fees, judgments, fines, and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as one of our directors or officers or any other company or enterprise to which the person provides services at its request.

We also maintain a directors’ and officers’ insurance policy pursuant to which our directors and officers are insured against liability for actions taken in their capacities as directors and officers. We believe these provisions in the A&R Certificate of Incorporation and these indemnification agreements are necessary to attract and retain qualified persons as directors and officers.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or control persons, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

EXECUTIVE AND DIRECTOR COMPENSATION OF INNVENTURE
This section discusses the material components of the 2023 executive compensation programs for the executive officers of Innventure LLC who were “named executive officers” for 2023. This discussion may contain forward-looking statements that are based on Innventure’s current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that Innventure adopts in the future may differ materially from the existing and currently planned programs summarized or referred to in this discussion.
As an emerging growth company, Innventure has opted to comply with the executive compensation disclosure rules applicable to “emerging growth companies” as such term is defined in the rules promulgated under the Securities Act, which, in general, require compensation disclosure for Innventure’s principal executive officer and its two other most highly compensated executive officers. Innventure LLC’s three most highly compensated executed officers, other than the principal executive officer, received the same total compensation in 2023 and are all included in this disclosure. Innventure LLC’s principal executive officer and its three other most highly compensated executive officers are referred to herein as our named executive officers (the “NEOs”).
Gregory W. (Bill) Haskell was Innventure LLC’s principal executive officer for the entirety of 2023. The three most highly compensated executive officers of Innventure LLC that were serving in such capacity at the end of 2023 (other than Mr. Haskell) were Roland Austrup, Mike Otworth and Dr. John Scott.
Therefore, for the fiscal year ended December 31, 2023, Innventure LLC’s NEOs were:
•Gregory W. (Bill) Haskell, Chief Executive Officer and Manager;
•Roland Austrup, Head of Capital Markets (now Innventure's Chief Growth Officer);
•Mike Otworth, Executive Chairman; and
•Dr. John Scott, Chief Strategy Officer.
Messrs. Haskell, Otworth and Austrup and Dr. Scott are still serving as executive officers of Innventure following the consummation of the Business Combination.
The following table provides information regarding the compensation of Innventure LLC’s NEOs for 2023.
2023 Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(4)	Total ($)
Gregory W. (Bill) Haskell	2023	300,000	180,000	—	—	—	12,000	492,000
Chief Executive Officer
Roland Austrup	2023	300,000	180,000	—	—	—	—	480,000
Head of Capital Markets(5)
Mike Otworth	2023	300,000	180,000	—	—	—	—	480,000
Executive Chairman
Dr. John Scott	2023	300,000	180,000	—	—	—	—	480,000
Chief Strategy Officer(6)
__________________
(1)The amount in this column for Mr. Haskell represents base salary earned during 2023. For Mr. Austrup, the amount represents payments to L1FE Management Limited (a corporation 100% indirectly owned by Mr. Austrup) with respect to Mr. Austrup’s consulting services to Innventure LLC during 2023. For Dr. Scott, the amount represents payments to Corporate Development Group LLC (a company 100%

owned by Dr. Scott) with respect to Dr. Scott’s consulting services to Innventure LLC during 2023. For Mr. Otworth, the amount represents base salary earned through November 15, 2023 and payments to Sugar Grove Ventures, LLC (a company 100% owned by Mr. Otworth) with respect to Mr. Otworth’s consulting services to Innventure LLC between November 16, 2023 and December 31, 2023.
(2)The amounts in this column for Messrs. Haskell, Austrup and Otworth and Dr. Scott represent, in each case, an annual bonus for 2023.
(3)None of the NEOs received stock awards or option awards in 2023.
(4)The amount in this column represents matching contributions provided by Innventure LLC under the 401(k) Plan (as defined and described below).
(5)During 2023, Mr. Austrup served as the Chief Financial Officer of Innventure LLC through September 24, 2023. Mr. Austrup provided services to Innventure LLC in a consulting capacity during 2023 through a contract between Innventure LLC and L1FE Management Limited, as described below.
(6)Dr. Scott provided services to Innventure LLC in a consulting capacity during 2023 through a contract between Innventure LLC and Corporate Development Group LLC, pursuant to which Dr. Scott, the founder and principal of Corporate Development Group LLC, provided strategic guidance and consulting services to Innventure LLC.
Employment and Consulting Arrangements with our NEOs
Gregory W. (Bill) Haskell: Innventure LLC is party to an offer letter, dated January 5, 2021, with Mr. Haskell (the “Haskell Letter”). The Haskell Letter provides for, among other things, an initial base salary rate of $200,000 per year, and an opportunity for Mr. Haskell to receive certain equity awards from Innventure LLC and new companies affiliated with Innventure LLC. Mr. Haskell’s base salary has since been increased to $300,000 per year.
Roland Austrup: Innventure LLC is party to a Management Services Agreement, originally dated January 22, 2021 and subsequently amended effective October 1, 2021, with L1FE Management Limited, an independent contractor (the “Austrup Service Agreement”). Pursuant to the Austrup Service Agreement, Mr. Austrup serves as the sole service provider for L1FE Management Limited in carrying out the services under the Austrup Service Agreement. The Austrup Service Agreement provides for, among other things, a monthly service rate of $25,000, an annual target bonus of $200,000, and an opportunity to receive certain equity awards from Innventure LLC. Pursuant to the Austrup Service Agreement, either Innventure LLC or L1FE Management Limited may terminate the Austrup Service Agreement upon 30 days’ notice to the other party. The Austrup Service Agreement includes customary employee non-solicitation provisions that extend for one year following the termination of the Austrup Service Agreement, as well as confidentiality and intellectual property provisions in favor of Innventure LLC.
Mike Otworth: Innventure LLC is party to a letter agreement, dated July 29, 2022, with Mr. Otworth (the “Otworth Letter”). During Mr. Otworth’s employment with Innventure LLC, the Otworth Letter provided for, among other things, an initial base salary rate of $300,000 per year, an opportunity for Mr. Otworth to earn an annual bonus targeted at 100% of his base salary, and an opportunity to receive certain equity awards from new companies affiliated with Innventure LLC. In connection with the Otworth Letter, Mr. Otworth also executed a proprietary information, inventions, non-competition and non-solicitation agreement, which includes customary non-competition and employee and customer non-solicitation provisions that extend for one year following Mr. Otworth’s termination of employment, as well as confidentiality, intellectual property and non-disparagement provisions in favor of Innventure LLC.
Dr. John Scott: Innventure LLC is party to a Statement of Work, effective April 1, 2018, with Corporate Development Group LLC, an independent contractor (as amended, the “Scott Service Agreement”). Pursuant to the Scott Service Agreement, Corporate Development Group LLC provides strategic guidance and consulting services to Innventure LLC for a monthly service fee of $25,000.
2023 Bonus Compensation
Each of Messrs. Haskell, Austrup and Otworth and Dr. Scott also earned a 2023 annual bonus based on Innventure LLC’s performance and determined in the discretion of the Innventure LLC board of directors. The Innventure LLC board of directors determined that the 2023 annual bonus for each NEO would be $180,000.
2023 Equity-Based Compensation
Innventure LLC
In prior years, Innventure LLC granted Class C Units of Innventure LLC (“Innventure Incentive Units”) to certain service providers, including Messrs. Haskell and Austrup, pursuant to the Fourth Amended and Restated

Limited Liability Company Agreement of Innventure LLC, as subsequently amended or amended and restated from time to time (the “Innventure LLC Agreement”). The Innventure Incentive Units were intended to be “profits interests” for U.S. federal income tax purposes, and holders of Innventure Incentive Units did not have any voting rights with respect to such Innventure Incentive Units except as required by law. The Innventure Incentive Units entitled the holders thereof to participate in distributions of Innventure LLC after certain members of Innventure LLC have received the return of an amount specified with respect to the Innventure Incentive Unit award (the “Innventure Distribution Threshold”).
In addition, on March 15, 2021, Innventure LLC granted to Mr. Austrup Class A Units of Innventure LLC, which units were converted into Innventure Incentive Units in September 2021 (the “Converted Innventure Incentive Units”).
Innventure LLC did not grant Innventure Incentive Units to any of the NEOs in 2023.
Accelsius
Accelsius Holdings, LLC has granted Class C Units of Accelsius Holdings, LLC (“Accelsius Incentive Units”) to certain service providers, including Messrs. Haskell and Austrup and Dr. Scott, pursuant to the Limited Liability Company Agreement of Accelsius Holdings, LLC. The Accelsius Incentive Units are intended to be “profits interests” for U.S. federal income tax purposes, and holders of Accelsius Incentive Units do not have any voting rights with respect to such Accelsius Incentive Units except as required by law. The Accelsius Incentive Units entitle the holders thereof to participate in distributions of Accelsius Holdings, LLC after certain members of Accelsius Holdings, LLC have received the return of an amount specified with respect to the Accelsius Incentive Unit award (the “Accelsius Distribution Threshold”).
Accelsius did not grant Accelsius Incentive Units to any of the NEOs in 2023.
AeroFlexx
AeroFlexx, LLC has granted Class C Units of AeroFlexx, LLC (“AeroFlexx Incentive Units” and, together with the Innventure Incentive Units and Accelsius Incentive Units, the “Incentive Units”) to certain service providers, including Mr. Otworth and Dr. Scott, pursuant to the AeroFlexx, LLC Equity Incentive Plan. The AeroFlexx Incentive Units are intended to be “profits interests” for U.S. federal income tax purposes, and holders of AeroFlexx Incentive Units do not have any voting rights with respect to such AeroFlexx Incentive Units except as required by law. The AeroFlexx Incentive Units entitle the holders thereof to participate in distributions of AeroFlexx, LLC after certain members of AeroFlexx, LLC have received the return of an amount specified with respect to the AeroFlexx Incentive Unit award (the “AeroFlexx Distribution Threshold”).
AeroFlexx did not grant AeroFlexx Incentive Units to any of the NEOs in 2023.
2024 Equity and Incentive Compensation Plan
Purpose of the Equity Plan
Innventure has adopted the 2024 Equity and Incentive Compensation Plan (the “Equity Plan”) to allow Innventure to provide cash awards and equity-based compensation in the form of stock options, stock appreciation rights (“SARs”), restricted stock, restricted stock units (“RSUs”), performance shares, performance units, dividend equivalents, and certain other awards, including those denominated or payable in, or otherwise based on, shares of Common Stock, for the purpose of providing incentives and rewards for service and/or performance to Innventure’s non-employee directors, as well as officers, employees and certain consultants of Innventure and its subsidiaries. The Equity Plan affords the Compensation Committee (as defined below) the ability to design compensatory awards that are responsive to Innventure’s needs and authorizes a variety of award types designed to advance the interests and long-term success of Innventure by encouraging stock ownership among its participants. In addition, the Board believes that the ability to grant equity-based awards will help Innventure to attract, retain, and motivate employees, consultants, and directors and encourage them to devote their best efforts to Innventure’s business and financial success.

Promotion of Good Corporate Governance Practices
The Board believes the use of stock-based incentive awards promotes best practices in corporate governance by incentivizing the creation of stockholder value. By providing participants in the Equity Plan with a stake in Innventure’s success, the interests of the participants are further aligned with those of stockholders. Specific features of the Equity Plan that are consistent with commonly viewed good corporate governance practices include, but are not limited to:
•the Equity Plan prohibits the grant of dividend equivalents with respect to options and SARs and subjects all dividends and dividend equivalents paid with respect to other awards to the same vesting conditions as the underlying shares subject to the awards;
•except in connection with certain corporate transactions, options and SARs under the Equity Plan may not be granted with exercise or base prices lower than the fair market value of the underlying shares on the grant date;
•outside of certain corporate transactions or adjustment events described in the Equity Plan or in connection with a “change in control,” the exercise or base price of stock options and SARs cannot be reduced, and “underwater” stock options or SARs cannot be cancelled in exchange for cash or replaced with other awards with a lower exercise or base price, without stockholder approval under the Equity Plan; and
•non-employee directors may not be awarded compensation for their service as a director having an aggregate maximum value on the grant date that exceeds $750,000 during any calendar year.
Summary of the Equity Plan
The following summary of the material terms of the Equity Plan is qualified in its entirety by reference to the full text of the Equity Plan, a copy of which has been filed as an exhibit to the registration statement of which this prospectus forms a part.
Administration
The Equity Plan is generally administered by the compensation committee (or its successor) of the Board (for purposes of this disclosure, the “Compensation Committee”), or any other committee of the Board designated by the Board to administer the Equity Plan. However, at the Board’s discretion, the Equity Plan may be administered by the Board, including with respect to the administration of any responsibilities and duties held by the Compensation Committee under the Equity Plan. References to the “Committee” in this disclosure generally refer to the Compensation Committee or such other committee designated by the Board, as applicable. Among other responsibilities, the Committee will select participants and determine the type of awards to be granted to participants, the number of shares of Common Stock to be covered by awards and the terms and conditions of awards, interpret the Equity Plan and awards granted under it, and make any other determination and take any other action that it deems necessary or desirable to administer the Equity Plan. The Committee may from time to time delegate all or any part of its authority under the Equity Plan as permitted by the Equity Plan and applicable law. In addition, the Committee may by resolution, subject to certain restrictions set forth in the Equity Plan, authorize one or more officers of Innventure to (1) designate employees to be recipients of awards under the Equity Plan, and (2) determine the size of such awards. The Committee may not, however, delegate such responsibilities to officers for awards granted to non-employee directors or certain officers who are subject to the reporting requirements of Section 16 of the Exchange Act.
Eligibility
Any person who is selected by the Committee to receive benefits under the Equity Plan and who is at that time an officer or other employee of Innventure or any of its subsidiaries (including a person who has agreed to commence serving in such capacity within 90 days of the date of grant) is eligible to participate in the Equity Plan. In addition, non-employee directors of Innventure and certain persons (including consultants) who provide services to Innventure or any of its subsidiaries that are equivalent to those typically provided by an employee (provided such persons satisfy the Form S-8 definition of “employee”), may also be selected by the Committee to participate in the Equity Plan. The basis for participation in the Equity Plan by eligible persons is the selection of such persons for participation by the Committee (or its proper delegate) in its discretion.
Shares Available for Awards Under the Equity Plan
Subject to adjustment as described in the Equity Plan and the Equity Plan’s share counting rules, the number of shares of Common Stock initially available under the Equity Plan for awards will not exceed, in the aggregate, 11,022,894 shares of Common Stock (the “Share Limit”) plus Common Stock that becomes available under the Equity Plan as a result of forfeiture, cancellation, expiration, cash settlement or less-than-maximum earning of Equity Plan awards after the effective date of the Equity Plan. The Share Limit will be automatically increased on the first day of each fiscal year, beginning in 2025 and ending in 2034, by an amount equal to the lesser of (i) 3% of the shares of Common Stock outstanding on the last day of the immediately preceding fiscal year and (ii) such lesser amount of shares as determined by the Board.
Subject to certain limitations set forth in the Equity Plan, if any award granted under the Equity Plan expires unexercised, is canceled, forfeited, settled in cash or unearned (in whole or in part), shares of Common Stock subject to such award will again be made available for future grants under the Equity Plan. Shares of Common Stock used to pay a required exercise price or for tax withholding, shares subject to a stock-settled SAR that are not issued in connection with settlement of such stock-settled SAR, and shares reacquired by Innventure on the open market or otherwise using cash proceeds from the exercise of an option will not be available again for other awards under the Equity Plan; provided, however, that shares of Common Stock used to satisfy tax withholding for awards other than stock options and SARs will be available for awards again under the Equity Plan (for up to 10 years from the date of stockholder approval of the Equity Plan if such recycling involves shares that have already been issued). If a participant elects to give up the right to receive compensation in exchange for shares of Common Stock based on fair market value, such shares of Common Stock will not count against the aggregate limit of shares authorized under the Equity Plan to the extent permitted by applicable laws and regulations.
Subject to adjustment as provided in the Equity Plan, the aggregate number of shares of Common Stock actually issued or transferred upon the exercise of stock options that are intended to qualify as “incentive stock options” under Section 422 of the Code will not exceed 11,022,894 shares of Common Stock (the “ISO Limit”), provided that the ISO Limit will increase by 3,306,868 shares of Common Stock on the first day of each fiscal year beginning in 2025 and ending in 2034 (subject in all events to the Share Limit).
Types of Awards Under the Equity Plan
Pursuant to the Equity Plan, Innventure may grant cash awards and stock options, SARs, restricted stock, RSUs, performance shares, performance units, and certain other awards based on or related to the Common Stock.
Generally, each grant of an award under the Equity Plan will be evidenced by an award agreement, certificate, resolution or other type or form of writing or other evidence approved by the Committee (an “Evidence of Award”), which will contain such terms and provisions as the Committee may determine, consistent with the Equity Plan. A brief description of the types of awards which may be granted under the Equity Plan is set forth below.
Stock Options
A stock option is a right to purchase Common Stock upon exercise of the stock option. Stock options granted to an employee under the Equity Plan may consist of either an “incentive stock option” as defined in Section 422 of the Code or a non-qualified stock option, or a combination of both. Incentive stock options may only be granted to employees of Innventure or certain of its related corporations. Except with respect to awards issued in substitution for, in conversion of, or in connection with an assumption of stock options held by awardees of an entity engaging in certain corporate transactions with Innventure or any of its subsidiaries, stock options must have an exercise price per share of Common Stock that is not less than the fair market value of a share of Common Stock on the date of grant. The term of a stock option may not extend more than 10 years from the date of grant. The Committee may provide in an Evidence of Award for the automatic exercise of a stock option.

Each grant of a stock option will specify the applicable terms of the stock option, including the number of shares of Common Stock subject to the stock option and the required period or periods of the participant’s continuous service, if any, before any stock option or portion of a stock option will vest. Stock options may provide for continued vesting or the earlier vesting of the stock options, including in the event of retirement, death, disability or termination of employment or service of the participant or in the event of a change in control.
Any grant of stock options may specify management objectives regarding the vesting of the stock options. Each grant will specify whether the consideration to be paid in satisfaction of the exercise price will be payable: (1) in cash, by check acceptable to Innventure, or by wire transfer of immediately available funds; (2) by the actual or constructive transfer to Innventure of Common Stock owned by the participant with a value at the time of exercise that is equal to the total exercise price; (3) subject to any conditions or limitations established by the Committee, by a net exercise arrangement pursuant to which Innventure will withhold Common Stock otherwise issuable upon exercise of a stock option; (4) by a combination of the foregoing methods; or (5) by such other methods as may be approved by the Committee. To the extent permitted by law, any grant may provide for payment of the exercise price from the proceeds of a sale through a bank or broker of some or all of the shares to which the exercise relates. Stock options granted under the Equity Plan may not provide for dividends or dividend equivalents.
SARs
The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting of SARs. A SAR is a right to receive from Innventure an amount equal to 100%, or such lesser percentage as the Committee may determine, of the spread between the base price and the fair market value of a share of Common Stock on the date of exercise.
Each grant of SARs will specify the period or periods of continuous service, if any, by the participant with Innventure or any subsidiary that is necessary before the SARs or installments of such SARs will vest. SARs may provide for continued vesting or earlier vesting, including in the case of retirement, death, disability or termination of employment or service of the participant or in the event of a change in control. Any grant of SARs may specify management objectives regarding the vesting of such SARs. A SAR may be paid in cash, Common Stock or any combination of the two.
Except with respect to awards issued in substitution for, in conversion of, or in connection with an assumption of SARs held by awardees of an entity engaging in certain corporate transactions with Innventure or any of its subsidiaries, the base price of a SAR may not be less than the fair market value of a share of Common Stock on the date of grant. The term of a SAR may not extend more than 10 years from the date of grant. SARs granted under the Equity Plan may not provide for dividends or dividend equivalents.
Restricted Stock
Restricted stock constitutes an immediate transfer of the ownership of shares of Common Stock to the participant in consideration of the performance of services, entitling such participant to voting, dividend and other ownership rights, but subject to the substantial risk of forfeiture and restrictions on transfer determined by the Committee for a period of time determined by the Committee or until certain management objectives specified by the Committee are achieved. Each such grant or sale of restricted stock may be made without additional consideration or in consideration of a payment by the participant that is less than the fair market value per share of Common Stock on the date of grant.
Any grant of restricted stock may specify management objectives regarding the vesting of the restricted stock. Any such grant or sale of restricted stock may require that any and all dividends or other distributions paid thereon during the period of such restrictions be automatically deferred and/or reinvested in additional restricted stock, which will be subject to the same restrictions as the underlying award. For the avoidance of doubt, any such dividends or other distributions on restricted stock will be deferred until, and paid contingent upon, the vesting of such restricted stock. Restricted stock may provide for continued vesting or the earlier vesting of such restricted stock, including in the event of retirement, death, disability or termination of employment or service of the participant or in the event of a change in control.

RSUs
RSUs awarded under the Equity Plan constitute an agreement by Innventure to deliver Common Stock, cash or a combination of the two, to the participant in the future in consideration of the performance of services, but subject to the fulfillment of such conditions (which may include achievement regarding management objectives) during the restriction period as the Committee may specify. Each grant or sale of RSUs may be made without additional consideration or in consideration of a payment by the participant that is less than the fair market value per share of Common Stock on the date of grant.
RSUs may provide for continued vesting or the earlier lapse or other modification of the restriction period, including in the event of retirement, death, disability or termination of employment or service of the participant or in the event of a change in control. During the restriction period applicable to RSUs, the participant will have no right to transfer any rights under the award and will have no rights of ownership in the Common Stock deliverable upon payment of the RSUs and no right to vote them. Rights to dividend equivalents may be extended to and made part of any RSU award at the discretion of the Committee, on a deferred and contingent basis, either in cash or in additional shares of Common Stock. However, dividend equivalents or other distributions on Common Stock underlying RSUs will be deferred until and paid contingent upon the vesting of such RSUs. Each grant or sale of RSUs will specify the time and manner of payment of the RSUs that have been earned. An RSU may be paid in cash, Common Stock or any combination of the two.
Performance Shares, Performance Units and Cash Incentive Awards
Performance shares, performance units and cash incentive awards may also be granted to participants under the Equity Plan. A performance share is a bookkeeping entry that records the equivalent of one share of Common Stock, and a performance unit is a bookkeeping entry that records a unit equivalent to $1.00 or such other value as determined by the Committee. Each grant will specify the number or amount of performance shares or performance units, or the cash amount payable with respect to a cash incentive award being awarded, which number or amount may be subject to adjustment to reflect changes in compensation or other factors.
Each grant of a cash incentive award, performance shares or performance units will specify management objectives regarding the earning of the award. Each grant will specify the time and manner of payment of a cash incentive award, performance shares or performance units that have been earned. Any grant may specify that the amount payable with respect thereto may be paid by the Company in cash, in Common Stock, in restricted stock or RSUs or in any combination thereof.
At the discretion of the Committee, any grant of performance shares or performance units may provide for the payment of dividend equivalents in cash or in additional shares of Common Stock, which dividend equivalents will be subject to deferral and payment on a contingent basis based on the participant’s earning and vesting of the performance shares or performance units, as applicable, with respect to which such dividend equivalents are paid.
The performance period with respect to each grant of performance shares or performance units or cash incentive award will be a period of time determined by the Committee and within which the management objectives relating to such award are to be achieved. The performance period may be subject to continued vesting or earlier lapse or modification, including in the event of retirement, death, disability or termination of employment or service of the participant or in the event of a change in control.
Other Awards
Subject to applicable law and applicable share limits under the Equity Plan, the Committee may grant to any participant Common Stock or such other awards (“Other Awards”) that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, shares of Common Stock or factors that may influence the value of such Common Stock, including, without limitation, convertible or exchangeable debt securities; other rights convertible or exchangeable into shares of Common Stock; purchase rights for shares of Common Stock; awards with value and payment contingent upon performance of Innventure or specified subsidiaries, affiliates or other business units or any other factors designated by the Committee; and awards valued by reference to the book value of the shares of Common Stock or the value of securities of, or the performance of, the subsidiaries, affiliates or other business units of Innventure. The terms and conditions of any such awards will be determined by the Committee. Common Stock delivered under such an award in the nature of a purchase right granted under the Equity Plan will be purchased for such consideration, paid for at such time, by such methods, and in such forms, including, without limitation, Common Stock, other awards, cash, notes or other property, as the Committee determines.
In addition, the Committee may grant cash awards, as an element of or supplement to any other awards granted under the Equity Plan. The Committee may also authorize the grant of shares of Common Stock as a bonus or may authorize the grant of Other Awards in lieu of obligations of Innventure or a subsidiary to pay cash or deliver other property under the Equity Plan or under other plans or compensatory arrangements, subject to terms determined by the Committee in a manner that complies with Section 409A of the Code.
Other Awards may provide for the earning or vesting of, or earlier elimination of restrictions applicable to, such award upon certain events, including in the event of the retirement, death, disability or termination of employment or service of the participant or in the event of a change in control. The Committee may provide for the payment of dividends or dividend equivalents on Other Awards on a deferred and contingent basis, in cash or in additional shares of Common Stock. However, dividend equivalents or other distributions of Common Stock underlying Other Awards will be deferred until and paid contingent upon the earning and vesting of such awards.
Change in Control
The Equity Plan includes a definition of “change in control.” In general, except as may be otherwise prescribed by the Committee in an Evidence of Award or as otherwise provided in another plan or agreement applicable to a participant, a change in control shall be deemed to have occurred upon the occurrence of any of the following events occurring after the Business Combination (subject to certain exceptions and limitations and as further described in the Equity Plan): (1) any individual, entity or group acquires beneficial ownership of voting securities of Innventure where such acquisition causes such person to own more than 50% of the combined voting power of the then outstanding voting securities of Innventure entitled to vote generally in the election of directors (subject to certain exceptions); (2) a majority of the Board ceases to be comprised of incumbent directors; (3) consummation of a reorganization, merger or consolidation, or sale or other disposition of all or substantially all of the assets of Innventure or the acquisition of assets of another corporation or other transaction, as described in the Equity Plan (subject to certain exceptions); or (4) stockholder approval of a complete liquidation or dissolution of Innventure (subject to certain qualifying exceptions). The Business Combination did not constitute a “change in control” for purposes of the Equity Plan.
Management Objectives
The Equity Plan generally provides that any of the awards set forth above may be granted subject to the achievement of specified management objectives. Management objectives are defined as performance objective or objectives established pursuant to the Equity Plan for participants who have received grants of performance shares, performance units or cash incentive awards or, when so determined by the Committee, stock options, SARs, restricted stock, RSUs, dividend equivalents or Other Awards. The definition of “Management Objectives” set forth in the Equity Plan includes a list of examples of measures (which is not exhaustive) that may be used as management objectives in awards granted under the Equity Plan.
If the Committee determines that a change in the business, operations, corporate structure or capital structure of Innventure, or the manner in which it conducts its business, or other events or circumstances render the management objectives unsuitable, the Committee may in its discretion modify such management objectives or the goals or actual levels of achievement, in whole or in part, as the Committee deems appropriate and equitable.
Transferability of Awards
Except as otherwise provided by the Committee, and subject to the terms of the Equity Plan with respect to Section 409A of the Code, no stock option, SAR, restricted stock, RSU, performance share, performance unit, cash incentive award, Other Award or dividend equivalents paid with respect to awards made under the Equity Plan will be transferrable by a participant except by will or the laws of descent and distribution. In no event will any such award granted under the Equity Plan be transferred for value. Except as otherwise determined by the Committee, stock options and SARs will be exercisable during the participant’s lifetime only by him or her or, in the event of the participant’s legal incapacity to do so, by his or her guardian or legal representative acting on behalf of the participant in a fiduciary capacity under state law or court supervision.
Under certain circumstances, the Committee may specify on the grant date that part or all of the shares of Common Stock that are subject to certain awards under the Equity Plan will be subject to further restrictions on transfer.
Adjustments
The Committee will make or provide for such adjustments in: (1) the number and kind of shares of Common Stock covered by outstanding stock options, SARs, restricted stock, RSUs, performance shares and performance units granted under the Equity Plan; (2) if applicable, the number and kind of shares of Common Stock covered by Other Awards; (3) the exercise price or base price provided in outstanding stock options and SARs, respectively; (4) cash incentive awards; and (5) other award terms, as the Committee in its sole discretion, determines, in good faith, is equitably required in order to prevent dilution or enlargement of the rights of participants that otherwise would result from (a) any extraordinary cash dividend, stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of Innventure; (b) any merger, consolidation, spin-off, spin-out, split-off, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities; or (c) any other corporate transaction or event having an effect similar to any of the foregoing.
In the event of any such transaction or event, or in the event of a change in control of Innventure, the Committee may provide in substitution for any or all outstanding awards under the Equity Plan such alternative consideration (including cash), if any, as it may in good faith determine to be equitable under the circumstances and will require in connection therewith the surrender of all awards so replaced in a manner that complies with Section 409A of the Code. In addition, for each stock option or SAR with an exercise price or base price, respectively, greater than the consideration offered in connection with any such transaction or event or change in control of Innventure, the Committee may in its discretion elect to cancel such stock option or SAR without any payment to the person holding such stock option or SAR. The Committee will make or provide for such adjustments to the numbers of shares of Common Stock available under the Equity Plan and the share limits of the Equity Plan as the Committee in its sole discretion, determines, in good faith, is appropriate to reflect such transaction or event. Any adjustment to the limit on the number of shares of Common Stock that may be issued upon exercise of incentive stock options, however, will be made only if and to the extent such adjustment would not cause any stock option intended to qualify as an incentive stock option to fail to so qualify.
Prohibition on Repricing
Except in connection with certain corporate transactions or changes in the capital structure of Innventure or in connection with a change in control, the terms of outstanding awards may not be amended to (1) reduce the exercise price or base price of outstanding stock options or SARs, respectively, or (2) cancel outstanding “underwater” stock options or SARs in exchange for cash, other awards or stock options or SARs with an exercise price or base price, as applicable, that is less than the exercise price or base price of the original stock options or SARs, as applicable, without stockholder approval. These restrictions are intended to prohibit the repricing of “underwater” stock options and SARs and they may not be amended without approval by Innventure’s stockholders.
Clawback and Recoupment Provisions
Any Evidence of Award may provide for the cancellation or forfeiture of an award or forfeiture and repayment to Innventure of any gain or earnings related to an award, or other provisions intended to have a similar effect, upon such terms and conditions as may be determined by the Committee in accordance with (a) any Company clawback or recoupment policy or policies as adopted from time to time, including any policy that is adopted to comply with the requirements of any applicable laws, rules, regulations, stock exchange listing standards or otherwise, or (b) any applicable laws that impose mandatory clawback or recoupment requirements under the circumstances set forth in such laws, including as required by the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and

Consumer Protection Act, or other applicable laws, rules, regulations, or stock exchange listing standards, as may be in effect from time to time, and which may operate to create additional rights for the Company with respect to awards and the recovery of amounts relating thereto.
Non-U.S. Participants
In order to facilitate the making of any grant or combination of grants under the Equity Plan, the Committee may provide for such special terms for awards to participants who are foreign nationals or who are employed by Innventure or its subsidiary outside of the United States of America or who provide services to Innventure or its subsidiary under an agreement with a foreign nation or agency, as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. The Committee may approve such supplements to, or amendments, restatements or alternative versions of, the Equity Plan (including sub-plans) (to be considered part of the Equity Plan) as it may consider necessary or appropriate for such purposes, provided that no such special terms, supplements, amendments or restatements will include any provisions that are inconsistent with the terms of the Equity Plan as then in effect unless the Equity Plan could have been amended to eliminate such inconsistency without further approval by Innventure’s stockholders.
Withholding
To the extent Innventure is required to withhold federal, state, local or foreign taxes or other amounts in connection with any payment made or benefit realized by a participant or other person under the Equity Plan, and the amounts available to Innventure for such withholding are insufficient, it will be a condition to the receipt of such payment or the realization of such benefit that the participant or such other person make arrangements satisfactory to Innventure for payment of the balance of such taxes or other amounts required to be withheld, which arrangements, in the discretion of the Committee, may include relinquishment of a portion of such benefit. When a participant is required to pay Innventure an amount required to be withheld under applicable income, employment, tax or other laws, the Committee may require the participant to satisfy the obligation, in whole or in part, by having withheld, from the shares of Common Stock delivered or required to be delivered to the participant, shares of Common Stock having a value equal to the amount required to be withheld or by delivering to Innventure other shares of Common Stock held by such participant. The Common Stock used for tax or other withholding will be valued at an amount equal to the fair market value of such Common Stock on the date the benefit is to be included in the participant’s income. In no event will the fair market value of the Common Stock to be withheld and delivered pursuant to the Equity Plan exceed the minimum amount required to be withheld, unless (1) an additional amount can be withheld and not result in adverse accounting consequences, and (2) such additional withholding amount is authorized by the Committee. Participants will also make such arrangements as Innventure may require for the payment of any withholding tax or other obligation that may arise in connection with the disposition of Common Stock acquired upon the exercise of stock options.
Amendment and Termination of the Equity Plan
The Board generally may amend the Equity Plan from time to time in whole or in part. If any amendment, however, for purposes of applicable stock exchange rules (and except as permitted under the adjustment provisions of the Equity Plan) (1) would materially increase the benefits accruing to participants under the Equity Plan, (2) would materially increase the number of securities which may be issued under the Equity Plan, (3) would materially modify the requirements for participation in the Equity Plan or (4) must otherwise be approved by Innventure’s stockholders in order to comply with applicable law or applicable stock exchange rules, all as determined by the Board, then such amendment will be subject to stockholder approval and will not be effective unless and until such approval has been obtained.
Further, subject to the Equity Plan’s prohibition on repricing, the Committee generally may amend the terms of any award prospectively or retroactively. Except in the case of certain adjustments permitted under the Equity Plan, no such amendment may be made that would materially impair the rights of any participant without his or her consent. If permitted by Section 409A of the Code, but subject to the subject to the preceding sentence, including in the case of termination of employment or service, or in the case of unforeseeable emergency or other circumstances or in the event of a change in control, the Committee may provide for continued vesting or accelerate the timing of vesting or exercisability or the time at which the substantial risk of forfeiture or prohibition or restriction on transfer will lapse or the time when the period of restriction will end, or the time at which cash incentive awards, performance shares or performance units will be deemed to have been earned or the time when a transfer restriction will terminate, in each case as applicable to certain awards granted under the Equity Plan, or waive any other limitation or requirement under any such award.
The Board may, in its discretion, terminate the Equity Plan at any time. Termination of the Equity Plan will not affect the rights of participants or their successors under any awards outstanding and not exercised in full on the date of termination. No grant will be made under the Equity Plan on or after the tenth anniversary of the effective date of the Equity Plan, but all grants made prior to such date will continue in effect thereafter subject to their terms and the terms of the Equity Plan.
Allowances for Conversion Awards and Assumed Plans
Common Stock (1) subject to awards granted under the Equity Plan in substitution for or conversion of, or in connection with an assumption of, stock options, SARs, restricted stock, RSUs, or other stock or stock-based awards held by awardees of an entity engaging in a corporate acquisition or merger transaction with Innventure or any of its subsidiaries or (2) available for issuance under a previously-approved plan sponsored by a company that is acquired by, or merges with, Innventure or any of its subsidiaries, and which then become available for issuance of awards under the Equity Plan, will not count against (or be added to) the aggregate Share Limit or other Equity Plan limits described above, except as otherwise provided in the Equity Plan.
Outstanding Equity Awards at 2023 Fiscal Year-End
The following table and related footnotes set forth information about the outstanding equity awards held by the NEOs as of December 31, 2023.
Outstanding Equity Awards at 2023 Fiscal Year-End

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(5)
Gregory W. (Bill) Haskell	—	—	—	—	—	—
Roland Austrup	—	—	—	—	8,789(2)	$55,703
	—	—	—	—	67,500(3)	$297,000
Mike Otworth	—	—	—	—	—	—
Dr. John Scott	—	—	—	—	48,875(4)	$206,250
__________________
(1)For a discussion of the treatment of the NEOs’ Incentive Units in the Business Combination, see “Severance and Change in Control Compensation - Treatment of Incentive Units in Business Combination” below.
(2)On January 7, 2022, Innventure granted to Mr. Austrup 16,875 Innventure Incentive Units, with an Innventure Distribution Threshold of $2.2973. One-quarter of such Innventure Incentive Units vested on January 7, 2023 and the remaining three-fourths of such Innventure Incentive Units were scheduled to vest monthly in substantially equal installments over the following three years. However, as noted below, any unvested Innventure Incentive Units held by the NEOs at the time of the Business Combination vested in full and were cancelled in exchange for shares of Common Stock.
(3)On May 6, 2022, Accelsius Holdings, LLC granted to Mr. Austrup 270,000 Accelsius Incentive Units, with an Accelsius Distribution Threshold of $0.00. 50% of such Accelsius Incentive Units vested twelve months after the date of grant, and the remainder of the Accelsius Incentive Units vest in four substantially equal quarterly installments thereafter.
(4)On May 5, 2022, Accelsius Holdings, LLC granted to Dr. Scott 100,000 Accelsius Incentive Units, with an Accelsius Distribution Threshold of $0.00. Such Accelsius Incentive Units were 25% vested on the date of grant, and the remainder of the Accelsius Incentive Units vest in eight substantially equal quarterly installments beginning 12 months after the date of grant.
(5)Because Innventure and Accelsius Holdings, LLC were not publicly traded during 2023, the amounts in this column represent the estimated market value of the unvested Incentive Units held by each of the NEOs as of December 31, 2023, as more fully described above under the heading “2023 Equity-Based Compensation,” based on (a) with respect to Innventure Incentive Units, a valuation conducted by Innventure

LLC using a probability weighted expected return model on a nonmarketable basis, and (b) with respect to Accelsius Incentive Units, an external valuation dated as of September 30, 2023.
Tax Qualified Retirement Plan
Employees of Innventure Management Services, LLC, AeroFlexx, and Accelsius are eligible to participate in a tax-qualified retirement savings plan (the “401(k) Plan”), under which participating employees may contribute up to 99% of their eligible compensation into their 401(k) Plan accounts, subject to applicable limits under the U.S. Internal Revenue Code. Mr. Haskell participated in the 401(k) Plan in 2023.
Innventure LLC did not offer a defined benefit pension plan or nonqualified deferred compensation plan for its NEOs during 2023.
Severance and Change in Control Compensation
Severance Under NEO Arrangements
None of the agreements or offer letters with the NEOs provide for severance compensation in the event of a termination of employment.
Transaction Bonus
Innventure entered into a verbal agreement with Mr. Haskell to pay Mr. Haskell a cash bonus of up to $2,500,000 (with the final amount to be determined by the Board), upon the successful consummation of the Business Combination, which had not yet been paid as of October 31, 2024.
Treatment of Incentive Units Upon a Termination of Employment or Engagement
With respect to Innventure Incentive Units (other than Converted Innventure Incentive Units) (when they were outstanding) and Accelsius Incentive Units, if an NEO’s employment or engagement is (or was) terminated, then Innventure or Accelsius, as applicable, may repurchase (or could have repurchased) such NEO’s vested Incentive Units for the greater of the book value or fair market value (each as defined in the applicable award agreements pursuant to which Incentive Units were granted), except that if the termination is (or was) voluntary on the part of the NEO or by Innventure or Accelsius, as applicable, for cause (as defined in the applicable award agreements pursuant to which Incentive Units were granted), such vested Incentive Units may be repurchased (or could have been repurchased) for their fair market value.
With respect to Converted Innventure Incentive Units, if Mr. Austrup’s engagement had been terminated, then Innventure could have repurchased Mr. Austrup’s vested Converted Incentive Units for fair market value (as defined in the award agreement pursuant to which such Converted Innventure Incentive Units were granted).
As described below, Innventure Incentive Units held by the NEOs vested (to the extent unvested) at the time of the Business Combination and were cancelled in exchange for shares of Common Stock.
With respect to AeroFlexx Incentive Units, if an NEO’s employment is terminated, then AeroFlexx may redeem such NEO’s vested AeroFlexx Incentive Units for their fair market value (as defined in the applicable award agreements pursuant to which AeroFlexx Incentive Units are granted), except that if the termination is by AeroFlexx for cause (as defined in the applicable award agreements pursuant to which AeroFlexx Incentive Units are granted), such vested and unvested AeroFlexx Incentive Units will be automatically forfeited for no consideration.
Treatment of Incentive Units Upon a Termination of Employment or Engagement
Innventure: At the time of the Business Combination, unvested Innventure Incentive Units held by the NEOs vested in full and were canceled and exchanged for shares of Common Stock.
At the time of the Business Combination, the NEOs held the following Innventure Incentive Units: Mr. Haskell, 430,000 with an Innventure Distribution Threshold of $2.2973; and Mr. Austrup, 16,875 with an Innventure Distribution Threshold of $2.2973. Also as of such date, Mr. Austrup held 453,125 Converted Innventure Incentive

Units with a distribution threshold of $0.1437. At the time of the Business Combination, these Innventure Incentive Units and Converted Innventure Incentive Units were exchanged for shares of common stock of Innventure. In accordance with the applicable allocation schedule pursuant to the Business Combination Agreement, the NEOs received the following numbers of shares of Common Stock with respect to their Innventure Incentive Units and (for Mr. Austrup) Converted Innventure Incentive Units: Mr. Haskell, 705,655; and Mr. Austrup, 812,482.
Accelsius and AeroFlexx: At the time of the Business Combination, unvested Accelsius Incentive Units and unvested AeroFlexx Incentive Units held by the NEOs remained outstanding in accordance with the terms of the award agreements pursuant to which such Accelsius Incentive Units or AeroFlexx Incentive Units were granted.
Treatment of Accelsius Incentive Units and AeroFlexx Incentive Units upon a Change in Control
With respect to AeroFlexx Incentive Units and Accelsius Incentive Units, if AeroFlexx or Accelsius, respectively, experiences a change in control (as defined in the applicable award agreement pursuant to which the Incentive Units were granted), 100% of such AeroFlexx Incentive Units or Accelsius Incentive Units, as applicable, to the extent not yet vested, will vest.
Innventure LLC Director Compensation
Mike Otworth, Gregory W. (Bill) Haskell, Mike Balkin, Greg Wasson, Rick Brenner and Jim Donnally served on the Innventure LLC board of directors during 2023. Innventure LLC did not have standard compensation arrangements for its directors during 2023, and none of the members of the Innventure LLC board of directors received cash, equity or other non-equity compensation specifically for service in their capacity as directors.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
The following is a description of each transaction since January 1, 2021 and each currently proposed transaction in which Innventure LLC, Innventure or the Innventure Companies has been or is to be a participant and:
•the amount involved exceeded or exceeds $120,000; and
•any of such company’s directors, executive officers, or holders of more than 5% of its capital stock, or any immediate family member of, or person sharing the household with, any of these individuals, had or will have a direct or indirect material interest.
Transactions with AeroFlexx, Accelsius Holdings, Innventus ESG Fund I, L.P., and Innventure1, LLC
Management Services
Pursuant to a Management Services Agreement dated August 17, 2018, among Innventure Management Services, LLC (“Management Services”), a wholly owned subsidiary of Innventure LLC, Innventure GP LLC (“Innventure GP”) and the ESG Fund, Innventure earns management fees for providing administrative, finance and accounting services and other back-office functions for the ESG Fund. For the six months ended June 30, 2024, the ESG Fund paid $0.39 million for these management services. As of June 30, 2024, the ESG Fund owed to Management Services approximately $0 million. For the years ended December 31, 2023, 2022 and 2021, the ESG Fund paid $0.8 million, $0.8 million, and $1.9 million respectively, for these management services. As of December 31, 2023, 2022 and 2021, the ESG Fund owed to Management Services approximately $0 million, $0 million and $0.2 million, respectively.
Additionally, pursuant to the ESG Fund’s Amended and Restated Limited Partnership Agreement, the ESG Fund may offset the management services fees owed to Innventure GP and Management Services by the amount in which the ESG Fund’s expenses exceed $0.8 million, for a total of $0 million reimbursed during the six months ended June 30, 2024 and for a total of $0 million, $0 million and $0 million of costs reimbursed in each of the fiscal years ended December 31, 2023, 2022, 2021, respectively.
Option Agreement
On March 12, 2021, Innventure LLC entered into a purchase option agreement with the ESG Fund (then known as Innventus Fund I, L.P.), pursuant to which the ESG Fund agreed to forfeit previously issued warrants to purchase Class B-1 preferred units (as defined below) of Innventure LLC in exchange for the grant of an irrevocable option to purchase (i) 145,161 shares of common stock, par value $0.001 per share, of PCT at an exercise price of $1.00 per share, if the option was exercised after the consummation of certain business combination transactions involving PCT held by Innventure LLC (the “Option Shares”) or (ii) 13,798 Class A units of PCT, at an exercise price of $1.00 per Class A Unit, if the option was exercised prior to the consummation of certain business combination transactions involving PCT, held by Innventure LLC. The Option Shares are subject to a contractual lock-up agreement that Innventure LLC entered into in connection with PCT’s business combination transactions and may only be delivered to the ESG Fund upon the periodic expiration of such lock-up restrictions. The option was exercised in full on March 16, 2022 for 145,161 shares of PCT’s common stock and, to date, approximately half of the Option Shares have been delivered to ESG Fund, with the remainder to be delivered once such shares are released from contractual lock-up obligations.
Indebtedness
On March 31, 2020, in connection with a senior secured promissory note, Innventure LLC (then known as We-Innventure LLC) borrowed approximately $2.3 million from G&K Investment Holdings LLC (“G&K Holdings”). G&K Holdings is affiliated with WE-INN, LLC (“WE-INN”), which is the holder of all of the outstanding Class I Units of Innventure LLC. G&K Holdings is also affiliated with Greg Wasson, a member of the Innventure LLC board of directors. The promissory note incurred interest at a rate of 12% per year and was scheduled to mature on March 31, 2021. Innventure LLC repaid the note in full in January 2021. Until paid in full, the total interest paid on the promissory note was $0.2 million.

On December 14, 2020, Innventure LLC authorized the issuance and sale of unsecured promissory notes from time to time in an amount up to $5.0 million (the “Series 2 Notes”). The Series 2 Notes incurred interest at a rate of 15% per year, with interest paid monthly, and matured one year from their date of issuance. An entity affiliated with Roland Austrup, Innventure LLC’s Chief Growth Officer, purchased $0.5 million of the Series 2 Notes. The Series 2 Notes were repaid in full in April 2022. Until paid in full, the total interest paid to the entity affiliated with Mr. Austrup pursuant to the Series 2 Notes was $98,750.
During the fiscal year ended December 31, 2023, Innventure LLC loaned AeroFlexx $2.6 million through a series of informal intercompany loans. Since January 1, 2024, Innventure has informally loaned AeroFlexx an additional $5 million. The loans were expected to be repaid in full by June 2024 and bear no interest and, instead, were included in the AeroFlexx Loan Agreement (as defined and described below).
On July 1, 2024, AeroFlexx, as Borrower, AeroFlexx Packaging Company LLC, as Guarantor (“AeroFlexx Packaging”), and Innventure LLC, as Lender, entered into a Loan Agreement (the “AeroFlexx Loan Agreement”). Under the terms of the AeroFlexx Loan Agreement, Innventure LLC agreed to lend to AeroFlexx up to $2.4 million from time to time until the Maturity Date (as defined in the AeroFlexx Loan Agreement). Additionally, the aggregate principal amount of $7.6 million that Innventure LLC previously loaned to AeroFlexx for working capital pursuant to interest-free loans that had not previously been formally documented is included as an amount outstanding under the AeroFlexx Loan Agreement and subject to the terms of the AeroFlexx Loan Agreement. The aggregate principal amount of the Term Loans (as defined in the AeroFlexx Loan Agreement) shall not exceed $10.0 million. The Term Loans covered by the AeroFlexx Loan Agreement will be guaranteed by AeroFlexx Packaging and will incur interest at the annual applicable federal rate published by the Internal Revenue Service and adjusted quarterly, such interest rate to be increased by 2.0% upon the occurrence of an Event of Default (as defined in the AeroFlexx Loan Agreement). After any repayment of all or any portion of the Term Loans, the Term Loans may be re-borrowed. AeroFlexx will have the option to prepay all or any portion of the Term Loans upon the written consent of Innventure LLC and the Term Loans will be accelerated and must be prepaid upon the occurrence of an Event of Default. At Innventure LLC's option, the Term Loans and any unpaid accrued interest and any fees and expenses owed by AeroFlexx may be converted into Next Equity Securities (as defined in the AeroFlexx Loan Agreement). Additionally, by January 1, 2025, if AeroFlexx has not raised $7.3 million in equity financing, then a portion of the principal amount of the then-outstanding Term Loans and any unpaid accrued interest thereon (as calculated per the AeroFlexx Loan Agreement), will be converted into AeroFlexx Class D preferred units on the terms set forth in the AeroFlexx Loan Agreement. The proceeds of the Term Loans will be used by AeroFlexx for general business purposes, including to fund AeroFlexx's working capital needs. The AeroFlexx Loan Agreement contains customary representations, warranties and covenants, including covenants restricting AeroFlexx's ability to encumber assets and AeroFlexx's ability to merge or consolidate with another entity. Since the date of the AeroFlexx Loan Agreement, the largest amount of principal outstanding and the current amount outstanding is $10 million and no interest or principal has been paid on the Term Loans. Subsequent to the date on which the $10.0 million cap on the AeroFlexx Loan Agreement was achieved, Innventure has also informally loaned an additional $135,000 to AeroFlexx.
On March 30, 2023, Innventure LLC entered into a loan and security agreement with Accelsius. Under the loan and security agreement, Innventure LLC agreed to loan, from time to time, up to $6.0 million in term loans to Accelsius, with a minimum loan of $10,000 per term loan. On December 13, 2023, the loan and security agreement was amended to increase the aggregate amount available to be loaned to Accelsius to $12.0 million. On April 10, 2024, the loan and security agreement was amended to allow for all or any portion of the term loans to be re-borrowed. On July 1, 2024, the loan and security agreement was amended to remove the requirement that interest under the term loans be paid in kind. Outstanding principal amounts accrue interest at the annual applicable federal rate published by the Internal Revenue Service and are adjusted quarterly. In lieu of repayment in cash, at its option, Innventure may convert the outstanding principal amount of the term loans and any unpaid accrued interest, fees and expenses into equity securities of Accelsius issued in a bona fide equity financing for investment purposes. To date, Accelsius has borrowed $7.5 million in the aggregate, of which $3.1 million of principal has been repaid and $0.1 million of interest has been repaid. As of June 30, 2024, approximately $4.6 million was outstanding, including $0.2 million of accrued interest. As described elsewhere in this prospectus, all intercompany transactions and balances have been eliminated in consolidation, including those related to this loan and security agreement with Accelsius.

On December 21, 2023, Mike Otworth, Innventure LLC 's Executive Chairman, loaned the company approximately $1.0 million for working capital purposes. The Company issued a note payable representing that loan in the amount of $1.0 million during the year ended December 31, 2023, which is included in notes payable to related parties in the consolidated balance sheets as of December 31, 2023. The related party note had no stated interest and no stated maturity date at issuance. In May 2024, the company executed an unsecured promissory note which provides that the indebtedness has no stated interest and matures on December 21, 2024. Per the executed agreement, on the maturity date, the company is required to repay the outstanding principal amount of the related party note and a loan fee equal to $63,100. If the Company fails to pay any amount due under the related party note on the maturity date thereof, interest will accrued on the amount outstanding at a rate of eight percent (8%) per annum from the maturity date. No amounts have yet been paid under this arrangement.
Transactions Involving Innventure1
On December 12, 2022, Innventure1, the majority member of Innventure LLC, exchanged 500,000 shares of PCT’s common stock for 342,608 Class B-1 preferred units of Innventure LLC (“Class B-1 Preferred Units”). The approximate fair value of the Class B-1 Preferred Units exchanged by Innventure1 at the time of the exchange was approximately $3.3 million, based on the average ending exchange rate of PCT’s common stock over a 3-day period from April to May 2022. Upon the release of certain contractual lock-up restrictions, Innventure1 will also exchange an additional 500,000 shares of PCT’s common stock for an indeterminate number of Class B-1 Preferred Units based on the fair value of the shares of PCT’s common stock to be exchanged for such Class B-1 Preferred Units. Following discussions to place Innventure1 in, as closely as possible, the same economic position following the Business Combination, the parties terminated this arrangement in connection with the Closing.
From time to time, Innventure1 pays expenses on behalf of Innventure LLC pursuant to a related party note, with settlement of such amounts to be agreed upon by management of each of Innventure1 and Innventure LLC. On October 31, 2023, Innventure LLC entered into a debt conversion agreement with Innventure1. During the year ended December 31, 2023, and pursuant to the terms of the debt conversion agreement, the Company extinguished the related party note with Innventure1 LLC and converted this note in the amount of $0.5 million into 52,010 Class B Preferred Units based on the Class B Preferred Unit issuance price of $9.6992 per unit. The nature of this indebtedness is primarily expenses paid on the Company’s behalf and settlement was agreed upon by the management of the two related parties. The indebtedness has no stated interest and no maturity date.
In 2022, Innventure1 assigned its ownership interest in the shares of PCT common stock held by Innventure LLC to third-party investors. Innventure LLC recorded a liability of $0.1 million to account for the contractual obligation to deliver the shares of PCT common stock to those third-party investors, who are related parties of Innventure1 and are considered related parties of Innventure LLC. Distributions of PCT common stock were made to the third-party investors in 2022 for a total of approximately $0.03 million, which was subsequently revalued as of December 31, 2022 to $0.09 million and to $0.05 million as of December 31, 2023.
ESG Fund Obligations
On November 3, 2021, June 30, 2022 and May 24, 2023, Innventure LLC and WE-INN paid to the ESG Fund its capital call obligation of approximately $0.6 million, $0.2 million and $0.1 million, respectively. Concurrently therewith, Innventure LLC also received distributions in June 2021 and March 2022 of approximately $1.2 million and $1.7 million from the ESG Fund, respectively, and substantially concurrently distributed the full amount to WE-INN who is the holder of all the Innventure LLC Class I Units.
Class B-1 Unit Purchase Agreement
On August 25, 2023, Innventure LLC entered into a unit purchase agreements with each of John Scott and Michael Otworth (each a “Purchaser” and together the “Purchasers”), who are each members of Innventure1. Under the terms of the unit purchase agreements, Innventure LLC agreed to issue the Purchasers 171,498 and 260,787 Class B-1 Preferred Units, respectively, upon the release of Mr. Scott and Mr. Otworth’s contractual restrictions under lock-up agreements entered into between Mr. Scott and Mr. Otworth and PCT. The Purchasers agreed to purchase such Class B-1 Preferred Units at a price of $9.6992 per unit (based on a weighted average of the closing price on the NASDAQ Global Market of PCT’s common stock during the 30-day period ending on the date on which the exchange closed, multiplied by 0.8) in exchange for contributing certain shares of PCT’s common stock to Innventure LLC, with the aggregate purchase price of the Class B-1 Preferred Units totaling approximately $1.7 million and $2.5 million, respectively. Following discussions to place the Purchasers in, as closely as possible, the same economic position following the Business Combination, the parties terminated this arrangement in connection with the Closing.
AeroFlexx
Loan and Security Agreements
On February 9, 2023, AeroFlexx Packaging and Auto Now Acceptance Co., LLC (“Auto Now”) entered into a Loan Agreement (the “Loan Agreement”). Under the terms of the Loan Agreement, Auto Now agreed to lend to AeroFlexx Packaging, on a revolving basis, up to $4.0 million at one time. AeroFlexx Packaging may borrow, repay and reborrow funds from the date of the Loan Agreement until January 31, 2024 (the “Commitment Period”). The Commitment Period may be renewed up to four times, each for one calendar year period, beginning on January 3 of each year, and was renewed in 2024. Loans made pursuant to the Loan Agreement will be guaranteed by AeroFlexx and will incur interest at variable interest rates based on the prime rate, as published by The Wall Street Journal, plus 5.0% (such rates not to exceed 12% per annum). The loans made pursuant to the Loan Agreement will be made upon Auto Now’s receipt of executed promissory notes and security instruments satisfactory to Auto Now and upon Auto Now’s satisfaction that certain collateral securing AeroFlexx Packaging’s indebtedness is sufficient. Upon AeroFlexx Packaging’s request, one or more promissory notes evidencing loans under the Loan Agreement may be converted to term loans, solely at the discretion of Auto Now. Such terms loans will proportionately decrease the availability of funds under the Loan Agreement. The proceeds of the loans will be used to purchase liquid filing equipment as part of AeroFlexx Packaging’s liquid packaging operations. As of June 30, 2024, approximately $2.7 million was outstanding under the Loan Agreement. Since the date of the Loan Agreement, $0 million of principal has been paid, $0.2 million of interest has been paid, and the largest amount of principal outstanding was $2.8 million.
Additionally, on February 9, 2023, AeroFlexx Packaging and Auto Now entered into a Security Agreement (the “Security Agreement”) pursuant to which AeroFlexx Packaging granted to Auto Now a security interest in AeroFlexx Packaging’s liquid filling equipment (the “Collateral”). The Security Agreement secures (i) all indebtedness owed under the Loan Agreement and future advances and promissory notes made pursuant to the Loan Agreement, (ii) all expenditures by AeroFlexx Packaging incurred for taxes, insurance and repairs to and maintenance for the Collateral and (iii) all liabilities of AeroFlexx Packaging to Auto Now presently existing or incurred in the future, whether they are matured or unmatured, direct or contingent, and any renewals, extensions and substitutions of those liabilities.
James Donnally, a member of the Board, also serves as a director of Auto Now Acceptance Company, the parent company of Auto Now.
Convertible Notes
On April 9, 2019, AeroFlexx entered into an amended and restated secured convertible promissory note and warrant purchase agreement (the “2019 AeroFlexx Promissory Note”) with the ESG Fund, pursuant to which the ESG Fund loaned AeroFlexx $0.5 million and issued to the ESG Fund a warrant to purchase equity securities of AeroFlexx in connection with a future equity offering by AeroFlexx. The 2019 AeroFlexx Promissory Note incurred interest at a rate of 6% per year and was secured by certain assets of AeroFlexx. The 2019 AeroFlexx Promissory Note matured on April 9, 2021 and was repaid in full. Since the date of the 2019 AeroFlexx Promissory Note, the largest aggregate amount of principal amount outstanding was $5 million.
On June 3, 2021, AeroFlexx and the ESG Fund entered into a secured convertible promissory note and warrant purchase agreement (the “2021 AeroFlexx Promissory Note”), pursuant to which AeroFlexx agreed to issue up to $3.0 million in convertible notes to the ESG Fund, $1.5 million of which has been issued. The 2021 AeroFlexx Promissory Note incurs interest at a rate of 6% per year and was secured by certain assets of AeroFlexx. The 2021 AeroFlexx Promissory Note matures on June 3, 2023. Since the date of the 2021 AeroFlexx Promissory Note, the largest aggregate amount of principal amount outstanding was $1.5 million.

On July 31, 2021, AeroFlexx entered into an amended and restated secured convertible promissory note and warrant purchase agreement (the “A&R AeroFlexx Promissory Note”) with the ESG Fund and certain other purchasers, pursuant to which approximately $3.1 million of convertible notes were issued (including $1.5 million of convertible notes issued to the ESG Fund) and AeroFlexx issued to the ESG Fund and the other purchasers warrants to purchase equity securities of AeroFlexx. The A&R AeroFlexx Promissory Note amends and restates the 2021 AeroFlexx Promissory Note and the convertible notes issued to the ESG Fund, and increases the aggregate principal amount of notes available to be issued under the A&R AeroFlexx Promissory Note to $3.1 million. The A&R AeroFlexx Promissory Note was converted into AeroFlexx equity in 2021. Since the date of the A&R AeroFlexx Promissory Note, the largest aggregate amount of principal amount outstanding was $1.5 million.
Intercompany Advancement of Expenses
In the normal course of business, Innventure LLC has made advances for certain expenses on behalf of AeroFlexx, Accelsius, the ESG Fund and PCT. These advances are typically made on a month-to-month basis, meaning that they are incurred one month and repaid the following month. As of June 30, 2024 most of the respective advances have been fully reimbursed. The following table details the aggregate amount advanced to each company (in excess of $120,000) for the six months ended June 30, 2024 and per year since 2020:

Company Name	Six Months Ended June 30,	Fiscal Year Ended December 31,
	2024	2023	2022	2021
Accelsius	$69,954	160,000.00	1,310,381.00	—
AeroFlexx	$54,140	116,000.00	301,294.00	154,465.14
ESG Fund	$36,675	48,000.00	176,158.00	188,043.00
PCT	—	—	899.00	149,214.96
Accelsius
Convertible Notes
On August 18, 2022, pursuant to note purchase agreement (the “Series I Note Purchase Agreement”), by and among Accelsius, the ESG Fund and the other parties thereto, Accelsius issued a convertible promissory note to the ESG Fund in an aggregate principal amount of $4.0 million (the “Accelsius Convertible Notes”). The Accelsius Convertible Notes accrue interest at a rate of 8% per year and are convertible into equity securities of Accelsius issued in a bona fide equity offering for investment purposes at a conversion price equal to the lesser of 80% of the per unit price paid by the investors purchasing such equity in the such offering or (b) the quotient of $200.0 million divided by the aggregate number of outstanding Class A Units and Accelsius Incentive Units as of immediately prior to the initial closing of such equity securities. The Accelsius Convertible Notes mature on the earlier of August 18, 2025 or the date on which a change of control transaction (as defined in the Accelsius Convertible Notes) is consummated. The total amount of interest accrued and due to the ESG Fund in the fiscal year ended December 31, 2022 was approximately $0.1 million. As of December 31, 2023, the total amount of interest accrued and due to the ESG Fund in 2023 was approximately $0.5 million.
On June 2, 2023, the Series I Note Purchase Agreement was amended and restated to permit Accelsius to issue and sell additional Accelsius Convertible Notes to such persons or entities (including to the ESG Fund if the ESG Fund desires to acquire additional Accelsius Convertible Notes) as determined by Accelsius, until the earlier of (i) such time as the aggregate amount of principal indebtedness evidenced by all of the Accelsius Convertible Notes issued and sold pursuant to the note purchase agreement equals a total of $6.0 million or (ii) July 31, 2023. In March 2024, the Accelsius Convertible Notes were converted into 693,480 Accelsius Series A units at a conversion price of $9.74 per unit. Since the date of the Accelsius Convertible Notes, the largest aggregate amount of principal amount outstanding was approximately $6.0 million.

Class A Units
In December 2022, the ESG Fund purchased an aggregate of 71,136 of Accelsius’ Class A Units at a purchase price of $4.393 per unit, for an aggregate purchase price of approximately $0.3 million.
Class A Series 2 Units
On February 1, 2023, the ESG Fund purchased 23,712 Class A Series 2 Units of Accelsius for aggregate proceeds of approximately $0.1 million.
Agreements Related to the Business Combination
Member Support Agreement
In connection with the execution of the Business Combination Agreement, certain Innventure Members entered into a member support agreement (the “Member Support Agreement”) with Learn CW, Innventure LLC, and Innventure, pursuant to which such Innventure Members agreed to, among other things, (i) vote in favor of the Business Combination Agreement and the transactions contemplated thereby, (ii) be subject to a 180-day lock-up period following the Closing with respect to any shares of Common Stock received as consideration in the Transaction and (iii) be bound by certain other covenants and agreements related to the Transactions.
Investor Rights Agreement
Pursuant to the terms of the Business Combination Agreement, at the Closing, Innventure and certain Founding Investors entered into the Investor Rights Agreement. See “Management—Investor Rights Agreement” for more information.
Other Related Party Transactions
Transactions in PCT Stock with Related Parties
During 2022, Innventure LLC distributed shares of PCT's common stock to the holders of Class PCTA Units, along with other individuals as agreed-upon and directed by Innventure1, once such shares were no longer subject to a contractual lock-up. Each distribution was considered a redemption of the owners’ interest in Class PCTA Units and Innventure LLC recorded a $14.0 million realized gain for the year ended December 31, 2022 as a result of this transaction. No such shares of PCT's common stock were distributed by Innventure LLC during 2023.
Employee Family Relationship
Mr. Colin Scott (the son of Dr. John Scott, our Chief Strategy Officer) is an employee of Innventure and serves on the Accelsius board of directors. Mr. Colin Scott earned $216,000, $240,599, and $194,399 for the three years ended December 31, 2023, 2022 and 2021 respectively.
Aircraft Time Sharing Agreements
On May 6, 2024, Innventure LLC entered into aircraft time sharing agreements with entities affiliated with Michael Otworth and John Scott, each of whom owns a partial interest in a private airplane, whereby they, as partial owners of the plane, would be reimbursed for its use by Innventure LLC and its employees and directors. Such reimbursements are only to be granted for Innventure LLC business use. The aircraft time sharing agreements each have an initial term of one year and automatically renew for one month terms until terminated by either party. Each agreement may be terminated by either party with 30 days’ prior written notice. Innventure LLC has made no such reimbursements as of the date of this filing. Mr. Otworth was the Executive Chairman of Innventure and is now Innventure’s Executive Chairman. Dr. Scott was the Chief Strategy Officer of Innventure LLC and is now Innventure's Chief Strategy Officer.

Bridge Financing
On August 20, 2024, pursuant to the Glockner Bridge Note, Innventure LLC borrowed $10.0 million from the Glockner Lender, a Florida limited partnership affiliated with Glockner Enterprises, as bridge financing until the Closing of the Transactions. The outstanding principal amount and loan fee are due upon the later of October 15, 2024 and the first business day following Closing. The Glockner Bridge Note carries a loan fee of $1.0 million and does not bear interest except during an event of default. Pursuant to the Glockner Bridge Note, advances under the note shall be made in multiple installments as follows: (i) $3.0 million on August 20, 2024 (and was received on August 20, 2024), (ii) $3.0 million on August 27, 2024 (and was received on August 27, 2024) and (iii) $4.0 million on September 3, 2024 (and was received on September 3, 2024). Amounts that are borrowed and repaid may not be re-borrowed. Glockner Enterprises is affiliated with persons or entities that collectively own greater than 10% of Innventure’s Class B-1 Preferred Units. James Donnally was a director of Innventure LLC and is now a director of Innventure, is the Managing Member of Bellringer Consulting Group, LLC, the General Partner of the Glockner Lender, and previously served as the Vice President and Chief Financial Officer of Glockner Enterprises from 1996 to 2023.
On August 22, 2024, pursuant to an unsecured promissory note (the “Scott Bridge Note”), Innventure LLC borrowed $2 million from Dr. John Scott, Innventure’s Chief Strategy Officer. Interest will accrue on the Scott Bridge Note at a rate of eleven and half percent (11.5%) per annum plus, in the case of an event of default, an additional two percent (2%) per annum, amounts will be advanced under the Scott Bridge Note upon written request and, otherwise, the Scott Bridge Note has terms identical to the Glockner Bridge Note.
On October 1, 2024, the Company and the Glockner Family Venture Fund amended and restated the Glockner Bridge Note (as amended, the “A&R Glockner Bridge Note”). The A&R Glockner Bridge Note was issued in the principal amount of $10,000,000 and such borrowings are due upon the earlier of January 31, 2025 and the first business day following the date on which the Company has sufficient capital to be able to repay all amounts outstanding under such note and otherwise meet its expected working capital needs, as determined by the Company in its reasonable discretion. From and after the issuance date of the A&R Glockner Bridge Note, such note will bear interest at 15.99% per annum, payable in arrears on the first business day of each calendar month, beginning on November 1, 2024. In the event of a failure to pay any amount due under the A&R Glockner Bridge Note, such failure will not constitute an event of default unless certain other conditions are met. The Company also agreed to pay the Glockner Family Venture Fund $1.0 million as a loan fee, which has not yet been repaid. As described above, Mr. Donnally serves as the managing member of the Glockner Family Venture Fund’s general partner, Bellringer Consulting Group LLC. As of the date hereof, no amounts have been repaid under the A&R Glockner Bridge Note.
On October 1, 2024, the Company and Dr. John Scott agreed to amend and restate the Scott Bridge Note (as amended, the “A&R Scott Bridge Note”). The A&R Scott Bridge Note was reissued in the principal amount of $1,000,000 and such borrowings are due at maturity on January 31, 2025. From August 22, 2024 to but excluding October 1, 2024, interest on the A&R Scott Bridge Note accrued at a rate of 11.5% per annum, and from and after October 1, 2024, interest on the A&R Scott Bridge Note accrued at a rate of 13.5% per annum. In the event of a failure to pay any amount due under the A&R Scott Bridge Note, such failure will not constitute an event of default unless certain other conditions are met. The Company also agreed to pay Dr. John Scott, the Company’s Chief Strategy Officer, $1.0 million under the Scott Bridge Note, which has not yet been repaid. As of the date hereof, no amounts have been repaid under the A&R Scott Bridge Note.
Limitation of Liability and Indemnification of Directors and Executive Officers
Innventure has entered into indemnification agreements with each of Innventure’s directors and executive officers, the form of which is attached as an exhibit to the registration statement of which this prospectus is a part. The indemnification agreements require Innventure to indemnify its directors and executive officers to the fullest extent permitted by Delaware law.

Policies and Procedures for Related Person Transactions
Innventure has adopted a formal written policy for the review and approval of transactions with related persons. Such policy requires, among other things, that:
•the audit committee shall review the material facts of all related person transactions;
•in reviewing any related person transaction, the audit committee will take into account, among other factors that it deems appropriate, whether the related person transaction is on terms no less favorable to Innventure than terms generally available in a transaction with an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction;
•in connection with its review of any related person transaction, Innventure shall provide the audit committee with all material information regarding such related person transaction, the interest of the related person and any potential disclosure obligations of Innventure in connection with such related person transaction; and
•if a related person transaction will be ongoing, the audit committee may establish guidelines for Innventure’s management to follow in its ongoing dealings with the related person.
In addition, the related party transaction policy will provide that the audit committee, in connection with any approval of a related person transaction involving a non-employee director or director nominee, should consider whether such transaction would compromise the director or director nominee’s status as an “independent” or “non-employee” director, as applicable, under the rules and regulations of the SEC and any exchange on which Innventure’s securities are listed.

DESCRIPTION OF SECURITIES
Your rights as stockholders are governed by Delaware law and our A&R Certificate of Incorporation and Bylaws. We urge you to read the applicable provisions of Delaware law and our A&R Certificate of Incorporation and our Bylaws carefully and in their entirety because they describe your rights as a holder of shares of our Common Stock.
The following is a description of the material terms of, and is qualified in its entirety by, the A&R Certificate of Incorporation and Bylaws, each of which became effective upon Closing of the Business Combination.
Innventure’s purpose is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the DGCL. Innventure’s authorized capital stock consists of 250,000,000 shares of common stock, par value $0.0001 per share, and 25,000,000 shares of preferred stock, par value $0.0001 per share. Of the 25,000,000 shares of preferred stock, 3,000,000 shares are designated as “Series B Preferred Stock.” 1,102,000 shares of Series B Preferred Stock are currently issued and outstanding.
Common Stock
Each share of Common Stock shall entitle the record holder to one (1) vote per share on all matters submitted to a vote of stockholders. The holders of shares of Common Stock shall not have cumulative voting rights. Upon Innventure’s liquidation, dissolution or winding up and after payment in full of all amounts required to be paid to creditors or any other series of preferred stock having liquidation preferences, if any, the holders of Common Stock will be entitled to receive pro rata Innventure’s remaining assets available for distribution. Holders of Common Stock do not have preemptive, subscription, redemption or conversion rights. Common Stock will not be subject to further calls or assessment by Innventure. There will be no redemption or sinking fund provisions applicable to the Common Stock. All shares of Common Stock currently outstanding are fully paid and non-assessable. The rights, powers, preferences and privileges of holders of Common Stock will be subject to any series of Innventure’s preferred stock that Innventure may authorize and issue in the future and the Series B Preferred Stock.
When a quorum is present at any meeting of stockholders, any matter other than the election of directors to be voted upon by the stockholders at such meeting will be decided by the affirmative vote of the holders of a majority of votes cast (excluding abstentions and broker non-votes) on such matter, unless a different or minimum vote is required by law. At all meetings of stockholders for the election of directors at which a quorum is present, a plurality of the votes cast will be sufficient to elect such directors.
As of October 25, 2024, there were approximately 49,522,673 shares of Common Stock outstanding, including approximately 41,808,999 shares held by certain stockholders that are subject to certain lock-up or transfer restrictions.
Preferred Stock
After the designation of the Series B Preferred Stock, 22,000,000 authorized shares of preferred stock remain available for the creation and issuance of one or more additional series of preferred stock by the Board. Unless required by law, the remaining authorized shares of preferred stock will be available for issuance without further action by you. The Board is authorized to fix from time to time before issuance the number of preferred shares to be included in any such series and the designation, powers, preferences and relative participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof. The authority of the Board with respect to each such series will include, without limiting the generality of the foregoing, the determination of any or all of the following:
•the number of shares of any series and the designation to distinguish the shares of such series from the shares of all other series;
•the voting powers, if any, and whether such voting powers are full or limited in such series;
•the redemption provisions, if any, applicable to such series, including the redemption price or prices to be paid;

•whether dividends, if any, will be cumulative or noncumulative, the dividend rate of such series, and the dates and preferences of dividends on such series;
•the rights of such series upon the voluntary or involuntary dissolution of, or upon any distribution of the assets of, Innventure;
•the provisions, if any, pursuant to which the shares of such series are convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock, or any other security, of Innventure or any other corporation or other entity, and the rates or other determinants of conversion or exchange applicable thereto;
•the right, if any, to subscribe for or to purchase any securities of Innventure or any other corporation or other entity;
•the provisions, if any, of a sinking fund applicable to such series;
•any other relative, participating, optional, or other special powers, preferences or rights and qualifications, limitations, or restrictions thereof; and
•all as may be determined from time to time by the Board and stated or expressed in the resolution or resolutions providing for the issuance of such preferred stock (collectively, a “Preferred Stock Designation”).
Innventure could issue a series of preferred stock that could, depending on the terms of the series, impede or discourage an acquisition attempt or other transaction that some, or a majority, of the holders of Common Stock might believe to be in their best interests or in which the holders of Common Stock might receive a premium for their Common Stock over its market price. Additionally, the issuance of preferred stock may adversely affect the rights of holders of Common Stock by restricting dividends on Common Stock, diluting the voting power of Common Stock or subordinating the liquidation rights of the Common Stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of Common Stock.
Series A Preferred Stock
The Board did not designate any shares of “Series A Preferred Stock” in connection with the Closing. Should the Board decide to designate and issue any shares of “Series A Preferred Stock” in the future, it will file a certificate of designations with the Delaware Secretary of State for the Series A Preferred Stock which will establish the voting powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions of the shares of any such Series A Preferred Stock.
Series B Preferred Stock
Ranking
With respect to payment of dividends, the Series B Preferred Stock shall rank senior in priority of payment to all Junior Stock (as defined below) and Parity Stock (as defined below) in any liquidation, dissolution, winding up or distribution of Innventure, and junior to any existing or future secured or unsecured indebtedness and other liabilities (including trade payables) of Innventure. With respect to (a) distribution of assets and (b) all other liquidation, winding up, dissolution, dividend and redemption rights, the Series B Preferred Stock shall rank pari passu in priority of payment to all Parity Stock and senior in priority of payment to all Junior Stock in any liquidation, dissolution, winding up or distribution of the Company, and junior to any existing or future secured or unsecured indebtedness and other liabilities (including trade payables) of the Company.
“Junior Stock” means (i) Common Stock and (ii) any other preferred stock and any other equity interest of Innventure, in each case which by its terms ranks junior to the Series B Preferred Stock with respect to payment of dividends and/or distribution of assets.

“Parity Stock” means any equity interest of Innventure hereinafter created which by its terms ranks pari passu with the Series B Preferred Stock.
Dividends
The Series B Preferred Stock carry an annual 8.0% cumulative dividend, which will be paid prior to and in preference over any Junior Stock or Parity Stock. Such dividends will be made as a payment in kind on the last day of the last quarter in each fiscal year of Innventure.
Voting Rights
Per each whole share of Series B Preferred Stock, the holders of Series B Preferred Stock will be entitled to cast the number of votes equal to (i) $10.00, divided by (ii) the Minimum Price (which shall have the meaning assigned in NASDAQ Listing Rule 5635(d)) of Common Stock as of the initial issue date of the Series B Preferred Stock and will vote with the holders of Common Stock as a single class and on an as-converted basis, except as provided by law or applicable NASDAQ Listing Rules.
Mandatory Conversion at the Company’s Option
On the date that is the fifth anniversary of the initial issuance date of the Series B Preferred Stock, all shares of Series B Preferred Stock will be converted into shares of Common Stock.
Optional Conversion at the Holder’s Option
Holders of Series B Preferred Stock may convert all of their respective shares of Series B Preferred Stock into shares of Common Stock upon the effectiveness of a registration statement to be filed by Innventure providing for the resale of the shares of Common Stock issuable upon conversion of shares of Series B Preferred Stock.
Conversion Rate
The number of shares of Common Stock that each holder of Series B Preferred Stock will receive upon conversion of all of such holder’s shares of Series B Preferred Stock will be the number of shares equal to the Series B Conversion Rate (as defined below) multiplied by the number of shares of Series B Preferred Stock held by such holder (subject to a threshold amount). No fractional shares shall be issued upon the exercise of any conversion right. Any fractional shares that a holder would otherwise be entitled to will be rounded up to the next whole share.
“Series B Conversion Rate” means a fraction whose numerator is the Original Issue Price, which is $10.00 per share of Series B Preferred Stock, and whose denominator is the lesser of (i) the Reset Conversion Price or (ii) $12.50.
“Reset Conversion Price” means the greater of (a) $5.00 and (b) the 10-trading day volume-weighted average closing price of the Common Stock.
Adjustments
Holders of Series B Preferred Stock will have rights to certain adjustments for stock dividends stock splits and rights in connection with certain subsequent rights offerings.
Innventure Warrants
In connection with the Business Combination, Innventure assumed the Warrant Agreement and the outstanding Learn CW Warrants (including the Learn CW Private Warrants, each defined in the Warrant Agreement) and, as a result, such warrants were, pursuant to their terms, converted into warrants (the “Innventure Warrants”) to acquire, subject to substantially the same terms and conditions as were applicable under the applicable Learn CW Warrant, the number of shares of Common Stock equal to the number of Learn CW Ordinary Shares for which such Learn CW Warrants shall have been exercisable.

Each whole Innventure Warrant entitles the registered holder to purchase one share of Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on November 1, 2024, except as discussed in the immediately following paragraph. Pursuant to the Warrant Agreement, a warrant holder may exercise its Innventure Warrants only for a whole number of shares of Common Stock. This means only a whole warrant may be exercised at a given time by a warrant holder. The Innventure Warrants will expire on October 2, 2029, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.
We will not be obligated to deliver any Common Stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of Common Stock underlying the Innventure Warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations with respect to registration, or a valid exemption from registration is available. In the event that such conditions are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant.
No fractional shares will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of shares to be issued to the holder.
The warrant holders will not have the rights or privileges of holders of shares of Common Stock or any voting rights until they exercise their Innventure Warrants and receive shares of Common Stock. After the issuance of shares of Common Stock upon exercise of the Innventure Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by Innventure stockholders.
Redemption of Innventure Warrants When the Price per Share Equals or Exceeds $18.00
Once the Innventure Warrants become exercisable, we may redeem the outstanding Innventure Warrants:
•in whole and not in part;
•at a price of $0.01 per warrant;
•upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and
•if, and only if, the closing price of the Common Stock equals or exceeds $18.00 per share (as may be adjusted for any required anti-dilution adjustments) for any twenty (20) trading days within a thirty (30) trading day period ending three trading days before we send the notice of redemption to the warrant holders.
The $18.00 (as adjusted) redemption criterion discussed above was established to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and Innventure issues a notice of redemption of the Innventure Warrants, each warrant holder will be entitled to exercise his, her or its Innventure Warrant prior to the scheduled redemption date. However, the price of the shares of Common Stock may fall below the $18.00 redemption trigger price (as adjusted for any required anti-dilution adjustments) as well as the $11.50 (for whole shares) exercise price after the redemption notice is issued.
Redemption of Innventure Warrants When the Price per Share Equals or Exceeds $10.00
Once the Innventure Warrants become exercisable, we may redeem the outstanding Innventure Warrants:
•in whole and not in part;
•at a price of $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their Innventure Warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “Fair Market Value” of the Common Stock (as defined below) except as otherwise described below;

•upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and
•if, and only if, the closing price of the Common Stock equals or exceeds $10.00 per share (as may be adjusted for any required anti-dilution adjustments) for any 20 trading days within the 30-trading day period ending three trading days before we send the notice of redemption to the warrant holders.
Beginning on the date the notice of redemption is given until the warrants are redeemed or exercised, holders may elect to exercise their Innventure Warrants on a cashless basis. The numbers in the table below represent the number of shares of Common Stock that a warrant holder will receive upon such cashless exercise in connection with a redemption by us pursuant to this redemption feature, based on the “Fair Market Value” of the Common Stock on the corresponding redemption date (assuming holders elect to exercise their Innventure Warrants and such Innventure Warrants are not redeemed for $0.10 per warrant), determined for these purposes based on volume weighted average price of the Common Stock during the ten (10) trading days immediately following the date on which the notice of redemption is sent to the holders of Innventure Warrants, and the number of months that the corresponding redemption date precedes the expiration date of the Innventure Warrants, each as set forth in the table below. We will provide warrant holders with the final Fair Market Value no later than one business day after the 10-trading day period described above ends.
The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of an Innventure Warrant or the exercise price of a warrant is adjusted as set forth in the Warrant Agreement. If the number of shares issuable upon exercise of a warrant is adjusted, the adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of an Innventure Warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of an Innventure Warrant as so adjusted. The number of shares in the table below shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of an Innventure Warrant.

	Fair Market Value of Common Stock (per share)
Redemption Date (period to expiration of warrants)	≤10.00	11.00	12.00	13.00	14.00	15.00	16.00	17.00	≥18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361

3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361
This redemption feature is structured to allow for all of the outstanding Innventure Warrants to be redeemed when the Common Stock is trading at or above $10.00 per share, which may be at a time when the trading price of our Common Stock is below the exercise price of the Innventure Warrants. This redemption feature will provide Innventure with the flexibility to redeem the warrants without the warrants having to reach the $18.00 per share threshold set forth above under “—Redemption of Warrants When the Price per Share Equals or Exceeds $18.00.” Holders choosing to exercise their Innventure Warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares for their warrants based on an option pricing model with a fixed volatility input as of the date of the IPO. This redemption right will provide Innventure with an additional mechanism by which to redeem all of the outstanding Innventure Warrants, and therefore have certainty as to our capital structure as the Innventure Warrants would no longer be outstanding and would have been exercised or redeemed. Innventure will be required to pay the applicable redemption price to warrant holders if Innventure chooses to exercise this redemption right and it will allow Innventure to quickly proceed with a redemption of the Innventure Warrants if Innventure determines it is in its best interest to do so.
As stated above, Innventure will be able to redeem the Innventure Warrants when the shares of Common Stock are trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to Innventure’s capital structure and cash position while providing warrant holders with the opportunity to exercise their warrants on a cashless basis for the applicable number of shares. If Innventure chooses to redeem the Innventure Warrants when the Common Stock is trading at a price below the exercise price of the Innventure Warrants, this could result in the warrant holders receiving fewer shares than they would have received if they had chosen to wait to exercise their warrants for shares of Common Stock if and when such shares of Common Stock were trading at a price higher than the exercise price of $11.50.
WTI Warrants
In connection with the Loan and Security Agreement, Innventure issued the WTI Warrants to WTI Fund X, LLC and WTI Fund XI, LLC. Each warrant is exercisable into one share of Common Stock at price of $0.01 per share (subject to certain limitations, adjustment and certain other rights to possible future financings in accordance with terms of the WTI Warrants) through March 31, 2025. The WTI Warrants include customary registration rights and change-of-control adjustments and may be exchanged, at each of WTI Fund X, LLC’s and WTI Fund XI, LLC’s option, for a cash amount equal to $15 million (in the aggregate), subject to adjustment to the extent a WTI Warrant is partially exercised, in lieu of exercise upon a change of control or at any time from and after the four-year anniversary of the Closing. Each of the WTI Fund X, LLC and WTI Fund XI, LLC will also have the option to purchase up to $5 million (in the aggregate) or such amount as is necessary for each of WTI Fund X, LLC and WTI Fund XI, LLC to maintain its pro rata ownership in certain future financings conducted by the Company, subject to customary exclusions.
Dividends
The DGCL permits a corporation to declare and pay dividends out of “surplus” or, if there is no “surplus”, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. “Surplus” is defined as the excess of the net assets of the corporation over the amount determined to be the capital of the corporation by the Board. The capital of the corporation is typically calculated to be (and cannot be less than) the aggregate par value of all issued shares of capital stock. Net assets equals the fair value of the total assets minus total liabilities. The DGCL also provides that dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.
Subject to applicable law and the rights, if any, of the holders of any outstanding series of preferred stock (including the Series B Preferred Stock) or any class or series of stock having a preference senior to or the right to participate with the common stock with respect to the payment of dividends (and other distributions of cash, stock or property), such holders of Common Stock shall be entitled to the payment of dividends (and other distributions of cash, stock or property) ratably in proportion to the number of shares held by each such stockholder when, as and if declared by the Board in its discretion from time to time in accordance with applicable law.
Innventure has no current plans to pay dividends on the Common Stock. Any decision to declare and pay dividends in the future will be made at the sole discretion of the Board and will depend on, among other things, Innventure’s results of operations, cash requirements, financial condition, contractual restrictions and other factors that the Board may deem relevant. Because Innventure will be a holding company with no direct operations, Innventure will only be able to pay dividends from funds it receive from its subsidiaries.
Annual Stockholder Meetings
The Bylaws will provide that annual stockholder meetings will be held at such date, time and place, if any, as determined by the Board. The Board may also determine that a meeting of stockholders be held by means of remote communication as authorized by and in accordance with the DGCL.
Anti-Takeover Effects of Innventure’s A&R Certificate of Incorporation and Bylaws and Certain Provisions of Delaware Law
The A&R Certificate of Incorporation and Bylaws will contain and the DGCL contains provisions, which are summarized in the following paragraphs, that are intended to enhance the likelihood of continuity and stability in the composition of the Board. These provisions are intended to avoid costly takeover battles, reduce Innventure’s vulnerability to a hostile change of control and enhance the ability of the Board to maximize stockholder value in connection with any unsolicited offer to acquire Innventure. However, these provisions may have an anti-takeover effect and may delay, deter or prevent a merger or acquisition of Innventure by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the prevailing market price for the shares of Common Stock held by stockholders.
Authorized but Unissued Capital Stock
Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of NASDAQ, which would apply if and so long as Common Stock remains listed on NASDAQ, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of common stock. Additional shares that may be used in the future may be issued for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.
The Board may generally issue preferred shares on terms calculated to discourage, delay or prevent a change of control of Innventure or the removal of Innventure’s management. Moreover, Innventure’s authorized but unissued shares of preferred stock will be available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, to facilitate acquisitions and employee benefit plans.
One of the effects of the existence of unissued and unreserved Common Stock or preferred stock may be to enable the Board to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of Innventure by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of Innventure’s management and possibly deprive Innventure’s stockholders of opportunities to sell their shares of Common Stock at prices higher than prevailing market prices.
Classified Board of Directors
Innventure’s directors, other than those who may be elected by the holders of any future series of preferred stock, will be classified with respect to the time for which they severally hold office into three classes, as nearly equal in number as possible, designated Class I, Class II, and Class III. At any meeting of stockholders at which directors are to be elected, the number of directors elected may not exceed the greatest number of directors then in office in any class of directors. The directors first elected to Class I will hold office for a term expiring at the annual meeting of stockholders to be held in 2025; the directors first elected to Class II will hold office for a term expiring at the annual meeting of stockholders to be held in 2026; and the directors first elected to Class III will hold office for a term expiring at the annual meeting of stockholders to be held in 2027, with the members of each class to hold office until their successors are elected and qualified.
At each succeeding annual meeting of the stockholders of Innventure, the successors to the class of directors whose term expires at that meeting will be elected by plurality vote of all votes cast at such meeting to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election and until their successors are elected and qualified. Subject to the rights, if any, of the holders of any future series of preferred stock to elect additional directors under circumstances specified in a preferred stock designation, directors may be elected by the stockholders only at an annual meeting of stockholders.
Removal of Directors; Vacancies
Subject to the rights of the holders of any series of preferred stock then outstanding, for as long as this A&R Certificate of Incorporation provides for a classified board of directors, any director may otherwise be removed only for cause by an affirmative vote of at least two-thirds of the total voting power of all the outstanding shares of capital stock of Innventure entitled to vote generally in the election of directors, voting together as a single class, at a meeting duly called for that purpose. Vacancies on the Board will be able to be filled only by resolution of a majority of the directors then in office, although less than a quorum, or by a sole remaining director.
Special Stockholder Meetings
Subject to the special rights of the holders of one or more series of preferred stock, special meetings of the stockholders of Innventure may be called, for any purpose or purposes, at any time only by or at the direction of the Board, the chairperson of the Board, the Chief Executive Officer, or President.
Requirements for Advance Notification of Director Nominations and Stockholder Proposals
The Bylaws will establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the Board or a committee of the Board. In order for any matter to be properly brought before a meeting, a stockholder will have to comply with advance notice requirements and provide Innventure with certain information. Generally, to be timely, a stockholder’s notice relating to any nomination or other business to be brought before an annual meeting must be delivered to the Secretary at Innventure’s principal executive offices not less than 90 days nor more than 120 days prior to the one-year anniversary of the immediately preceding annual meeting of stockholders. The Bylaws will also specify requirements as to the form and content of a stockholder’s notice.
These notice provisions may defer, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of Innventure.
Shareholder Action by Written Consent
Any action required or permitted to be taken by the stockholders may be taken only at a duly called annual or special meeting of stockholders and may not be taken by consent of the stockholders in lieu of a meeting. However, any action required or permitted to be taken by the holders of any series of preferred stock (including the Series B Preferred Stock), voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting to the extent expressly provided by the applicable preferred stock designation.
Dissenters’ Rights of Appraisal and Payment
Under the DGCL, with certain exceptions, Innventure’s stockholders will have appraisal rights in connection with a merger or consolidation of Innventure. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Stockholders’ Derivative Actions
Under the DGCL, any of Innventure’s stockholders may bring an action in Innventure’s name to procure a judgment in Innventure’s favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of Innventure’s shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.
Amendment of the A&R Certificate of Incorporation
The A&R Certificate of Incorporation provides that, in addition to any other vote that may be required by law, applicable stock exchange rule or the terms of any series of preferred stock, the affirmative vote of at least two-thirds of the outstanding shares entitled to vote generally in the election of directors will be required to amend or repeal any provision thereof. The A&R Certificate of Incorporation also provides that, notwithstanding the foregoing, the affirmative vote of at least a majority of the then outstanding shares entitled to vote generally in the election of directors will be required to amend or repeal the provisions thereof relating to Innventure’s name, registered address or agent, or purpose.
Amendment of the Bylaws
The Bylaws provide that the Board is empowered to adopt, amend or repeal the bylaws, and will further provide that the stockholders will also have the power to adopt, amend or repeal the bylaws, provided that such action by the stockholders will require the affirmative vote of at least two-thirds of the voting power of the outstanding shares of Innventure entitled to vote generally in the election of directors.
Exclusive Forum Selection
The A&R Certificate of Incorporation provides that, unless Innventure consents in writing to the selection of an alternative forum, (a) the Court of Chancery (the “Chancery Court”) of the State of Delaware will, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action, suit or proceeding brought on behalf of Innventure, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer or stockholder of Innventure to Innventure or to Innventure’s stockholders, (iii) any action, suit or proceeding arising pursuant to any provision of the DGCL or the Bylaws or the A&R Certificate of Incorporation or (iv) any action, suit or proceeding asserting a claim against Innventure governed by the internal affairs doctrine; and (b) subject to the preceding provisions, the federal district courts of the United States will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. If any foreign action the subject matter of which is within the scope of clause (a) of the immediately preceding sentence is filed in the name of any stockholder, such stockholder will be deemed to have consented to (x) the personal jurisdiction of the state and federal courts in the State of Delaware in connection with any action brought in any such court to enforce the provisions of clause (a) above and (y) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the foreign action as agent for such stockholder. Any person purchasing or otherwise acquiring any interest in any security of Innventure will be deemed to have notice of and consented to the foregoing exclusive forum provisions. Notwithstanding the foregoing, such provisions will not apply to suits brought to enforce any liability or duty created by the Securities Act or Exchange Act, or any other claim for which the federal courts of the United States have exclusive jurisdiction.
Limitations on Liability and Indemnification of Officers and Directors
The A&R Certificate of Incorporation contains provisions that limit the liability of Innventure’s directors and officers for monetary damages to the fullest extent permitted by Delaware law. Consequently, Innventure’s directors and officers will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors or officers, provided that our certificate of incorporation will not limit the liability of:
•a director or officer for any breach of their duty of loyalty to our company or our stockholder;
•a director or officer for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•a director for unlawful payments of dividends or unlawful stock repurchases, or redemptions as provided in Section 174 of the DGCL;
•a director or officer for any transaction from which they derived an improper personal benefit; or
•an officer in any action by or in the right of Innventure.
The Bylaws provide that we will indemnify, to the fullest extent permitted by law, any person who is or was a party or is threatened to be made a party to any action, suit or proceeding, by reason of the fact that he or she is or was one of our directors or officers or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise. Our Bylaws also provide that we must advance expenses incurred by or on behalf of a director or officer in advance of the final disposition of any action or proceeding, subject to very limited exceptions.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Innventure pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
The limitation of liability, advancement and indemnification provisions in the A&R Certificate of Incorporation and the Bylaws may discourage stockholders from bringing a lawsuit against directors or officers for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit Innventure and its stockholders. In addition, your investment may be adversely affected to the extent Innventure pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information known to us regarding the beneficial ownership of our Common Stock as of October 2, 2024 (except as otherwise set forth below) by:
•each person known to us to be the beneficial owner of more than 5% of our Common Stock;
•each of our executive officers and directors; and
•all of our executive officers and directors as a group.
The following table is based on 44,602,673 shares of Common Stock outstanding as of October 2, 2024. In addition, the beneficial ownership presented below: (i) does not include Company Earnout Shares that the Innventure Members have the right to receive upon the achievement of any of the Milestones; and (ii) does not include the Sponsor Earnout Shares that the Sponsor received at Closing, subject to transfer restrictions and eventual forfeit if the Milestones are not achieved within seven years; but does include the At Risk Sponsor Shares that the Sponsor received at Closing, subject to forfeiture if the requisite amount of Additional Funds are not received, as further described in the Sponsor Support Agreement dated October 24, 2023, by and between Learn CW, Innventure LLC and the Sponsor (“Sponsor Support Agreement”), as modified by the Sponsor Support Agreement Side Letter, dated September 24, 2024.
Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. A person is a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of the security, or “investment power,” which includes the power to dispose of or to direct the disposition of the security, or the right to acquire any such power within 60 days. Shares of Common Stock which a person or group has a right to acquire within 60 days following the Closing Date pursuant to the exercise or conversion of options, warrants or other similar convertible or derivative securities are also deemed to be outstanding for the purpose of computing the percentage ownership of such person or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table.

Unless otherwise indicated by footnote, (i) the Company believes that all persons named in the table below have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them and (ii) the address of each person is c/o Innventure Inc., 6900 Tavistock Lakes Blvd, Suite 400 Orlando, FL 32827.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership	Percentage of Outstanding Shares
Directors and Executive Officers:
Roland Austrup	812,482	1.82%
James O. Donnally(1)	4,670,237	10.47%
Gregory W. Haskell	705,655	1.58%
Michael Otworth	2,552,625	5.72%
John Scott	1,531,795	3.43%
David Yablunosky	31,630	*
Suzanne Niemeyer	0	*
Bruce Brown	0	*
Elizabeth Williams	0	*
Daniel J. Hennessy	1,170,262	2.62%
Michael Amalfitano	0	*
Five Percent Holders
WE-INN LLC(2)	8,697,656	19.50%
Ascent X Innventure TC, A Series of Ascent X Innventure, LP(3)	3,167,810	7.10%
All Directors and Executive Officers as a Group (11 Individuals)	18,512,020	15.78%
__________________
*less than 1%
(1)Consists of (i) 1,405,664 shares of Common Stock held by the James O. Donnally Revocable Trust over which Mr. Donnally has sole voting and investment power, (ii) 711,717 shares of Common Stock held by the Glockner Family Venture Fund, LP (the “Glockner Family Venture Fund”) over which Mr. Donnally may be deemed to have shared voting and investment power as managing member of Bellringer Consulting Group LLC, the general partner of Glockner Family Venture Fund, and (iii) 2,552,856 shares of Common Stock that may be deemed to be beneficially owned by Mr. Donnally, which shares are held by certain trusts, including (a) 132,753 shares held by the Barbara G. Glockner Trust, for the benefit of Joseph C. Glockner; (b) 132,753 shares held by the Barbara G. Glockner Trust, for the benefit of Michael P. Glockner; (c) 132,753 shares held by the Barbara G. Glockner Trust, for the benefit of Timothy E. Glockner; (d) 700,822 shares held by the Joseph C. Glockner Revocable Trust; (e) 700,822 shares held by Michael P. Glockner Revocable Trust; (vii) 700,822 shares held by the Timothy E. Glockner Revocable Trust; (f) 3,715 shares held by the Andrew M. Glockner Revocable Trust; and (g) 48,416 shares held by the Barbara G. Glockner Revocable Trust, each of which has three trustees, Timothy Glockner, James Donnally, and Theresa Laxton, Mr. Donnally’s spouse, with shared voting power. Timothy Glockner has a life estate interest in the Barbara G. Glockner Trust fbo Timothy E. Glockner. The beneficiaries of the Barbara G. Glockner Trust fbo Timothy E. Glockner are the issue of Timothy Glockner. The beneficiaries of the Barbara G. Glockner Trust fbo Joseph C. Glockner are the issue of Joseph C. Glockner. The beneficiaries of the Barbara G. Glockner Trust fbo Michael P. Glockner are the issue of Michael P. Glockner.
(2)Greg Wasson has voting and investment power over the securities held by WE-INN LLC.
(3)Ascent X Innventure TC, A Series of Ascent X Innventure, LP is a limited partnership (“Ascent”). Voting and investment power over the shares held by Ascent is exercised by Jonathan Loeffler and Mark Pomeroy Jr. The address for Ascent is 5956 Sherry Lane, 20th Floor, Dallas, Texas 75225.

SELLING STOCKHOLDERS
This prospectus relates to the resale by the Selling Stockholders or their permitted transferees from time to time of up to 14,488,342 shares of Common Stock, which includes (i) up to 3,275,035 shares of Common Stock that may be issued upon conversion of Series B Preferred Stock, (ii) up to 4,418,307 shares of Common Stock that we may issue and sell to Yorkville, from time to time pursuant to the SEPA (without exceeding the Exchange Cap), (iii) 5,770,000 shares of Common Stock held by certain stockholders party to the A&R Registration Rights Agreement, (iv) 25,000 shares of Common Stock issued to Roth, and (v) 1,000,000 shares of Common Stock that may be issued upon exercise of the WTI Warrants.
The Selling Stockholders may from time to time offer and sell any or all of our Common Stock set forth below pursuant to this prospectus and any accompanying prospectus supplement. When we refer to the “Selling Stockholders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors, designees and others who later come to hold any of the Selling Stockholders’ interest in our Common Stock other than through a public sale. Except as otherwise described below and for the ownership of the shares of our Common Stock, the Selling Stockholders have not had any material relationship with us or our predecessors or affiliates within the past three years.
The following table sets forth, as of the date of this prospectus, the names of the Selling Stockholders, the aggregate number of shares of Common Stock beneficially owned, the aggregate number of shares of Common Stock that the Selling Stockholders may offer pursuant to this prospectus and the number of shares of Common Stock beneficially owned by the Selling Stockholders after the sale of the securities offered hereby. For purposes of the following table, we have assumed that the Selling Stockholders will have sold all of the securities covered by this prospectus upon the completion of the offering. We have based percentage ownership on 49,522,673 shares of Common Stock outstanding as of October 25, 2024.
We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the Selling Stockholders have sole voting and investment power with respect to all shares of Common Stock and Convertible Notes that they beneficially own, subject to applicable community property laws. Except as otherwise described below, based on the information provided to us by the selling securityholders, no Selling Stockholder is a broker-dealer or an affiliate of a broker dealer.
Selling Stockholder information for each additional Selling Stockholder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such Selling Stockholder’s shares pursuant to this prospectus. Any prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each Selling Stockholder and the number of shares registered on its behalf. A Selling Stockholder may sell or otherwise transfer all, some or none of such shares in this offering.
Please see the section entitled “Plan of Distribution” for further information regarding the Selling Stockholder’s method of distributing these shares.

Name of Selling Shareholder	Number of shares of Common Stock Owned Prior to Offering	Maximum Number of shares of Common Stock to be Sold Pursuant to this Prospectus	Number of shares of Common Stock Beneficially Owned After Offering	Percent of Common Stock Owned After Offering
Holders of Series B Preferred Stock
Albert Aaron and Ethel C Mason Berg(1)	14,860	14,860	─	*
Anthony and Kelly Bradshaw(2)	5,944	5,944	─	*
Christopher and Donna Corley(3)	29,719	29,719	─	*
Rakeshdeep Dhillon(4)	14,860	14,860	─	*
Gabriel Eljach(5)	29,719	29,719	─	*
James Nathan Galbreath(6)	16,346	16,346	─	*

Michael and Kristin Haughton(7)	89,157	89,157	─	*
Kaitlan Hawkins(8)	5,944	5,944	─	*
Dr. Chi Lim(9)	14,860	14,860	─	*
Brentton Lindsey(10)	59,438	59,438	─	*
Vikash Patel(11)	14,860	14,860	─	*
Charles Alan Runyan(12)	89,157	89,157	─	*
Matthew and Holly Sellers(13)	22,290	22,290	─	*
Frank M Shaw(14)	29,719	29,719	─	*
Clifton Simmons(15)	89,157	89,157	─	*
Commonwealth Asset Management Global Macro Master Fund Ltd(16)	2,228,922	2,228,922	─	*
Javid Mu'az Baksh Living Trust dated December 9, 2014(17)	29,719	29,719	─	*
SP3 Investments LLC(18)	29,719	29,719	─	*
TDC Ventures, LP(19)	148,595	148,595	─	*
The Irrevocable Aloha Trust(20)	297,190	297,190	─	*
William J Stephan Revocable Trust(21)	14,860	14,860	─	*
SEPA
YA II PN, Ltd.(22)	4,418,307	4,418,307	─	*
A&R Registration Rights Agreement
The 2011 Jonathan R. Goldman and Anuranjita Tewary Revocable Trust(23)	30,000	30,000	─	*
Daniel H. Stern(24)	30,000	30,000	─	*
Peter Relan(25)	30,000	30,000	─	*
Ellen Levy(26)	30,000	30,000	─	*
Daniel Hennessy(27)	1,170,262	1,170,262	─	*
Nicholas Petruska(28)	877,697	877,697	─	*
Daniel Zlotnitsky(29)	585,131	585,131	─	*
Greg Ethridge(30)	292,566	292,566	─	*
CWAM LC Sponsor LLC(31)	2,724,344	2,724,344	─	*
Other
Roth Capital Partners, LLC(32)	25,000	25,000	─	*
___________________
*less than 1%
(1)Consists of shares of Common Stock issuable upon conversion of 5,000 shares of Series B Preferred Stock originally issued to the Selling Stockholder and shares of Common Stock issuable upon conversion of shares of Series B Preferred Stock to be issued as dividends. Based on information provided to us, the Selling Stockholder acquired the shares being registered hereunder in the ordinary course of business, and at the time of the acquisition of the shares, the Selling Stockholder did not have any agreements or understandings with any person to distribute such shares. The business address of the listed Selling Stockholder is 511 Dallas Rd., Greenville, South Carolina 29607.
(2)Consists of shares of Common Stock issuable upon conversion of 2,000 shares of Series B Preferred Stock originally issued to the Selling Stockholders and shares of Common Stock issuable upon conversion of shares of Series B Preferred Stock to be issued as dividends. Based on information provided to us, the Selling Stockholders acquired the shares being registered hereunder in the ordinary course of business, and at the time of the acquisition of the shares, the Selling Stockholders did not have any agreements or understandings with any person to distribute such shares. Mr. Anthony Bradshaw and Mrs. Kelly Bradshaw share voting and investment power over the shares. The business address of the listed Selling Stockholders is 3100 Kingsbarns Dr., Flower Mound, Texas 75028.
(3)Consists of shares of Common Stock issuable upon conversion of 10,000 shares of Series B Preferred Stock originally issued to the Selling Stockholders and shares of Common Stock issuable upon conversion of shares of Series B Preferred Stock to be issued as dividends. Based on information provided to us, the Selling Stockholders acquired the shares being registered hereunder in the ordinary course of business, and at the time of the acquisition of the shares, the Selling Stockholders did not have any agreements or understandings with any person to distribute such shares. Mr. Christopher Corley and Mrs. Donna Corley share voting and investment power over the shares. The business address of the listed Selling Stockholder is 1001 Moore Road, Greenville, South Carolina 29615.

(4)Consists of shares of Common Stock issuable upon conversion of 5,000 shares of Series B Preferred Stock originally issued to the Selling Stockholder and shares of Common Stock issuable upon conversion of shares of Series B Preferred Stock to be issued as dividends. Based on information provided to us, the Selling Stockholder acquired the shares being registered hereunder in the ordinary course of business, and at the time of the acquisition of the shares, the Selling Stockholder did not have any agreements or understandings with any person to distribute such shares. The business address of the listed Selling Stockholder is 110 Antigua Way, Greer, South Carolina 29650.
(5)Consists of shares of Common Stock issuable upon conversion of 5,000 shares of Series B Preferred Stock originally issued to the Selling Stockholder and shares of Common Stock issuable upon conversion of shares of Series B Preferred Stock to be issued as dividends. Based on information provided to us, the Selling Stockholder acquired the shares being registered hereunder in the ordinary course of business, and at the time of the acquisition of the shares, the Selling Stockholder did not have any agreements or understandings with any person to distribute such shares. The business address of the listed Selling Stockholder is 8895 Northwest 99th Court, Miami, Florida 33178.
(6)Consists of shares of Common Stock issuable upon conversion of 5,500 shares of Series B Preferred Stock originally issued to the Selling Stockholder and shares of Common Stock issuable upon conversion of shares of Series B Preferred Stock to be issued as dividends. Based on information provided to us, the Selling Stockholder acquired the shares being registered hereunder in the ordinary course of business, and at the time of the acquisition of the shares, the Selling Stockholder did not have any agreements or understandings with any person to distribute such shares. The business address of the listed Selling Stockholder is 20 Boxwood Lane, Greenville, South Carolina 29601.
(7)Consists of shares of Common Stock issuable upon conversion of 30,000 shares of Series B Preferred Stock originally issued to the Selling Stockholder and shares of Common Stock issuable upon conversion of shares of Series B Preferred Stock to be issued as dividends. Based on information provided to us, the Selling Stockholders acquired the shares being registered hereunder in the ordinary course of business, and at the time of the acquisition of the shares, the Selling Stockholders did not have any agreements or understandings with any person to distribute such shares. Michael Haughton and Kristin Haughton share voting and investment power over the shares. The business address of the listed Selling Stockholders is 304 Welling Circle, Greenville, South Carolina 29607.
(8)Consists of shares of Common Stock issuable upon conversion of 2,000 shares of Series B Preferred Stock originally issued to the Selling Stockholder and shares of Common Stock issuable upon conversion of shares of Series B Preferred Stock to be issued as dividends. Based on information provided to us, the Selling Stockholder acquired the shares being registered hereunder in the ordinary course of business, and at the time of the acquisition of the shares, the Selling Stockholder did not have any agreements or understandings with any person to distribute such shares. The business address of the listed Selling Stockholder is 214 Stewart Street, Greenville, South Carolina 29605.
(9)Consists of shares of Common Stock issuable upon conversion of 5,000 shares of Series B Preferred Stock originally issued to the Selling Stockholder and shares of Common Stock issuable upon conversion of shares of Series B Preferred Stock to be issued as dividends. Based on information provided to us, the Selling Stockholder acquired the shares being registered hereunder in the ordinary course of business, and at the time of the acquisition of the shares, the Selling Stockholder did not have any agreements or understandings with any person to distribute such shares. The business address of the listed Selling Stockholder is 514 Adaliz Way, Greer, South Carolina 29651.
(10)Consists of shares of Common Stock issuable upon conversion of 20,000 shares of Series B Preferred Stock originally issued to the Selling Stockholder and shares of Common Stock issuable upon conversion of shares of Series B Preferred Stock to be issued as dividends. Based on information provided to us, the Selling Stockholder acquired the shares being registered hereunder in the ordinary course of business, and at the time of the acquisition of the shares, the Selling Stockholder did not have any agreements or understandings with any person to distribute such shares. The business address of the listed Selling Stockholder is 1411-D Laurens Road, Greenville, South Carolina 29607.
(11)Consists of shares of Common Stock issuable upon conversion of 5,000 shares of Series B Preferred Stock originally issued to the Selling Stockholder and shares of Common Stock issuable upon conversion of shares of Series B Preferred Stock to be issued as dividends. Based on information provided to us, the Selling Stockholder acquired the shares being registered hereunder in the ordinary course of business, and at the time of the acquisition of the shares, the Selling Stockholder did not have any agreements or understandings with any person to distribute such shares. The business address of the listed Selling Stockholder is 800 North Main Street, Greenville, South Carolina 29609.
(12)Consists of shares of Common Stock issuable upon conversion of 30,000 shares of Series B Preferred Stock originally issued to the Selling Stockholder and shares of Common Stock issuable upon conversion of shares of Series B Preferred Stock to be issued as dividends. Based on information provided to us, the Selling Stockholder acquired the shares being registered hereunder in the ordinary course of business, and at the time of the acquisition of the shares, the Selling Stockholder did not have any agreements or understandings with any person to distribute such shares. The business address of the listed Selling Stockholder is 18 Tuxedo Drive, Beaufort, South Carolina 29907.
(13)Consists of shares of Common Stock issuable upon conversion of 7,500 shares of Series B Preferred Stock originally issued to the Selling Stockholder and shares of Common Stock issuable upon conversion of shares of Series B Preferred Stock to be issued as dividends. Based on information provided to us, the Selling Stockholders acquired the shares being registered hereunder in the ordinary course of business, and at the time of the acquisition of the shares, the Selling Stockholders did not have any agreements or understandings with any person to distribute such shares. Matthew Sellers and Holly Sellers share voting and investment power over the shares. The business address of the listed Selling Stockholders is 306 Crescent Avenue, Greenville, South Carolina 29605.
(14)Consists of shares of Common Stock issuable upon conversion of 10,000 shares of Series B Preferred Stock originally issued to the Selling Stockholder and shares of Common Stock issuable upon conversion of shares of Series B Preferred Stock to be issued as dividends. Based on information provided to us, the Selling Stockholder acquired the shares being registered hereunder in the ordinary course of business, and at the time of the acquisition of the shares, the Selling Stockholder did not have any agreements or understandings with any person to distribute such shares. The business address of the listed Selling Stockholder is 18 Abington Hall Court, Greer, South Carolina 29650.
(15)Consists of shares of Common Stock issuable upon conversion of 30,000 shares of Series B Preferred Stock originally issued to the Selling Stockholder and shares of Common Stock issuable upon conversion of shares of Series B Preferred Stock to be issued as dividends. Based on information provided to us, the Selling Stockholder acquired the shares being registered hereunder in the ordinary course of business, and at the time of the acquisition of the shares, the Selling Stockholder did not have any agreements or understandings with any person to distribute such shares. The business address of the listed Selling Stockholder is 207 Kaplan Koru Place, Inman, South Carolina 29349.
(16)Consists of shares of Common Stock issuable upon conversion of 750,000 shares of Series B Preferred Stock originally issued to the Selling Stockholder and shares of Common Stock issuable upon conversion of shares of Series B Preferred Stock to be issued as dividends. Based on information provided to us, the Selling Stockholder acquired the shares being registered hereunder in the ordinary course of business, and at the time of the acquisition of the shares, the Selling Stockholder did not have any agreements or understandings with any person to distribute such shares. Mr. Adam Fisher is the Founder and Chief Investment Officer of Commonwealth Asset Management LP, which is the investment manager of the Selling Stockholder. The business address of the listed Selling Stockholder is 11755 Wilshire Boulevard, Suite 2320, Los Angeles, California 90025. Mr. Fisher served on the board of directors of Learn CW and as Learn CW’s President.
(17)Consists of shares of Common Stock issuable upon conversion of 10,000 shares of Series B Preferred Stock originally issued to the Selling Stockholder and shares of Common Stock issuable upon conversion of shares of Series B Preferred Stock to be issued as dividends. Based on information provided to us, the Selling Stockholder acquired the shares being registered hereunder in the ordinary course of business, and at the time of the acquisition of the shares, the Selling Stockholder did not have any agreements or understandings with any person to distribute such shares. Mr. Javid Baksh serves as the trustee for the Selling Stockholder and, accordingly, may be deemed to have voting and investment power over the shares. The business address of the listed Selling Stockholder is 11 Promenade Drive, Greenville, South Carolina 29609.
(18)Consists of shares of Common Stock issuable upon conversion of 10,000 shares of Series B Preferred Stock originally issued to the Selling Stockholder and shares of Common Stock issuable upon conversion of shares of Series B Preferred Stock to be issued as dividends. Based on information provided to us, the Selling Stockholder acquired the shares being registered hereunder in the ordinary course of business, and at the time of the acquisition of the shares, the Selling Stockholder did not have any agreements or understandings with any person to distribute such shares. Messrs. William Stephan, Vikash Patel, Phillip Mitchum and Mihir Patel are the owners of the listed Selling Stockholder and share voting and investment power over the shares. The business address of the listed Selling Stockholder is 300 Ryans Run Court, Greenville, South Carolina 29615.
(19)Consists of shares of Common Stock issuable upon conversion of 50,000 shares of Series B Preferred Stock originally issued to the Selling Stockholder and shares of Common Stock issuable upon conversion of shares of Series B Preferred Stock to be issued as dividends. Based on information provided to us, the Selling Stockholder acquired the shares being registered hereunder in the ordinary course of business, and at the time of the acquisition of the shares, the Selling Stockholder did not have any agreements or understandings with any person to distribute such shares. Mr. Todd Carlson is the President of the Selling Stockholder and may be deemed to have voting and investment power over the shares. The business address of the listed Selling Stockholder is 4581 Brynwood Drive, Naples, Florida 34119.
(20)Consists of shares of Common Stock issuable upon conversion of 100,000 shares of Series B Preferred Stock originally issued to the Selling Stockholder and shares of Common Stock issuable upon conversion of shares of Series B Preferred Stock to be issued as dividends. Based on information provided to us, the Selling Stockholder acquired the shares being registered hereunder in the ordinary course of business, and at the time of the acquisition of the shares, the Selling Stockholder did not have any agreements or understandings with any person to distribute such shares. Ms. Marianne Hellauer serves as the trustee for the Selling Stockholder and, accordingly, may be deemed to have voting and investment power over the shares. The business address of the listed Selling Stockholder is 750 E. Pratt Street, Suite 900, Baltimore, Maryland 21202.
(21)Consists of shares of Common Stock issuable upon conversion of 5,000 shares of Series B Preferred Stock originally issued to the Selling Stockholder and shares of Common Stock issuable upon conversion of shares of Series B Preferred Stock to be issued as dividends. Based on information provided to us, the Selling Stockholder acquired the shares being registered hereunder in the ordinary course of business, and at the time of the acquisition of the shares, the Selling Stockholder did not have any agreements or understandings with any person to distribute such shares. Mr. William Stephan serves as the trustee for the Selling Stockholder and, accordingly, may be deemed to have voting and investment power over the shares. The business address of the listed Selling Stockholder is 300 Ryans Run Court, Greenville, South Carolina 29615.
(22)Consists of up to 4,418,307 shares of Common Stock that may be issued to Yorkville pursuant to the SEPA without exceeding the Exchange Cap. Based on information provided to us, the Selling Stockholder acquired the shares being registered hereunder in the ordinary course of business, and at the time of the acquisition of the shares, the Selling Stockholder did not have any agreements or understandings with any person to distribute such shares. The business address of the listed Selling Stockholder is c/o Mark Angelo, 1012 Springfield Avenue, Mountainside, New Jersey, 07092.
(23)Consists of 30,000 shares of Common Stock registrable pursuant to the A&R Registration Rights Agreement. Based on information provided to us, the Selling Stockholder acquired the shares being registered hereunder in the ordinary course of business, and at the time of the acquisition of the shares, the Selling Stockholder did not have any agreements or understandings with any person to distribute such shares. Anuranjita Tewary and Jonathan R. Goldman are the trustees of the Selling Stockholder and share voting power and investment power over the shares held by the Selling Stockholder. The business address of the listed Selling Stockholder is PO Box 429 PMB 80399, San Jose, California 95103. Ms. Tewary served as a director of Learn CW.
(24)Consists of 30,000 shares of Common registrable pursuant to the A&R Registration Rights Agreement. Based on information provided to us, the Selling Stockholder acquired the shares being registered hereunder in the ordinary course of business, and at the time of the acquisition of the shares, the Selling Stockholder did not have any agreements or understandings with any person to distribute such shares. The business address of the listed Selling Stockholder is 317 South Burlingame Avenue, Los Angeles, California 90049. Mr. Stern served as a director of Learn CW.
(25)Consists of 30,000 shares of Common Stock registrable pursuant to the A&R Registration Rights Agreement. Based on information provided to us, the Selling Stockholder acquired the shares being registered hereunder in the ordinary course of business, and at the time of the acquisition of the shares, the Selling Stockholder did not have any agreements or understandings with any person to distribute such shares. The business address of the listed Selling Stockholder is 11755 Wilshire Boulevard, Suite 2320, Los Angeles, California 90025. Mr. Relan served as a director of Learn CW.
(26)Consists of 30,000 shares of Common Stock registrable pursuant to the A&R Registration Rights Agreement. Based on information provided to us, the Selling Stockholder acquired the shares being registered hereunder in the ordinary course of business, and at the time of the acquisition of the shares, the Selling Stockholder did not have any agreements or understandings with any person to distribute such shares. The business address of the listed Selling Stockholder is 325 Sharon Park Drive #819, Menlo Park, California 94025. Ms. Levy served as a director of Learn CW.
(27)Consists of 1,170,262 shares of Common Stock registrable pursuant to the A&R Registration Rights Agreement. Based on information provided to us, the Selling Stockholder acquired the shares being registered hereunder in the ordinary course of business, and at the time of the acquisition of the shares, the Selling Stockholder did not have any agreements or understandings with any person to distribute such shares. The business address of the listed Selling Stockholder is 6900 Tavistock Lakes Blvd, Suite 400, Orlando, Florida 32827.

(28)Consists of 877,697 shares of Common Stock registrable pursuant to the A&R Registration Rights Agreement. Based on information provided to us, the Selling Stockholder acquired the shares being registered hereunder in the ordinary course of business, and at the time of the acquisition of the shares, the Selling Stockholder did not have any agreements or understandings with any person to distribute such shares. The business address of the listed Selling Stockholder is 500 E Broward Blvd, Suite 1710, Fort Lauderdale, Florida 33394.
(29)Consists of 585,131 shares of Common Stock registrable pursuant to the A&R Registration Rights Agreement. Based on information provided to us, the Selling Stockholder acquired the shares being registered hereunder in the ordinary course of business, and at the time of the acquisition of the shares, the Selling Stockholder did not have any agreements or understandings with any person to distribute such shares. The business address of the listed Selling Stockholder is 500 E Broward Blvd, Suite 1710, Fort Lauderdale, Florida 33394.
(30)Consists of 292,566 shares of Common Stock registrable pursuant to the A&R Registration Rights Agreement. Based on information provided to us, the Selling Stockholder acquired the shares being registered hereunder in the ordinary course of business, and at the time of the acquisition of the shares, the Selling Stockholder did not have any agreements or understandings with any person to distribute such shares. The business address of the listed Selling Stockholder is 500 E Broward Blvd, Suite 1710, Fort Lauderdale, Florida 33394.
(31)Consists of 2,724,344 shares of Common Stock registrable pursuant to the A&R Registration Rights Agreement. Based on information provided to us, the Selling Stockholder acquired the shares being registered hereunder in the ordinary course of business, and at the time of the acquisition of the shares, the Selling Stockholder did not have any agreements or understandings with any person to distribute such shares. The Selling Stockholder was the Sponsor of Learn CW and is owned by CWAM Investors LLC and Learn Capital, LLC. Each of Messrs. Adam Fisher and Alan Howard (indirectly through their respective investment vehicles) is a member of CWAM Investors LLC. Mr. Robert Hutter is the sole member of Learn Capital, LLC. The non-member manager of the Sponsor is ABF Manager LLC. Mr. Fisher is the sole member of ABF Manager LLC. Accordingly, Messrs. Hutter, Fisher and Howard each may be deemed to indirectly beneficially own the shares directly beneficially owned by the Selling Stockholder. Messrs. Hutter, Fisher, and Howard served on the board of directors of Learn CW and Messrs. Hutter and Fisher served as Learn CW’s Chief Executive Officer and President, respectively. The business address of the listed Selling Stockholder is 11755 Wilshire Boulevard, Suite 2320, Los Angeles, California 90025.
(32)Consists of 25,000 shares of Common Stock issuable pursuant to the Roth Letter Agreement. Based on information provided to us, the Selling Stockholder acquired the shares being registered hereunder in the ordinary course of business, and at the time of the acquisition of the shares, the Selling Stockholder did not have any agreements or understandings with any person to distribute such shares. The business address of the listed Selling Stockholder is 888 San Clemente Drive, Suite 400, Newport Beach, California 92660.

SHARES ELIGIBLE FOR FUTURE SALE
The Company has 250,000,000 shares of Common Stock authorized and, as of October 25, 2024, 49,522,673 shares of Common Stock are issued and outstanding. The Company also has 25,000,000 shares of preferred stock authorized. Of the 25,000,000 shares of preferred stock authorized, 3,000,000 shares have been designated as “Series B Preferred Stock.” As of October 25, 2024, 1,102,000 shares of Series B Preferred Stock are issued and outstanding.
All of the shares of Common Stock issued in connection with the Business Combination are freely transferable under the Securities Act by persons other than by the Company’s “affiliates” or Learn CW’s “affiliates” without restriction or further registration under the Securities Act. In addition, certain Innventure LLC members are subject to certain transfer restrictions specified in the A&R Certificate of Incorporation with respect to a portion of their Common Stock, which may not be freely traded or sold until April 1, 2025, which is 180 days after the closing of the Business Combination.
Sales of substantial amounts of Common Stock in the public market could adversely affect prevailing market prices of the Common Stock. Prior to the Business Combination, there was no public market for the Common Stock.
Registration Rights
Pursuant to the A&R Registration Right Agreement, Innventure is required to file a registration statement within 45 days after the consummation of the Business Combination registering the number of shares of Common Stock to permit the public resale of the Registrable Securities (as defined in the A&R Registration Right Agreement) held by the holders thereto and use commercially reasonable efforts to have the registration statement declared effective and to maintain the effectiveness of such registration statement.
The Company has further agreed to file a registration statement with the SEC to permit the public resale of the shares of Common Stock issued to the Series B Investors, WTI Fund X, LLC and WTI Fund XI, LLC, Yorkville, and Roth pursuant to the Series B Investment Agreements, the Registration Rights Agreement, dated October 22, 2024, by and among the Company and WTI Fund X, LLC and WTI Fund XI, LLC (the “WTI RRA”), the SEPA, and the Roth Letter Agreement, respectively.
The registration statement of which this prospectus forms a part is registering securities of the Company pursuant to the A&R Registration Right Agreement, the WTI RRA, the SEPA, and the Roth Letter Agreement, respectively, held by certain Company equity holders, each identified as a Selling Stockholder herein. The aggregate number of shares of Common Stock that will be entitled to registration under the A&R Registration Right Agreement, the WTI RRA, the SEPA (giving effect to the Exchange Cap), and the Roth Letter Agreement is approximately 14,488,342.
Lock-up Agreements
In connection with the execution of the Business Combination Agreement, certain insiders of Innventure LLC (each, a “Lock-Up Party”) entered into lock-up agreements (the “Lock-Up Agreements”) with the Company, pursuant to which such persons agreed, subject to certain customary exceptions, not to (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise transfer, dispose of or agree to transfer or dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder, any shares of Common Stock, or any securities convertible into, exercisable for, exchangeable for or that represent the right to receive any shares of Common Stock (collectively, the “Restricted Shares”), currently owned or acquired after the date of the applicable Lock-Up Agreement, that is owned directly by such Lock-Up Party (including securities held as custodian) or with respect to which such Lock-Up Party has beneficial ownership within the rules and regulations of the SEC, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Restricted Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii) for a period ending upon the earlier of (A) the expiration of one year after the Closing, and (B) subsequent to the Closing, (i) if the closing price of Common Stock equals or exceeds $12.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing, or (ii) the date which Innventure completes a merger, liquidation, stock exchange, reorganization or other similar transaction after the Closing that results in all of the public stockholders of Innventure having the right to exchange their Common Stock for cash securities or other property.
On October 7, 2021, Learn CW entered into a letter agreement dated October 7, 2021, by and among Learn CW and its officers, directors, director nominees, and the Sponsor (the “Original Sponsor Letter Agreement”), pursuant to which, among other things and in relevant part, the parties are subject to a lock-up on sales of their Common Stock until one year after the completion of the Business Combination or (b) subsequent to the Business Combination, (x) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the Company’s shareholders having the right to exchange their shares of Common Stock for cash, securities or other property or (y) if the closing price of the Common Stock equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and other similar transactions) for any twenty (20) trading days within any 30-trading day period commencing at least 150 days after the Business Combination. Any of their Innventure Warrants and shares of Common Stock underlying such warrants are also locked up until thirty (30) days after the completion of the Business Combination.
Rule 144
Subject to the further restrictions described below under “Restrictions on the Use of Rule 144 for Securities of Shell Companies or Former Shell Companies,” pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted Common Stock or Innventure Warrants for at least six (6) months would be entitled to sell their securities provided that (i) such person is not deemed to have been an affiliate of Innventure at the time of, or at any time during the three (3) months preceding, a sale and (ii) Innventure is subject to the Exchange Act periodic reporting requirements for at least three (3) months before the sale and has filed all required reports under Section 13 or 15(d) of the Exchange Act during the twelve (12) months (or such shorter period as Innventure was required to file reports) preceding the sale.
Persons who have beneficially owned restricted shares of Common Stock or Innventure Warrants for at least six months but who are affiliates of Innventure at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:
•one percent (1%) of the total number of Common Stock then outstanding; or
•the average weekly reported trading volume of Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.
Sales by affiliates of Innventure under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about Innventure.
Restrictions on the Use of Rule 144 for Securities of Shell Companies or Former Shell Companies
Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:
•the issuer of the securities that was formerly a shell company has ceased to be a shell company;
•the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;
•the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding twelve months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.
As a result, although Innventure is a new registrant, shares of Common Stock and Innventure Warrants may not be eligible for sale pursuant to Rule 144 without registration until October 9, 2025—one year from the time that Innventure filed current Form 10 type information with the SEC.
Innventure is no longer a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.
Rule 701
In general, under Rule 701 of the Securities Act as currently in effect, each of Innventure’s employees, consultants or advisors who purchased equity shares from Innventure in connection with a compensatory stock plan or other written agreement executed prior to the completion of the Business Combination is eligible to resell those equity shares in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144. However, the Rule 701 shares remain subject to lock-up arrangements and only become eligible for sale when the lock-up period expires.

PLAN OF DISTRIBUTION
We are registering the resale by the Selling Stockholders or their permitted transferees of up to 14,488,342 shares of Common Stock, which includes (i) up to 3,275,035 shares of Common Stock that may be issued upon conversion of Series B Preferred Stock, (ii) up to 4,418,307 shares of Common Stock that we may issue and sell to Yorkville, from time to time pursuant to the SEPA (without exceeding the Exchange Cap), (iii) 5,770,000 shares of Common Stock held by certain stockholders party to the A&R Registration Rights Agreement, (iv) 25,000 shares of Common Stock issued to Roth, and (v) 1,000,000 shares of Common Stock that may be issued upon exercise of the WTI Warrants.
Our Common Stock is listed on NASDAQ under the symbol “INV.”
Each Selling Stockholder of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal trading market for such securities or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling securities:
•ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•an exchange distribution in accordance with the rules of the applicable exchange;
•privately negotiated transactions;
•in underwritten transactions;
•settlement of short sales;
•in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;
•through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•distribution to members, limited partners or stockholders of Selling Stockholders;
•“at the market” or through market makers or into an existing market for the shares;
•a combination of any such methods of sale; or
•any other method permitted pursuant to applicable law.
The Selling Stockholders may also sell securities under Rule 144 under the Securities Act, provided that the Selling Stockholders meet the criteria and conform to the requirements of that rule, or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.
Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the Subscriber of securities, from the Subscriber) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with applicable FINRA rules.

In connection with the sale of the securities or interests therein, the Selling Stockholders may enter into hedging transactions with broker- dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).
The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.
The Company is required to pay certain fees and expenses incident to the registration of the shares of Company Common Stock to be offered and sold pursuant to this prospectus by the Selling Stockholders. The Company has also agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act or the Exchange Act. The Selling Stockholders will bear all commissions and discounts, if any, attributable to their sale of securities. Additionally, in certain underwritten offerings, the Selling Stockholders and the Company shall bear the expenses of the underwriter pro rata in proportion to the respective amount of shares of Common Stock each is selling in such offering.
With respect to the Selling Stockholders under the A&R Registration Rights Agreement and the WTI RRA, the Company has agreed to keep this prospectus effective and in compliance with the Securities Act until the earlier of (i) such time as there are no longer any registrable securities under such agreements or (ii) the tenth-year anniversary of such agreement. The Company has also agreed to keep this prospectus effective and in compliance with the Securities Act until such time as there are no longer any registrable securities under the Roth Letter Agreement or until the one-year anniversary of such agreement and to keep this prospectus effective and in compliance with the Securities Act until the expiration of the SEPA.
Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each Subscriber at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).
Certain of our stockholders have entered into lock-up agreements. See “Shares Eligible For Future Sale—Lock-up Agreements.”

EXPERTS
The consolidated financial statements of Innventure LLC as of and for the years ended December 31, 2023 and 2022 included in this prospectus and in the registration statement of which this prospectus forms a part have been so included in reliance on the report of BDO USA, P.C., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The report on the consolidated financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.
The financial statements for Learn CW Investment Corporation as of and for the years ended December 31, 2023 and 2022 appearing in this prospectus have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph relating to substantial doubt about the ability of Learn CW Investment Corporation to continue as a going concern) appearing elsewhere in this prospectus, and are included in reliance on such report given on the authority of such firm as experts in auditing and accounting.
LEGAL MATTERS
Jones Day will pass upon certain legal matters for us in connection with the securities offered by this prospectus.
WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of our Common Stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, some of which is contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and our Common Stock, we refer you to the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document is not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement is this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The SEC maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

INDEX TO FINANCIAL STATEMENTS
LEARN CW INVESTMENT CORPORATION
Innventure LLC and Subsidiaries

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Shareholders and Board of Directors of
Learn CW Investment Corporation
Opinion on the Financial Statements
We have audited the accompanying balance sheets of Learn CW Investment Corporation (the “Company”) as of December 31, 2023 and 2022, the related statements of operations, changes in shareholders’ deficit and cash flows for each of the two years in the period ended December 31, 2023, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2023, in conformity with accounting principles generally accepted in the United States of America.
Explanatory Paragraph – Going Concern
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 1 to the financial statements, the Company is a Special Purpose Acquisition Corporation that was formed for the purpose of completing a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities on or before October 13, 2024. The Company entered into a business combination agreement with a business combination target on October 24, 2023; however, the completion of this transaction is subject to the approval of the Company’s stockholders among other conditions. There is no assurance that the Company will obtain the necessary approvals, satisfy the required closing conditions, raise the additional capital it needs to fund its operations, and complete the transaction prior to April 13, 2024, if at all. The Company also has no approved plan in place to extend the business combination deadline and fund operations for any period of time after October 13, 2024, in the event that it is unable to complete a business combination by that date. These matters raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans with regard to these matters are also described in Note 1. The financial statements do not include any adjustments that may be necessary should the Company be unable to continue as a going concern.
Basis for Opinion
These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ Marcum LLP
Marcum LLP
We have served as the Company’s auditor since 2021.
New York, NY
April 4, 2024

LEARN CW INVESTMENT CORPORATION
BALANCE SHEETS

	December 31, 2023	December 31, 2022
ASSETS
Current Assets
Cash	$116,234	$748,857
Prepaid expenses	602,682	581,408
Total current assets	718,916	1,330,265
Assets Held in Trust Account	100,304,232	235,578,275
Total assets	$101,023,148	$236,908,540

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current Liabilities
Accounts payable and accrued expenses	5,985,161	1,041,776
Shareholder redemption payable	249,339	—
Deferred credits	400,000	—
Total current liabilities	6,634,500	1,041,776
Deferred Underwriter’s Fee Payable	—	9,780,500
Convertible Promissory Note – Related Party	2,439,000	1,050,000
Warrant liabilities	372,920	1,118,760
Total liabilities	$9,446,420	$12,991,036
COMMITMENTS & CONTINGENCIES (NOTE 6)
Class A ordinary shares; 9,338,421 and 23,000,000 shares at redemption value of $10.71 per share and $10.24 per share at December 31, 2023 and 2022, respectively	100,054,892	235,578,275

Shareholders’ Deficit
Preferred shares, $0.0001 par value; 1,000,000 shares authorized; none outstanding	—	—
Class A ordinary shares, $0.0001 par value; 200,000,000 shares authorized; none outstanding (excluding 23,000,000 subject to possible redemption) at December 31, 2023 and 2022	—	—
Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized; 5,750,000 shares issued and outstanding at December 31, 2023 and 2022	575	575
Additional paid in capital	—	—
Accumulated Deficit	(8,478,739)	(11,661,346)
Total Shareholders’ Deficit	(8,478,164)	(11,660,771)
TOTAL LIABILITIES AND SHAREHOLDERS’ DEFICIT	$101,023,148	$236,908,540
See accompanying notes to the financial statements.

LEARN CW INVESTMENT CORPORATION
STATEMENTS OF OPERATIONS

	For the year ended December 31, 2023	For the year ended December 31, 2022
Formation costs and other operating expenses	$6,204,223	$1,802,357
Loss from operations	(6,204,223)	(1,802,357)
Other Income:
Interest income	8,809,032	3,274,564
Gain on settlement of deferred underwriting fees	556,743	—
Change in fair value of warrant liabilities	745,840	8,419,283
Net income	$3,907,392	$9,891,490
Weighted average shares outstanding of Class A ordinary shares	23,000,000	23,000,000
Basic and diluted net income per share, Class A ordinary shares	$0.14	$0.34
Weighted average shares outstanding of Class B ordinary shares	5,750,000	5,750,000
Basic and diluted net income per share, Class B ordinary shares	$0.14	$0.34
See accompanying notes to the financial statements.

LEARN CW INVESTMENT CORPORATION
STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT
FOR THE YEAR ENDED DECEMBER 31, 2023

	Class B Ordinary Shares		Additional Paid in Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Shares	Amount
Balance – January 1, 2023	5,750,000	$575	$—	$(11,661,346)	$(11,660,771)
Accretion of Class A shares subject to possible redemption	—	—	—	(9,948,542)	(9,948,542)
Gain on settlement of underwriting fees	—	—	—	9,223,757	9,223,757
Net income	—	—	—	3,907,392	3,907,392
Balance – December 31, 2023	5,750,000	$575	$—	$(8,478,739)	$(8,478,164)
FOR THE YEAR ENDED DECEMBER 31, 2022

	Class B Ordinary shares		Additional Paid in Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Shares	Amount
Balance – January 1, 2022	5,750,000	$575	$—	$(18,274,560)	$(18,273,985)
Accretion of Class A shares subject to possible redemption	—	—	—	(3,278,276)	(3,278,276)
Net income	—	—	—	9,891,490	9,891,490
Balance – December 31, 2022	5,750,000	$575	$—	$(11,661,346)	$(11,660,771)
See accompanying notes to the financial statements.

LEARN CW INVESTMENT CORPORATION
STATEMENTS OF CASH FLOWS

	For the year ended December 31, 2023	For the year ended December 31, 2022
Cash flow from operating activities:
Net income	$3,907,392	$9,891,490
Adjustments to reconcile net income to net cash used in operating activities:
Income earned on investments in Trust Account	(8,808,542)	—
Change in fair value of warrant liabilities	(745,840)	(8,419,283)
Gain on settlement of deferred underwriting fees	(556,743)	—
Interest earned on marketable securities held in Trust Account	—	(3,274,564)
Changes in operating assets and liabilities:
Prepaid expenses	(21,274)	692,444
Accounts payable and accrued expenses	4,943,384	571,407
Deferred credits	400,000	—
Net cash used in operating activities	$(881,623)	$(538,506)

Cash flow from investing activities:
Investment of cash in Trust Account	(1,140,000)	—
Cash withdrawn from Trust Account in connection with redemption	145,222,585	—
Net cash provided by investing activities	$144,082,585	$—

Cash flows from financing activities:
Proceeds from convertible promissory note – related party	1,445,000	1,050,000
Repayment of promissory note - related party	(56,000)	—
Redemption of ordinary shares	(145,222,585)	—
Net cash (used in) provided by financing activities	$(143,833,585)	$1,050,000
Net change in cash	(632,623)	511,494
Cash at the beginning of the period	748,857	237,363
Cash at the end of the period	$116,234	$748,857
Supplemental Disclosure of Non-Cash Investing and Financing Activities:
Accretion of Class A ordinary shares subject to possible redemption	$9,948,542	$3,278,276
Gain on settlement of underwriting fees	$9,223,757	$—
Shareholder redemption payable	$249,339	$—
See accompanying notes to the financial statements.

LEARN CW INVESTMENT CORPORATION
NOTES TO FINANCIAL STATEMENTS
NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS
Learn CW Investment Corporation (the “Company”) is a blank check company incorporated in the Cayman Islands on February 2, 2021. The Company was formed for the purpose of effectuating a merger, capital share exchange, asset acquisition, share purchase, reorganization, or other similar business combination with one or more businesses (the “Business Combination”). The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.
As of December 31, 2023, the Company had not yet commenced any operations. All activity for the period February 2, 2021 (inception) through December 31, 2023, related to the Company’s formation and the initial public offering (the “Initial Public Offering”), identifying a target for a Business Combination, and activities in connection with the Company’s proposed business combination with Innventure LLC (“Innventure”). The Company will not generate any operating revenues until after the completion of its initial business combination, at the earliest. The Company generates non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering and change in fair value of warrant liabilities. The Company has selected December 31 as its fiscal year end.
The registration statement for the Company’s Initial Public Offering was declared effective on October 7, 2021. On October 13, 2021, the Company consummated the Initial Public Offering of 23,000,000 units (the “Units”), which included 3,000,000 units issued pursuant to the exercise by the underwriter of its over-allotment option. Each Unit consists of one Class A ordinary share of the Company, $0.0001 par value per share (the “Class A Ordinary Shares”), and one-half of one redeemable warrant of the Company (the “Public Warrants”), each whole Public Warrant entitling the holder thereof to purchase one Class A ordinary share at an exercise price of $11.50 per share. The Units were sold at an offering price of $10.00 per Unit, generating gross proceeds of $230,000,000.
Substantially concurrently with the closing of the Initial Public Offering, the Company consummated the sale of 7,146,000 private placement warrants (the “Private Placement Warrants”) to the Company’s sponsor, CWAM LC Sponsor LLC (the “Sponsor”), at a purchase price of $1.00 per Private Placement Warrant, generating gross proceeds to the Company of $7,146,000.
Following the closing of the IPO on October 13, 2021, an amount of $230,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the Private Placement Units was placed in a trust account (“Trust Account”) until the earlier of: (i) the consummation of a Business Combination or (ii) the distribution of the Trust Account, as described below.
Transaction costs of the Initial Public Offering amounted to $13,157,186, consisting of $2,446,000 of underwriting fee, $9,780,500 of deferred underwriting fee and $930,686 of other offering costs, with $781,595 included in accumulated deficit as an allocation for the Public Warrants and the Private Placement Warrants.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. NYSE rules provide that the Business Combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned on the Trust Account) at the time of the signing of a definitive agreement to enter a Business Combination. At the time of signing the definitive agreement to enter the Business Combination, the Company’s board of directors determined that the target satisfied the NYSE requirements. The post-Business Combination company will own 100% of the outstanding voting securities of the target and will therefore not be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”). Upon the closing of the Initial Public Offering, management agreed that $10.00 per Unit sold in the Initial Public Offering, including the proceeds from the sale of the Private Placement Warrants, will be held in the Trust Account until the earlier of: (i) the consummation of a Business Combination or (ii) the distribution of the funds in the Trust Account to the Company’s shareholders, as described below.
The Company will provide its public shareholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of the Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. In connection with a proposed Business Combination, the Company may seek shareholder approval of a Business Combination at a meeting called for such purpose at which shareholders may seek to redeem their shares, regardless of whether they vote for or against a Business Combination. If the Company seeks shareholder approval, a majority of the outstanding shares voted are voted in favor of the Business Combination.
If the Company seeks shareholder approval of the Business Combination, the Company will proceed with a Business Combination only if the Company receives an ordinary resolution under Cayman Islands law approving a Business Combination, which requires the affirmative vote of a majority of the shareholders who attend and vote at a general meeting of the Company, or such other vote as required by law or stock exchange rule. If a shareholder vote is not required and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association, conduct the redemptions pursuant to the tender offer rules of the Securities and Exchange Commission (the “SEC”), and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to completing a Business Combination. If the Company seeks shareholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares (as defined in Note 5) and any Public Shares purchased during or after the Proposed Public Offering in favor of approving a Business Combination. Additionally, each Public Shareholder may elect to redeem their Public Shares, without voting, and if they do vote, irrespective of whether they vote for or against a proposed Business Combination.
Notwithstanding the foregoing, if the Company seeks shareholder approval of the Business Combination and the Company does not conduct redemptions pursuant to the tender offer rules, a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares without the Company’s prior written consent.
The Sponsor has agreed (a) to waive its redemption rights with respect to any Founder Shares and Public Shares held by it in connection with the completion of a Business Combination and (b) not to propose an amendment to the Amended and Restated Memorandum and Articles of Association (i) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Company’s initial business combination or to redeem 100% of the Public Shares if the Company does not complete a Business Combination within the Combination Period (as defined below) or (ii) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity, unless the Company provides the Public Shareholders with the opportunity to redeem their Class A ordinary shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the Trust account and not previously released to pay taxes, divided by the number of then issued and outstanding Class A ordinary shares.
On October 11, 2023, the Public Shareholders of the Company held an extraordinary general meeting (the “Meeting”) and approved a proposal to (i) amend the Company’s amended and restated memorandum and articles of association (the “Charter”) to extend to the date by which the Company must consummate an initial business combination (the ‘Extension Amendment Proposal”) from October 13, 2023 to October 13, 2024, by electing to extend the date to consummate an initial business combination on a monthly basis for up to twelve (12) times by an additional one month each time (as extended, the “Extended Date”), unless the closing of an initial business combination has occurred, provided that the Sponsor (or its affiliates or permitted designees) will deposit into the Trust Account for each such one-month extension period the lesser of (x) $150,000 or (y) $0.03 per Public Share that remains outstanding and is not redeemed prior to any such one-month extension, unless the closing of the Business Combination has occurred, which may be made in exchange for a non-interest bearing promissory note payable upon consummation of an initial business combination, (ii) amend the Charter to permit the issuance of

Class A ordinary shares to holders of the Class B ordinary shares, upon the exercise of the right of a holder of the Class B ordinary shares to convert such Class B ordinary shares into Class A ordinary shares on a one-for-one basis, at any time and from time to time, prior to the closing of an initial business combination (the “Founder Share Amendment Proposal”), and (iii) amend the Charter to eliminate the limitation that the Company may not redeem Class A ordinary shares in an amount that would cause the Company’s net tangible assets to be less than $5,000,001 (the “Redemption Limitation Proposal”). At the Meeting, the Public Shareholders approved the Extension Amendment Proposal, the Founder Share Amendment Proposal and the Redemption Limitation Proposal.
Furthermore, in connection with the Meeting, shareholders holding 13,661,579 Class A ordinary shares exercised their right to redeem such shares for a pro rata portion of the funds in the Trust Account. As a result, approximately $145.2 million (based on a redemption price of approximately $10.63 per share) was removed from the Trust Account to pay such holders.
On October 24, 2023, the Company entered into a Business Combination Agreement with Learn SPAC HoldCo, Inc., a Delaware corporation and direct, wholly owned subsidiary of the Company (“Holdco”), LCW Merger Sub, Inc., a Delaware corporation and direct, wholly owned subsidiary of Holdco (“LCW Merger Sub”), and Innventure Merger Sub, LLC, a Delaware limited liability company and direct, wholly owned subsidiary of Holdco (“Innventure Merger Sub”) and Innventure.
Pursuant to the Business Combination Agreement, the parties thereto will enter into a business combination transaction (the “Business Combination” and, together with the other transactions contemplated by thereby, the “Transactions”), pursuant to which, among other things, (i) LCW Merger Sub will merge with and into Learn CW (the “LCW Merger”), with Learn CW being the surviving company, and (ii) Innventure Merger Sub will merge with and into the Company (the “Innventure Merger” and together with the LCW Merger, the “Mergers”), with Innventure being the surviving company. Following the Mergers, each of the Company and Innventure will be a subsidiary of Holdco, and Holdco will become a publicly traded company. At the Closing, Holdco is expected to change its name to Innventure, Inc, and its common stock, par value $0.0001, is expected to list on either the NYSE or Nasdaq.
The Company recorded a deferred credit of $400,000 as of December 31, 2023 on our balance sheet which reflects payments received from Innventure for the reimbursement of 50% of certain expenses of the Company by Innventure pursuant to the Business Combination Agreement.
The consummation of the proposed Business Combination with Innventure is subject to certain conditions as further described in the Business Combination Agreement.
For more information about the Business Combination Agreement and the proposed Business Combination with Innventure, see our Current Report on Form 8-K filed with the SEC on October 24, 2023 and the Innventure Disclosure Statement that we filed with the SEC. Unless specifically stated, this Annual Report on Form 10-K does not give effect to the proposed Transactions and does not contain the risks associated with the proposed Transactions. Such risks and effects relating to the proposed Transactions are included in the Innventure Disclosure Statement relating to our proposed Innventure Business Combination.
On April 13, 2024, the Company announced that $150,000 was deposited into the Trust Account to extend the period of time the Company has to consummate its initial business combination to May 13, 2024.
If the Company has not completed a Business Combination by May 13, 2024 and the Company decides not to extend the period of time to consummate a Business Combination, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the Class A ordinary shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned and not previously released to us to pay our taxes, if any (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then issued and outstanding Class A ordinary shares, which redemption will completely extinguish the rights of the Public Shareholders as shareholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining Public Shareholders and its Board of Directors, liquidate and dissolve, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.
The Sponsor has agreed to waive its rights to liquidating distributions from the Trust Account with respect to the Founder Shares it will receive if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor or any of its respective affiliates acquire Public Shares, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period.
In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party (other than the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below the lesser of (1) $10.00 per public share and (2) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per public share, due to reductions in the value of trust assets, in each case net of the interest that may be withdrawn to pay taxes. This liability will not apply to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and as to any claims under the Company’s indemnity of the underwriter of the Proposed Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, the sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
Liquidity, Capital Resources and Going Concern
As of December 31, 2023, the Company had $100,304,232 cash held in the Trust Account and $116,234 held outside of the Trust Account. Subsequent to the consummation of the Initial Public Offering and Private Placement, the Company’s liquidity needs have been satisfied from the proceeds from the Initial Public Offering and Private Placement not held in the Trust Account. The Company’s Sponsor has undertaken to fund working capital deficiencies of the Company and finance transaction costs in connection with an initial business combination of the Company by means of Company working capital loans, as defined below (see Note 5).
On May 3, 2022, the Company entered into a promissory note with the Sponsor pursuant to which the Sponsor agreed to loan the Company up to an aggregate amount of $1,050,000 which the Company drew down in full on May 5, 2022. This note is non-interest bearing and is due on the earlier of the day by which the Company must complete a Business Combination, and the effective date of a Business Combination. On December, 29, 2023, the Company and the Sponsor amended and restated the promissory note (the “First Restated Note”), agreeing to amend the principal amount of the loan of up to $2,487,000. On March 19, 2024, the Company and the Sponsor further amended and restated the First Restated Note (the “Restated Note”), agreeing to amend the principal amount of the loan of up to $3,050,000, which was fully drawn as of such date. The outstanding balance under this loan amounted to $2,439,000 as of December 31, 2023 and $1,050,000 as of December 31, 2022. Management determined that there was an embedded conversion feature related to the note that would require bifurcation and be classified as a liability. However, based on a third-party valuation, the amount was determined to be de minimis.
During the year ended December 31, 2023, the Company has sustained negative cash flows from operations and expects to continue to incur negative cash flows from operations for at least the next twelve months from the filing of this report.
In connection with the Company’s assessment of going concern considerations in accordance with the Financial Accounting Standard Board’s (“FASB”) Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” the Company has until the Extended Date to consummate the proposed Business Combination. It is uncertain that the Company will be able to consummate the proposed Business Combination by this time. On April 13, 2024, the Company announced that $150,000 was deposited into the Trust Account to extend the period of time the Company has to consummate its initial business combination to May 13, 2024. If a business combination is not consummated by this date, absent any further extensions, there will be a mandatory liquidation and subsequent dissolution of the Company. Management has determined that the mandatory liquidation, should a business combination not occur, and potential subsequent dissolution, raises substantial doubt about the Company’s ability to continue as a going concern for the next twelve months from the issuance of this filing. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after October 13, 2024 or earlier if the period of time the Company has to consummate its initial business combination is not extended on a monthly basis. The Company intends to complete the proposed Business Combination before the mandatory liquidation date. However, there can be no assurance that the Company will be able to consummate any business combination by the Extended Date.
The Company’s evaluation of its working capital, along with, the liquidity condition and date for mandatory liquidation and subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern one year from the date that these financial statements are issued. These financial statements do not include any adjustment relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.
NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accompanying financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company, which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had cash of $116,234 and $748,857, respectively, and no cash equivalents as of December 31, 2023, and 2022.
Cash Held in Trust Account
At December 31, 2023, and 2022, all of the assets held in the Trust Account were invested in cash accounts.
Income Taxes
The Company complies with the accounting and reporting requirements of Accounting Standards Codification (“ASC”) Topic 740, “Income Taxes” (“ASC 740”), which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.
ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits (currently zero), if any, as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2023. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.
There is currently no taxation imposed on income by the Government of the Cayman Islands. In accordance with Cayman federal income tax regulations, income taxes are not levied on the Company. Consequently, income taxes are not reflected in the Company’s financial statements. The Company’s management does not expect that the total amount of unrecognized tax benefits (currently zero) will materially change over the next twelve months.
Shares Subject to Possible Redemption
The Company accounts for its shares subject to possible redemption in accordance with the guidance in ASC Topic 480, “Distinguishing Liabilities from Equity” (“ASC 480”). Shares subject to mandatory redemption (if any) are classified as a liability instrument and measured at fair value. Conditionally redeemable shares of ordinary share (including shares of ordinary share that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, shares are classified as shareholders’ equity. The Company’s shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at December 31, 2023, and 2022, shares subject to possible redemption are presented as temporary equity, outside of the shareholders’ deficit section of the Company’s balance sheets.

As of December 31, 2023, and 2022, the Class A ordinary shares subject to possible redemption reflected on the balance sheets are reconciled in the following table:

Gross Proceeds	$230,000,000
Less:
Proceeds allocated to Public Warrants	(13,110,000)
Class A ordinary shares issuance costs	(12,375,591)
Plus:
Accretion of carrying value to redemption value	31,063,866
Class A ordinary shares subject to possible redemption as of December 31, 2022	$235,578,275
Plus:
Redemption	(145,222,585)
Shareholder redemption payable	(249,339)
Accretion of carrying value to redemption value	9,948,542
Class A ordinary shares subject to possible redemption as of December 31, 2023	$100,054,892
Offering Costs
Offering costs consisted of legal, accounting, and other expenses incurred through the balance sheet date that were directly related to the Initial Public Offering. The Company complies with the requirements of the ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A—“Expenses of Offering”. Offering costs consist principally of professional and registration fees incurred through the balance sheet date that are related to the Initial Public Offering. Offering costs are charged to shareholders’ deficit or the statements of operations based on the relative value of the Public Warrants and the Private Placement Warrants to the proceeds received from the Units sold upon the completion of the Initial Public Offering. No offering costs were incurred for the year ended December 31, 2023 and 2022.
Warrant Liability
The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in ASC 480 and ASC 815, “Derivatives and Hedging” (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own ordinary shares, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.
For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded as a liability at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the statements of operations. The fair value of the warrants was estimated using a Monte Carlo simulation model (see Note 10).
Net Income Per Ordinary Share
The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share”. The Company has two classes of shares, which are referred to as Class A ordinary shares and Class B ordinary shares. Income is shared pro rata between the two classes of shares. Net income per share is computed by dividing net income by the weighted average number of ordinary shares outstanding for the period. Accretion associated with the redeemable shares of Class A ordinary share is excluded from earnings per share as the redemption value approximates fair value. The calculation of diluted income per ordinary share does not consider the effect of the Warrants issued in connection with the IPO since the exercise of the Warrants are contingent upon the occurrence of future events and the inclusion of such Warrants would be anti-dilutive.
A reconciliation of net income per ordinary share is as follows:

	For the year ended December 31, 2023		For the year ended December 31, 2022
	Class A	Class B	Class A	Class B
Basic and diluted net income per share
Numerator:
Allocation of net income as adjusted	$3,125,914	$781,478	$7,913,192	$1,978,298
Denominator:
Basic and diluted weighted average ordinary shares outstanding	23,000,000	5,750,000	23,000,000	5,750,000
Basic and diluted net income per ordinary share	$0.14	$0.14	$0.34	$0.34
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentration of credit risk consist of a cash account in a financial institution which, at times may exceed the Federal Depository Insurance Corporation coverage limit of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.
Fair Value of Financial Instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying balance sheets, primarily due to their short-term nature.
Derivative Financial Instruments
The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging”. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value on the date of issuance and is then re-valued at each reporting date, with changes in the fair value reported in the statements of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date.
The Company will account for the conversion features in Convertible notes under ASC Topic 815. However, if a conversion feature meets the criteria of the scope exception, then it will not be bifurcated.
Recently Issued Accounting Standards
In August 2020, FASB issued ASU 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40), to simplify accounting for certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. ASU 2020-06 is effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years, with early adoption permitted. The Company is currently evaluating the impact this guidance will have on its financial statements.

Management does not believe that any other recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.
NOTE 3. INITIAL PUBLIC OFFERING
Pursuant to the Initial Public Offering on October 13, 2021, the Company sold 23,000,000 Units, including 3,000,000 Units as a result of the underwriters’ exercise of their over-allotment option in full, at a purchase price of $10.00 per Unit. Each Unit consists of one share of the Company’s Class A ordinary share, and one-half of one Public Warrant. Each Public Warrant entitles the holder to purchase one share of Class A ordinary share at an exercise price of $11.50 per whole share (see Note 8).
NOTE 4. PRIVATE PLACEMENT
Simultaneously with the Initial Public Offering, the Sponsor purchased an aggregate of 7,146,000 Private Placement Units at a price of $1.00 per unit for an aggregate purchase price of $7,146,000. Each Private Placement Warrant is identical to the warrants offered in the Initial Public Offering, except there will be no redemption rights or liquidating distributions from the Trust Account with respect to Private Placement Warrants, which will expire worthless if we do not consummate a Business Combination within the Combination Period.
NOTE 5. RELATED PARTY TRANSACTIONS
Founder Shares
On February 2, 2021, in consideration for the payment of certain of the Company’s offering costs, the Company applied $25,000 of outstanding advances from the Sponsor towards the issuance of 7,187,000 shares of the Company’s Class B ordinary shares. On August 20, 2021 and September 9, 2021, the Sponsor effected a surrender of 1,287,000 Class B ordinary shares and 150,000 Class B ordinary shares, respectively, to the Company for no consideration, resulting in a decrease in the total number of Class B ordinary shares outstanding from 7,187,000 to 5,750,000. All shares and associated amounts have been retroactively restated to reflect the share surrender. The initial shareholders agreed to forfeit up to 750,000 Founder Shares to the extent the over-allotment was not exercised in full by the underwriter. In May 2021, our sponsor transferred 30,000 founder shares to each of our independent directors at the same price originally paid for such shares. On October 13, 2021, the underwriter exercised the full over-allotment option.
The Sponsor has agreed not to transfer, assign or sell any of its Founder Shares until the earlier to occur of: (A) one year after the completion of a Business Combination or (B) the date on which the Company completes a liquidation, merger, capital stock exchange or similar transaction that results in the Company’s shareholders having the right to exchange their ordinary shares for cash, securities or other property. Notwithstanding the foregoing, if the last sale price of the Company’s Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination, the Founder Shares will be released from the lock-up.
Promissory Note — Related Party
Related Party Loans
In order to finance transaction costs in connection with a Business Combination, the sponsor, an affiliate of the sponsor, or the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (the “Working Capital Loans”). Such Working Capital Loans would be evidenced by promissory notes. The notes would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of notes may be converted upon consummation of a Business Combination into warrants at a price of $1.00 per warrant. The warrants will be identical to the Private Placement Warrants. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans.

On May 3, 2022, the Company entered into a promissory note with the Sponsor pursuant to which the Sponsor agreed to loan the Company up to an aggregate amount of $1,050,000 which the Company drew down in full on May 5, 2022. This note is non-interest bearing and is due on the earlier of the day by which the Company must complete a Business Combination, and the effective date of a Business Combination. On December, 29, 2023, the Company and the Sponsor amended and restated the promissory note, agreeing to amend the principal amount of the loan of up to $2,487,000. On March 19, 2024, the Company and the Sponsor further amended and restated the First Restated Note, agreeing to amend the principal amount of the loan of up to $3,050,000, which was fully drawn as of such date. The outstanding balance under this loan amounted to $2,439,000 as of December 31, 2023 and $1,050,000 as of December 31, 2022. Management determined that there was an embedded conversion feature related to the note that would require bifurcation and be classified as a liability. However, based on a third-party valuation, the amount was determined to be de minimis.
NOTE 6. COMMITMENTS AND CONTINGENCIES
Registration and Shareholders Rights
The holders of the Founder Shares, Private Placement Warrants and any warrants that may be issued upon conversion of the Working Capital Loans (and in each case holders of their component securities, as applicable) will be entitled to registration rights pursuant to a registration rights agreement to be signed prior to or on the effective date of the Offering (October 13, 2021), requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to our Class A ordinary shares). The holders of the majority of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriter’s Agreement
The underwriter was entitled to a deferred fee of $0.35 per Unit, or $7,780,500 in the aggregate, and a discretionary deferred fee of $2,000,000. The deferred fee would have become payable to the underwriter from the amounts held in the Trust Account solely in the event that the Company completed a Business Combination, subject to the terms of the underwriting agreement.
Effective as of September 1, 2023, the underwriters from the Initial Public Offering resigned and withdrew from their role in the Business Combination and thereby waived their entitlement to the deferred underwriting commissions in the amount of $9,780,500, which was recorded as a gain on settlement of underwriter fees on the statement of shareholders’ deficit for the three and nine months ended September 30, 2023 for $9,223,757, which represents the original amount recorded to accumulated deficit, and the remaining balance representing the original amount recorded to the statements of operations of $556,743 was recorded for the year ended December 31, 2023.
NOTE 7. WARRANT LIABILITY
The Company accounted for the 18,646,000 warrants issued in connection with the Initial Public Offering in accordance with the guidance contained in ASC 815-40. Such guidance provides that, because the warrants do not meet the criteria for equity treatment thereunder, each warrant must be recorded as a liability. Accordingly, the Company has classified each warrant as a liability at its fair value. This liability is subject to re-measurement at each balance sheet date. With each such remeasurement, the warrant liability will be adjusted to fair value, with the change in fair value recognized in the Company’s statements of operations. The warrants are also subject to re-evaluation of the proper classification and accounting treatment at each reporting period. If the classification changes as a result of events during the period, the warrants will be reclassified as of the date of the event that causes the reclassification.
The Company offered warrants in connection with its sale of Units. Each whole warrant that is part of the Units sold in the Offering is exercisable to purchase one share of the Company’s Class A ordinary shares, subject to adjustment as provided in the Company’s Offering prospectus, and only whole warrants are exercisable. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. If, upon separation of the Units, a holder of warrants would be entitled to receive a fractional warrant, the Company will round down to the nearest whole number of warrants to be issued to such holder.
The Company will not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a Public Warrant and will have no obligation to settle such Public Warrant exercise unless a registration statement under the Securities Act covering the issuance of the Class A ordinary shares issuable upon exercise of the Public Warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No Public Warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any shares to holders seeking to exercise their Public Warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption from registration is available.
The Company has agreed that as soon as practicable, but in no event later than fifteen (15) business days, after the closing of a Business Combination, it will use its best efforts to file with the SEC a registration statement registering the issuance, under the Securities Act, of the Class A ordinary shares issuable upon exercise of the Public Warrants. The Company will use its best efforts to file with the SEC a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants, to cause such registration statement to become effective and to maintain a current prospectus relating to those Class A ordinary shares until the warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the 60th business day after the closing of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption.
Redemption of warrants when the price per share of Class A common stock equals or exceeds $18.00. Once the warrants become exercisable, the Company may redeem the outstanding warrants:
•in whole and not in part;
•at a price of $0.01 per Public Warrant;
•upon not less than 30 days’ prior written notice of redemption to each warrant holder; and
•if, and only if, the reported last sale price of the Class A ordinary shares equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three business days before the Company sends the notice of redemption to the warrant holders.
Redemption of warrants when the price per share of Class A common stock equals or exceeds $10.00. Once the warrants become exercisable, the Company may redeem the outstanding warrants:
•in whole and not in part;
•at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to an agreed table based on the redemption date and the “fair market value” of Class A ordinary shares;
•if, and only if, the closing price of Class A ordinary shares equals or exceeds $10.00 per public share (as adjusted) for any 20 trading days within the 30-trading day period ending three trading days before the Company sends the notice of redemption to the warrant holders; and
•if the closing price of the Class A ordinary shares for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders is less than $18.00 per share (as adjusted), the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above.
If and when the Public Warrants become redeemable by the Company, the Company may not exercise its redemption right if the issuance of ordinary shares upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws or the Company is unable to effect such registration or qualification.
The exercise price and number of Class A ordinary shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, or recapitalization, reorganization, merger or consolidation. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless. If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of ordinary shares issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such warrants. Accordingly, the warrants may expire worthless.
In addition, if (x) the Company issues additional shares of Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of its initial business combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the sponsor or its affiliates, without taking into account any Founder Shares held by the sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the Company’s initial business combination on the date of the consummation of such initial business combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial business combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price and the $18.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 180% of the greater of the Market Value and the Newly Issued Price.
The Private Placement Warrants are identical to the Public Warrants included in the Units being sold in the Initial Public Offering, except that the Private Placement Warrants are not and the ordinary shares issuable upon the exercise of the Private Placement Warrants are not transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants are exercisable on a cashless basis and are non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.
At December 31, 2023, there were 11,500,000 whole public warrants and 7,146,000 private placement warrants outstanding with a fair value of $230,000 and $142,920, respectively. At December 31, 2022, there were 11,500,000 whole public warrants and 7,146,000 private placement warrants outstanding with a fair value of $5,865,000 and $3,673,044, respectively.
The Company accounts for the 11,500,000 warrants issued in connection with the Initial Public Offering and the 7,146,000 private placement warrants in accordance with the guidance contained in ASC 815-40. Such guidance provides that because the warrants do not meet the criteria for equity treatment thereunder, each warrant must be recorded as a derivative liability. The warrant agreement contains an Alternative Issuance provision that if less than 70% of the consideration receivable by the holders of the Class A ordinary share in the Business Combination is payable in the form of ordinary equity in the successor entity, and if the holders of the warrants properly exercises the warrants within thirty days following the public disclosure of the consummation of Business Combination by the Company, the warrant price shall be reduced by an amount equal to the difference (but in no event less than zero) of (i) the warrant price in effect prior to such reduction minus (ii) (A) the Per Share Consideration (as defined below) minus (B) the Black-Scholes Warrant Value (as defined below). The “Black-Scholes Warrant Value” means the value of a Warrant immediately prior to the consummation of the Business Combination based on the Black-Scholes Warrant Model for a Capped American Call on Bloomberg Financial Markets. “Per Share Consideration” means (i) if the consideration paid to holders of the ordinary share consists exclusively of cash, the amount of such cash per ordinary share, and (ii) in all other cases, the volume weighted average price of the ordinary share as reported during the ten-trading day period ending on the trading day prior to the effective date of the Business Combination.
The Company believes that the adjustments to the exercise price of the warrants is based on a variable that is not an input to the fair value of a “fixed-for-fixed” option as defined under FASB ASC Topic No. 815 – 40, and thus the warrants are not eligible for an exception from derivative accounting. The accounting treatment of derivative financial instruments requires that the Company record a derivative liability upon the closing of the Initial Public Offering. Accordingly, the Company will classify each warrant as a liability at its fair value and the warrants will be allocated a portion of the proceeds from the issuance of the Units equal to its fair value determined by the Monte Carlo simulation. This liability is subject to re-measurement at each balance sheet date. With each such remeasurement, the warrant liability will be adjusted to fair value, with the change in fair value recognized in the Company’s statements of operations. The Company will reassess the classification at each balance sheet date. If the classification changes as a result of events during the period, the warrants will be reclassified as of the date of the event that causes the reclassification.
NOTE 8. CLASS A ORDINARY SHARES SUBJECT TO POSSIBLE REDEMPTION
The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of future events. The Company is authorized to issue 200,000,000 shares of Class A ordinary shares with a par value $0.0001 per share. Holders of the Company’s Class A ordinary shares are entitled to one vote for each share. As of December 31, 2023, and 2022, there were 9,338,421 and 23,000,000 Class A ordinary shares outstanding, respectively, which were subject to possible redemption and are classified outside of permanent equity in the balance sheets.
On October 11, 2023, the Public Shareholders of the Company held the Meeting to approve the Extension Amendment Proposal, the Founder Share Amendment Proposal, and the Redemption Limitation Proposal. At the Meeting, the Public Shareholders approved each of the Extension Amendment Proposal, the Founder Share Amendment Proposal, and the Redemption Limitation Proposal. In connection with the Meeting, shareholders holding 13,661,579 Class A ordinary shares (after giving effect to withdrawals of redemptions) exercised their right to redeem such shares for a pro rata portion of the funds in the Company’s Trust Account. As a result, approximately $145.2 million (approximately $10.63 per share) was removed from the Trust Account to pay such holders. Following these redemptions, the Company had 9,338,421 Class A ordinary shares outstanding.
Following the redemptions, the Company recorded shareholder redemption payable for additional interest earned by redeeming Class A Ordinary shareholders that exercised their redemption rights in the amount of $249,339, which equates to approximately $0.018 per Class A Ordinary Share. As of the date of this report, this amount remains outstanding and the Company is in the process of remitting the additional interest to such redeeming Class A Ordinary shareholders.
NOTE 9. SHAREHOLDERS’ DEFICIT
Preference Shares — The Company is authorized to issue 1,000,000 shares of $0.0001 par value preference shares. At December 31, 2023, and 2022, there were no preference shares issued or outstanding.

Class A Ordinary Share — The Company is authorized to issue up to 200,000,000 shares of Class A, $0.0001 par value ordinary share. Holders of the Company’s Class A ordinary share are entitled to one vote for each share. At December 31, 2023, and 2022, there were zero shares of Class A ordinary share issued or outstanding, (excluding the 9,338,421 and 23,000,000 Class A shares, respectively, subject to possible redemption).
Class B Ordinary Share — The Company is authorized to issue up to 20,000,000 Class B ordinary shares, $0.0001 par value. Holders of the Company’s ordinary shares are entitled to one vote for each share. As of December 31, 2023, and 2022, there were 5,750,000 Class B ordinary shares issued and outstanding.
The Class B ordinary shares will automatically convert into Class A ordinary shares at the time of the Business Combination on a one-for-one basis, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like. In the case that additional Class A ordinary shares, or equity linked securities, are issued or deemed issued in excess of the amounts offered in the Initial Public Offering and related to the closing of a Business Combination, the ratio at which Class B ordinary shares shall convert into Class A ordinary shares will be adjusted (unless the holders of a majority of the outstanding Class B ordinary shares agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of Class A ordinary shares issuable upon conversion of all Class B ordinary shares will equal, in the aggregate, on an as converted basis, 20% of the sum of the total number of all ordinary shares outstanding upon the completion of the Initial Public Offering plus all Class A ordinary shares and equity linked securities issued or deemed issued in connection with a Business Combination (excluding any shares or equity linked securities issued, or to be issued, to any seller in a Business Combination, and any private placement-equivalent warrants issued to the sponsor or its affiliates upon conversion of loans made to the Company). Holders of Founder Shares may also elect to convert their Class B ordinary shares into an equal number of Class A ordinary shares, subject to adjustment as provided above, at any time.
The Company may issue additional ordinary shares or preference shares to complete its Business Combination or under an employee incentive plan after completion of its Business Combination.
NOTE 10. FAIR VALUE MEASUREMENTS
Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:
•Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;
•Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and
•Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.
In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis at December 31, 2023, and 2022, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

December 31, 2023:	Level 1	Level 2	Level 3	Total
Assets:
Assets Held in Trust	$100,304,232	$—	$—	$100,304,232
Liabilities:
Warrant Liabilities:
Public Warrants	$230,000	$—	$—	$230,000
Private Placement Warrants	$—	$—	$142,920	$142,920
Total Warrant Liabilities	$230,000	$—	$142,920	$372,920

December 31, 2022:	Level 1	Level 2	Level 3	Total
Assets:
Assets Held in Trust	$235,578,275	$—	$—	$235,578,275
Liabilities:
Warrant Liabilities:
Public Warrants	$690,000	$—	$—	$690,000
Private Placement Warrants	$—	$—	$428,760	$428,760
Total Warrant Liabilities	$690,000	$—	$428,760	$1,118,760
The Warrants are accounted for as liabilities in accordance with ASC 815-40 and are presented within warrant liabilities on the Balance Sheets. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of warrant liabilities in the Statements of Operations.
Initial Measurement
The Company established the initial fair value for the Public Warrants and the Private Placement Warrants on October 13, 2021, the date of the Company’s Initial Public Offering, using a Monte Carlo simulation model. The Company allocated the proceeds received from (i) the sale of Units (which is inclusive of one share of Class A ordinary share and one-fifth of one Public Warrant), and (ii) the sale of Private Placement Units, first to the Warrants based on their fair values as determined at initial measurement, with the remaining proceeds allocated to shares of Class A ordinary share subject to possible redemption based on their relative fair values at the initial measurement date. The Private Placement Warrants were classified as Level 3 at the initial measurement date due to the use of unobservable inputs. For periods subsequent to the detachment of the Public Warrants from the Units, which occurred on November 29, 2021, the Public Warrants were valued using the instrument’s publicly listed trading price on the NYSE as of the balance sheet date, which is considered to be a Level 1 measurement due to the use of an observable market quote in an active market.

The key inputs into the Monte Carlo simulation model for the Private Placement Warrants were as follows on December 31, 2023, and 2022:

Input	December 31, 2023	December 31, 2022
Share Price	$10.84	$10.00
Exercise Price	$11.50	$11.50
Risk-free rate of interest	3.78%	3.91%
Volatility	2.00%	4.50%
Term (years)	5.79	5.29
Probability Weighted Fair Value of Warrants	$1.60	$0.06
The Warrants were valued using a Monte Carlo Simulation Model, which is considered to be a Level 3 fair value measurement. The Modified Black Scholes model’s primary unobservable input utilized in determining the fair value of the Warrants is the expected volatility as of the IPO date, which was derived from observable warrant pricing on comparable ‘blank-check’ companies without an identified target. The expected volatility as of subsequent valuation dates was implied from the Company’s own Public Warrant pricing.
The following table presents the changes in the fair value of Level 3 warrant liabilities:

Private Placement Warrants
Fair value as of December 31, 2022	$428,760
Change in valuation inputs or other assumptions(1)	$(285,840)
Fair value as of December 31, 2023	$142,920
__________________
(1)Changes in valuation inputs or other assumptions are recognized in change in fair value of warrant liabilities in the statements of operations.
Conversion Option Liability
The liability for the conversion option was valued using a Black-Scholes Option Pricing Model, which is considered to be a Level 3 fair value measurement. The Black Scholes model’s primary unobservable input utilized in determining the fair value of the conversion option is the expected volatility of the Class A ordinary shares. During the year ended December 31, 2023, there were no changes in the fair value of the conversion option liability. As of December 31, 2023, the fair value of the conversion feature was di minimis.
NOTE 11. SUBSEQUENT EVENTS
Management of the Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements, other than as disclosed below.
On February 13, 2024, the Company announced that 150,000 was deposited into the Trust Account to extend the period of time the Company has to consummate its initial business combination to March 13, 2024.
On March 13, 2024, the Company announced that 150,000 was deposited into the Trust Account to extend the period of time the Company has to consummate its initial business combination to April 13, 2024.
On March 19, 2024, the First Restated Note was further amended and issued in the principal amount of up to $3,050,000 in favor of the Sponsor, which was fully drawn as of such date.

LEARN CW INVESTMENT CORPORATION
CONDENSED BALANCE SHEETS

	June 30, 2024	December 31, 2023
	(Unaudited)
ASSETS
Current Assets:
Cash	$205,454	$116,234
Prepaid Expenses	267,005	602,682
Total Current Assets	472,459	718,916

Assets Held in Trust	101,592,732	100,304,232
Total Assets	$102,065,191	$101,023,148

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current Liabilities:
Accounts payable and accrued expenses	$8,018,827	$5,985,161
Shareholder redemption payable	—	249,339
Deferred credits	586,918	400,000
Total Current Liabilities	8,605,745	6,634,500

Convertible Note – Related Party	3,800,000	2,439,000
Warrant Liabilities	2,796,900	372,920
Total Liabilities	15,202,645	9,446,420

COMMITMENTS AND CONTINGENCIES (Note 6)
Class A ordinary shares; 9,338,421 and 9,338,421 shares at redemption value of $10.88 per share and $10.71 per share at June 30, 2024 and December 31, 2023, respectively	101,592,732	100,054,892

SHAREHOLDERS’ DEFICIT
Preferred shares, $0.0001 par value; 1,000,000 shares authorized; none outstanding	—	—
Class A ordinary shares, $0.0001 par value; 200,000,000 shares authorized; none outstanding (excluding 9,338,421 shares subject to possible redemption) at June 30, 2024 and December 31, 2023	—	—
Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized; 5,750,000 shares issued and outstanding at June 30, 2024 and December 31, 2023	575	575
Additional paid in capital	—	—
Accumulated deficit	(14,730,761)	(8,478,739)
Total Shareholders’ Deficit	(14,730,186)	(8,478,164)
Total Liabilities and Shareholders’ Deficit	$102,065,191	$101,023,148
The accompanying notes are an integral part of these unaudited condensed financial statements.

LEARN CW INVESTMENT CORPORATION
CONDENSED STATEMENTS OF OPERATIONS
(UNAUDITED)

	For the three months ended June 30,		For the six months ended June 30,
	2024	2023	2024	2023
Formation costs and other operating expenses	$1,333,608	$428,076	$2,928,040	$781,121
Loss from Operations	$(1,333,608)	$(428,076)	$(2,928,040)	$(781,121)

Other income (expense):
Interest income on trust account	637,838	2,743,828	637,838	5,204,752
Interest income on cash account	-	375	-	375
Change in fair value of warrant liabilities	(1,864,600)	(186,460)	(2,423,980)	559,380
Net (Loss)/Income	$(2,560,370)	$2,129,667	$(4,714,182)	$4,983,386

Weighted average shares outstanding of Class A ordinary shares	9,338,422	23,000,000	9,338,422	23,000,000
Basic and diluted net (loss)/income per share, Class A ordinary shares	$(0.17)	$0.07	$(0.31)	$0.17
Weighted average shares outstanding of Class B ordinary shares	5,750,000	5,750,000	5,750,000	5,750,000
Basic and diluted net (loss)/income per share, Class B ordinary shares	$(0.17)	$0.07	$(0.31)	$0.17
The accompanying notes are an integral part of these unaudited condensed financial statements.

LEARN CW INVESTMENT CORPORATION
CONDENSED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2024
(UNAUDITED)

	Class B Ordinary Shares		Additional Paid in Capital	Accumulated Deficit	Shareholders’ Deficit
	Shares	Amount
Balance – January 1, 2024	5,750,000	$575	$-	$(8,478,739)	$(8,478,164)
Accretion of Class A ordinary shares to redemption value	-	-	-	(450,000)	(450,000)
Net loss	-	-	-	(2,153,812)	(2,153,812)
Balance – March 31, 2024	5,750,000	$575	$-	$(11,082,551)	$(11,081,976)
Accretion of Class A ordinary shares to redemption value	-	-	-	(1,087,840)	(1,087,840)
Net loss	-	-	-	(2,560,370)	(2,560,370)
Balance – June 30, 2024	5,750,000	$575	$-	$(14,730,761)	$(14,730,186)
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2023
(UNAUDITED)

	Class B Ordinary Shares		Additional Paid in Capital	Accumulated Deficit	Shareholders’ Deficit
	Shares	Amount
Balance – January 1, 2023	5,750,000	$575	$-	$(11,661,346)	$(11,660,771)
Accretion of Class A ordinary shares to redemption value	-	-	-	(2,460,924)	(2,460,924)
Net income	-	-	-	2,853,719	2,853,719
Balance – March 31, 2023	5,750,000	$575	$-	$(11,268,551)	$(11,267,976)
Accretion of Class A ordinary shares to redemption value	-	-	-	(2,743,828)	(2,743,828)
Net income	-	-	-	2,129,667	2,129,667
Balance – June 30, 2023	5,750,000	$575	$-	$(11,882,712)	$(11,882,137)
The accompanying notes are an integral part of these unaudited condensed financial statements.

LEARN CW INVESTMENT CORPORATION
CONDENSED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	For the six months ended June 30, 2024	For the six months ended June 30, 2023
Cash Flows from Operating Activities:
Net (loss)/income	$(4,714,182)	$4,983,386
Adjustments to reconcile net income to net cash used in operating activities:
Interest earned on marketable securities held in Trust Account	(637,838)	(5,204,752)
Change in fair value of warrant liabilities	2,423,980	(559,380)
Change in operating assets and liabilities:
Prepaid expenses	335,677	311,348
Accounts payable and accrued expenses	2,033,666	309,780
Deferred credits	186,918	-
Net cash used in operating activities	(371,780)	(159,618)

Cash Flows from Investing Activities:
Investment of cash in Trust Account	(900,001)	(345,000)
Cash withdrawn from Trust Account in connection with redemption	249,339	-
Net cash used in investing activities	(650,661)	(345,000)

Cash Flows from Financing Activities:
Proceeds from convertible promissory note – related party	1,734,192	-
Repayment of promissory note – related party	(373,192)	-
Payment for Class A ordinary shares previously redeemed	(249,339)	-
Net cash provided by financing activities	1,111,661	-

Net Change in Cash	89,220	(504,618)
Cash – Beginning of the period	116,234	748,857
Cash – End of the period	$205,454	$244,239

Non-cash Investing and Financing Activities:
Accretion of Class A ordinary shares subject to possible redemption	$1,537,840	$5,204,752
The accompanying notes are an integral part of these unaudited condensed financial statements.

LEARN CW INVESTMENT CORPORATION
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2024
(Unaudited)
Note 1 – Description of Organization and Business Operations
Learn CW Investment Corporation (the “Company”) is a blank check company incorporated in the Cayman Islands on February 2, 2021. The Company was formed for the purpose of effectuating a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses (an “initial business combination”). The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.
As of June 30, 2024, the Company had not yet commenced any operations. All activity through June 30, 2024 relates to the Company’s formation, the initial public offering (the “Initial Public Offering”), identifying a target for an initial business combination, executing agreements, including without limitation the Business Combination Agreement (the “Business Combination Agreement”) entered into on October 24, 2023 with Learn SPAC HoldCo, Inc., a Delaware corporation and direct, wholly owned subsidiary of the Company (“Holdco”), LCW Merger Sub, Inc., a Delaware corporation and direct, wholly owned subsidiary of Holdco (“LCW Merger Sub”), Innventure Merger Sub, LLC, a Delaware limited liability company and direct, wholly owned subsidiary of Holdco (“Innventure Merger Sub”) and Innventure LLC, a Delaware limited liability company (“Innventure”).
The Business Combination Agreement related to the proposed business combination transaction with Innventure (the “Business Combination” and, together with the other transactions contemplated by thereby, the “Transactions”), and public filings associated therewith. The Company will not generate any operating revenues until after the completion of its initial business combination, at the earliest. The Company generates non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.
The Company has selected December 31 as its fiscal year end.
The registration statement for the Company’s Initial Public Offering was declared effective on October 7, 2021. On October 13, 2021, the Company consummated the Initial Public Offering of 23,000,000 units (the “Units”), which included 3,000,000 Units issued pursuant to the exercise by the underwriter of its over-allotment option. Each Unit consists of one Class A ordinary share of the Company, $0.0001 par value per share (the “Class A ordinary shares”), and one-half of one redeemable warrant of the Company (the “Public Warrants”), each whole Public Warrant entitling the holder thereof to purchase one Class A ordinary share at an exercise price of $11.50 per share. The Units were sold at an offering price of $10.00 per Unit, generating gross proceeds of $230,000,000.
Substantially concurrently with the closing of the Initial Public Offering, the Company completed the private sale of 7,146,000 warrants (the “Private Placement Warrants” and, together with the Public Warrants, the “Warrants”) to the Company’s sponsor, CWAM LC Sponsor LLC (the “Sponsor”), at a purchase price of $1.00 per Private Placement Warrant, generating gross proceeds to the Company of $7,146,000.
Following the closing of the Initial Public Offering on October 13, 2021, an amount of $232,300,000 ($10.10 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the Private Placement Warrants was placed in a trust account (“Trust Account”), to be held until the earlier of: (i) the consummation of an initial business combination or (ii) the distribution of the Trust Account, as described below. The amounts held in the Trust Account were initially invested in permitted United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act, having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act that invest only in direct U.S. government treasury obligations until October 2023, when the trustee liquidated such investments and the assets in the Trust Account were held in cash accounts. In May 2024, the assets in the Trust Account were moved to an interest-bearing demand deposit account.

Transaction costs of the Initial Public Offering amounted to $13,157,186, consisting of $2,446,000 of underwriting fee, $9,780,500 of deferred underwriting fee and $930,686 of other offering costs, with $781,595 included in accumulated deficit as an allocation for the Public Warrants and the Private Placement Warrants.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating an initial business combination. New York Stock Exchange (“NYSE”) rules provide that an initial business combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (as defined below) (less any deferred underwriting commissions and taxes payable on interest earned on the Trust Account) at the time of the signing of a definitive agreement to enter an initial business combination. There is no assurance that the Company will be able to successfully effect an initial business combination.
The Company will provide its holders of Public Shares (the “public shareholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of an initial business combination either (i) in connection with a shareholder meeting of the Company called to approve an initial business combination or (ii) by means of a tender offer. In connection with a proposed initial business combination, the Company may seek shareholder approval of such business combination at a meeting called for such purpose at which shareholders may seek to redeem their shares, regardless of whether they vote for or against such business combination.
If the Company seeks shareholder approval of an initial business combination, the Company will proceed with such business combination only if the Company receives an ordinary resolution under Cayman Islands law approving such business combination, which requires the affirmative vote of a majority of the shareholders who attend and vote at a general meeting of the Company, or such other vote as required by law or stock exchange rule. If a shareholder vote is not required and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association (the “Charter”), conduct the redemptions pursuant to the tender offer rules of the Securities and Exchange Commission (the “SEC”), and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to completing an initial business combination. If the Company seeks shareholder approval in connection with an initial business combination, the Sponsor has agreed to vote its Founder Shares (as defined in Note 5) and any Public Shares purchased during or after the Proposed Public Offering in favor of approving such business combination. Additionally, each Public Shareholder may elect to redeem their Public Shares, without voting, and if they do vote, irrespective of whether they vote for or against a proposed initial business combination.
Notwithstanding the foregoing, if the Company seeks shareholder approval of an initial business combination and the Company does not conduct redemptions pursuant to the tender offer rules, a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares without the Company’s prior written consent.
The Sponsor has agreed (a) to waive its redemption rights with respect to any Founder Shares and Public Shares held by it in connection with the completion of an initial business combination and (b) not to propose an amendment to the Charter (i) to modify the substance or timing of the Company’s obligation to allow redemption in connection with an initial business combination or to redeem 100% of the Public Shares if the Company does not complete an initial business combination by the Extended Date (as defined below) or (ii) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity, unless the Company provides the Public Shareholders with the opportunity to redeem their Class A ordinary shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the Trust account and not previously released to pay taxes, divided by the number of then issued and outstanding Class A ordinary shares.
On October 11, 2023, the Public Shareholders of the Company held an extraordinary general meeting (the “Meeting”) and approved a proposal to (i) amend the Charter to extend to the date by which the Company must consummate an initial business combination (the “Extension Amendment Proposal”) from October 13, 2023 to October 13, 2024, by electing to extend the date to consummate an initial business combination on a monthly basis for up to twelve (12) times by an additional one month each time (as extended, the “Extended Date”), unless the closing of an initial business combination has occurred, provided that the Sponsor (or its affiliates or permitted designees) will deposit into the Trust Account for each such one-month extension period the lesser of (x) $150,000 or (y) $0.03 per Public Share that remains outstanding and is not redeemed prior to any such one-month extension, unless the closing of an initial business combination has occurred, which may be made in exchange for a non-interest bearing promissory note payable upon consummation of an initial business combination, (ii) amend the Charter to permit the issuance of Class A ordinary shares to holders of the Class B ordinary shares, $0.0001 par value per share (the “Class B ordinary shares”), upon the exercise of the right of a holder of the Class B ordinary shares to convert such Class B ordinary shares into Class A ordinary shares on a one-for-one basis, at any time and from time to time, prior to the closing of an initial business combination (the “Founder Share Amendment Proposal”), and (iii) amend the Charter to eliminate the limitation that the Company may not redeem Class A ordinary shares in an amount that would cause the Company’s net tangible assets to be less than $5,000,001 (the “Redemption Limitation Proposal”). At the Meeting, the Public Shareholders approved the Extension Amendment Proposal, the Founder Share Amendment Proposal and the Redemption Limitation Proposal.
Furthermore, in connection with the Meeting, shareholders holding 13,661,579 Class A ordinary shares exercised their right to redeem such shares for a pro rata portion of the funds in the Trust Account. As a result, approximately $145.2 million (based on a redemption price of approximately $10.63 per share) was removed from the Trust Account to pay such holders.
On October 24, 2023, the Company entered into the Business Combination Agreement with Holdco, LCW Merger Sub, Innventure Merger Sub and Innventure, pursuant to which the parties thereto will enter into the Business Combination, pursuant to which, among other things, (i) LCW Merger Sub will merge with and into the Company (the “LCW Merger”), with the Company being the surviving company, and (ii) Innventure Merger Sub will merge with and into Innventure (the “Innventure Merger” and together with the LCW Merger, the “Mergers”), with Innventure being the surviving company. Following the Mergers, each of the Company and Innventure will be a subsidiary of Holdco, and Holdco will become a publicly traded company. At the closing of the Business Combination, Holdco is expected to change its name to Innventure, Inc., and its common stock, par value $0.0001, is expected to list on Nasdaq.
The Company recorded a deferred credit of $586,918 as of June 30, 2024, on its balance sheet which reflects payments received from Innventure for the reimbursement of 50% of certain expenses of the Company by Innventure pursuant to the Business Combination Agreement.
The consummation of the proposed Business Combination with Innventure is subject to certain conditions as further described in the Business Combination Agreement.
On August 12, 2024, the Company announced that $150,000 was deposited into the Trust Account to extend the period of time the Company has to consummate an initial business combination to September 13, 2024.
If the Company has not completed an initial business combination by September 13, 2024 and the Company decides not to extend the period of time to consummate an initial business combination, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the Class A ordinary shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned and not previously released to the Company to pay its taxes, if any (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then issued and outstanding Class A ordinary shares, which redemption will completely extinguish the rights of the Public Shareholders as shareholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining Public Shareholders and its board of directors (the “Board”), liquidate and dissolve, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s Public Warrants, which will expire worthless if the Company fails to complete an initial business combination by the Extended Date.
The Sponsor has agreed to waive its rights to liquidating distributions from the Trust Account with respect to the Founder Shares it will receive if the Company fails to complete an initial business combination by the Extended Date. However, if the Sponsor or any of its respective affiliates acquire Public Shares, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete an initial business combination by the Extended Date.
In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party (other than the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below the lesser of (1) $10.00 per public share and (2) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per public share, due to reductions in the value of trust assets, in each case net of the interest that may be withdrawn to pay taxes. This liability will not apply to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and as to any claims under the Company’s indemnity of the underwriter of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
Liquidity, Capital Resources and Going Concern
As of June 30, 2024 and December 31, 2023, the Company had cash of $205,454 and $116,234 held outside of the Trust Account, respectively. The Company intends to use substantially all of the funds held the Trust Account. To the extent that its shares or debt are used, in whole or in part, as consideration to complete its initial business combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the post-business combination entity, make other acquisitions and pursue the Company’s growth strategies.
On May 3, 2022, the Company entered into a promissory note with the Sponsor pursuant to which the Sponsor agreed to loan the Company up to an aggregate amount of $1,050,000 which the Company drew down in full on May 5, 2022. This note is non-interest bearing and is due on the earlier of the day by which the Company must complete an initial business combination, and the effective date of such business combination. On December 29, 2023, the Company and the Sponsor amended and restated the promissory note (the “First Restated Note”), agreeing to amend the principal amount of the loan of up to $2,487,000. On March 19, 2024, the Company and the Sponsor further amended and restated the First Restated Note (the “Second Restated Note”), agreeing to amend the principal amount of the loan of up to $3,050,000. On June 28, 2024, the Company and the Sponsor further amended and restated the Second Restated Note (the “Third Restated Note” and, as may be further amended and restated, the “Note”), agreeing to amend the principal amount of the loan of up to $3,800,000, which was fully drawn as of such date. The outstanding balance under this loan amounted to $3,800,000 as of June 30, 2024. Management determined that there was an embedded conversion feature related to the Note that would require bifurcation and be classified as a liability. However, based on a third-party valuation, the amount was determined to be de minimis.
During the quarter ended June 30, 2024, the Company sustained negative cash flows from operations and expects to continue to incur negative cash flows from operations for at least the next twelve months from the filing of this report.
In connection with the Company’s assessment of going concern considerations in accordance with the Financial Accounting Standard Board’s (“FASB”) Accounting Standards Update (“ASU”) 2014-15, “Disclosures of

Uncertainties about an Entity’s Ability to Continue as a Going Concern,” the Company has until the Extended Date to consummate the proposed Business Combination. It is uncertain that the Company will be able to consummate the proposed Business Combination by this time. On August 12, 2024, the Company announced that $150,000 was deposited into the Trust Account to extend the period of time the Company has to consummate an initial business combination to September 13, 2024. If an initial business combination is not consummated by this date, absent any further extensions, there will be a mandatory liquidation and subsequent dissolution of the Company. Management has determined that the mandatory liquidation, should an initial business combination not occur, and potential subsequent dissolution, raises substantial doubt about the Company’s ability to continue as a going concern for the next twelve months from the issuance of this filing. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after October 13, 2024 or earlier if the period of time the Company has to consummate an initial business combination is not extended on a monthly basis. The Company intends to complete the proposed Business Combination before the mandatory liquidation date. However, there can be no assurance that the Company will be able to consummate any business combination by the Extended Date.
The Company’s evaluation of its working capital, along with, the liquidity condition and date for mandatory liquidation and subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern one year from the date that these unaudited condensed financial statements are issued. These unaudited condensed financial statements do not include any adjustment relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.
Note 2 – Summary of Significant Accounting Policies
Basis of Presentation
The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for condensed interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the SEC. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.
The accompanying unaudited condensed financial statements should be read in conjunction with the Company’s Annual Form 10-K as filed with the SEC on April 4, 2024. The financial information as of December 31, 2023 is derived from the audited financial statements presented in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023. The interim results for the six months ended June 30, 2024, are not necessarily indicative of the results expected for the year ending December 31, 2024 or for any future periods.
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company, which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had cash of $205,454 and $116,234 as of June 30, 2024 and December 31, 2023, respectively, and no cash equivalents as of June 30, 2024 and December 31, 2023.
Assets Held in Trust Account
At June 30, 2024 and December 31, 2023, all of the assets held in the Trust Account were invested in interest-bearing demand deposit accounts and cash accounts, respectively.
Income Taxes
The Company complies with the accounting and reporting requirements of Accounting Standards Codification (“ASC”) 740 (“ASC 740”), “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.
ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits, if any, as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of June 30, 2024. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.
There is currently no taxation imposed on income by the government of the Cayman Islands. In accordance with Cayman federal income tax regulations, income taxes are not levied on the Company. Consequently, income taxes are not reflected in the Company’s financial statements. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Shares Subject to Possible Redemption
The Company accounts for its shares subject to possible redemption in accordance with the guidance in ASC 480 (“ASC 480”), “Distinguishing Liabilities from Equity.” Shares subject to mandatory redemption (if any) are classified as a liability instrument and measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, shares are classified as shareholders’ equity. The Company’s shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at June 30, 2024 and December 31, 2023, shares subject to possible redemption are presented as temporary equity, outside of the shareholders’ deficit section of the Company’s balance sheet.
As of June 30, 2024 and December 31, 2023, the Class A ordinary shares subject to possible redemption reflected on the balance sheets are reconciled in the following table:

Class A ordinary shares subject to possible redemption, December 31, 2022	235,578,275
Redemption	(145,222,585)
Shareholder redemption payable	(249,339)
Accretion of carrying value to redemption value	9,948,542
Class A ordinary shares subject to possible redemption, December 31, 2023	$100,054,892
Accretion of carrying value to redemption value	1,537,840
Class A ordinary shares subject to possible redemption, June 30, 2024	$101,592,732
Public Offering Costs
Offering costs consisted of legal, accounting, and other expenses incurred through the balance sheet date that were directly related to the Initial Public Offering. The Company complies with the requirements of the ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A— “Expenses of Offering.” Offering costs consist principally of professional and registration fees incurred through the balance sheet date that are related to the Initial Public Offering. Offering costs are charged to shareholders’ equity or the statement of operations based on the relative value of the Public Warrants and the Private Placement Warrants to the proceeds received from the Units sold upon the completion of the Initial Public Offering. Accordingly, on December 31, 2021, offering costs totaling $13,157,186 (consisting of $2,446,000 of underwriting fee, $9,780,500 of deferred underwriting fee and $930,686 of other offering costs) were recognized with $781,595 included in the statements of operations as an allocation for the Public Warrants and the Private Placement Warrants. No offering costs were incurred for the three and six months ended June 30, 2024 and 2023.
Warrant Liabilities
The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in ASC 480, “Distinguishing Liabilities from Equity,” and ASC 815 (“ASC 815”), “Derivatives and Hedging.” The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own ordinary shares, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.
For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the statements of operations. The fair value of the warrants was estimated using a Monte Carlo simulation model (see Note 10).

Net Income Per Ordinary Share
The Company complies with accounting and disclosure requirements of ASC 260, “Earnings Per Share.” The Company has two classes of shares, which are referred to as Class A ordinary shares and Class B ordinary shares. Income is shared pro rata between the two classes of ordinary shares. Net income per share is computed by dividing net income by the weighted average number of ordinary shares outstanding for the period. Accretion associated with the redeemable Class A ordinary shares is excluded from earnings per share as the redemption value approximates fair value. The calculation of diluted income per ordinary share does not consider the effect of the Warrants issued in connection with the Initial Public Offering, as well as warrants potentially issuable upon conversion of the Note, since the exercise of such warrants are contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive.
A reconciliation of net (loss)/income per ordinary share is as follows:

	For the Three Months Ended June 30,2024		For the Six Months Ended June 30,2024		For the Three Months Ended June 30, 2023		For the Six Months Ended June 30, 2023
	Class A	Class B	Class A	Class B	Class A	Class B	Class A	Class B
Basic and diluted net income/(loss) per ordinary share
Numerator:
Allocation of net income/(loss), as adjusted	$(1,584,646)	$(975,724)	$(2,917,669)	$(1,796,513)	$1,703,734	$425,933	$3,986,709	$996,677
Denominator:
Basic and diluted weighted average shares outstanding	9,338,422	5,750,000	9,338,422	5,750,000	23,000,000	5,750,000	23,000,000	5,750,000
Basic and diluted net income/(loss) per ordinary share	$(0.17)	$(0.17)	$(0.31)	$(0.31)	$0.07	$0.07	$0.17	$0.17
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentration of credit risk consist of a cash account in a financial institution which, at times may exceed the Federal Depository Insurance Corporation coverage limit of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.
Fair Value of Financial Instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying balance sheets, primarily due to their short-term nature.
Derivative Financial Instruments
The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC 815, Derivatives and Hedging. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value on the grant date and is then re-valued at each reporting date, with changes in the fair value reported in the condensed statements of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date.
The Company will account for the conversion features in the Note under ASC 815. However, if a conversion feature meets the criteria of the scope exception, then it will not be bifurcated.

Recent Accounting Standards
In August 2020, the FASB issued ASU 2020-06 (“ASU 2020-06”), Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40) to simplify accounting for certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-convened method for all convertible instruments. The Company adopted this standard on January 1, 2024. The adoption of this standard did not have a significant impact to the Company’s financial statements.
Management does not believe there are any other recently issued, but not yet effective, accounting pronouncements, if currently adopted, that would have a material effect on the Company’s financial statements.
Note 3 – Initial Public Offering
Pursuant to the Initial Public Offering on October 13, 2021, the Company sold 23,000,000 Units, including 3,000,000 Units as a result of the underwriter’s exercise of their over-allotment option in full, at a purchase price of $10.00 per Unit. Each Unit consists of one Class A ordinary share, and one-half of one Public Warrant. Each Public Warrant entitles the holder to purchase one Class A ordinary share at an exercise price of $11.50 per whole share (see Note 7).
Note 4 – Private Placement
Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 7,146,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant, for an aggregate purchase price of $7,146,000, in a private placement. Each Private Placement Warrant is identical to the Public Warrants, except there will be no redemption rights or liquidating distributions from the trust account with respect to Private Placement Warrants, which will expire worthless if the Company does not consummate an initial business combination by the Extended Date.
Note 5 – Related Party Transactions
Founder Shares
On February 2, 2021, in consideration for the payment of certain of the Company’s offering costs, the Company applied $25,000 of outstanding advances from the Sponsor towards the issuance of 7,187,000 Class B ordinary shares. On August 20, 2021, and September 9, 2021, the Sponsor effected a surrender of 1,287,000 Class B ordinary shares and 150,000 Class B ordinary shares, respectively, to the Company for no consideration, resulting in a decrease in the total number of Class B ordinary shares outstanding from 7,187,000 to 5,750,000. All shares and associated amounts have been retroactively restated to reflect the share surrender. The initial shareholders agreed to forfeit up to 750,000 Founder Shares to the extent the over-allotment was not exercised in full by the underwriter. In May 2021, the Sponsor transferred 30,000 Founder Shares to each of the Company’s independent directors at the same price originally paid for such shares. On October 13, 2021, the underwriter exercised the full over-allotment option.
The Sponsor has agreed not to transfer, assign or sell any of its Founder Shares until the earlier to occur of: (A) one year after the completion of an initial business combination or (B) the date on which the Company completes a liquidation, merger, capital stock exchange or similar transaction that results in the Company’s shareholders having the right to exchange their ordinary shares for cash, securities or other property. Notwithstanding the foregoing, if the last sale price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after an initial business combination, the Founder Shares will be released from the lock-up.

Related Party Loans
In order to finance transaction costs in connection with an initial business combination, the Sponsor, an affiliate of the Sponsor, or the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (the “Working Capital Loans”). Such Working Capital Loans would be evidenced by promissory notes. The notes would either be repaid upon consummation of an initial business combination, without interest, or, at the lender’s discretion, up to $1,500,000 of notes may be converted upon consummation of an initial business combination into warrants at a price of $1.00 per warrant. The warrants will be identical to the Private Placement Warrants. In the event that a business combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans.
On May 3, 2022, the Company entered into a promissory note with the Sponsor pursuant to which the Sponsor agreed to loan the Company up to an aggregate amount of $1,050,000 which the Company drew down in full on May 5, 2022. This note is non-interest bearing and is due on the earlier of the day by which the Company must complete an initial business combination, and the effective date of such business combination. On December 29, 2023, the Company and the Sponsor entered into the First Restated Note, agreeing to amend the principal amount of the loan of up to $2,487,000. On March 19, 2024, the Company and the Sponsor entered into the Second Restated Note, agreeing to amend the principal amount of the loan of up to $3,050,000. On June 28, 2024, the Company and the Sponsor entered into the Third Restated Note, agreeing to amend the principal amount of the loan of up to $3,800,000, which was fully drawn as of such date. The outstanding balance under this loan amounted to $3,800,000 as of June 30, 2024 and $2,439,000 as of December 31, 2023. Management determined that there was an embedded conversion feature related to the Note that would require bifurcation and be classified as a liability. However, based on a third-party valuation, the amount was determined to be de minimis.
Note 6 – Commitments and Contingencies
Registration and Shareholders Rights
The holders of the Founder Shares, Private Placement Warrants and any warrants that may be issued upon conversion of the Working Capital Loans (and in each case holders of their component securities, as applicable) will be entitled to registration rights pursuant to a registration rights agreement signed simultaneously with the offering (October 13, 2021), requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to the Class A ordinary shares). The holders of the majority of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of an initial business combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
The underwriter was entitled to a deferred fee of $0.35 per Unit, or $7,780,500 in the aggregate, and a discretionary deferred fee of $2,000,000. The deferred fee would have become payable to the underwriter from the amounts held in the Trust Account solely in the event that the Company completed an initial business combination, subject to the terms of the underwriting agreement. Even though the services the underwriter owed the Company for such deferred compensation had already been provided in full in connection with the Initial Public Offering, on September 1, 2023, the underwriter gratuitously waived its entitlement to the deferred compensation. The underwriter was not provided, and will not be provided, any consideration in exchange for its waiver of their entitlement to the payment of the deferred compensation.
Note 7 – Warrant Liabilities
The Company accounted for the 18,646,000 Warrants issued in connection with the Initial Public Offering in accordance with the guidance contained in ASC 815-40. Such guidance provides that, because the Warrants do not meet the criteria for equity treatment thereunder, each Warrant must be recorded as a liability. Accordingly, the

Company has classified each Warrant as a liability at its fair value. This liability is subject to re-measurement at each balance sheet date. With each such remeasurement, the warrant liabilities will be adjusted to fair value, with the change in fair value recognized in the Company’s statement of operations. The Warrants are also subject to re-evaluation of the proper classification and accounting treatment at each reporting period. If the classification changes as a result of events during the period, the Warrants will be reclassified as of the date of the event that causes the reclassification.
The Company offered warrants in connection with its sale of Units. Each whole warrant that is part of the Units sold in the Offering is exercisable to purchase one Class A ordinary share, subject to adjustment as provided in the Initial Public Offering prospectus, and only whole warrants are exercisable. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. If, upon separation of the Units, a holder of warrants would be entitled to receive a fractional warrant, the Company will round down to the nearest whole number of warrants to be issued to such holder.
The Company will not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a Public Warrant and will have no obligation to settle such Public Warrant exercise unless a registration statement under the Securities Act covering the issuance of the Class A ordinary shares issuable upon exercise of the Public Warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No Public Warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any shares to holders seeking to exercise their Public Warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption from registration is available.
The Company has agreed that as soon as practicable, but in no event later than 15 business days, after the closing of an initial business combination, it will use its best efforts to file with the SEC a registration statement registering the issuance, under the Securities Act, of the Class A ordinary shares issuable upon exercise of the Public Warrants. The Company will use its best efforts to file with the SEC a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants, to cause such registration statement to become effective and to maintain a current prospectus relating to those Class A ordinary shares until the warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the 60th business day after the closing of an initial business combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption.
Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00. Once the warrants become exercisable, the Company may redeem the outstanding warrants:
•in whole and not in part;
•at a price of $0.01 per Public Warrant;
•upon not less than 30 days’ prior written notice of redemption to each warrant holder; and
•if, and only if, the reported last sale price of the Class A ordinary shares equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three business days before the Company sends the notice of redemption to the warrant holders.
Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00. Once the warrants become exercisable, the Company may redeem the outstanding warrants:
•in whole and not in part;
•at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to an agreed table based on the redemption date and the “fair market value” of Class A ordinary shares;
•if and only if, the closing price of Class A ordinary shares equals or exceeds $10.00 per public share (as adjusted) for any 20 trading days within the 30-trading day period ending three trading days before the Company sends the notice of redemption to the warrant holders; and
•if the closing price of the Class A ordinary shares for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders is less than $18.00 per share (as adjusted), the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above.
If and when the Public Warrants become redeemable by the Company, the Company may not exercise its redemption right if the issuance of ordinary shares upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws or the Company is unable to effect such registration or qualification.
The exercise price and number of Class A ordinary shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, or recapitalization, reorganization, merger or consolidation. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete an initial business combination by the Extended Date and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless. If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of ordinary shares issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. If the Company is unable to complete an initial business combination by the Extended Date and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such warrants. Accordingly, the warrants may expire worthless.
In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of its initial business combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the Company’s initial business combination on the date of the consummation of such initial business combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial business combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price and the $18.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 180% of the greater of the Market Value and the Newly Issued Price.
The Private Placement Warrants are identical to the Public Warrants included in the Units sold in the Initial Public Offering, except that the Private Placement Warrants will and the ordinary shares issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of an initial business combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and will be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.
At June 30, 2024, there were 11,500,000 Public Warrants and 7,146,000 Private Placement Warrants outstanding with a fair value of $1,725,000 and $1,071,900, respectively. At December 31, 2023, there were 11,500,000 Public Warrants and 7,146,000 Private Placement Warrants outstanding with a fair value of $230,000 and $142,920, respectively.
The Company accounts for the 11,500,000 Public Warrants issued in connection with the Initial Public Offering and the 7,146,000 Private Placement Warrants in accordance with the guidance contained in ASC 815-40. Such guidance provides that because the Warrants do not meet the criteria for equity treatment thereunder, each warrant must be recorded as a derivative liability. The warrant agreement contains an Alternative Issuance provision that if less than 70% of the consideration receivable by the holders of the Class A ordinary shares in an initial business combination is payable in the form of ordinary equity in the successor entity, and if the holders of the warrants properly exercises the warrants within thirty days following the public disclosure of the consummation of such business combination by the Company, the warrant price shall be reduced by an amount equal to the difference (but in no event less than zero) of (i) the warrant price in effect prior to such reduction minus (ii) (A) the Per Share Consideration (as defined below) minus (B) the Black-Scholes Warrant Value (as defined below). The “Black-Scholes Warrant Value” means the value of a Warrant immediately prior to the consummation of such business combination based on the Black-Scholes Warrant Model for a Capped American Call on Bloomberg Financial Markets. “Per Share Consideration” means (i) if the consideration paid to holders of the ordinary share consists exclusively of cash, the amount of such cash per ordinary share, and (ii) in all other cases, the volume weighted average price of the ordinary share as reported during the ten-trading day period ending on the trading day prior to the effective date of such business combination.
The Company believes that the adjustments to the exercise price of the warrants is based on a variable that is not an input to the fair value of a “fixed-for-fixed” option as defined under ASC 815-40 and, thus, the warrants are not eligible for an exception from derivative accounting. The accounting treatment of derivative financial instruments requires that the Company record a derivative liability upon the closing of the Initial Public Offering. Accordingly, the Company will classify each warrant as a liability at its fair value and the warrants will be allocated a portion of the proceeds from the issuance of the Units equal to its fair value determined by the Monte Carlo simulation. This liability is subject to re-measurement at each balance sheet date. With each such remeasurement, the warrant liabilities will be adjusted to fair value, with the change in fair value recognized in the Company’s statements of operations. The Company will reassess the classification at each balance sheet date. If the classification changes as a result of events during the period, the warrants will be reclassified as of the date of the event that causes the reclassification.
Note 8 – Class A Ordinary Shares Subject to Possible Redemption
The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of future events. The Company is authorized to issue 200,000,000 Class A ordinary shares with a par value $0.0001 per share. Holders of the Company’s Class A ordinary shares are entitled to one vote for each share.
On October 11, 2023, the Public Shareholders of the Company held the Meeting to approve the Extension Amendment Proposal, the Founder Share Amendment Proposal, and the Redemption Limitation Proposal. At the Meeting, the Public Shareholders approved each of the Extension Amendment Proposal, the Founder Share Amendment Proposal, and the Redemption Limitation Proposal. In connection with the Meeting, shareholders holding 13,661,579 Class A ordinary shares (after giving effect to withdrawals of redemptions) exercised their right to redeem such shares for a pro rata portion of the funds in the Company’s Trust Account. As a result, approximately $145.2 million (approximately $10.63 per share) was removed from the Trust Account to pay such holders. Following these redemptions, the Company had 9,338,421 Class A ordinary shares outstanding.
Following the redemptions, the Company recorded shareholder redemption payable for additional interest earned by redeeming holders of Class A ordinary shares that exercised their redemption rights in the amount of

$249,339, which equates to approximately $0.018 per Class A ordinary share. During the three months ended June 30, 2024, the Company remitted the additional interest to such redeeming holders of Class A ordinary shares.
As of June 30, 2024 and December 31, 2023, there were 9,338,421 Class A ordinary shares outstanding which were subject to possible redemption and are classified outside of permanent equity in the balance sheets.
Note 9 – Shareholders’ Deficit
Preference Shares — The Company is authorized to issue 1,000,000 preference shares with a par value of $0.0001 per share. At June 30, 2024 and December 31, 2023, there were no preference shares issued or outstanding, respectively.
Class A Ordinary Shares — The Company is authorized to issue 200,000,000 Class A ordinary shares, with a par value of $0.0001 per share. Holders of Class A ordinary shares are entitled to one vote for each share. At June 30, 2024 and December 31, 2023, there were zero Class A ordinary shares issued or outstanding (excluding the 9,338,421 Class A ordinary shares subject to possible redemption).
Class B Ordinary Shares — The Company is authorized to issue 20,000,000 Class B ordinary shares, with a par value of $0.0001 per share. Holders of the Class B ordinary shares are entitled to one vote for each share. At June 30, 2024 and December 31, 2023, there were 5,750,000 Class B ordinary shares issued and outstanding, respectively.
The Class B ordinary shares will automatically convert into Class A ordinary shares at the time of an initial business combination on a one-for-one basis, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like. In the case that additional Class A ordinary shares, or equity linked securities, are issued or deemed issued in excess of the amounts offered in the Initial Public Offering and related to the closing of such business combination, the ratio at which Class B ordinary shares shall convert into Class A ordinary shares will be adjusted (unless the holders of a majority of the outstanding Class B ordinary shares agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of Class A ordinary shares issuable upon conversion of all Class B ordinary shares will equal, in the aggregate, on an as converted basis, 20% of the sum of the total number of all ordinary shares outstanding upon the completion of the Initial Public Offering plus all Class A ordinary shares and equity linked securities issued or deemed issued in connection with such business combination (excluding any shares or equity linked securities issued, or to be issued, to any seller in the business combination, and any private placement-equivalent warrants issued to the Sponsor or its affiliates upon conversion of loans made to the Company). Holders of Founder Shares may also elect to convert their Class B ordinary shares into an equal number of Class A ordinary shares, subject to adjustment as provided above, at any time.
The Company may issue additional ordinary shares or preference shares to complete its initial business combination or under an employee incentive plan after completion of its initial business combination.
Note 10 – Fair Value Measurement
Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:
•Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;
•Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.
In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.
The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis at June 30, 2024, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

	Level 1	Level 2	Level 3	Total
Assets:
Assets Held in Trust	$101,592,732	$-	$-	$101,592,732
Liabilities:
Warrant Liabilities:
Public Warrants	$1,725,000	$-	$-	$1,725,000
Private Placement Warrants	-	-	1,071,900	1,071,900
Total Warrant Liabilities	$1,725,000	$-	$1,071,900	$2,796,900
The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis at December 31, 2023, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

	Level 1	Level 2	Level 3	Total
Assets:
Assets Held in Trust	$100,304,232	$-	$-	$100,304,232
Liabilities:
Warrant Liabilities:
Public Warrants	$230,000	$-	$-	$230,000
Private Placement Warrants	-	-	142,920	142,920
Total Warrant Liabilities	$230,000	$-	$142,920	$372,920
The Warrants are accounted for as liabilities in accordance with ASC 815-40 and are presented within warrant liabilities on the balance sheets. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of warrant liabilities in the statements of operations.
Initial Measurement
The Company established the initial fair value for the Public Warrants and the Private Placement Warrants on October 13, 2021, the date of the Company’s Initial Public Offering, using a Monte Carlo simulation model. The Company allocated the proceeds received from (i) the sale of Units (which is inclusive of one Class A ordinary share and one-fifth of one Public Warrant), and (ii) the sale of Private Placement Warrants, first to the Warrants based on their fair values as determined at initial measurement, with the remaining proceeds allocated to Class A ordinary shares subject to possible redemption based on their relative fair values at the initial measurement date. The Public Warrants and the Private Placement Warrants were classified as Level 3 at the initial measurement date due to the use of unobservable inputs. For periods subsequent to the detachment of the Public Warrants from the Units, which occurred on November 29, 2021, the Public Warrants were valued using the instrument’s publicly listed trading price on the NYSE as of the balance sheet date, which is considered to be a Level 1 measurement due to the use of an observable market quote in an active market.

The key inputs into the Monte Carlo simulation model for the Private Placement Warrants were as follows on June 30, 2024 and December 31, 2023:

Input	June 30, 2024	December 31, 2023
Share Price	$10.90	$10.84
Exercise Price	$11.50	$11.50
Risk-free rate of interest	4.24%	3.78%
Volatility	3.5%	2.0%
Term	5.13	5.79
Fair Value of Warrants	$0.15	$0.02
The Warrants were valued using a Monte Carlo Simulation Model, which is considered to be a Level 3 fair value measurement. The Modified Black Scholes model’s primary unobservable input utilized in determining the fair value of the Warrants is the expected volatility as of the closing of the Initial Public Offering, which was derived from observable warrant pricing on comparable ‘blank-check’ companies without an identified target. The expected volatility as of subsequent valuation dates was implied from the Company’s own Public Warrant pricing.
The following table presents the changes in the fair value of Level 3 warrant liabilities:

Private Warrants
Fair value as of December 31, 2023	$142,920
Change in fair value(1)	$214,380
Fair value as of March 31, 2024	$357,300
Change in fair value	$714,600
Fair value as of June 30, 2024	$1,071,900
__________________
(1)Changes in valuation inputs or other assumptions are recognized in change in fair value of warrant liabilities in the statement of operations.
Conversion Option Liability
The liability for the conversion option was valued using a Black-Scholes Option Pricing Model, which is considered to be a Level 3 fair value measurement. The Black Scholes model’s primary unobservable input utilized in determining the fair value of the conversion option is the expected volatility of the ordinary shares. During the six months ended June 30, 2024 and 2023, there were no changes in the fair value of the conversion option liability. As of June 30, 2024 and December 31, 2023, the fair value of the conversion feature was de minimis.
Note 11 – Subsequent Events
Management of the Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the unaudited condensed financial statements were issued and has determined that there were no significant unrecognized events through that date other those noted below.
On July 11, 2024, the Company announced that $150,000 was deposited into the Trust Account to extend the period of time the Company has to consummate an initial business combination to August 13, 2024.
On August 12, 2024, the Company announced that $150,000 was deposited into the Trust Account to extend the period of time the Company has to consummate an initial business combination to September 13, 2024.
On August 13, 2024, the Company, acting pursuant to authorization from its Board, notified the NYSE of its intention to voluntarily withdraw the listing of its Class A ordinary shares, Public Warrants and Units from the NYSE and transfer the listing of its Class A ordinary shares to the Nasdaq Global Market (“Nasdaq”). The listing and trading of the Company's securities on the NYSE ended at market close on August 23, 2024, and trading of the

Class A ordinary shares commenced on Nasdaq on August 26, 2024, with the Units and Public Warrants commencing trading in the over-the-counter market on the same date.

Report of Independent Registered Public Accounting Firm
Unitholders and Board of Directors
Innventure LLC
Orlando, Florida
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Innventure LLC (the “Company”) as of December 31, 2023 and 2022, the related consolidated statements of operations, changes in mezzanine capital, changes in unitholders’ deficit, and cash flows for each of the two years in the period ended December 31, 2023, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2023 and 2022, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2023, in conformity with accounting principles generally accepted in the United States of America.
Substantial Doubt About the Company’s Ability to Continue as a Going Concern
The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 2 to the consolidated financial statements, the Company has suffered recurring losses from operations, has a net capital deficiency, and has stated that substantial doubt exists about the Company’s ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ BDO USA, P.C.
We have served as the Company's auditor since 2022.
Raleigh, North Carolina
April 12, 2024

Innventure LLC and Subsidiaries
Consolidated Balance Sheets
(in thousands, except unit and per unit amounts)

	December 31,
	2023	2022
Assets
Cash, cash equivalents and restricted cash	$2,575	$7,544
Prepaid expenses and other current assets	487	257
Due from related parties	2,602	14
Total Current Assets	5,664	7,815
Investments	14,167	19,825
Property, plant and equipment, net	637	—
Other assets	1,096	339
Total Assets	21,564	27,979

Liabilities and Unitholders’ Capital
Accounts payable	93	84
Accrued employee benefits	3,779	598
Accrued expenses	1,009	294
Related party payables	347	580
Related party notes payable - current	1,000	501
Notes payable - current	912	1,949
Patent installment payable - current	775	250
Other current liabilities	253	66
Total Current Liabilities	8,168	4,322
Notes payable, net of current portion	999	801
Convertible promissory note, net	1,120	—
Convertible promissory note due to related party, net	3,381	2,647
Embedded derivative liability	1,994	1,641
Patent installment payable, net of current	13,075	13,600
Other liabilities	683	295
Total Liabilities	29,420	23,306

Commitments and Contingencies

Mezzanine Capital
Redeemable Class I Units, no par value, 1,000,000 units authorized, issued and outstanding as of December 31, 2023 and 2022	2,912	2,984
Redeemable Class PCTA Units, no par value, 3,982,675 units authorized, issued and outstanding as of December 31, 2023 and 2022	7,718	12,882
Unitholders' Deficit
Class B Preferred Units, no par value, 4,639,557 and 3,608,545 units authorized, 4,109,961 units and 2,226,144 units issued and outstanding as of December 31, 2023 and 2022, respectively	38,122	20,803
Class B-1 Preferred Units, no par value, 2,600,000 units authorized, 342,608 units issued and outstanding as of December 31, 2023 and 2022	3,323	3,323
Class A Units, no par value, 10,975,000 units authorized, 10,875,000 units issued and outstanding as of December 31, 2023 and 2022	1,950	1,950
Class C Units, no par value, 1,585,125 units authorized, 1,570,125 units and 1,585,125 units issued and outstanding as of December 31, 2023 and 2022, respectively	844	639

Innventure LLC and Subsidiaries
Consolidated Balance Sheets
(in thousands, except unit and per unit amounts)

	December 31,
	2023	2022
Accumulated deficit	(64,284)	(38,564)
Non-controlling interest	1,559	656
Total Unitholders’ Deficit	(18,486)	(11,193)
Total Liabilities, Mezzanine Capital, and Unitholders' Deficit	$21,564	$27,979
See accompanying notes to consolidated financial statements.

Innventure LLC and Subsidiaries
Consolidated Statements of Operations
(in thousands, except unit and per unit amounts)

	Years ended December 31,
	2023	2022
Revenue
Management fee income - related party	$892	$789
Consulting revenue	225	153
Total Revenue	1,117	942

Operating Expenses
General and administrative	17,589	9,011
Sales and marketing	3,205	1,157
Research and development	4,001	15,443
Total Operating Expenses	24,795	25,611

Loss from Operations	(23,678)	(24,669)

Non-operating (Expense) and Income
Interest expense, net	(1,224)	(890)
Net loss on investments	(6,448)	(7,196)
Net gain on investments – due to related parties	232	238
Change in fair value of embedded derivative liability	766	(65)
Equity method investment loss	(632)	(63)
Other loss	—	(140)
Total Non-operating Expense	(7,306)	(8,116)
Income tax expense	—	—
Net Loss	(30,984)	(32,785)
Less: Loss attributable to non-controlling interest	(139)	(28)
Net Loss Attributable to Innventure LLC Unitholders	$(30,845)	$(32,757)

Net Loss Attributable to Class A Unitholders	$(27,279)	$(26,588)

Basic loss per unit	$(2.51)	$(2.44)
Basic weighted average Class A Units	10,875,000	10,875,000
See accompanying notes to consolidated financial statements.

Innventure LLC and Subsidiaries
Consolidated Statements of Changes in Mezzanine Capital
(in thousands)

	Class I Amount	Class PCTA Amount	Total
December 31, 2021	$4,530	$36,725	$41,255
Proceeds from capital calls to unitholders	205	—	205
Redemption of PCTA units	—	(16,772)	(16,772)
Distribution to Class I unitholders	(1,688)	—	(1,688)
Accretion of redeemable units to redemption value	(63)	(7,071)	(7,134)
December 31, 2022	2,984	12,882	15,866
Proceeds from capital calls to unitholders	130	—	130
Accretion of redeemable units to redemption value	(202)	(5,164)	(5,366)
December 31, 2023	$2,912	$7,718	$10,630
See accompanying notes to consolidated financial statements.

Innventure LLC and Subsidiaries
Consolidated Statements of Changes in Unitholders' Deficit
(in thousands)

	Class B Preferred	Class B-1 Preferred	Class A	Class C	Additional Paid-In Capital	Accumulated Deficit	Non-Controlling Interest	Total Unitholders' Deficit
December 31, 2021	$6,310	$—	$1,950	$195	$—	$(13,039)	$—	$(4,584)
Net loss	—	—	—	—	—	(32,757)	(28)	(32,785)
Non-controlling interest acquired	—	—	—	—	—	—	313	313
Issuance of preferred units, net of issuance costs	14,493	—	—	—	—	—	—	14,493
In-kind contribution of Class B-1 Preferred Units	—	3,323	—	—	—	—	—	3,323
Unit-based compensation	—	—	—	444	—	—	371	815
Warrant modification and contribution from Innventure1 LLC	—	—	—	—	108	—	—	108
Change in fair value of warrants	—	—	—	—	(10)	—	—	(10)
Accretion of redeemable units to redemption value	—	—	—	—	(98)	7,232	—	7,134
December 31, 2022	20,803	3,323	1,950	639	—	(38,564)	656	(11,193)
Net loss	—	—	—	—	—	(30,845)	(139)	(30,984)
Non-controlling interest acquired	—	—	—	—	—	—	337	337
Issuance of preferred units, net of issuance costs	17,319	—	—	—	—	—	—	17,319
Unit-based compensation	—	—	—	205	—	—	705	910
Distributions to unitholders	—	—	—	—	—	(241)	—	(241)
Accretion of redeemable units to redemption value	—	—	—	—	—	5,366	—	5,366
December 31, 2023	$38,122	$3,323	$1,950	$844	$—	$(64,284)	$1,559	$(18,486)
See accompanying notes to consolidated financial statements.

Innventure LLC and Subsidiaries
Consolidated Statements of Cash Flows
(in thousands)

	Years ended December 31,
	2023	2022
Cash Flows Used in Operating Activities
Net loss	$(30,984)	$(32,785)
Adjustments to reconcile net loss to net cash and cash equivalents used in operating activities:
Unit-based compensation	910	815
Change in fair value of embedded derivative liability	(766)	65
Change in fair value of payables due to related parties	(232)	(238)
Non-cash interest expense on notes payable	455	104
Net loss on investments	6,448	7,196
Equity method investment loss	632	63
Write off acquired in-process R&D	—	13,850
Other, net	232	305
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(230)	(231)
Due from related parties	12	218
Accounts payable	9	(143)
Accrued employee benefits	3,181	553
Accrued expenses	1,230	285
Other current and other liabilities	(155)	(7)
Other assets	(218)	—
Net Cash Used in Operating Activities	(19,476)	(9,950)

Cash Flows (Used in) Provided by Investing Activities
Purchase of shares in equity method investee	(2,000)	—
Contributions to equity method investee	(130)	(205)
Distributions from equity method investee	—	1,688
Loans to equity method investee	(2,600)	—
Acquisition of property, plant and equipment	(645)	—
Proceeds from sale of investments	708	—
Net Cash (Used in) Provided by Investing Activities	(4,667)	1,483

Cash Flows Provided by Financing Activities
Proceeds from issuance of capital, net of issuance costs	16,009	12,891
Proceeds from the issuance of non-controlling interest	337	313
Proceeds from the issuance of convertible promissory note	2,000	—
Proceeds from (payment of) related party notes payable	1,004	(12)
Repayment on notes payable	(65)	(4,037)
Proceeds from the issuance of convertible promissory note due to related party	—	4,000
Receipt of capital from Class I Unitholder	130	205
Distributions to Class I Unitholder	—	(1,688)
Distribution to Unitholders	(241)	—
Cash Flows Provided by Financing Activities	19,174	11,672

Net (Decrease) Increase in Cash, Cash Equivalents and Restricted Cash	(4,969)	3,205
Cash, Cash Equivalents and Restricted Cash Beginning of period	7,544	4,339
Cash, Cash Equivalents and Restricted Cash End of period	$2,575	$7,544

Innventure LLC and Subsidiaries
Consolidated Statements of Cash Flows
(in thousands)

	Years ended December 31,
	2023	2022
Supplemental Cash Flow Information
Cash paid for interest	$297	$547
Supplemental Disclosure of Noncash Financing Information
Accretion of redeemable units to redemption value	$5,366	$7,134
Issuance of preferred units to extinguish convertible notes payable	$806	$1,602
Issuance of preferred B units to extinguish related party notes payable	$504	$—
Realized gain on investments distributed to Class PCTA Unitholders	$—	$13,359
Transfer of obligation from derivative liability to due to related party after option executed	$—	$1,431
In-kind contribution of PCT common stock in exchange for Class B-1 Preferred Units	$—	$3,323
Debt discount and embedded derivative upon issuance	$1,119	$1,576
Recognition of right of use asset and corresponding lease liability	$730	$368
Distribution of investments to former warrant holders	$—	$719
Creation of liability to former warrant holders	$—	$105
See accompanying notes to consolidated financial statements.

Innventure LLC and Subsidiaries
Notes to Consolidated Financial Statements
(in thousands, except unit or per unit data)
Note 1. Nature of Business
Innventure LLC (together with its subsidiaries, the “Company” or “Innventure”) is an origination platform company with its headquarters in Orlando, Florida. Its principal operation is to partner with large multinational companies and acquire new intellectual property and patents through newly created entities where Innventure LLC supports the initial funding, sometimes through direct contributions, and manages the new independent company through its initial scaling with the goal of building disruptive companies that have the ability to significantly change the way businesses, industries, markets, and / or consumers operate.
On October 24, 2023, Learn CW Investment Corporation (“Learn CW”) entered into a Business Combination Agreement (the “Business Combination Agreement”), by and among Learn CW, Learn SPAC HoldCo, Inc., a Delaware corporation and direct, wholly owned subsidiary of Learn CW (“Holdco”), LCW Merger Sub, Inc., a Delaware corporation and direct, wholly owned subsidiary of Holdco (“LCW Merger Sub”), and Innventure Merger Sub, LLC, a Delaware limited liability company and direct, wholly owned subsidiary of Holdco (“Innventure Merger Sub”) and the Company.
Pursuant to the Business Combination Agreement, the parties thereto will enter into a business combination transaction (the “Business Combination” and, together with the other transactions contemplated thereby, the “Transactions”), pursuant to which, among other things, (i) LCW Merger Sub will merge with and into Learn CW (the “LCW Merger”), with Learn CW being the surviving company, and (ii) Innventure Merger Sub will merge with and into the Company (the “Innventure Merger” and together with the LCW Merger, the “Mergers”), with the Company being the surviving company. Following the Mergers, each of the Company and Learn CW will be a subsidiary of Holdco, and Holdco will become a publicly traded company. At the closing of the Transactions, Holdco is expected to change its name to Innventure, Inc, and its common stock, par value $0.0001, is expected to list on NYSE American.
The Business Combination is expected to be consummated after the required approval by the shareholders of Learn CW and the satisfaction of certain other conditions.
Note 2. Accounting Policies
Basis of Presentation
The consolidated financial statements of the Company are prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) and include the accounts of the Company and its controlled subsidiaries. All intercompany transactions and balances have been eliminated in consolidation.
Reclassifications
Certain amounts reported previously have been reclassified to conform to the current year presentation with no effect on total unitholders' deficit, or net income as previously reported. These reclassifications relate primarily to creation of new captions for balances that meet certain reporting thresholds in the current period and collapsing certain nonmaterial balances that no longer met reporting thresholds into summarized captions in the financial statements.
Going Concern
As of December 31, 2023, the Company had cash balance of $2,575, accumulated deficit of $64,284 and a working capital deficit of $2,504. During the year ended December 31, 2023, the Company incurred a net loss of $30,984. Management believes the Company will continue to incur losses and negative cash flows from operating activities for the foreseeable future and will need additional capital or debt financing to sustain its operations until it can achieve long-term profitability and positive cash flows. The Company’s continuation as a going concern is dependent on its ability to generate sufficient cash flows from operations to meet its obligations, or obtaining additional financing from its unitholders or other sources, as may be required.
In order to maintain its current level of operations, the Company will require additional working capital from either cash flows from operations or from the sale of its capital or issuance of debt. The Company intends to obtain

Innventure LLC and Subsidiaries
Notes to Consolidated Financial Statements
(in thousands, except unit or per unit data)
additional financing in the future to proceed with its business plans. With approval of the Class PCTA Unitholders, the Company has the ability to sell shares of common stock of PureCycle Technologies, Inc. ("PCT"), an unrelated third-party, held by the Company, once certain lock-up periods have expired (see Note 3. Investments). As of December 31, 2023, the Company holds less than 2% of the outstanding shares of common stock of PCT. However, the future value of investments held is unpredictable and subject to market events outside of the Company’s control. If the Company is unable to acquire additional working capital, it will be required to significantly reduce its current level of operations. Furthermore, the Company’s technology segment has not yet begun commercial operations so does not yet have any sources of revenue.
The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern within one year after the date of the accompanying consolidated financial statements are issued; however, the above conditions raise substantial doubt about the Company’s ability to do so. The consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result should the Company be unable to continue as a going concern. There can be no assurance that management will be successful in implementing its business plan or that the successful implementation of such business plan will actually improve our operating results.
Basis of Consolidation
The accompanying consolidated financial statements are prepared in accordance with accounting principles generally accepted in the Unites States of America ("GAAP"). The consolidated financial statements include the accounts of the Company, its wholly owned or majority-owned subsidiaries and entities in which the Company is deemed to have a direct or indirect controlling financial interest based on either a variable interest model or voting interest model. All intercompany transactions and balances have been eliminated in consolidation
Non-controlling Interest
Non-controlling interest (“NCI”) on the consolidated balance sheets represents the portion of consolidated subsidiaries that are not owned by the Company after consideration of contractual agreements that govern allocations of income or loss. The Company reports NCI in unitholders' deficit, separate from the parent’s deficit, on the consolidated balance sheets. In addition, the Company reports net loss attributable to NCI separately in the consolidated statements of operations.
Use of Estimates
The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Management bases its estimates on historical experience and on various other factors it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Accordingly, actual results could differ materially from those estimates. Significant items subject to such estimates and assumptions include the valuation of the Company’s capital units, the valuation of the Company’s investments that do not yet have readily available market quotations, the valuation of warrants, and valuation of derivatives within the Company’s financial instruments.
Fair Value Measurements
The Company accounts for certain assets and liabilities at fair value. Accounting Standards Codification ("ASC") 820, Fair Value Measurement establishes three levels of fair value based on the extent to which inputs used in measuring fair value are observable in the market. The Company categorizes each of its fair value measurements in one of these three levels based on the lowest level input that is significant to the fair value measurement in its entirety. These levels are:
Level 1 – Valuations based on unadjusted quoted prices for identical assets or liabilities in an active market that the Company has the ability to access at the measurement date.

Innventure LLC and Subsidiaries
Notes to Consolidated Financial Statements
(in thousands, except unit or per unit data)
Level 2 – Valuations based on observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data at the measurement date for substantially the full term of the assets or liabilities.
Level 3 – Valuations based on unobservable inputs that reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date. Consideration is given to the risk inherent in the valuation technique and the risk inherent in the inputs to the model.
Gains and losses for such assets and liabilities categorized within the Level 3 table set forth in “Note 4. Fair Value” may include changes in fair value that are attributable to both observable inputs (Levels 1 and 2) and unobservable inputs (Level 3).
In making a good faith determination of the fair value of its investments, the Company considers valuation methodologies consistent with industry practice. Valuation methods utilized may include, but are not limited to the following: comparisons to prices from secondary market transactions; venture capital financings; public offerings; purchase or sales transactions; as well as analysis of financial ratios and valuation metrics of the portfolio companies that issued such private equity securities to peer companies that are public, analysis of the portfolio companies’ most recent financial statements and forecasts, and the markets in which the portfolio company does business, and other relevant factors.
In addition, changes in the market environment and other events that may occur over the life of the investments may cause the realized gains or losses on investments to be different from the net change in unrealized appreciation or depreciation currently reflected in the consolidated financial statements.
Investments
Equity Method Investments
Equity method investments are investments where the Company does not consolidate the investee, but can exert significant influence over the financial and operating policies of the investee.
The carrying value of our equity method investments is determined based on amounts invested by the Company, adjusted for the Company’s share in the earnings or losses of each investee, after consideration of contractual arrangements that govern allocations of income or loss, less distributions received. For investments where the specified allocations of income or loss are different from the allocation of cash from operations and on liquidation, the Company utilizes the hypothetical liquidation book value method to allocate income or loss from the equity method investment. The Company evaluates its equity method investments for impairment whenever events or changes in circumstances indicate that the carrying amounts of such investments may not be recoverable.
Cash distributions received as a result of the Company’s share of cumulative earnings are classified as operating activities. Cash distributions, if any, received that are in excess of the Company’s share of cumulative earnings or losses are classified as investing activities.
Exchange-traded Investments
Exchange-traded equity investments are generally carried at fair value on the consolidated balance sheets with changes in the fair value recorded through net income (“FVTNI”) within non-operating income (expense).
Variable Interest and Voting Interest Entities
The Company performs an analysis of its investments to determine if they are either a Variable Interest Entity (“VIE”) or a Voting Interest Entity (“VOE”). Factors considered in this analysis include the entity’s legal organization, the entity’s capital structure, the rights of equity investment holders and the Company’s contractual involvement with, and economic interest in, the entity and any related party or de facto agent implications of the Company’s involvement with the entity. Entities that are determined to be VIEs are consolidated if the Company is the primary beneficiary (“PB”) of the entity. VOEs are typically consolidated if the Company holds the majority

Innventure LLC and Subsidiaries
Notes to Consolidated Financial Statements
(in thousands, except unit or per unit data)
voting interest. If the Company is not deemed to be the primary beneficiary in a VIE, the Company accounts for the investment or other variable interests in a VIE in accordance with GAAP.
Upon the occurrence of certain events (such as changes in the investment or the governance structure) management reviews and reconsiders its previous conclusion regarding the status of an entity as a VIE or a VOE. Additionally, management continually reconsiders whether the Company is deemed to be a VIE’s PB that consolidates such an entity.
Consolidation of Variable Interest Entities. Certain investments for which a controlling financial interest is achieved through arrangements that do not involve or are not directly linked to voting interests are deemed consolidated VIEs. The Company reviews factors, including whether or not (1) the entity has equity at risk that is sufficient to permit the entity to finance its activities without additional subordinated support from other parties and (2) the equity holders at risk have the obligation to absorb losses, the right to receive residual returns, and the right to direct the activities of the entity that most significantly impact the entity’s economic performance, to determine if the investment product is a VIE. The PB of a VIE is defined as the variable interest holder that has a controlling financial interest in the VIE. A controlling financial interest is defined as (1) the power to direct the activities of the VIE that most significantly impact its economic performance and (2) the obligation to absorb losses of the entity or the right to receive benefits from the entity that potentially could be significant to the VIE.
Consolidation of Voting Interest Entities. The Company is required to consolidate an investee to the extent that Innventure can exert control over the financial and operating policies of the investee, which generally exists if there is a greater than 50% voting equity interest.
Impairments of Investments
Management periodically assesses equity method investments for impairment. If impairment exists, an impairment charge would be recorded for the excess of the carrying amount of the investment over its estimated fair value in the consolidated statements of operations.
Impairment evaluation considers qualitative factors, including the financial conditions and specific events related to an investee, that may indicate the fair value of the investment is less than its carrying value.
Cash, Cash Equivalents and Restricted Cash
Cash and cash equivalents primarily consist of cash, money market funds and short-term, highly liquid investments with original maturities of three months or less. The Company has concentrated credit risk for cash and cash equivalents by maintaining deposits in banks, which may, at times, exceed amounts covered by insurance provided by the US Federal Deposit Insurance Corporation.
Cash that is restricted and not available for general operations is considered restricted cash. The Company's restricted cash is related to cash received through the Company's Class B Preferred Units capital raise and held in escrow prior to finalization of the Class B Preferred Units investment. As of December 31, 2023 and 2022, the Company had restricted cash related to the capital raise of $100 and $0, respectively.
Additionally, the Company maintains certain compensating balances that may be withdrawn, but the availability of short-term lines of credit is dependent upon the maintenance of such compensating balances. As of December 31, 2023 and 2022, the Company had compensating balances of $300 and $0, respectively.
Property, Plant and Equipment
The Company records property, plant and equipment at cost less accumulated depreciation. The Company depreciates the cost of property, plant and equipment using the straight-line method with depreciable lives of 10 years for Machinery & equipment, 3 years for Computers & office equipment, and lesser of useful life or lease terms for Leasehold improvements. The Company expenses normal maintenance and repair costs as incurred.

Innventure LLC and Subsidiaries
Notes to Consolidated Financial Statements
(in thousands, except unit or per unit data)
Impairment of Long-Lived Assets
The Company assesses its property, plant and equipment and other long lived assets for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable in accordance with ASC 360, "Property, Plant and Equipment." Recoverability of assets to be held and used is measured by comparing the carrying amount of an asset to the future undiscounted net cash flows expected to be generated by the asset.
In the event such an asset is considered impaired, the impairment to be recognized is measured by the amount by which the carrying value of the asset exceeds the estimated fair value of the asset. Assets to be disposed of are reported at the lower of the carrying value of estimated fair value less estimated costs to sell.
Due from Related Parties
Due from related parties includes amounts receivable from the Company’s equity method investees. Refer to Note 13. Related Party Transactions for further disclosure of transactions with related parties.
Notes Payable, Convertible Promissory Note Due to Related Party and Convertible Promissory Note
The Company's debt is carried on the consolidated balance sheets on a historical cost basis net of unamortized discounts and premiums. Costs associated with acquiring debt are presented netted against the principal balance as a debt discount. The debt discount is presented in the consolidated balance sheets as a direct deduction from the carrying amount of the debt liability. Discounts on debts are amortized over the contractual life of the related debt instrument using the effective interest method and are included in interest expense in the consolidated statements of operations.
The Company reviews the terms of all notes issued to determine whether there are features, including redemption and conversion features, which are required to be bifurcated and accounted for separately as derivative financial instruments. Embedded derivatives are separated from the host contract and carried at fair value when the embedded derivative possesses economic characteristics that are not clearly and closely related to the economic characteristics of the host contract and a separate, standalone instrument with the same terms would qualify as a derivative instrument. The derivative is measured both initially and in subsequent periods at fair value, with changes in fair value recognized in the consolidated statements of operations
Capital Units and Warrants
Capital units may be classified as a liability, temporary capital (i.e., mezzanine capital) or permanent unitholders' capital. In order to determine the appropriate classification, an evaluation of the cash redemption features is required. Where there exists an absolute right of redemption presently or in the future, the units in question would be classified as a liability. If units are contingently redeemable upon the occurrence of an event that is outside of the issuer’s control, the units are classified as mezzanine capital. The probability that the redemption event will occur is irrelevant. If no redemption features exist, or if a contingent redemption feature is within the Company’s control, the capital unit would be considered permanent unitholders' capital.
Warrants to acquire units may be classified as a liability or permanent capital. In order to determine the appropriate classification consideration is given as to whether the warrants are indexed to the Company’s own common units and whether the warrant holders could potentially require net cash settlement in a circumstance outside of the Company’s control, among other conditions. The assessment, which requires the use of judgement, is conducted at the time of warrant issuance and as of each reconsideration and balance sheet date while the warrants are outstanding.
For issued or modified warrants that meet all of the criteria for unitholders' capital classification, the warrants are recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all of the criteria for unitholders' capital classification, the warrants are recorded as a liability at their initial fair value on the date of issuance and remeasured at fair value as of each reconsideration and balance sheet date thereafter.

Innventure LLC and Subsidiaries
Notes to Consolidated Financial Statements
(in thousands, except unit or per unit data)
Revenue Recognition
The Company earns management fees, consulting revenue and carried interest allocations from investment advisory services it provides to its customers. Revenue is recognized when control of the promised services is transferred to customers in an amount that reflects the consideration the Company expects to receive in exchange for those services.
Investment advisory services are entered into for the purpose of generating investment returns in exchange for carried interest allocations. Administrative services include the necessary overhead incurred by the Company in order to manage capital balances and are provided in exchange for a management fee. Carried interest allocations are recognized at a point in time, while management fees are recognized over time.
Management Fees
Management fees are generally 1-2% of capital committed to Innventus ESG Fund I, L.P. (the “Fund") for which the Company serves as an advisor. Management fees are recognized over the period during which the related services are performed. The administrative services are comprised of distinct service periods (quarters) because the services are performed over time each quarter.
Management fees are generally calculated and paid to the Company on a quarterly basis in advance, based on the amount of capital commitments at the beginning of the quarter. Changes in the Company’s management fee revenues from quarter to quarter are driven by changes in the quarterly opening balances of capital commitments.
The Company considers management fees to be a form of variable consideration, as the amount earned each quarter may depend on various contingencies, such as changes in committed or invested capital. Management fees, however, are generally fully recognized at the end of each reporting period and are not subject to clawback and, therefore, the value of the management fees the Company is entitled to receive at the end of each quarter is generally no longer subject to the constraint.
Carried Interest
Carried interest allocations include the allocation of performance-based fees, commonly referred to as carried interest, to the Company from unaffiliated limited partners invested in the Fund. The Company is entitled to a carried interest allocation (typically 10% to 20%) based on cumulative fund or account performance to date, irrespective of whether such amounts have been realized. These carried interest allocations are subject to the achievement of minimum return levels (typically 8%). Carried interest is allocated based on cumulative returns, and is therefore reversible until gains are realized that exceed the return threshold. Accordingly, the Company considers the variable consideration related to carried interest to be constrained. Carried interest allocations are treated as service fees paid to the Company and the Company recognizes amounts when significant reversal is no longer probable.
Consulting revenue
Consulting services include investigative analysis, due diligence and opportunity assessment for third party customers. Consulting revenue is recognized as the services are provided to the customer as the Company completes its relevant analysis or deliverables for the customer.
Net Loss Per Unit
Basic loss per unit is calculated by dividing net income attributable to common unit holders by the weighted-average number of units outstanding during the period.
Unit-Based Compensation
The Company's unit-based compensation consists of profit interest units issued to certain employees and nonemployees of the Company. The Company recognizes expense for services received in exchange for unit-based compensation based on the grant date fair value of the awards. The Company recognizes non-cash compensation

Innventure LLC and Subsidiaries
Notes to Consolidated Financial Statements
(in thousands, except unit or per unit data)
expense attributable to these grants on a straight-line basis over the requisite service period, which is generally the vesting period. Expense related to grants of unit-based awards is included in the respective expense category in which the employee serves in the consolidated statements of operations. The Company recognizes forfeitures as they occur.
Income Taxes
The Company qualifies as a partnership for federal income tax purposes. Consequently, federal income taxes are not payable or provided by the Company. Members are taxed individually on their pro rata ownership share of the Company’s earnings. The Company’s net income or loss is allocated to the members in accordance with the Company’s operating agreement. The Company has no material unrecognized income tax benefits or uncertain tax positions.
Entities within the consolidated group that are considered a corporation for federal income tax purposes, recognize deferred income tax assets and liabilities for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases using currently enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred income tax assets and liabilities is recognized on the consolidated statements of operations in the period that includes the enactment date.
Management periodically assesses the recoverability of its deferred income tax assets based upon expected future earnings, taxable income in prior carryback years, future deductibility of the asset, changes in applicable tax laws and other factors. If management determines that it is not more likely than not that the deferred tax asset will be fully recoverable in the future, a valuation allowance will be established for the difference between the asset balance and the amount expected to be recoverable in the future. This allowance will result in additional income tax expense. Further, the Company records its income taxes receivable and payable based upon its estimated income tax position.
Recently Adopted Accounting Pronouncements
In June 2016, the Financial Accounting Standards Board ("FASB") issued ASU 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments ("ASU 2016-13"). ASU 2016-13 replaced the incurred loss impairment methodology under current GAAP with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to inform credit loss estimates. ASU 2016-13 requires use of a forward-looking expected credit loss model for accounts receivables, loans, and other financial instruments. ASU 2016-13 was originally effective for fiscal years beginning after December 15, 2019, with early adoption permitted. In October 2019, the FASB issued ASU No. 2019-10 , Financial Instruments-Credit Losses (Topic 326): Effective Dates, to finalize the effective date delays for private companies, not-for-profits, and smaller reporting companies applying the current expected credit losses (“CECL”) standards. ASU 2016-13 is now effective for reporting periods beginning after December 15, 2022 and interim periods within those fiscal years. Early adoption is permitted. The Company adopted ASU 2016-13 on January 1, 2023 and the adoption did not have a material impact on the Company’s consolidated financial statements.
Recently Issued But Not Yet Adopted Accounting Standards
In June 2022, the FASB issued ASU 2022-03, Fair Value Measurement (Topic 820): Fair Value Measurement of Equity Securities Subject to Contractual Sale Restrictions ("ASU 2022-03"). ASU 2022-03 clarifies that contractual sale restrictions should not be considered in measuring the fair value of equity securities. ASU 2022-03 is effective for fiscal years beginning after December 15, 2023, including interim periods therein, with early adoption permitted. The Company is currently assessing the impact of ASU 2022-03 on its consolidated financial statements.
In October 2023, the FASB issued ASU 2023-06, Disclosure Improvements: Codification Amendments in Response to the SEC’s Disclosure Update and Simplification Initiative (“ASU 2023-06”). This standard modifies the disclosure or presentation requirements of a variety of topics and aligns requirements with the SEC’s existing disclosure requirements. ASU 2023-06 is effective on the date each amendment is removed from Regulation S-X or Regulation S-K with early adoption prohibited. The Company will monitor the removal of various requirements

Innventure LLC and Subsidiaries
Notes to Consolidated Financial Statements
(in thousands, except unit or per unit data)
from the current regulations in order to determine when to adopt the related amendments, but does not anticipate the adoption of the new guidance will have a material impact on the Company’s consolidated financial statements. The Company will continue to evaluate the impact of this guidance on its consolidated financial statements.
In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures ("ASU 2023-07"), which enhances prior reportable segment disclosure requirements in part by requiring entities to disclose significant expenses related to their reportable segments. The amendments in ASU 2023-07 are effective on a retrospective basis for annual periods beginning after December 15, 2023 and interim periods within fiscal years beginning after December 15, 2024. The Company is currently evaluating the impact this accounting standard will have its segment disclosures in Note 15. Business Segment Data.
In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures ("ASU 2023-09"), which requires disaggregated information about a reporting entity's effective tax rate reconciliation as well as information on income taxes paid to enhance the transparency and decision usefulness of income tax disclosures. The amendments in this ASU are effective for annual periods beginning after December 15, 2024 on a prospective basis. The Company is currently evaluating the impact that ASU 2023-09 will have on its consolidated financial statements and notes thereto.
Note 3. Investments
Investments consist of the following:

	December 31,
	2023	2022
Equity-method investments	$4,482	$2,984
Exchange-traded investments at fair value	9,685	16,841
Total Investments	$14,167	$19,825
Equity-method investments
The Company’s equity-method investments include its investment in the Fund, for which it serves as general partner, and AeroFlexx, LLC ("AeroFlexx"), neither of which is consolidated, but over which the Company exerts significant influence.
The Company’s equity-method investment in the Fund reflects the Company’s general partner interest in the Fund, which represents approximately 5% of the Fund’s total capital commitments. The general partner interest is not consolidated because the Fund is not considered a variable interest entity and the Company does not hold a controlling financial interest in the Fund under the VOE model. The Fund is an investment company that follows a specialized basis of accounting established by GAAP. The Company’s general partnership interest in the Fund is substantially illiquid. While the Fund’s holdings are accounted for at fair value, the equity-method investment in the Fund is adjusted to reflect the fair value of the underlying investments of the Fund as of December 31, 2023 and 2022. The fair value of the underlying investments in the Fund is based on the Company’s assessment, which takes into account expected cash flows, earnings multiples and/or comparisons to similar market transactions, among other factors. Valuation adjustments reflecting consideration of credit quality, concentration risk, sales restrictions and other liquidity factors are integral to valuing these instruments.
The Company held a 31% and 30% equity-method investment interest in AeroFlexx as of December 31, 2023 and 2022, respectively. The Company recorded its investment in AeroFlexx at $1,570 and zero as of December 31, 2023 and 2022, respectively. The balance as of December 31, 2023 is derived from the Company's $2,000 investment in AeroFlexx Class D units in May of 2023, less equity method losses recorded against the carrying amount of the investment of $430 for the year ended December 31, 2023. The December 31, 2022 balance was zero due to the fact that the Company's share of cumulative losses were in excess of the Company’s basis.

Innventure LLC and Subsidiaries
Notes to Consolidated Financial Statements
(in thousands, except unit or per unit data)
Unconsolidated VIE
The Company determined that AeroFlexx has insufficient equity at risk to fund its operations, as of December 31, 2023, and therefore will meet the characteristic of a VIE. The Company does not have power to direct AeroFlexx's operations. AeroFlexx’s core operations are not closely associated with the Company and it was not created specifically to provide substantially all benefits to Innventure. Therefore, the Company is not considered the primary beneficiary and does not consolidate AeroFlexx as a VIE. The Company accounts for these investments in AeroFlexx under the equity method as shown below.
In addition, during the fourth quarter of 2023, Innventure made five separate working capital advances to AeroFlexx for a total of $2,600 which is presented within the "Due from related parties" caption on the consolidated balance sheets.
The carrying amounts and maximum exposure to loss relating to the VIE in which the Company holds a significant variable interest but is not the primary beneficiary and which have not been consolidated, were as follows:

	December 31,
	2023		2022
Asset type	Carrying Amount	Maximum Exposure to Loss	Carrying Amount	Maximum Exposure to Loss
Investment in AeroFlexx	$1,570	$1,570	$—	$—
Due from related party	2,600	2,600	13	13
Total	$4,170	$4,170	$13	$13
Summarized financial information:
Summarized financial information of the Fund in which the Company holds an equity method investment is as follows:
Balance sheets

	December 31,
	2023	2022
Current assets	$58,022	$60,062
Current liabilities	107	184
Partner's capital	57,915	59,878
Statements of operations

	Years ended December 31,
	2023	2022
Interest income	$320	$118
Total operating expenses	1,029	1,005
Net investment loss	$(709)	$(887)

Innventure LLC and Subsidiaries
Notes to Consolidated Financial Statements
(in thousands, except unit or per unit data)
Summarized financial information of AeroFlexx in which the Company holds an equity method investment is as follows:
Balance sheets

	December 31,
	2023	2022
Current assets	$874	$3,827
Non-current assets	9,906	7,872
Current liabilities	5,036	579
Non-current liabilities	2,995	2,685
Member's equity	2,749	8,435
Statements of operations

	Years ended December 31,
	2023	2022
Revenue	$16	$44
Gross loss	1	(146)
Net loss	$(8,221)	$(6,244)
Exchange-traded investments
The Company previously invested in PCT as the first company formed in partnership with a multinational corporation. In 2021, PCT merged with a special purpose acquisition company and became a publicly-traded entity. The shares of PCT's common stock held by the Company are classified as an Exchange-traded investment at FVTNI. The remaining shares of PCT's common stock held by the Company are subject to a final lock-up period which expires based upon the achievement of certain operational metrics, as certified by certain third-parties, of PCT’s Ironton, Ohio plant.
Note 4. Fair Value
Fair Value Hierarchy

December 31, 2023	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Totals
Assets:
Exchange-traded investments at FVTNI	$9,685	$—	$—	$9,685

Liabilities:
Embedded derivative liability	—	—	1,994	1,994
Related party payables	347	—	—	347

Innventure LLC and Subsidiaries
Notes to Consolidated Financial Statements
(in thousands, except unit or per unit data)

December 31, 2022	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Assets:
Exchange-traded investments at FVTNI	$16,841	$—	$—	$16,841

Liabilities:
Embedded derivative liability	—	—	1,641	1,641
Related party payables	580	—	—	580
Derivative Liabilities
Embedded derivative liabilities contained within the 2025 Notes (as defined and further described in Note 5. Borrowings) are stated at fair value. Fair value is determined utilizing a discounted cash flows method, using unobservable market data inputs, and an option pricing model based on management’s probability weighted expected outcome with respect to a financing or a change of control. A summary of the significant unobservable inputs utilized to estimate the fair value is as follows:

Embedded derivative within 2025 Note issued August 18, 2022 with a principal balance of $4,000	December 31, 2023	December 31, 2022
Discount Rate	35% - 36%	35% - 38%
Probability of Expected Outcomes
Financing	95%	85%
Change in control	3%	10%
Other	2%	5%

Embedded derivative within 2025 Notes issued June 7 & July 3, 2023 with an aggregate principal balance of $2,000
Discount Rate	71% - 88%	—
Probability of Expected Outcomes
Financing	95%	—
Change in control	3%	—
Other	2%	—
Significant increases or decreases to any of these inputs would result in a significantly higher or lower liability.
The following tables present information about the Company’s Level 3 liabilities that are measured at fair value on a recurring basis:

	Embedded Derivative Liability	Derivative Liability
Balance as of January 1, 2022	$—	$1,389
Issuance	1,576	—
Settlement	—	(1,431)
Change in fair value	65	42
Balance as of December 31, 2022	$1,641	$—
Issuance	1,119	—
Change in fair value	(766)	—
Balance as of December 31, 2023	$1,994	$—

Innventure LLC and Subsidiaries
Notes to Consolidated Financial Statements
(in thousands, except unit or per unit data)
The total net change in fair value included in earnings for the years ended December 31, 2023 and 2022 were $(766) and $107, respectively.
The carrying amounts of prepaid expenses and other current assets, due from related parties, other assets, accounts payable, accrued expenses, accrued employee benefits, other current liabilities and other liabilities approximate fair value due to the short maturity terms of these instruments. The fair value of the Company's convertible promissory note as of December 31, 2023 and 2022 was $4,501 and $2,647.
Note 5. Borrowings

	December 31,
	2023	2022
Series 1 promissory notes, 9% or 12% interest, maturity ranging from 36 – 48 months from issuance	$1,911	$2,717
Innventure1 LLC related party note	—	501
Related party note	1,000	—
Convertible promissory notes, 8% interest, mature 36 months from issuance	6,634	4,118
Other loans	—	65
Total Notes Payable	9,545	7,401
Less: unamortized debt discount	(2,133)	(1,503)
Less: current portion of related party notes payable	(1,000)	(501)
Less: current portion of notes payable	(912)	(1,949)
Total Long-term Notes	$5,500	$3,448
The Company has accrued interest of $634 and $119 in convertible promissory notes as of December 31, 2023 and 2022, respectively.
The Company’s note payable and notes payable to related parties mature as follows:

Year Ending December 31,	Amount
2024	$1,890
2025	$7,463
2026	$192
Total Debt	$9,545
Series 1 Promissory Notes
In 2018, the Company authorized the issuance and sale of unsecured promissory notes to investors up to $35,000. From 2018 to 2021, the Company issued promissory notes with a total principal amount of $4,936. The notes require monthly interest payments, have an original maturity period of 36-48 months, and bear interest at 9%-12% per annum. The first noteholders to participate in the Series 1 debt financing, up to one million in principal, also received a 5% repayment bonus, which has been reflected as an original issuance discount (“OID”) on the principal amount issued as recognition of early participation in the funding round.
In connection with the issuance of the notes, each noteholder received a warrant with a value derived formulaically based on 10% of the principal amount of each loan. Additionally, the Company incurred fees payable to the lenders and third-parties, including a selling agent. These amounts, along with any OID, are recorded as a discount on the notes and amortized using the effective interest method over the estimated contractual period of the notes, which the Company concluded was three years.
The notes contain two term extension options, at the Company’s election, which can extend the notes’ maturity period to 60 months in total. If the Company elects its first term extension option, the note will bear interest at 12%

Innventure LLC and Subsidiaries
Notes to Consolidated Financial Statements
(in thousands, except unit or per unit data)
for months 36 through 48. If the Company elects its second term extension option, the notes will bear interest at 15% for months 48 through 60.
In the event of a change of control or a portfolio company sale, the notes are required to be repaid. In the event of a default, noteholders may elect to convert into common units of the Company equal to two times the unpaid principal balance plus accrued but unpaid interest at the time of conversion at a pre-money valuation agreed to by a majority of the converting noteholders. If the Company is in default due to lack of payment and the noteholders do not elect repayment, notes will accrue interest at the default rate. During the first 36 months, the default interest rate is 12% and it increases to 18% thereafter.
During 2023 and 2022, noteholders with principal amounts totaling $1,310 converted their Series 1 promissory notes into an aggregate of 135,133 Class B Preferred Units and noteholders with principal amounts totaling $1,602 converted their Series 1 promissory notes into an aggregate of 165,089 Class B Preferred Units, respectively, each based on the Class B Preferred Unit issuance price of $9.6992 per unit. The noteholders elected to receive the last interest payment due and waive the prepayment fee, if applicable, in connection with the transaction. The Company accounted for the conversion of promissory notes as an extinguishment, the impact of which is immaterial to the Company’s financial statements.
In addition, during 2023, Series 1 notes with aggregate outstanding principal amounts of $829 became eligible for extension and the Company elected to extend such notes for an incremental 12-month period. In connection with the contractual extension, the interest rate on the notes reset to 12%. In addition, during 2023, outstanding Series 1 notes with aggregate outstanding principal amounts of $890 became eligible for a second extension and the Company elected to extend them for an incremental 12-month period. In connection with the contractual extension, the interest rate on these notes reset to 15%. For the year ended December 31, 2022, Series 1 notes with outstanding aggregate principal amounts of $966 became eligible for extension and the Company elected to extend them for an incremental 12-month period. In connection with the contractual extension, interest rates on the notes reset to 12%.
For the years ended December 31, 2023 and 2022, interest expense on the Series 1 notes was approximately $329 and $485, respectively, and is included in interest expense on the consolidated statements of operations. The interest expense on Series 1 notes includes the amortization of issuance costs of approximately $32 and $121, for the years ended December 31, 2023 and 2022, respectively.
Innventure1 LLC Related Party Note
During the year ended December 31, 2023, the Company extinguished a related party note (the “Innventure1 LLC Related Party Note”) with Innventure1 LLC ("Innventure1"), the original contributing unitholder and equity investor of the Company, and converted this note in the amount of $504 into 52,010 Class B Preferred Units based on the Class B Preferred Unit issuance price of $9.6992 per unit. The nature of this indebtedness is primarily expenses paid on the Company’s behalf and settlement was agreed upon by the management of the two related parties.
Related Party Note
The Company issued a note payable to a related party in the amount of $1,000 during the year ended December 31, 2023, which is included in notes payable to related parties in the consolidated balance sheets as of December 31, 2023. The nature of this indebtedness is primarily for working capital purposes and settlement is to be agreed upon by the two related parties. The related party note has no stated interest and no stated maturity date.
Convertible Promissory Notes
In 2022, the Company issued 8% convertible promissory notes (the “2025 Notes”) that can be converted into equity units at the later of a qualified financing event or upon maturity, which is 36-months. A qualified financing event is one or more transactions that results in gross proceeds of at least $2,000. Upon the occurrence of a qualified financing event, the 2025 Notes convert to the series of stock issued in that financing at the lesser of (a) a 20 percent discount or (b) $200 million divided by the number of fully diluted units outstanding immediately prior to the financing.

Innventure LLC and Subsidiaries
Notes to Consolidated Financial Statements
(in thousands, except unit or per unit data)
At maturity, note holders can choose to convert their 2025 Notes into Class A Units issued by a subsidiary of the Company at the lesser of (a) a 20 percent discount from the fair value as determined by the board or (b) $200 million divided by the aggregate number of then-outstanding units. If the Company experiences a change in control, the 2025 Notes must be redeemed for the greater of (a) 1.5 times the principal and accrued interest or (b) amount payable on the number of units equal to principal and interest divided by $200 million divided by the number of fully diluted outstanding units.
The 2025 Notes include embedded derivative features related to the share-settled and cash redemption features. The separation of embedded derivatives at issuances results in a discount on debt which is amortized to interest expense over the contractual maturity of the debt. The effective interest rate including the amortization of the discounts related to the conversion feature is 27%.
On August 18, 2022, the Company issued $4,000 worth of 2025 Notes to the Fund, a related party. At inception, a derivative liability of $1,576 was recorded. On June 7 and July 3, 2023, the Company issued $2,000 worth of 2025 Notes to third parties and at inception, a derivative liability of $1,119 was recorded.
During 2023 and 2022, the company recognized $456 and $105 in interest expense associated with the 2025 Note discounts. The contractual interest expense for the years ended 2023 and 2022, respectively, were $583 and $119. As of December 31, 2023 and 2022, the unamortized discount was $2,133 and $1,472, respectively.
Series 2 Promissory Notes
In 2020, the Company authorized the issuance and sale of unsecured promissory notes to investors up to $5,000. From 2020 to 2021, the Company issued promissory notes with a total principal amount of $3,680. The notes require monthly interest payments, have a maturity period of 12 months, and bear interest at 15% per annum. The Company incurred fees payable to the lenders and third-parties, including a selling agent. These amounts are recorded as a discount on the notes and amortized using the effective interest method over the estimated contractual period of the notes, 12-months.
In the event of a default, noteholders may elect to convert into Class K units of the Company, equal to two times the unpaid principal balance plus accrued unpaid interest at the time of conversion at a pre-money valuation agreed to by a majority of the converting noteholders. If the Company is in default due to lack of payment and the noteholders do not elect repayment, the notes will accrue interest at the default interest rate of 18%.
During 2022, the Company prepaid all Series 2 promissory notes, totaling $3,680, and its obligation to issue the Class K units extinguished with the repayment. No prepayment penalty was incurred in connection with the repayment. For the year ended December 31, 2022, interest expense on the Series 2 notes was approximately $197, including the amortization of issuance costs of approximately $14. Interest expense on the Series 2 notes is included in interest expense on the consolidated statements of operations. No Class K units were authorized or outstanding as of December 31, 2023 and 2022.
Innventure Notes
In November 2019, the Company issued $700 in promissory notes. The Innventure notes bear interest at 6%, have a 24-month maturity period, and principal and interest are due at maturity.
During 2022, the Company repaid the remaining principal balance of $225 and there were no Innventure notes outstanding as of December 31, 2022. Interest expense on the Innventure notes for the year ended December 31, 2022 was not material.

Innventure LLC and Subsidiaries
Notes to Consolidated Financial Statements
(in thousands, except unit or per unit data)
Note 6. Property, Plant and Equipment
Property, plant, and equipment consisted of the following:

	December 31,
	2023	2022
Leasehold improvements	$38	$—
Machinery & equipment	$86	$—
Computers & office equipment	$19	$—
Construction in progress	$502	$—
Property, Plant and Equipment, Gross	$645	$—
Less: Accumulated depreciation	$(8)	$—
Property, Plant and Equipment, Net	$637	$—
Note 7. Mezzanine Capital
Mezzanine capital consisted of the following:

	December 31, 2023
	Units Authorized	Units Issued and Outstanding
Class PCTA Units	3,982,675	3,982,675
Class I Units	1,000,000	1,000,000

	December 31, 2022
	Units Authorized	Units Issued and Outstanding
Class PCTA Units	3,982,675	3,982,675
Class I Units	1,000,000	1,000,000
The redemption of Class PCTA Units or Class I Units is not solely in control of the Company and, as such, both classes of units are considered redeemable at the option of the holder. These units are probable of becoming redeemable and as such are accreted to redemption value at each reporting date.
Voting
Class PCTA Units carry the right to hold, vote and dispose of the Company’s investment in the related shares of PCT common stock. All Class PCTA Units are held by Innventure1. Class I Units carry the right to hold, vote and dispose of the Company’s partnership interest in the Fund with respect to its General Partner (“GP”) affiliated commitment. The holders of units of any other class are not permitted to vote on matters specific to the Class PCTA or Class I Units.
Liquidation Preference
Distributions to Class PCTA and Class I Unit holders are based on their ownership percentage of the respective class.
Allocations
Class PCTA Units are allocated all distributions and proceeds from all shares of PCT held by the Company that are not contributed in exchange for Class B-1 Preferred Units (as described below) or part of the purchase option agreement (as described in Note 13. Related Party Transactions). Class I Units are allocated all distributions and proceeds from the GP's direct interest in the Fund.

Innventure LLC and Subsidiaries
Notes to Consolidated Financial Statements
(in thousands, except unit or per unit data)
Redemption
The Company will distribute unencumbered shares of PCT common stock, held in connection with the Class PCTA Units back to Innventure1, as the original contributing member, and at the election of Innventure1. When this occurs, Innventure1 is obligated to either invest the after-tax net proceeds into the Company or contribute the shares of PCT common stock (an in-kind capital contribution) back to the Company in exchange for Class B-1 Preferred Units. With respect to up to 500,000 Class PCTA Units, Innventure1 will acquire Class B-1 Preferred Units in an amount equal to either 500,000 Class PCTA Units or the number of Class PCTA units calculated by multiplying 1,000 by a fraction, where the numerator is the aggregate purchase price for all Class B Preferred Units then purchased under the Class B Preferred Purchase Agreement and the denominator is $25,000. Refer to details below for such occurrence in 2022. With respect to up to 1,000,000 PCTA Units, Innventure1 is obligated to acquire Class B-1 Preferred Units after the achievement of certain operational milestones at PCT.
The in-kind capital contributions will correspond to the release of the Company’s obligations under a contractual lock-up agreement related to PCT's common stock and will be equal to the product of the weighted average per share closing price for one share of PCT common stock for each full trading day during the 30-day period ending on the date of such transfer and multiplied by 0.8.
Transactions
The Company amended its limited liability company agreement on April 27, 2022 with respect to Innventure1's obligation to exchange after-tax net proceeds from the sale of PCT's common stock for Company B-1 Preferred Units. The amendment clarified that the price for PCT common stock's value would be the weighted average per share closing price multiplied by 0.8. There was no impact on the number of Class PCTA Units outstanding. In 2022, Innventure1 exchanged 500,000 shares of PCT's common stock for 342,608 Company Class B-1 Preferred Units.
Note 8. Unitholders' Deficit

	December 31, 2023
	Units Authorized	Units Issued and Outstanding
Class B Preferred Units	4,639,557	4,109,961
Class B-1 Preferred Units	2,600,000	342,608
Class A Units	10,975,000	10,875,000
Class C Units	1,585,125	1,570,125

	December 31, 2022
	Units Authorized	Units Issued and Outstanding
Class B Preferred Units	3,608,545	2,226,144
Class B-1 Preferred Units	2,600,000	342,608
Class A Units	10,975,000	10,875,000
Class C Units	1,585,125	1,585,125
Voting
Class A Units, Class B Preferred Units and Class B-1 Preferred Units are entitled to one vote per unit on all matters concerning the Company excluding Class PCTA and Class I businesses. Class C Units are nonvoting.
The holders of units of any other class, by virtue of their ownership of units of a different class, are not entitled to vote on any matters required or permitted to be voted on by the unitholders of any other class.

Innventure LLC and Subsidiaries
Notes to Consolidated Financial Statements
(in thousands, except unit or per unit data)
Preferred Return
Class B Preferred and Class B-1 Preferred Unitholders are entitled to distributions at a rate of six percent per year per unit of unreturned capital of preferred units. Class B Preferred Unitholders have accumulated $2,555 and $884 in unreturned preferred returns as of December 31, 2023 and 2022, respectively. Class B-1 Preferred Unitholders have accumulated $210 and $8 in unreturned preferred returns as of December 31, 2023 and 2022, respectively.
Liquidation Preference
In case of liquidation, or other deemed distributions, distributions will be made first to holders of Class B Preferred Units and then to holders of Class B-1 Preferred Units such that the unreturned capital balance and unpaid return has been reduced to zero, then to all members of Class A Units, Class B Preferred Units, Class B-1 Preferred Units and Class C in proportion to their respective Company ownership amounts.
Allocations
Class A, Class B Preferred, Class B-1 Preferred and Class C shall participate in the Company’s business and all assets not held within Class PCTA or Class I.
Transactions
The Company continues to raise additional capital through its Class B Preferred Unit capital raise. The Company received $16,961 and $13,480 in new cash funds before issuance costs during the year ended December 31, 2023 and 2022, respectively, and issued 1,748,684 and 1,389,800 new Class B Preferred Units, respectively, at the issuance price of $9.6992 per unit. Additionally, the Company made distributions to unitholders of $241 related to tax advances in 2023 and none in 2022.
During 2023 and 2022, noteholders with principal amounts totaling $1,310 converted their Series 1 promissory notes into an aggregate of 135,133 Class B Preferred Units and noteholders with principal amounts totaling $1,602 converted their Series 1 promissory notes into an aggregate of 165,089 Class B Preferred Units, respectively, based on the Class B Preferred Unit issuance price of $9.6992 per unit.

	Class B Preferred Units	Class B-1 Preferred Units	Class A Units	Class C Units
Balance – January 1, 2022:	671,254	—	10,875,000	453,125
Unit issuance	1,554,890	342,608	—	1,132,000
Balance – December 31, 2022	2,226,144	342,608	10,875,000	1,585,125
Unit issuance	1,748,684	—	—	—
Units forfeited	—	—	—	(15,000)
Unit conversions	135,133	—	—	—
Balance – December 31, 2023	4,109,961	342,608	10,875,000	1,570,125
Note 9. Unit-based Compensation
Capital Incentive Plan
The Company’s capital incentive plan (the “Capital Incentive Plan”), as amended, permits the grant of 1,585,125 shares of Class C Units to its employees, directors, and consultants, as designated by the Board of Directors. Class C Units of the Company are considered profit interests issued in exchange for services.
The fair value of unit-based compensation issued to employees is recognized as compensation expense over the period of service that generally coincides with the vesting period of the award. The awards are time-based and vest over the period defined in each individual grant agreement or upon a change of control event as defined in the grant agreement. The Company has the option to repurchase all vested shares upon an individual’s termination of employment or service with the Company. The Company recognized compensation costs related to the Equity

Innventure LLC and Subsidiaries
Notes to Consolidated Financial Statements
(in thousands, except unit or per unit data)
Incentive Plan of $205 and $444 for the years ended December 31, 2023 and 2022, respectively. As of December 31, 2023, the Company has $377 in unit-based compensation expense remaining to be recognized over approximately 2.1 years. Upon consummation of the Transactions, all of the unvested Class C Units will vest immediately.
There were no units granted in 2023. The grant date fair value of units issued during 2022 was estimated using the Black-Scholes option-pricing model using the following assumptions:

2022
Expected annual dividend yield	0.0%
Expected volatility	50.4% - 52.7%
Risk-free rate of return	1.5% - 3.11%
Expected term (years)	5
The expected term of the units granted is determined based on the period of time the units are expected to be outstanding. The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant. The expected volatility was based on the Company’s capital structure and volatility of similar entities referred to as guideline companies. In determining similar entities, the Company considered industry, stage of life cycle, size and financial leverage. The dividend yield on the Company’s units is assumed to be zero since the Company has not historically paid dividends. The fair value of the underlying Company units was determined using the back solve method.
The summary of Class C Unit activity for the years ended December 31, 2023 and 2022 is as follows:

	Number of Class C Units	Weighted average grant date fair value	Weighted average recognition period (years)
Non-vested at January 1, 2022	453,125	$0.02	2.00
Granted	1,132,000	1.07	—
Vested	(656,563)	0.69	—
Non-vested at December 31, 2022	928,562	0.82	2.22
Vested	(595,861)	0.67	—
Forfeited	(15,000)	1.05	—
Non-vested at December 31, 2023	317,701	$1.09	1.93
Subsidiary Equity Plan
Accelsius, a controlled subsidiary of the Company, adopted an equity incentive plan on March 24, 2022 (the “Subsidiary Equity Plan”). In March 2023, the Subsidiary Equity Plan was amended to permit the grant of 3,300,000 Class C units of the subsidiary to the subsidiary’s employees, directors, and consultants, as designated by the Board of Directors. The awards vest over the period defined in each individual grant agreement which is generally accelerated upon a change of control event as defined in the grant agreement. The Company’s subsidiary has the option to repurchase all vested units upon an employee’s termination of employment or service.
The Company recognized compensation costs related to the Subsidiary Equity Plan of $705 and $371 for the years ended December 31, 2023 and 2022, respectively, which is recorded within the general and administrative, sales and marketing and research and development lines in the consolidated statements of operations. As of December 31, 2023, the Company had $1,909 in unit-based compensation expense remaining to be recognized over approximately 2.3 years.
The grant date fair value was estimated using an option pricing model based on the most recent round of financing. The cost approach methodology amounts were then discounted for lack of marketability (20%).

Innventure LLC and Subsidiaries
Notes to Consolidated Financial Statements
(in thousands, except unit or per unit data)
Note 10. Revenues
The Company provides investment management services to the Fund, a related party. The Company earns revenue from the management fees generated by the Fund it manages. Management fee revenue is affected by economic factors related to the asset class composition of the holdings and the contractual terms such as the basis for calculating the management fees and investors’ ability to redeem. The Company also provides management services to AeroFlexx. Management fees from the Fund were $789 for the years ended December 31, 2023 and 2022 Management fees from AeroFlexx were $103 and $— for the years ended December 31, 2023 and 2022, respectively. The Company did not recognize any carried interest allocation for the years ended December 31, 2023 and 2022, as the amounts were probable of significant reversal given the amount of consideration is highly susceptible to factors outside the Company's influence. Cumulative carried interest allocation amounts are subject to restraint and as such are not yet recognized were $5,880 and $6,513 for the years ended December 31, 2023 and 2022, respectively.
For the year ended December 31, 2023, two customers accounted for 70.6% (related party) and 20.1% of the Company’s total revenue. For the year ended December 31, 2022, two customers accounted for 83.8% (related party) and 16.2% of the Company’s total revenue. All the Company’s revenue and customers are located within the United States.
There was no revenue from the sale of products as the technology segment is pre-revenue currently.
Note 11. Income Taxes
The Company qualifies as a partnership for federal income tax purposes. Consequently, federal income taxes are not payable or provided by the Company. Members are taxed individually on their pro rata ownership share of the Company's earnings. There was no provision for income tax for the years ended December 31, 2023 and 2022 as the Company had net loss in both periods.
The following is a reconciliation of the income tax provision from the statutory federal income tax rate to the effective rate for the years ended December 31, 2023 and 2022:

	December 31,
	2023	2022
Income taxes at federal statutory rate	$—	$—
Tax on pre-tax earnings of corporate subsidiaries	(2,229)	(3,771)
Non-deductible expenses	631	3,615
Other permanent differences	(4)	82
Valuation allowance	1,602	74
Total Provision (Benefit) for Income Taxes	$—	$—
Entities within the consolidated group that are considered a corporation for federal income tax purposes, recognize deferred income tax assets and liabilities for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax

Innventure LLC and Subsidiaries
Notes to Consolidated Financial Statements
(in thousands, except unit or per unit data)
bases using currently enacted tax rates in effect for the year in which the differences are expected to reverse. Significant components of deferred tax assets and liabilities as of December 31, 2023 and 2022 are as follows:

	December 31,
	2023	2022
Deferred Tax Assets:
Deferred lease liabilities	189	—
Sec 174 expenses	766	—
Startup costs	3,614	3,615
Accrued bonus	171	—
Accrued expenses	7	—
Loss carry-forwards	1,663	74
Total Deferred Tax Assets	$6,410	$3,689
Less: Valuation allowance	(5,910)	(3,689)
Net Deferred Tax Assets	$500	$—

Deferred Tax Liabilities:
Amortization	$(323)	$—
ROU assets	(177)	—
Total Deferred Tax Liabilities	$(500)	$—
Net Deferred Tax Assets	$—	$—
Deferred tax assets are regularly reviewed for recoverability and a valuation allowance is provided when it is more likely than not that some portion or all of a deferred tax asset will not be realized. The ultimate realization of deferred tax assets is dependent upon future taxable income during the periods in which those temporary differences become deductible. In assessing the need for a valuation allowance, management considers all available positive and negative evidence, including the ability to carryback operating losses to prior periods and the expected future utilization of net operating loss carryforwards, the reversal of deferred tax liabilities, projected taxable income, and tax-planning strategies.
Valuation allowances are established when it is more likely than not that all or a portion of a deferred tax asset will not be realized. The valuation allowance on deferred tax assets was $5,910 as of December 31, 2023 and $3,689 as of December 31, 2022, resulting in a net change of $2,221. The increase in valuation allowance during the period mainly relates to U.S. federal operating loss carryforwards, research and development expenses and other non-deductible expenses. As the taxable entity has historically been in a pre-tax loss position, there is insufficient projected taxable income (exclusive of reversing taxable temporary differences) or other sources of taxable income to recognize the benefit of net deferred tax assets as of the end of the year, which gives rise to need of a valuation allowance.
As of December 31, 2023, the taxable entity had net operating loss carryforwards for income tax purposes of approximately $7,920 related to federal taxes, all of which may be carried forward indefinitely.
As of December 31, 2023 and 2022, the Company had no material unrecognized income tax benefits or uncertain tax positions. Also, we do not expect to incur interest charges or penalties related to our tax positions, but if such charges or penalties are incurred, our policy is to account for interest charges as interest expense and penalties as tax expense in the consolidated statements of operations.
As of December 31, 2023, the tax years that remain open and subject to examination related to the U.S. federal return are 2023 and 2022.

Innventure LLC and Subsidiaries
Notes to Consolidated Financial Statements
(in thousands, except unit or per unit data)
Note 12. Net Loss Per Unit
The Company follows the two-class method when computing net loss per Class A Unit when units are issued that meet the definition of participating securities. The two-class method requires income available to Class A Unitholders for the period to be allocated between Class A and participating securities based upon their respective rights to receive dividends as if all income for the period had been distributed. The two-class method also requires losses for the period to be allocated between Class A and participating securities based on their respective rights if the participating security contractually participates in losses. As holders of Class B, Class B-1 and Class C participating securities do not have a contractual obligation to fund losses, undistributed net losses are not allocated to them for purposes of the loss per unit calculation.
Presented in the table below is a reconciliation of the numerator and denominator for the basic earnings per unit (“EPU”) calculations for the year ended:

	Years ended December 31,
	2023	2022
Numerator:
Net loss attributable to Innventure LLC Unitholders	$(30,845)	$(32,757)
Less: cumulative earnings to participating unitholders	$1,800	$894
Less: deemed dividend related to Class PCTA and Class I Units	$(5,366)	$(7,063)
Net Loss Attributable to Class A Unitholders	$(27,279)	$(26,588)
Denominator:
Weighted average Class A Units outstanding, basic	10,875,000	10,875,000
Net Loss Per Unit Attributable to Class A Unitholders, Basic	$(2.51)	$(2.44)
The Class PCTA and Class I units are redeemable instruments within mezzanine capital. The increases and decreases in the carrying amount of these instruments are charged against accumulated deficit during respective periods and treated as a deemed dividend in the calculation of net loss attributable to Class A Unitholders.
Note 13. Related Party Transactions
The Company’s former Chief Financial Officer is a significant shareholder of an investor in $500 of Series 2 notes. The Series 2 notes were fully repaid in cash during the year ended December 31, 2022.
As more fully described in Note 5. Borrowings, the Company has various notes with affiliates. The Innventure1 related party notes had no stated interest or maturity prior to their extinguishment during 2023. In addition, the Company issued a convertible promissory note to the Fund (the 2025 Convertible Promissory Note - Related Party). The Company also issued a related party note for $1,000 that has no stated interest or maturity.
Transactions with Innventure1
A portion of PCT common stock subject to lock-up was released during 2022. Innventure1 elected to contribute in-kind a portion of its PCT common stock in exchange for Class B-1 Preferred Units. As a result, 342,608 Class B-1 Preferred Units were issued for $3,323.
In 2022, Innventure1 assigned its ownership interest in a portion of the Company’s PCT common stock to third-party investors. The Company recorded a liability of $105 in related party payables in the consolidated balance sheets to account for the contractual obligation to deliver the PCT common stock to those third-party investors, who are related parties of Innventure1 and are considered related parties to the Company. Distributions of PCT common stock were made to third-party investors in 2022 totaling $34 and the liability was subsequently revalued as of December 31, 2022 to $89 and then to $53 on December 31, 2023. The change in value was included in net gain on investments - due to related parties in the consolidated statements of operations.

Innventure LLC and Subsidiaries
Notes to Consolidated Financial Statements
(in thousands, except unit or per unit data)
Transactions with the Fund
In the normal course of business, the Company advances certain expenses on behalf of the Fund. Certain expenses paid by the Company, which meet certain criteria, are reimbursed to the Company by the Fund. Amounts paid by the Company not reimbursed by the Fund totaled $48 and $176 for the years ended December 31, 2023 and 2022, respectively. There was a receivable of $2 as of December 31, 2023 and 2022, related to those expenses included in due from related parties in the consolidated balance sheets.
As more fully described in Note 2. Accounting Policies, the Company earns a 1-2% management fee for administrative, finance and accounting, and other back-office functions from the Fund. Management fees earned from the unconsolidated Fund totaled $789 for the years ended December 31, 2023 and 2022, which is recorded as management fee income - related party in the consolidated statements of operations.
In March 2021, the Company entered into a purchase option agreement with the Fund, a related party, to sell 145,161 shares of PCT common stock with an exercise price of $1. The option period would have expired on July 22, 2024 and the Company measured the derivative liability at fair value, as further described in Note 4. Fair Value. The option was exercised in March 2022 and the shares are subject to the lock-up provisions. The liability due to the Fund as of December 31, 2023 and 2022 was $294 and $491, respectively, and included in related party payables in the consolidated balance sheets.
During 2023, the Company also sold 23,712 of Accelsius Class A Series 2 Units to the Fund for aggregate proceeds of approximately $104. In 2022, the Company sold 71,136 of Accelsius Class A Series 2 Units to the Fund for aggregate proceeds of approximately $313. These amount is reflected in non-controlling interests in the consolidated statements of changes in unitholders' deficit.
Transactions with AeroFlexx
In the normal course of business, the Company advances certain expenses on behalf of AeroFlexx. Amounts paid by the Company that were reimbursed by AeroFlexx totaled $128 and $299 for the years ended December 31, 2023 and 2022, respectively. There was a receivable of $— and $13 as of December 31, 2023 and 2022, respectively, related to those expenses included in due from related parties in the consolidated balance sheets.
In May 2023, the Company made a $2,000 investment in AeroFlexx in exchange for Class D preferred units. The Company recognizes the investment in accordance with the equity-method (see Note 3. Investments).
In addition, during the fourth quarter of 2023, Innventure made five separate working capital advances to AeroFlexx for a total of $2,600 which is presented within "Due from related parties" in the consolidated balance sheets.
Transactions in PCT stock with related parties
During 2022, the Company distributed shares of PCT's common stock to the holders of Class PCTA Units, along with other individuals as agreed-upon and directed by Innventure1, once shares were no longer subject to lock-up. Each distribution was considered a redemption of the owners’ interest in Class PCTA Units and the Company recorded a $14,077 realized gain in the consolidated statements of operations for the year ended December 31, 2022 as a result of this transaction. No such shares of PCT's common stock were distributed by the Company during 2023.
Note 14. Commitments and Contingencies
PCT Guaranty
On April 22, 2020, the Company entered into a guaranty with a counterparty to unconditionally guarantee PCT’s obligation to reimburse a $5,000 pre-payment upon PCT’s failure to meet certain performance thresholds. Performance thresholds include the commission and construction of a plant. The guaranty has no expiration. The total amount paid by the Company under the guaranty is $0 and total interest paid is $0. As of December 31, 2023 and 2022, there was no principal outstanding under the guaranty.

Innventure LLC and Subsidiaries
Notes to Consolidated Financial Statements
(in thousands, except unit or per unit data)
Patent Agreement Contingent Fees
In 2022, the Company entered into two agreements with a large multi-national company (“MNC”) to purchase in-process research and development consisting of patents, technology, and knowledge transfer related to cooling technology for critical electronic equipment in a transaction that was determined to be an asset acquisition. The in-process research and development acquired consists of cooling technology requiring additional commercialization efforts to finalize as a product offering.
Under the terms of the agreements, the Company is required to make minimum installment payments, as disclosed below, for each year of the agreement through February 1, 2040. The minimum installment payments are included in Patent installment payments payable on the consolidated balance sheets. Each installment payment shall be credited towards and set off against any royalty payments (described below) which may become due. As such, these installment payments serve as minimum amounts due to MNC each calendar year. Additional royalty payments due each year are based on the direct and indirect revenues earned by the Company and the number of cold plates sold.

Royalty Payments
7.5% plus the Cumulative Purchase Incentive[1] applied to all direct revenue
15% plus the Cumulative Indirect Purchase Incentive1 applied to all indirect revenue
__________________
1The Cumulative Purchase Incentive percentages are between 0% - 2.5% and are calculated in accordance with the agreement based on the cumulative number of cold plate sales multiplied by a cold plate multiple (if applicable).
Minimum royalties for the MNC’s fiscal years thereafter are summarized in the following table:

Years Ending December 31,	Amount
2024	$775
2025	700
2026	825
2027	825
2028	825
Thereafter	9,900
Total	$13,850
In the event of a change of control as defined in the agreements, the MNC or licensee has a buy-out option which can be exercised by either party. The buy-out option requires the licensee or licensee related company to pay the MNC an amount equal to the buy-out value Share multiplied by the enterprise value as defined in the agreements, provided that the buy-out fee shall always be equal to or greater than $125,000. The buy-out fee shall not, in any case, exceed $500,000. The exercise of the buy-out option results in the purchase of the licensee or licensee related company’s remaining revenue share obligations which would accrue to the MNC under the agreement.
Note 15. Business Segment Data
Our operating businesses include a diverse group of corporate (including service activities) and technology businesses. We organize our reportable business segments in a manner that reflects how management views those business activities. The tabular information that follows shows data of reportable segments reconciled to amounts reflected in our consolidated financial statements. Inter-segment transactions are not eliminated from segment results when management considers those transactions in assessing the results of the respective segments. These items are included in the reconciliation of segment amounts to consolidated amounts. Innventure’s business segments are Corporate (including service activities) and Technology.

Innventure LLC and Subsidiaries
Notes to Consolidated Financial Statements
(in thousands, except unit or per unit data)
Reportable segment information for the years ended December 31, 2023 and 2022, respectively, are as follows.

	Years ended December 31,
	2023	2022
Revenues:
Corporate	$1,198	$942
Elimination of management services provided to Technology	$(81)	$—
Consolidated Revenues	$1,117	$942

Interest Expense:
Corporate	$329	$675
Technology	$1,039	$223
Consolidated Interest Expense	$1,368	$898

Net Loss:
Corporate	$(20,367)	$(14,831)
Technology	$(10,617)	$(17,954)
Consolidated Net Loss	$(30,984)	$(32,785)

Capital Expenditures:
Technology	$645	$—
Consolidated Capital Expenditures	$645	$—

	December 31,
	2023	2022
Total Assets:
Corporate	$22,953	$26,633
Technology	$16,246	$2,642
Eliminations	$(17,635)	$(1,296)
Consolidated Total Assets	$21,564	$27,979
All revenue from external customers and long-lived assets are located entirely in the United States of America (USA).
Note 16. Subsequent Events
The consolidated financial statements and related disclosures include evaluation of events up through and including April 12, 2024, which is the date the consolidated financial statements were available to be issued.
During 2024, the Company sold an aggregate of 609,088 of Accelsius Series A Units for aggregate proceeds of approximately $7,416.
During 2024, the Company continued to raise additional capital through its Class B Preferred Unit capital raise. The Company received $7,631 in new cash funds and issued 786,711 new Class B Preferred Units at an issuance price of $9.6992 per unit.
During 2024, noteholders with principal amount totaling $420 converted their Series 1 promissory notes into an aggregate of 43,303 Class B Preferred Units, based on the Class B Preferred Unit issuance price of $9.6992 per unit. The converting noteholders elected to receive the last interest payment due and waive the prepayment fee, if applicable, in connection with the transaction.

Innventure LLC and Subsidiaries
Notes to Consolidated Financial Statements
(in thousands, except unit or per unit data)
During 2024, outstanding Series 1 notes, with outstanding principal amounts of $122, became eligible for extension and the Company elected to extend such notes for an incremental 12-month period. In connection with the contractual extension, the interest rate on the notes reset to 12%.
During 2024, Innventure advanced funds in the amount of $1,975 to AeroFlexx.
During 2024, two individuals holding equity in the Fund totaling $329 entered into an agreement with the Company and exchanged their equity and additional cash of $121 for 25,775 Class B Preferred Units at an issuance price of $9.6992 and 16,427 Accelsius Series A Units at an issuance price of $12.175.
During 2024, the board of directors of Innventure provided written consent approving an increase in the number of Class B Preferred Units authorized under the Company's Fifth Amended and Restated Limited Liability Company Agreement, as amended, from 4,639,577 to 6,722,562. The authorized purchase price per unit remains unchanged at $9.6992.
On March 22, 2024, the 2025 Notes with a $6,000 principal balance and $743 of accrued interest were converted into 692,267 Accelsius Series A units at a conversion price of $9.74 per share. The conversion was pursuant to the occurrence of a qualified financing event as described in Note 5. Borrowings with the conversion price reflecting a 20% discount per the conversion terms.

Innventure LLC and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands, except unit and per unit amounts) (Unaudited)

	June 30, 2024	December 31, 2023
	(Unaudited)
Assets
Cash, cash equivalents and restricted cash	$2,081	$2,575
Prepaid expenses and other current assets	1,797	487
Inventory	662	—
Due from related parties	7,681	2,602
Total Current Assets	12,221	5,664
Investments	17,925	14,167
Property, plant and equipment, net	1,274	637
Other assets	972	1,096
Total Assets	32,392	21,564
Liabilities and Unitholders’ Capital
Accounts payable	3,250	93
Accrued employee benefits	6,582	3,779
Accrued expenses	1,709	1,009
Related party payables	508	347
Related party notes payable - current	1,000	1,000
Notes payable - current	772	912
Patent installment payable - current	525	775
Other current liabilities	286	253
Total Current Liabilities	14,632	8,168
Notes payable, net of current portion	403	999
Convertible promissory note, net	—	1,120
Convertible promissory note due to related party, net	—	3,381
Embedded derivative liability	—	1,994
Patent installment payable, net of current	13,075	13,075
Other liabilities	577	683
Total Liabilities	28,687	29,420
Commitments and Contingencies
Mezzanine Capital
Redeemable Class I Units, no par value, 1,000,000 units authorized, issued and outstanding	4,126	2,912
Redeemable Class PCTA Units, no par value, 3,982,675 units authorized, issued and outstanding	11,281	7,718
Unitholders' Deficit
Class B Preferred Units, no par value, 6,722,562 and 4,639,557 units authorized, 5,259,591 and 4,109,961 units issued and outstanding	48,540	38,122
Class B-1 Preferred Units, no par value, 2,600,000 units authorized, 342,608 units issued and outstanding	3,323	3,323
Class A Units, no par value, 10,975,000 units authorized, 10,875,000 units issued and outstanding	1,950	1,950
Class C Units, no par value, 1,585,125 units authorized, 1,570,125 units issued and outstanding	940	844
Accumulated deficit	(81,568)	(64,284)
Non-controlling interest	15,113	1,559
Total Unitholders’ Deficit	(11,702)	(18,486)
Total Liabilities, Mezzanine Capital, and Unitholders' Deficit	$32,392	$21,564
See accompanying notes to condensed consolidated financial statements.

Innventure LLC and Subsidiaries
Condensed Consolidated Statements of Operations
(in thousands, except unit and per unit amounts) (Unaudited)

	Six months ended June 30,
	2024	2023
Revenue
Management fee income - related parties	$447	$444
Consulting revenue	—	175
Total Revenue	447	619

Operating Expenses
General and administrative	16,283	5,824
Sales and marketing	2,549	1,206
Research and development	3,433	1,582
Total Operating Expenses	22,265	8,612

Loss from Operations	(21,818)	(7,993)

Non-operating (Expense) and Income
Interest expense, net	(448)	(476)
Net (loss) gain on investments	4,399	9,430
Net (loss) gain on investments – due to related parties	(160)	(337)
Change in fair value of embedded derivative liability	(478)	(41)
Equity method investment income	784	381
Loss on conversion of promissory notes	(1,119)	—
Total Non-operating (Expense) Income	2,978	8,957
Income tax expense	—	—
Net (Loss) Income	(18,840)	964
Less: Loss attributable to non-controlling interest	(6,333)	(56)
Net (Loss) Income Attributable to Innventure LLC Unitholders	$(12,507)	$1,020

Net Loss Attributable to Class A Unitholders	$(18,776)	$(7,671)

Basic loss per unit	$(1.73)	$(0.71)
Basic weighted average Class A Units	10,875,000	10,875,000
See accompanying notes to condensed consolidated financial statements.

Innventure LLC and Subsidiaries
Condensed Consolidated Statements of Changes in Mezzanine Capital
(in thousands) (Unaudited)

	Class I Amount	Class PCTA Amount	Total
December 31, 2022	$2,984	$12,882	$15,866
Proceeds from capital calls to unitholders	$130	$—	$130
Accretion of redeemable units to redemption value	424	7,488	7,912
June 30, 2023	3,538	20,370	23,908

December 31, 2023	$2,912	$7,718	$10,630
Accretion of redeemable units to redemption value	1,214	3,563	4,777
June 30, 2024	$4,126	$11,281	$15,407
See accompanying notes to condensed consolidated financial statements.

Innventure LLC and Subsidiaries
Condensed Consolidated Statements of Changes in Unitholders' Deficit
(in thousands) (Unaudited)

	Class B Preferred	Class B-1 Preferred	Class A	Class C	Accumulated Deficit	Non-Controlling Interest	Total Unitholders' Deficit
December 31, 2022	20,803	3,323	1,950	639	(38,564)	656	(11,193)
Net loss	—	—	—	—	1,020	(56)	964
Units issued to NCI	—	—	—	—	—	104	104
Issuance of preferred units, net of issuance costs	3,311	—	—	—	—	—	3,311
Unit-based compensation	—	—	—	102	—	236	338
Accretion of redeemable units to redemption value	—	—	—	—	(7,912)	—	(7,912)
June 30, 2023	24,114	3,323	1,950	741	(45,456)	940	(14,388)

December 31, 2023	38,122	3,323	1,950	844	(64,284)	1,559	(18,486)
Net loss	—	—	—	—	(12,507)	(6,333)	(18,840)
Units issued to NCI	—	—	—	—	—	10,851	10,851
Issuance of preferred units, net of issuance costs	10,418	—	—	—	—	—	10,418
Unit-based compensation	—	—	—	96	—	593	689
Issuance of units to NCI in exchange of convertible promissory notes	—	—	—	—	—	8,443	8,443
Accretion of redeemable units to redemption value	—	—	—	—	(4,777)	—	(4,777)
June 30, 2024	$48,540	$3,323	$1,950	$940	$(81,568)	$15,113	$(11,702)
See accompanying notes to condensed consolidated financial statements.

Innventure LLC and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(in thousands) (Unaudited)

	Six months ended June 30,
	2024	2023
Cash Flows Used in Operating Activities
Net (loss) income	$(18,840)	$964
Adjustments to reconcile net loss to net cash and cash equivalents used in operating activities:
Unit-based compensation	689	339
Change in fair value of embedded derivative liability	478	41
Change in fair value of payables due to related parties	160	337
Non-cash interest expense on notes payable	352	352
Net gain on investments	(4,399)	(9,430)
Equity method investment gain	(784)	(381)
Loss on conversion of promissory notes	1,119	—
Depreciation expense	69	—
Non-cash rent costs	123	74
Other, net	—	18
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(965)	(339)
Inventory	(662)	—
Accounts payable	3,181	(39)
Accrued employee benefits	2,803	983
Accrued expenses	357	(63)
Other current liabilities	(72)	(42)
Other assets	—	(201)
Net Cash Used in Operating Activities	(16,391)	(7,387)

Cash Flows Used in Investing Activities
Purchase of shares in equity method investees	—	(2,000)
Contributions to equity method investees	—	(130)
Loans to equity method investee	(5,035)	—
Acquisition of property, plant and equipment	(706)	(124)
Proceeds received related to PCT stock sale	1,364	708
Net Cash Used in Investing Activities	(4,377)	(1,546)

Cash Flows Provided by Financing Activities
Proceeds from issuance of capital, net of issuance costs	10,037	3,211
Proceeds from the issuance of units to NCI	10,827	104
Proceeds from convertible notes payable	—	1,188
Payment of debts	(590)	(14)
Receipt of Capital from Class I Unitholder	—	130
Net Cash Provided by Financing Activities	20,274	4,619

Net Decrease in Cash, Cash Equivalents and Restricted Cash	(494)	(4,314)
Cash, Cash Equivalents and Restricted Cash Beginning of period	2,575	7,544
Cash, Cash Equivalents and Restricted Cash End of period	$2,081	$3,230

Innventure LLC and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(in thousands) (Unaudited)

	Six months ended June 30,
	2024	2023
Supplemental Cash Flow Information
Cash paid for interest	$99	$146
Supplemental Disclosure of Noncash Financing Information
Accretion of redeemable units to redemption value	$4,777	$7,912
Receivable related to PCT stock sale	$389	$—
Debt discount and embedded derivative upon issuance	$—	$647
Issuance of Class Preferred B Units to extinguish convertible notes payable	$396	$100
Issuance of Class B Preferred Units in exchange for Innventus ESG Fund Equity	$183	$—
Issuance of NCI in exchange for interest in Innventus ESG Fund	$146	$—
Commissions payable on issuance of Class B Preferred Units	$222	$—
Commissions payable on issuance of NCI	$121	$—
Issuance of Class B Preferred Units to extinguish consulting fees payable	$24	$—
Issuance of units to NCI in exchange of convertible promissory notes	$7,324	$—
Recognition of right of use asset and corresponding lease liability	$—	$731
See accompanying notes to condensed consolidated financial statements.

Innventure LLC and Subsidiaries
Notes to Condensed Consolidated Financial Statements (Unaudited)
(in thousands, except unit or per unit data)
Note 1. Nature of Business
Innventure LLC (together with its subsidiaries, the “Company” or “Innventure”) founds, funds, and operates companies with a focus on transformative, sustainable technology solutions acquired or licensed from Multinational Corporations (“MNCs”). As owner-operators, Innventure takes what it believes to be breakthrough technologies from early evaluation to scaled commercialization utilizing an approach designed to help mitigate risk as it builds disruptive companies that it believes have the potential to achieve a target enterprise value of at least $1 billion. Innventure defines “disruptive” as innovations that have the ability to significantly change the way businesses, industries, markets and/or consumers operate. Innventure’s headquarters is located in Orlando, Florida.
On October 24, 2023, Innventure and Learn CW Investment Corporation ("Learn CW") entered into a business combination agreement (as it may be amended and supplemented or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”), with Learn SPAC HoldCo, Inc., a Delaware corporation and direct, wholly-owned subsidiary of Learn CW (“Holdco”), LCW Merger Sub, Inc., a Delaware corporation and direct, wholly-owned subsidiary of Holdco (“LCW Merger Sub”) and Innventure Merger Sub, LLC, a Delaware limited liability company and direct, wholly-owned subsidiary of Holdco (“Innventure Merger Sub” and, together with LCW Merger Sub, the “Merger Subs”).
Pursuant to the Business Combination Agreement, the parties thereto will enter into a business combination, pursuant to which, among other things, (i) LCW Merger Sub will merge with and into Learn CW, with Learn CW as the surviving company of the LCW Merger, and (ii) Innventure Merger Sub will merge with and into Innventure, with Innventure as the surviving entity of the Innventure Merger. Following these mergers, each of Learn CW and Innventure will be a subsidiary of Holdco, and Holdco will become a publicly traded company (together, the "Business Combination"). At closing of the Business Combination, Holdco will change its name to Innventure, Inc.
Further details about the Business Combination may be found in filings made by Holdco and Learn CW with the Securities and Exchange Commission, specifically, registration statements on Form S-4 filed by Holdco. The Business Combination is expected to be consummated after the required approval by the shareholders of Learn CW and the satisfaction of certain other conditions.
Note 2. Accounting Policies
Basis of Presentation
These condensed consolidated financial statements are unaudited and should be read in conjunction with the Company's most recent annual audited consolidated financial statements and notes thereto. Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S. generally accepted accounting principles ("GAAP") have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures are adequate to make the information presented not misleading.
We use the same accounting policies in preparing quarterly and annual financial statements.
Going Concern
In connection with the Company’s assessment of going concern considerations, management has determined that in order to maintain its current level of operations, the Company will require additional working capital from either cash flows from operations or from the sale of its capital or issuance of debt. The Company intends to obtain additional financing in the future to proceed with its business plans. The future value of investments held is unpredictable and subject to market events outside of the Company’s control. If the Company is unable to acquire additional working capital, it will be required to significantly reduce its current level of operations. Furthermore, the Company’s technology segment has not yet begun commercial operations so does not yet have any sources of revenue.
The accompanying condensed consolidated financial statements have been prepared assuming that the Company will continue as a going concern within one year after the date of the accompanying condensed consolidated financial statements are issued; however, the above conditions raise substantial doubt about the Company’s ability to

Innventure LLC and Subsidiaries
Notes to Condensed Consolidated Financial Statements (Unaudited)
(in thousands, except unit or per unit data)
do so. The condensed consolidated financial statements do not include any adjustments to reflect the probable future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result should the Company be unable to continue as a going concern. There can be no assurance that management will be successful in implementing its business plan or that the successful implementation of such business plan will actually improve the Company's operating results.
Recently Adopted Accounting Pronouncements
In June 2022, the FASB issued ASU 2022-03, Fair Value Measurement (Topic 820): Fair Value Measurement of Equity Securities Subject to Contractual Sale Restrictions. This ASU clarifies that contractual sale restrictions should not be considered in measuring the fair value of equity securities. This ASU is effective for fiscal years beginning after December 15, 2023, including interim periods therein, with early adoption permitted. The Company adopted this ASU on January 1, 2024, and the adoption did not have a material impact on the Company’s condensed consolidated financial statements.
Recently Issued But Not Yet Adopted Accounting Standards
In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures ("ASU 2023-07"), which enhances prior reportable segment disclosure requirements in part by requiring entities to disclose significant expenses related to their reportable segments. The amendments in ASU 2023-07 are effective on a retrospective basis for annual periods beginning after December 15, 2023 and interim periods within fiscal years beginning after December 15, 2024. The Company is currently evaluating the impact this accounting standard will have on its segment disclosures.
Note 3. Investments
Investments consist of the following:

	June 30, 2024	December 31, 2023
Equity-method investments	$5,594	$4,482
Exchange-traded investments at fair value	12,331	9,685
Total Investments	$17,925	$14,167
Equity-method investments
The Company’s equity-method investments primarily include its investment in the Innventus ESG Fund I, L.P. (the “Fund"), for which it serves as general partner, and AeroFlexx, LLC ("AeroFlexx"), which are both not consolidated, but for which the Company exerts significant influence.
The Company’s equity-method investment in the Fund reflects the Company’s general partner interest in the Fund, which represents approximately 5% of the Fund’s total capital commitments. The general partner interest is not consolidated because the Fund is not considered a variable interest entity and the Company does not hold a controlling financial interest in the Fund under the VOE model. The Fund is an investment company that follows a specialized basis of accounting established by GAAP. The Company’s general partnership interest in the Fund is substantially illiquid. While the Fund’s holdings are accounted for at fair value, the equity-method investment in the Fund is adjusted to reflect the fair value of the underlying investments of the Fund as of June 30, 2024 and December 31, 2023. The fair value of the underlying investments in the Fund is based on the Company’s assessment, which takes into account expected cash flows, earnings multiples and/or comparisons to similar market transactions, among other factors. Valuation adjustments reflecting consideration of credit quality, concentration risk, sales restrictions and other liquidity factors are integral to valuing these instruments.
The Company held a 31% equity-method investment interest in AeroFlexx as of both June 30, 2024 and December 31, 2023. The Company recorded its investment in AeroFlexx at $1,011 and $1,570 as of June 30, 2024 and December 31, 2023, respectively.

Innventure LLC and Subsidiaries
Notes to Condensed Consolidated Financial Statements (Unaudited)
(in thousands, except unit or per unit data)
Exchange-traded investments
The Company previously invested in PureCycle Technologies, Inc. ("PCT"), as the first company formed in partnership with a multinational corporation. The shares of PCT's common stock held by the Company are classified as an Exchange-traded investment at fair value recorded through net income (“FVTNI”). The majority of the remaining shares of PCT's common stock held by the Company are subject to a final lock-up period which expires based upon the achievement of certain operational metrics, as certified by certain third-parties, of PCT’s Ironton, Ohio plant.
During the six months ended June 30, 2024, the Company sold 308,338 PCT shares for aggregate net proceeds of $1,744 of which $389 were outstanding as receivables from brokers as of June 30, 2024. The PCT shares were measured at their fair value immediately prior to the transactions.
Note 4. Fair Value
Fair Value Hierarchy

June 30, 2024	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Assets:
Exchange-traded investments at FVTNI	$12,331	$—	$—	$12,331

Liabilities:
Related party payables	$508	$—	$—	$508

December 31, 2023	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Assets:
Exchange-traded investments at FVTNI	$9,685	$—	$—	$9,685

Liabilities:
Embedded derivative liability	—	—	1,994	1,994
Related party payables	347	—	—	347
Derivative Liabilities
Embedded derivative liabilities contained within the 2025 Notes (see Note 5. Borrowings) are stated at fair value. Fair value is determined utilizing discounted cash flows, using unobservable market data inputs, and an option pricing model based on management’s probability weighted expected outcome with respect to a financing or a change of control. The derivatives associated with the 2025 notes were settled in March 2024 due to conversion of

Innventure LLC and Subsidiaries
Notes to Condensed Consolidated Financial Statements (Unaudited)
(in thousands, except unit or per unit data)
the 2025 notes in a qualified financing. A summary of the significant unobservable inputs utilized to estimate the fair value is as follows:

Embedded derivative within 2025 Note issued August 18, 2022 with a principal balance of $4,000	Settlement	December 31, 2023
Discount Rate	35%	35% - 36%
Probability of Expected Outcomes
Financing	100%	95%
Change in control	—%	3%
Other	—%	2%

Embedded derivative within 2025 Notes issued June 7 & July 3, 2023 with an aggregate principal balance of $2,000
Discount Rate	71% - 87%	71% - 88%
Probability of Expected Outcomes
Financing	100%	95%
Change in control	—%	3%
Other	—%	2%
Significant increases or decreases to any of these inputs would result in a significantly higher or lower liability.
The following tables present information about the Company’s Level 3 liabilities that are measured at fair value on a recurring basis:

Embedded Derivative Liability
Balance as of December 31, 2022	$1,641
Change in fair value	41
Issuance	647
Balance as of June 30, 2023	2,329

Balance as of December 31, 2023	1,994
Change in fair value	478
Settlement	$(2,472)
Balance as of June 30, 2024	$—
The total net change in fair value included in earnings for the six months ended June 30, 2024 and 2023 were $478 and $41, respectively.
The carrying amounts of prepaid expenses and other current assets, due from related parties, other assets, accounts payable, accrued expenses, accrued employee benefits, other current liabilities and other liabilities approximate fair value due to the short maturity terms of these instruments. The Company's convertible promissory notes were converted in March 2024 and the related embedded derivative liabilities settled as part of this conversion (see Note 5. Borrowings). The fair value of the Company's convertible promissory notes as of December 31, 2023, was $4,501.

Innventure LLC and Subsidiaries
Notes to Condensed Consolidated Financial Statements (Unaudited)
(in thousands, except unit or per unit data)
Note 5. Borrowings

	June 30, 2024	December 31, 2023
Series 1 promissory notes, 9-15% interest, maturity: 36 – 60 months from issuance	$1,175	$1,911
Related party note	1,000	1,000
Convertible promissory notes, 8% interest, maturity: 36 months from issuance	—	6,634
Total Notes Payable	2,175	9,545
Less: unamortized debt discount	—	(2,133)
Less: current portion of related party notes payable	(1,000)	(1,000)
Less: current portion of notes payable	(772)	(912)
Total Long-term Notes	$403	$5,500
The Company has accrued interest of $— and $634 in long-term notes as of June 30, 2024 and December 31, 2023, respectively.
The Company’s notes payable and notes payable to related parties mature as follows:

Year Ending December 31,	Amount
2024 (remaining 6 months)	$1,753
2025	$422
Total Debt	$2,175
Series 1 Promissory Notes
During the six months ended June 30, 2024, noteholders with principal amounts totaling $396 converted their Series 1 promissory notes into 40,829 of Class B Preferred Units based on the Class B Preferred Unit issuance price of $9.6992 per share. The noteholders elected to receive the last interest payment due and waive the prepayment fee, if applicable, in connection with the transaction. The Company accounted for the conversion of promissory notes as an extinguishment, the impact of which is immaterial to the Company’s financial statements. During the six months ended June 30, 2023, noteholders with principal amounts totaling $100 converted their Series 1 promissory notes into 10,310 of Class B Preferred Units based on the Class B Preferred Unit issuance price of $9.6992 per share.
In addition, during the six months ended June 30, 2024, the Company extended Series 1 notes with principal of $122 and $300 for an additional year for the 1st and 2nd time at 12% from 9% and 15% from 12% interest, respectively. During the six months ended June 30, 2023, the Company extended Series 1 notes with principal of $580 and $366 for an additional year for the 1st and 2nd time at 12% from 9% and 15% from 12% interest, respectively.
For the six months ended June 30, 2024 and 2023, interest expense on the Series 1 notes was approximately $99 and $164, respectively, and is included in interest expense on the condensed consolidated statements of operations. The interest expense on Series 1 notes includes the amortization of issuance costs of $— and $18, for the six months ended June 30, 2024 and 2023, respectively.
Convertible Promissory Notes
On March 31, 2024, the 8% convertible promissory notes (the "2025 Notes") with a $6,000 principal balance and $755 of accrued interest were converted into 693,480 of Accelsius Series A units at a conversion price of $9.74 per share. The conversion was pursuant to the occurrence of a qualified financing event. The related embedded derivative liability was extinguished in connection with the conversion.
During 2024, the Company recognized $231 in interest expense associated with the 2025 Notes discounts and the contractual interest expense for 2024 was $205.

Innventure LLC and Subsidiaries
Notes to Condensed Consolidated Financial Statements (Unaudited)
(in thousands, except unit or per unit data)
During the six months ended June 30, 2023, the Company recognized $89 in interest expense associated with the 2025 Notes discounts and the contractual interest expense for the six months ended June 30, 2023 was $270, respectively.
As of June 30, 2024 and December 31, 2023, the unamortized discount was $— and $2,133, respectively.
Note 6. Inventory
Inventory consisting of raw materials, work in process and finished goods are stated at the lower of cost or net realizable value. Cost of our inventories is determined by costing methods that approximate an average cost basis.
Inventory consisted of the following:

	June 30, 2024	December 31, 2023
Raw materials	$651	$—
Work in process	$10	$—
Total inventories	$662	$—
Note 7. Property, Plant and Equipment

	June 30, 2024	December 31, 2023
Leasehold improvements	$669	$38
Machinery & equipment	$146	$86
Computers & office equipment	$19	$19
Construction in progress	$518	$502
Property, Plant and Equipment, Gross	$1,352	$645
Less: Accumulated depreciation	$(78)	$(8)
Property, Plant and Equipment, Net	$1,274	$637
Note 8. Unitholders' Deficit

	June 30, 2024		December 31, 2023
	Units Authorized	Units Issued and Outstanding	Units Authorized	Units Issued and Outstanding
Class B Preferred Units	6,722,562	5,259,591	4,639,557	4,109,961
Class B-1 Preferred Units	2,600,000	342,608	2,600,000	342,608
Class A Units	10,975,000	10,875,000	10,975,000	10,875,000
Class C Units	1,585,125	1,570,125	1,585,125	1,570,125
Preferred Return
Class B and B-1 Preferred Unitholders are entitled to distributions at a rate of 6% per year of unreturned capital of preferred units. Class B and B-1 Preferred Unitholders have accumulated $3,944 and $309, respectively, in unreturned preferred returns as of June 30, 2024 and $2,552 and $210, respectively, as of December 31, 2023.
Transactions
The Company continues to receive additional capital in connection with its Class B Preferred Unit capital raise which closed on January 26, 2024. The Company received $10,548 and $3,389 in cash during the six months ended June 30, 2024 and 2023 and issued 1,087,508 and 349,409 new Class B Preferred Units, respectively, at the issuance price of $9.6992 per share.

Innventure LLC and Subsidiaries
Notes to Condensed Consolidated Financial Statements (Unaudited)
(in thousands, except unit or per unit data)
Note 9. Unit-based Compensation
Equity Incentive Plan
The Company recognized compensation costs related to the Equity Incentive Plan of $96 and $102 for the six months ended June 30, 2024 and 2023, respectively. As of June 30, 2024, the Company has $274 in unit-based compensation expense remaining to be recognized over approximately 1.7 years.
Subsidiary Equity Plan
During the six months ended June 30, 2024 and 2023, there were 110,000 and 238,000 Class C units granted under the Subsidiary Equity Plan with a grant date fair value of $4.41 and $3.51, respectively.
The Company recognized compensation costs related to the Subsidiary Equity Plan of $593 and $236 for the six months ended June 30, 2024 and 2023, respectively, which is recorded in general and administrative, sales and marketing and research and development in the condensed consolidated statements of operations. As of June 30, 2024, the Subsidiary Equity Plan has $1,788 in unit-based compensation expense remaining to be recognized over approximately 2.0 years.
Note 10. Income Taxes
For the six months ended June 30, 2024, no income tax provision was recorded due to maintenance of a full valuation allowance against net deferred tax assets as of December 31, 2023 due to the Company’s history of losses and the Company’s belief that it is not more likely than not that the benefit will be realized. There was no income tax effect for the six months ended June 30, 2023. The effective tax rate was zero for the six months ended June 30, 2024 and 2023.
Note 11. Net Loss Per Unit
The following table presents a reconciliation of the numerator and denominator for the basic earnings per unit (“EPU”) calculations using the two class method:

	Six months ended June 30,
	2024	2023
Numerator:
Net loss attributable to Innventure LLC Unitholders	$(12,507)	$1,020
Less: cumulative earnings to participating unitholders	1,492	779
Less: deemed dividend related to Class PCTA and Class I Units	4,777	7,912
Net Loss Attributable to Class A Unitholders	$(18,776)	$(7,671)
Denominator:
Weighted average Class A Units outstanding, basic	10,875,000	10,875,000
Net Loss Per Unit Attributable to Class A Unitholders, Basic	$(1.73)	$(0.71)
The Class PCTA and Class I units are redeemable instruments within mezzanine capital. The increases and decreases in the carrying amount of these instruments are charged against accumulated deficit during respective periods and treated as a deemed dividend in the calculation of net loss attributable to Class A Unitholders.
Note 12. Related Party Transactions
As more fully described in Note 5. Borrowings, the Company has various notes with affiliates. The Company had a convertible promissory note to the Fund as part of the 2025 Notes which was converted during the six months ended June 30, 2024. The Company also has a related party note for $1,000 that had no stated interest or maturity at issuance. The Company formally came to terms on the related party note by executing an unsecured promissory note with the related party on May 2, 2024. As per the terms of the executed agreement, the note matures on December 21, 2024. Upon maturity, the Company is required to repay the outstanding principal amount of $1,000 and a loan

Innventure LLC and Subsidiaries
Notes to Condensed Consolidated Financial Statements (Unaudited)
(in thousands, except unit or per unit data)
fee equal to approximately $63. There is no stated interest as per the terms of the executed agreement but it provides for interest at the rate of 8% per annum on the outstanding amount from the maturity date if the Company fails to pay any amount due on the maturity date.
Transactions with Innventure1
The related party liability established in connection with the ownership interest in the Company's PCT common stock assigned by Innventure1 to investors which are considered related parties of the Company was revalued to $78 and $53 as of June 30, 2024 and December 31, 2023, respectively. The change in value was included in Net (loss) gain on investments – due to related parties in the condensed consolidated statements of operations.
Transactions with the Fund
In the normal course of business, the Company advances certain expenses on behalf of the Fund. Expenses which meet certain criteria are reimbursed to the Company by the Fund. Amounts paid by the Company not reimbursed by the Fund totaled $35 and $9 for the six months ended June 30, 2024 and 2023, respectively. There was a receivable of $4 and $2 as of June 30, 2024 and December 31, 2023, respectively, related to those expenses included in Due from related parties in the condensed consolidated balance sheets.
The Company earns a 1-2% management fee for administrative, finance and accounting, and other back-office functions from the Fund. Management fees earned from the Fund totaled $393 and $394 for the six months ended June 30, 2024 and 2023, which is recorded as Management fee income - related parties in the condensed consolidated statements of operations.
In March 2021, the Company entered into a purchase option agreement with the Fund, a related party, to sell 145,161 shares of PCT common stock with an exercise price of $1. The option period would have expired on July 22, 2024 and the Company measured the derivative liability at fair value. The option was exercised in March 2022 and the shares are subject to the lock-up provisions. The liability due to the Fund as of June 30, 2024 and December 31, 2023 was $430 and $294, respectively, and is included in Related party payables in the condensed consolidated balance sheets.
During the six months ended June 30, 2023, the Company sold 23,712 of Accelsius Class A Units to the Fund for aggregate proceeds of approximately $104. This amount is reflected in non-controlling interests in the condensed consolidated statements of changes in unitholders' deficit.
Transactions with AeroFlexx
In the normal course of business, the Company advances certain expenses on behalf of AeroFlexx. Amounts paid by the Company that were reimbursed by AeroFlexx totaled $12 and $58 for the six months ended June 30, 2024 and 2023, respectively. There was a receivable of $43 and $— as of June 30, 2024 and December 31, 2023, respectively, related to those expenses included in Due from related parties in the condensed consolidated balance sheets.
As of June 30, 2024 and December 31, 2023, the Company had $7,635 and $2,600 of advances to Aeroflexx which is included in Due from related parties in the condensed consolidated balance sheets. The advances have no stated interest or maturity date but are expected to be repaid within a year.
Note 13. Commitments and Contingencies
PCT Guaranty
On April 22, 2020, the Company entered into a guaranty with a counterparty to unconditionally guarantee PCT’s obligation to reimburse a $5,000 prepayment upon PCT’s failure to meet certain performance thresholds. Performance thresholds include the commission and construction of a plant. The guaranty has no expiration. The total amount paid by the Company under the guaranty is $0 and total interest paid is $0. As of June 30, 2024 and December 31, 2023, there is no principal outstanding under the guaranty.

Innventure LLC and Subsidiaries
Notes to Condensed Consolidated Financial Statements (Unaudited)
(in thousands, except unit or per unit data)
Patent Agreement Contingent Fees
The Company's minimum patent royalties included in Patent installment payables on the condensed consolidated balance sheets are due as follows:

Years Ending December 31,	Amount
2024	$525
2025	$700
2026	$825
2027	$825
2028	$825
Thereafter	$9,900
Total	$13,600
The Company is committed to make royalty payments on direct revenue generated from the subject technology acquired at the rate of 7% and 15% from indirect revenue generated plus additional incentives based on the volume of units sold at rates up to 2.5%. Each year the Company will pay such royalties at the higher of: (i) the minimum amount due (noted in the table above) and (ii) the royalty calculated amount based on revenue and units sold.
Note 14. Business Segment Data
Our operating businesses include a diverse group of corporate (including service activities) and technology businesses. Reportable segment information for the six months ended June 30, 2024 and 2023, respectively, are as follows.

	Six months ended June 30,
	2024	2023
Revenues:
Corporate	$501	$646
Elimination of management services provided to Technology	$(54)	$(27)
Consolidated Revenues	$447	$619

Interest Expense:
Corporate	$99	$164
Technology	$491	$359
Consolidated Interest Expense	$590	$523

Net Loss:
Corporate	$(8,403)	$5,349
Technology	$(10,437)	$(4,385)
Consolidated Net Loss	$(18,840)	$964

Capital Expenditures:
Technology	$706	$124
Consolidated Capital Expenditures	$706	$124

Innventure LLC and Subsidiaries
Notes to Condensed Consolidated Financial Statements (Unaudited)
(in thousands, except unit or per unit data)

	June 30, 2024	December 31, 2023
Total Assets:
Corporate	$21,364	$22,953
Technology	$34,828	$16,246
Eliminations	$(23,800)	$(17,635)
Consolidated Total Assets	$32,392	$21,564
All revenue from external customers and long-lived assets are located entirely in the United States of America (USA).
Note 15. Subsequent Events
The condensed consolidated financial statements and related disclosures include evaluation of events up through and including August 28, 2024, which is the date the condensed consolidated financial statements were available to be issued. Events occurring after June 30, 2024 are:
The Company sold 154,003 of Accelsius Series A Units for aggregate proceeds of approximately $1,875. This amount will be reflected in non-controlling interests in the condensed consolidated statements of changes in unitholders' deficit in future periods.
The Company continued to receive additional capital through its Class B Preferred Unit capital raise which closed on January 26, 2024. The Company received $2,434 in cash and issued 250,897 new Class B Preferred Units at the issuance price of $9.6992 per share.
The Company sold 47,544 PCT shares for aggregate net proceeds of $269. The PCT shares were measured at their fair value immediately prior to the transaction.
On July 1, 2024, the Company ("Lender") entered into an intercompany loan agreement with AeroFlexx ("Borrower"). The pre-existing working capital interest-free loans to AeroFlexx, amounting to $7,635 are subject to this agreement as outstanding term loans and will also lend new term loans, up to an aggregate principal amount of $10,000, able to be drawn through the loan maturity date. After any full or partial repayment of the term loans, the borrower may borrow additional funds up to the $10,000 limit until the maturity date. The loan bears interest at the applicable federal rate published by the Internal Revenue Service and is adjusted on a quarterly basis. The term loans and any unpaid accrued interest are required to be repaid by the maturity date, which is the earliest of December 31, 2026 or the date of the sale, transfer or other disposition all of the borrower’s assets or borrower's stock.
The Company has an option to convert the outstanding principal amount of the term loans and any unpaid accrued interest into shares or units of next issuance of equity securities by the borrower, at a price equal to 100% of the price per share or unit and same terms and conditions in such issuance.
If, by January 1, 2025, the Borrower has not raised equity financing equal to or more than a target of $7,250, then on January 2, 2025, the outstanding principal and any unpaid accrued interest on the Term Loans will automatically convert into Class D preferred units of the borrower at the same price per unit and on the same terms and conditions as the Class D preferred unit of the borrower purchased by lender prior to the date of this loan agreement.
The Company lent an additional $350 to AeroFlexx in new term loans pursuant to this agreement.
On August 20, 2024, the Company entered into an unsecured short-term promissory note with a related party for $10,000 with an associated $1,000 loan fee which are both due on the earlier of the first business day following closing of the Business Combination or October 15, 2024.
On August 20, 2024, the Company signed a non-binding term sheet with a third party lender that would provide the Company with a secured line of credit up to $50,000, available starting at Closing and payable in tranches, with

Innventure LLC and Subsidiaries
Notes to Condensed Consolidated Financial Statements (Unaudited)
(in thousands, except unit or per unit data)
an interest rate of the greater of 13.50% or WSJ prime + 5.00% per annum with repayment terms of up to 36 months. $10,000 penny warrants are also expected to be issued at Closing and represent debt issuance costs. The warrants are expected to be liability classified and are convertible into Holdco common stock.
On August 22, 2024, the Company entered into an unsecured short-term promissory note with a related party for $2,000 with an associated interest rate of 11.5% per annum. The loan and associated interest is payable on the earlier of the first business day following closing of the Business Combination or October 15, 2024.